As filed with the Securities and Exchange Commission on June 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

REGIONAL HEALTH PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Georgia	6519	81-5166048
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

454 Satellite Boulevard NW, Suite 100

Suwanee, Georgia 30024
(678) 869-5116
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brent Morrison
Chief Executive Officer and President

Regional Health Properties, Inc.
454 Satellite Boulevard NW, Suite 100
Suwanee, Georgia 30024
(678) 869-5116
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua Davidson
Clinton W. Rancher
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
(713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Offering Price Per Security	Aggregate Offering Price(2)	Registration Fee(3)
Common Stock, no par value	1,405,768	n/a	$18,935,695.00	$2,065.88

(1)

This Registration Statement registers the maximum number of shares of the Registrant’s common stock, no par value per share (the “Common Stock”), that may be issued in connection with the exchange offer (the “Exchange Offer”) by the Registrant to exchange shares of Common Stock for its shares of 10.875% Series A Cumulative Redeemable Preferred Shares, no par value per share (the “Series A Preferred Stock”).

(2)

Estimated solely for the purpose of calculating the registration fee for this offering in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low prices of the Common Stock on the NYSE American LLC (the “NYSE American”) on May 26, 2021. The Common Stock is listed on the NYSE American under the symbol “RHE.”

(3)	Calculated pursuant to Rule 457(c) under the Securities Act based on the proposed maximum offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell securities nor does it seek an offer to buy those securities in any jurisdiction where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED JUNE 1, 2021

Proxy Statement/Prospectus

REGIONAL HEALTH PROPERTIES, INC.
OFFER TO EXCHANGE
10.875% Series A Cumulative Redeemable Preferred SHARES for Common Stock

Regional Health Properties, Inc. (the “Company,” “our,” “we” or “us”) is offering to exchange (the “Exchange Offer”), upon the terms and subject to the conditions set forth in this proxy statement/prospectus (as it may be supplemented and amended from time to time, this “proxy statement/prospectus”) and the accompanying letter of transmittal (as supplemented and amended from time to time, the “Letter of Transmittal”), any and all of the outstanding shares of our 10.875% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Stock”) for newly issued common stock of the Company, no par value (the “Common Stock”).

In exchange for each share of Series A Preferred Stock properly tendered (and not validly withdrawn) prior to 11:59 p.m., New York City time, on                , 2021 (such time and date, as the same may be extended, the “Expiration Date”) and accepted by us, participating holders of Series A Preferred Stock will receive 0.5 shares of Common Stock (the “Exchange Consideration”), as indicated in the table below:

Security	CUSIP	Symbol	Shares Outstanding	Exchange Consideration
10.875% Series A Cumulative Redeemable Preferred Shares	75903M200	RHE-PA	2,811,535	0.5 shares of Common Stock per share of Series A Preferred Stock

The Exchange Offer will expire at the Expiration Date, unless extended or earlier terminated by us. Tendered shares of Series A Preferred Stock may be withdrawn at any time prior to the expiration of the Exchange Offer. In addition, you may withdraw any tendered shares of Series A Preferred Stock if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on                , 2021.

As conditions to the Exchange Offer, we are separately requesting that (i) holders of our Series A Preferred Stock vote to approve the amendment of our Amended and Restated Articles of Incorporation (as currently in effect, the “Charter”) to (a) reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share, (b) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (c) eliminate future dividends on the Series A Preferred Stock, (d) eliminate penalty events (as defined herein) and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (e) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share, (f) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” (as defined herein) to $5.00 per share and (g) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference, on the terms of the form of proposed amendments to the Charter set forth as Annex B to this proxy statement/prospectus (the “Preferred Charter Amendment Proposal”; such amendments to the Charter being referred to herein as the “Charter Amendments”), (ii) holders of our Common Stock vote to approve the Charter Amendments, on the terms of the form of proposed amendments to the Charter set forth as Annex B to this proxy statement/prospectus (the “Common Charter Amendment Proposal”), and (iii) holders of our Common Stock vote to approve, in accordance with Section 713(a) of the NYSE American Company Guide, our issuance of up to 1,405,768 new shares of Common Stock for use as the Exchange Consideration (the “Common Stock Issuance Proposal” and, together with the Preferred Charter Amendment Proposal and the Common Charter Amendment Proposal, the “Required Proposals”). In addition, holders of our Series A Preferred Stock and Common Stock will be asked to vote together as a single class to approve the adjournment of the special meeting of the holders of our Series A Preferred Stock and Common Stock (the “Special Meeting”) to solicit additional proxies if there are not sufficient votes cast at the Special Meeting to approve the Required Proposals (the “Adjournment Proposal”).

To effect the Preferred Charter Amendment Proposal, we must obtain the affirmative vote of the holders of at least 66 2/3% of all shares of Series A Preferred Stock that are outstanding as of the record date. To effect the Common Charter Amendment Proposal, we must obtain the affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock as of the record date. To effect the Common Stock Issuance Proposal, we must obtain the affirmative vote of a majority of all votes cast by the holders of Common Stock voting for or against the proposal, whether by proxy or in person at the Special Meeting. We will not consummate this Exchange Offer unless the Required Proposals have been approved by the requisite votes. To effect the Adjournment Proposal, we must obtain the affirmative vote of a majority of all shares of Series A Preferred Stock and Common Stock, voting together as a single class, that are represented at the Special Meeting, whether in person or by proxy.

In addition to the Charter Amendment Conditions (as defined herein) and the NYSE Approval Condition (as defined herein), the Exchange Offer is also conditioned on, among other things, that (i) the Registration Statement of which this proxy statement/prospectus is a part shall have become effective in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), no stop order shall have been issued by the Securities and Exchange Commission (“SEC”) and no proceeding seeking such stop order has been threatened or initiated by the SEC that remains pending; (ii) there shall have not been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us (as set forth under “The Exchange Offer—Reasons for the Exchange Offer”) of the Exchange Offer, (iii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, (iv) there shall have not occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs and (v) there shall have not occurred (a) any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets, (b) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States, (c) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions or (d) a natural disaster or the commencement or material worsening of a war, armed hostilities, act of terrorism, pandemic or other international or national calamity directly or indirectly involving the United States which, in our reasonable judgment, diminishes general economic activity to a degree sufficient to materially reduce demand for our business. See “The Exchange Offer—Conditions of the Exchange Offer” for a complete description of the conditions of the Exchange Offer. We reserve the right to extend or terminate the Exchange Offer if any condition of the Exchange Offer is not satisfied and otherwise to amend the Exchange Offer in any respect.

If the Charter Amendments are approved by our shareholders, then we will implement the Charter Amendments regardless of whether the Exchange Offer is consummated.

As of close of business on May 24, 2021, 1,688,219 shares of Common Stock were outstanding. The Common Stock is listed on the NYSE American LLC (the “NYSE American”) under the symbol “RHE” and the Series A Preferred Stock is listed on the NYSE American under the symbol “RHE-PA.” On May 24, 2021, the last reported sales price of the Common Stock was $13.51 per share and the last reported sales price of the Series A Preferred Stock was $4.59 per share.

Investing in the Common Stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 21 before you make any decision regarding the Exchange Offer.

Our board of directors (the “Board of Directors” or the “Board”) has authorized and approved the Exchange Offer. Neither we nor the Board of Directors, our officers and employees, the Information Agent (as defined herein), the Exchange Agent (as defined herein), the Proxy Solicitor (as defined herein), any of our financial advisors nor any other person is making any recommendation to any holder of Series A Preferred Stock as to whether or not you should tender shares of Series A Preferred Stock in the Exchange Offer. You must make your own decision whether to tender shares of Series A Preferred Stock in the Exchange Offer.

Our Exchange Offer is subject to the conditions listed under “The Exchange Offer—Conditions of the Exchange Offer.” There are multiple conditions to the closing of the Exchange Offer that are beyond our control, and we cannot provide you any assurance that these conditions will be satisfied or that the Exchange Offer will close.

If you wish to tender shares of Series A Preferred Stock in the Exchange Offer, you should follow the instructions beginning on page 44 of this document. If you wish to withdraw your tender, you may do so by following the instructions set forth in this proxy statement/prospectus. Any holder who withdraws a prior tender may re-tender its shares of Series A Preferred Stock by instructing its custodial entity to tender its shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in the Exchange Offer, or determined if the proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Proxy Solicitor and Information Agent

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: RHE@investor.morrowsodali.com

The date of this proxy statement/prospectus is                , 2021.

REGIONAL HEALTH PROPERTIES, INC.

454 Satellite Boulevard NW

Suite 100

Suwanee, Georgia 30024

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Regional Health Properties Shareholders:

Regional Health Properties, Inc., a Georgia corporation (the “Company,” “our,” “we” or “us”), invites you to attend a special meeting (the “Special Meeting”) of the holders of our 10.875% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Stock”) and holders of common stock of the Company, no par value (the “Common Stock”), to be held on                , 2021 at                , Eastern Time, at Sonesta Gwinnett Place Atlanta, located at 1775 Pleasant Hill Road, Duluth, Georgia. The Special Meeting is being held in connection with the Company’s offer to exchange any and all outstanding shares of the Series A Preferred Stock for newly issued Common Stock (the “Exchange Offer”). It is a condition to the consummation of the Exchange Offer that the holders of our Series A Preferred Stock and our Common Stock vote on, and approve, the Required Proposals (as defined below) described in the accompanying proxy statement/prospectus.  As a result, we are holding the Special Meeting of the holders of our Series A Preferred Stock and our Common Stock for the following purposes:

1.

to have the holders of our Series A Preferred Stock approve a proposal to amend our Amended and Restated Articles of Incorporation (as currently in effect, the “Charter”) to (i) reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share, (ii) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (iii) eliminate future dividends on the Series A Preferred Stock, (iv) eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (v) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share, (vi) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share and (vii) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference, on the terms of the form of proposed Charter Amendments set forth as Annex B to the accompanying proxy statement/prospectus (“the “Preferred Charter Amendment Proposal”; such amendments to the Charter being referred to herein as the “Charter Amendments”);

2.

to have the holders of our Common Stock approve the Charter Amendments, on the terms of the form of proposed Charter Amendments set forth as Annex B to the accompanying proxy statement/prospectus (the “Common Charter Amendment Proposal”);

3.

to have the holders of our Common Stock approve, in accordance with Section 713(a) of the NYSE American Company Guide, our issuance of up to 1,405,768 shares of Common Stock in connection with the Exchange Offer (the “Common Stock Issuance Proposal” and, together with the Preferred Charter Amendment Proposal and the Common Charter Amendment Proposal, the “Required Proposals”); and

4.

to have the holders of our Series A Preferred Stock and Common Stock, voting together as a single class, approve the adjournment of the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Required Proposals (the “Adjournment Proposal”).

The proxy statement/prospectus describing the matters to be considered at the Special Meeting to which you will be entitled to vote is attached to this notice, and all capitalized terms used but not defined in this notice have the meaning ascribed to them in the proxy statement/prospectus.  The Board of Directors has fixed the close of business on                , 2021 as the record date for determination of holders of Series A Preferred Stock and holders of Common Stock entitled to notice of, and to vote at, the Special Meeting and any postponement or adjournment thereof.

Sincerely,

Brent Morrison
Chief Executive Officer and President

Suwanee, Georgia
, 2021

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR AUTHORIZE A PROXY TO VOTE YOUR SHARES VIA TABLET OR SMARTPHONE OR VIA THE INTERNET AS INSTRUCTED ON THE PROXY CARD.  YOUR VOTE IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.  IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU RETURNED A PROXY.

REGIONAL HEALTH PROPERTIES, INC.
454 Satellite Boulevard NW

Suite 100

Suwanee, Georgia 30024

PROXY STATEMENT

Special Meeting of Shareholders

              , 2021

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on               , 2021: This Proxy Statement and the proxy cards are also available to you free of charge at https://www.cstproxy.com/regionalhealthproperties/2021/.

ADDITIONAL INFORMATION

We engaged Morrow Sodali LLC to act as the information agent in connection with the Exchange Offer (the “Information Agent”) and as the proxy solicitor in connection with the Special Meeting (the “Proxy Solicitor”). In addition, we engaged Continental Stock Transfer & Trust Company, our transfer agent, to act as the exchange agent (the “Exchange Agent”) for the Exchange Offer. If you have questions about this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the Special Meeting, contact Morrow Sodali LLC at (203) 658-9400 for banks and brokers and (800) 662-5200 for all other callers (toll free). You will not be charged for any of these documents that you request.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document forms part of a registration statement on Form S-4 filed with the SEC by the Company (File No. 333-                ). This document also constitutes a notice of meeting and proxy statement of the Company under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has supplied all information contained herein relating to Company.

The Company has not authorized anyone to provide you with information that is different from that contained herein. The Company takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This proxy statement/prospectus is dated                , 2021 and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information attached hereto is accurate as of any date other than the date of the attached document. Neither the mailing of this proxy statement/prospectus to the shareholders of the Company, nor the issuance of shares of Common Stock in connection with this Exchange Offer, will create any implication to the contrary.

All currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.

i

ii

iii

IMPORTANT CONSIDERATIONS

All shares of our Series A Preferred Stock were issued in book-entry form and are currently represented by one or more certificates held for the account of The Depository Trust Company (“DTC”). If you are a beneficial owner of shares of Series A Preferred Stock that are held by or registered in the name of a bank, broker, dealer, custodian or other nominee, and you wish to participate in the Exchange Offer, you must promptly contact your bank, broker, dealer, custodian or other nominee to instruct it to tender your shares of Series A Preferred Stock. You are urged to instruct your bank, broker, dealer, custodian or other nominee as soon as possible to determine the times by which you must take action in order to participate in the Exchange Offer. If you hold shares directly through DTC, then you may tender your shares of Series A Preferred Stock by transferring them through DTC’s Automated Tender Offer Program (“ATOP”).

For shares of Series A Preferred Stock to be properly tendered, the Exchange Agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of such shares of Series A Preferred Stock and an agent’s message through DTC’s ATOP according to the procedures for book-entry transfer described in this proxy statement/prospectus.

For a more detailed description of the procedures for tendering shares of Series A Preferred Stock, see “The Exchange Offer—Procedures for Tendering Shares of Series A Preferred Stock.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus contain “forward-looking” information as that term is defined by the Private Securities Litigation Reform Act of 1995.  Any statements that do not relate to historical or current facts or matters are forward-looking statements. Examples of forward-looking statements include all statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing and refinancing plans, strategic and business plans, projected expenses and capital expenditures, competitive position, growth and acquisition opportunities, and compliance with, and changes in, governmental regulations.  You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following:

•	failure to consummate the Exchange Offer or any other liability management transactions we may pursue;
•	failure to obtain shareholder approval for the Required Proposals;
•	the increased risks associated with our portfolio stabilization measures;
•	the duration and impact of the COVID-19 pandemic;
•	our ability to raise capital through equity and debt financings, and the cost of such capital;
•	our ability to meet the continued listing requirements of the NYSE American and to maintain the listing of our securities thereon;
•	our dependence on the operating success of our tenants and their ability to meet their obligations to us;
•	the effect of increasing healthcare regulation and enforcement on our tenants, and the dependence of our tenants on reimbursement from governmental and other third-party payors;
•	the effect of our tenants’ potential financial or legal difficulties;
•

the ability and willingness of our tenants to renew their leases with us upon expiration, and our ability to reposition our properties on the same or better terms in the event of nonrenewal or if we otherwise need to replace an existing tenant;

•	the impact of liabilities associated with our legacy business of owning and operating healthcare properties, including pending and potential professional and general liability claims;
•	the availability of, and our ability to identify, suitable acquisition opportunities, and our ability to complete such acquisitions and lease the respective properties on favorable terms; and
•

other risks inherent in the real estate business, including uninsured or underinsured losses affecting our properties, the possibility of environmental compliance costs and liabilities, and the illiquidity of real estate investments.

We urge you to carefully consider these risks and review the additional disclosures we make concerning risks and other factors that may materially affect the outcome of our forward-looking statements and our future business and operating results, including those set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business” in this proxy statement/prospectus. We caution you that any forward-looking statements made in this proxy statement/prospectus are not guarantees of future performance, events or results, and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless required by law to do so.

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about the Company that is not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents referenced in this proxy statement/prospectus by accessing the SEC’s website maintained at www.sec.gov. You may also obtain certain of these documents at our website, www.regionalhealthproperties.com, or by requesting copies in writing or by telephone to:

Regional Health Properties, Inc.

454 Satellite Boulevard NW, Suite 100

Suwanee, Georgia 30024

(678) 869-5116

Additional copies of this proxy statement/prospectus may be obtained from the Information Agent or the Proxy Solicitor or from the broker, dealer, bank, trust company, custodian or other securities intermediary through which you hold your shares of Series A Preferred Stock. To obtain timely delivery of these documents, you must request them no later than                , 2021, which is five business days before the date you must make your investment decision.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we will file with the SEC a statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Exchange Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rules 13e-4(c)(3) and 13e-4(c)(4).

You should read this proxy statement/prospectus together with any written communication prepared by us or on our behalf in connection with this Exchange Offer together with the additional information described in this proxy statement/prospectus. We have not authorized anyone to provide you with information or to make any representation in connection with the Exchange Offer other than those contained or referenced herein or in the accompanying Letter of Transmittal and other materials. If anyone makes any recommendation or gives any information or representation regarding the Exchange Offer, you should not rely on that recommendation, information or representation as having been authorized by us or our Board of Directors, officers or employees, the Information Agent, the Exchange Agent, the Proxy Solicitor or any other person. You should not assume that the information provided in the Exchange Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this proxy statement/prospectus. We are offering to exchange, and are seeking tenders of, these securities only in jurisdictions where the offers or tenders are permitted.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND THE SPECIAL MEETING

These answers to questions that you may have as a holder of shares of the Series A Preferred Stock or Common Stock, as well as the summary that follows, highlight selected information included elsewhere or referenced in this proxy statement/prospectus. To fully understand the Exchange Offer, the Proposals and the other considerations that may be important to your decision about whether, for holders of shares of Series A Preferred Stock, to participate in the Exchange Offer and, for holders of shares of Series A Preferred Stock or Common Stock, to approve the Proposals, you should carefully read this proxy statement/prospectus in its entirety, including the section entitled “Risk Factors.” For further information about us, see “How to Obtain Additional Information.”

Q:	WHY IS THE COMPANY OFFERING TO EXCHANGE THE SERIES A PREFERRED STOCK AND REQUESTING APPROVAL OF THE CHARTER AMENDMENTS?
A.

The Exchange Offer is part of our recapitalization to improve our capital structure and enhance the value of our Common Stock. The Series A Preferred Stock was issued with an annual dividend rate of 10.875% and since October 1, 2018 has had an annual dividend rate of 12.875%. We have not paid dividends on the Series A Preferred Stock since the fourth quarter of 2017, and we do not expect to pay or be able to pay accumulated and unpaid dividends or any other dividends on the Series A Preferred Stock for the foreseeable future. In order to remain competitive and grow our business, it is vital that we significantly reduce the Company’s weighted average cost of capital and enhance the value of the Common Stock. We believe the Exchange Offer and the Charter Amendments will have the following benefits to the Company:

•

Raise Equity Capital for Acquisition Opportunities. By reducing the burden of the Series A Preferred Stock’s liquidation and dividend preference over the Common Stock through the Exchange Offer and the Charter Amendments, the Company will be better positioned to raise new equity capital, which can be used to make acquisitions of additional properties and to attract and retain qualified personnel. Management believes there are a number of attractive acquisition opportunities in the healthcare real estate industry as a result of the COVID-19 pandemic, which has led to reduced occupancy levels, lower profits and lower valuations at many senior housing facilities. The Company’s operating expenses are relatively fixed as it would not need to add staff to handle the leasing of more facilities, with the result that we believe the Company should be able to achieve accretive acquisitions if it can get access to equity capital at a reasonable price.

•

Provide Capital to Underserved Operators. We believe that there is a significant opportunity to be a capital source to long-term care operators through the acquisition and leasing of healthcare properties that are consistent with our investment and financing strategy, but that, due to size and other considerations, are not a focus for large healthcare REITs. We seek primarily small to mid-size acquisition transactions with a focus on individual facilities with existing operators, as well as small groups of facilities and larger portfolios. In addition to pursuing acquisitions using triple-net lease structures, we may pursue other forms of investment, including partnering with investors, mortgage loans and joint ventures.

•

Reduce the Burden of Accumulated and Unpaid Dividends on Series A Preferred Stock. All accumulated and unpaid dividends on our Series A Preferred Stock must be paid prior to any payments of dividends or other distributions on our Common Stock, and the consummation of the Exchange Offer and the adoption of the Charter Amendments would have the result of removing this dividend priority and reducing the amount of Series A Preferred Stock outstanding (if fewer than all shares of Series A Preferred Stock are exchanged) or eliminating the Series A Preferred Stock (if all shares of Series A Preferred Stock are exchanged). If the Required Proposals are not approved and the Exchange Offer is not consummated, unpaid dividends on the Series A Preferred Stock will continue to accumulate (whether or not declared or paid) at a rate of approximately $2.249 million per quarter, which will make it increasingly unlikely that the Company will ever be able to raise new equity capital.  If the Charter Amendments are adopted, approximately $31.49 million in accumulated and unpaid dividends on the Series A Preferred Stock (through May 24, 2021) will be eliminated and not paid, no further dividends on the Series A Preferred Stock will accumulate and the aggregate liquidation preference of the Series A Preferred Stock will be reduced from $70.3 million as of March 31, 2021 to

$4.686 million (if two-thirds of the shares of Series A Preferred Stock are exchanged) or eliminated if all of the shares of Series A Preferred Stock are exchanged.
•

Preserve Cash for Strategic Initiatives. Further, issuing only Common Stock in the Exchange Offer preserves cash for other strategic initiatives, including debt reduction, acquisitions and additional liability management transactions to further enhance the value of our Common Stock and improve our credit profile.

•

Enhance Trading Liquidity for the Company’s Shareholders. The Exchange Offer also provides holders of shares of Series A Preferred Stock the opportunity to enhance trading liquidity and gain exposure to the common equity upside at a premium to the closing price of the Series A Preferred Stock of $4.59 per share as of May 24, 2021. The Series A Preferred Stock has been trading at a significant discount to its aggregate liquidation value.

Q:	WHAT ARE THE CONSEQUENCES TO THE COMPANY IF THE EXCHANGE OFFER IS NOT CONSUMMATED AND THE PROPOSED AMENDMENTS ARE NOT ADOPTED?
A.

If the Charter Amendment Proposals are not approved or if the other conditions to the Exchange Offer are not satisfied or waived, holders of our Series A Preferred Stock or Common Stock, as applicable, do not vote in favor of the Required Proposals at the Special Meeting and we are not able to complete the Exchange Offer, we will continue to be unable to raise new equity capital. If we are unable to raise new equity capital, we will be limited to only internally generated free cash flow, which could dramatically reduce our ability to grow and exposes us to significant operating and financial risk. If we are not able to complete the Exchange Offer and the Charter Amendments and thereby improve our capital structure, we will consider other restructuring alternatives that might be available to us at that time. Those alternatives may include, but are not limited to, (i) the sale of profitable assets, (ii) other forms of recapitalization, which could include (a) a distribution or spin-off of profitable assets, (b) alternative offers to exchange our Series A Preferred Stock, (c) the incurrence of additional debt and (d) obtaining additional equity capital on terms that may be onerous or highly dilutive, (iv) joint ventures or (v) seeking relief through the commencement of a Chapter 11 proceeding or otherwise under the U.S. Bankruptcy Code, including (a) pursuing a plan of reorganization that we would seek to confirm (or “cram down”) despite any class of creditors who reject or are deemed to have rejected such plan, (b) seeking bankruptcy court approval for the sale of some, most or all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code and subsequent liquidation of the remaining assets in the bankruptcy case or (c) seeking another form of bankruptcy relief, all of which would involve uncertainties, potential delays and litigation risks.

Our ability to access capital markets or refinance our indebtedness will depend on the capital markets and our financial condition at such time. There can be no assurance that any such alternative will be pursued or accomplished. We may not be able to engage in any of these activities or engage in any of these activities on desirable terms. Any such alternative could be on terms that are less favorable to the holders of the Series A Preferred Stock than the terms of the Exchange Offer, and holders of the Series A Preferred Stock could receive little or no consideration for their shares of Series A Preferred Stock. There are no restrictive covenants or other obligations under the Charter that limit the Company’s ability to complete a transfer, sale, distribution or spin-off of profitable assets. Moreover, in any such alternative there can be no assurance that holders of the Series A Preferred Stock will be offered the right to exchange their Series A Preferred Stock or would be entitled to a vote in respect of any such alternative.

Q:	WHY IS THE COMPANY CALLING A SPECIAL MEETING OF THE HOLDERS OF OUR SERIES A PREFERRED STOCK AND COMMON STOCK?
A.

As conditions to the Exchange Offer, we are separately requesting that (i) holders of our Series A Preferred Stock vote to approve the amendment of our Charter to modify the terms of the Series A Preferred Stock, on the terms of the form of proposed Charter Amendments set forth as Annex B to this proxy statement/prospectus, in the Preferred Charter Amendment Proposal, (ii) holders of our Common Stock vote to approve the amendment of our Charter to modify the terms of the Series A Preferred Stock, on the terms of the form of proposed Charter

Amendments set forth as Annex B to this proxy statement/prospectus, in the Common Charter Amendment Proposal, and (iii) holders of our Common Stock vote to approve our issuance of up to 1,405,768 new shares of Common Stock for use as the Exchange Consideration in the Common Stock Issuance Proposal. The approval of the Required Proposals by the requisite votes of the shareholders is a condition to the closing of the Exchange Offer. The affirmative vote of the holders of at least 66 2/3% of all shares of Series A Preferred Stock that are outstanding as of the record date will be required to approve the Preferred Charter Amendment Proposal. The affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock as of the record date will be required to approve the Common Charter Amendment Proposal. The affirmative vote of a majority of all votes cast by the holders of Common Stock voting for or against the proposal, whether by proxy or in person at the Special Meeting, will be required to approve the Common Stock Issuance Proposal. In addition, holders of our Series A Preferred Stock and holders of our Common Stock will be asked to vote together as a single class to approve the adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Special Meeting to approve the Required Proposals. The affirmative vote of a majority of all shares of Series A Preferred Stock and Common Stock, voting together as a single class, that are represented at the Special Meeting, whether in person or by proxy, will be required to approve the Adjournment Proposal.

The following is a summary of the proposed Charter Amendments and is qualified in its entirety by reference to the Charter and the amended text of the affected provisions of the Charter reflecting the Charter Amendments, set forth in Annex B to this proxy statement/prospectus. The Charter Amendments, if approved by our shareholders, would:

(1)	reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share;
(2)	eliminate accumulated and unpaid dividends on the Series A Preferred Stock;
(3)	eliminate future dividends on the Series A Preferred Stock;
(4)	eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event;
(5)	reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share;
(6)	reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share; and
(7)	change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference.

We will not consummate this Exchange Offer unless the Required Proposals have been approved by the requisite votes. For additional information regarding the Charter Amendment Conditions and the NYSE Approval Condition, see “The Exchange Offer—Conditions of the Exchange Offer.”

Q.	WHICH PROPOSALS WILL I BE ENTITLED TO VOTE ON AS A HOLDER OF SERIES A PREFERRED STOCK?
A:	As a holder of Series A Preferred Stock, you will be entitled to vote on the Preferred Charter Amendment Proposal and the Adjournment Proposal at the Special Meeting.
Q:	WHICH PROPOSALS WILL I BE ENTITLED TO VOTE ON AS A HOLDER OF COMMON STOCK?
A:	As a holder of Common Stock, you will be entitled to vote on the Common Charter Amendment Proposal, the Common Stock Issuance Proposal and the Adjournment Proposal at the Special Meeting.

Q: WHY DOES THIS PROXY STATEMENT/PROSPECTUS INCLUDE DETAILED INFORMATION ABOUT THE EXCHANGE OFFER WHEN HOLDERS OF COMMON STOCK CANNOT PARTICIPATE IN ANY OF THESE TRANSACTIONS?

A.

If you are a holder of Common Stock, you will not be able to participate in the Exchange Offer except to the extent that you also hold Series A Preferred Stock. We are required to obtain the affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock as of the record date for the Common Charter Amendment Proposal in connection with the Exchange Offer. Also, because the Exchange Offer will involve the issuance of up 1,405,768 shares of Common Stock if the transaction closes, which would be in excess of 20% of our outstanding Common Stock, in accordance with Section 713(a) of the NYSE American Company Guide, we are required to obtain shareholder approval prior to the issuance of Common Stock in connection with the Exchange Offer. The exact number of shares of Common Stock to be issued in the Exchange Offer will depend on the aggregate amount of shares of Series A Preferred Stock tendered in the Exchange Offer in exchange for shares of Common Stock and any further amendments to the Exchange Offer.

Q: WHAT IF ANY OR ALL OF THE REQUIRED PROPOSALS DO NOT PASS?

A:

If any or all of the Required Proposals do not pass, the Exchange Offer will not close and the Charter will not be amended to reflect the Charter Amendments.  In that case, the accumulated and unpaid dividends on the Series A Preferred Stock would not be eliminated and will continue as accumulated and unpaid dividends to the holders of Series A Preferred Stock.  Further, dividends on such Series A Preferred Stock will continue to accumulate until declared and paid.  See our answer to “Why is the Company offering to exchange the Series A Preferred Stock and requesting approval of the Charter Amendments?” above.

For a more complete description of the risks relating to a failure to complete the Exchange Offer, see “Risk Factors—Risks Related to the Exchange Offer.”

Q:	WHAT IF HOLDERS OF SERIES A PREFERRED STOCK AND COMMON STOCK DO NOT VOTE?
A:

If holders of Series A Preferred Stock do not vote on the Preferred Charter Amendment Proposal or holders of Common Stock do not vote on the Common Charter Amendment Proposal, their non-vote will have the same effect as a vote against the Preferred Charter Amendment Proposal or the Common Charter Amendment Proposal, as applicable, but their failure to vote will have no effect on the outcome of the Common Stock Issuance Proposal or the Adjournment Proposal.  The Preferred Charter Amendment Proposal must be approved by the affirmative vote of at least 66 2/3% of all shares of Series A Preferred Stock that are outstanding as of the record date. The Common Charter Amendment Proposal must be approved by the affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock as of the record date. The Common Stock Issuance Proposal must be approved by the affirmative vote of a majority of all votes cast by the holders of our Common Stock voting for or against the Common Stock Issuance Proposal, whether by proxy or in person at the Special Meeting. The affirmative vote of a majority of all shares of Series A Preferred Stock and Common Stock, voting together as a single class, that are represented at the Special Meeting, whether in person or by proxy, will be required to approve the Adjournment Proposal.

The Proposals are non-routine items under the rules of the NYSE American and shares may not be voted on these matters by brokers, banks or other nominees who have not received specific voting instructions from the beneficial owner of the shares. Because the required vote for approval on each of the Preferred Charter Amendment Proposal and Common Charter Amendment Proposal is based on all shares entitled to vote at the Special Meeting, a broker non-vote will act as a vote “against” the Preferred Charter Amendment Proposal or Common Charter Amendment Proposal, as applicable. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas all of the Proposals are considered non-routine. See “The Special Meeting—Broker Non-Votes.”

Q: DO THE HOLDERS OF SERIES A PREFERRED STOCK HAVE ANY APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER?

A:

No.  Holders of Series A Preferred Stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer.  We will not independently provide such a right.

Q:	How many shares of Series A Preferred Stock IS THE COMPANY offering to exchange in the Exchange Offer?
A.

We are offering to exchange any and all shares of the Series A Preferred Stock currently outstanding tendered in the Exchange Offer for newly issued Common Stock. In exchange for each share of Series A Preferred Stock properly tendered (and not validly withdrawn) prior to the Expiration Date and accepted by us, participating holders of Series A Preferred Stock will receive 0.5 shares of Common Stock.

As of May 24, 2021, 2,811,535 shares of Series A Preferred Stock were outstanding and 1,688,219 shares of Common Stock were outstanding.

Q:	What will the holder receive in the Exchange Offer if the shares of Series A Preferred Stock are validly tendered and accepted by us?
A.

In exchange for each share of Series A Preferred Stock properly tendered (and not validly withdrawn) prior to the Expiration Date and accepted by us, participating holders of Series A Preferred Stock will receive 0.5 shares of Common Stock.

On May 24, 2021, the last reported sales price of the Common Stock was $13.51 per share and the last reported sales price of the Series A Preferred Stock was $4.59 per share. Our Common Stock is listed on the NYSE American under the symbol “RHE” and our Series A Preferred Stock is listed on the NYSE American under the symbol “RHE-PA.”

Your right to receive the Exchange Consideration in the Exchange Offer is subject to all of the conditions set forth in this proxy statement/prospectus and the related Letter of Transmittal.

Q:	WILL THE COMMON STOCK TO BE ISSUED IN THE EXCHANGE OFFER BE FREELY TRADABLE?
A.	Yes, provided that you are not an affiliate of the Company.
Q:	How will the Exchange Offer affect the trading market for the shares of Series A Preferred Stock that are not accepted for exchange?
A.

If the number of shares of Series A Preferred Stock that remain outstanding after the Exchange Offer is significantly reduced, the trading market for the remaining shares of Series A Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of such shares. If the Exchange Offer is consummated or if the Charter Amendment Proposals are approved, the NYSE American may delist the shares of Series A Preferred Stock that remain outstanding if it determines that the Series A Preferred Stock no longer meets its listing criteria, including number of shares outstanding, aggregate market value of Series A Preferred Stock or the terms of the Series A Preferred Stock as amended by the Charter Amendments, such that continued listing is inadvisable or unwarranted. If the NYSE American delists our Series A Preferred Stock from trading on its exchange and we are not able to list our Series A Preferred Stock on another national securities exchange, our Series A Preferred Stock may be able to be quoted in the over-the-counter market. An investor may find it difficult to obtain accurate quotations as to the market value of our Series A Preferred Stock. If we fail to meet the criteria set forth in SEC regulations, various requirements may be imposed on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Series A Preferred Stock, which may further affect its liquidity. The extent of the market for shares of Series A Preferred Stock following the consummation of the Exchange Offer will depend upon, among other things, the number of outstanding shares of Series A Preferred Stock at such time, the number of holders of shares of Series A Preferred Stock remaining at such time and the interest in maintaining a market in such shares of Series A Preferred Stock on the part of securities firms. The terms of the Series A Preferred Stock outstanding following the Exchange Offer will be significantly less favorable to holders, which may further adversely affect the market for Series A Preferred Stock.

Q:	What other rights will HOLDERS OF SERIES A PREFERRED STOCK lose if THEY tender THEIR shares of Series A Preferred Stock in the Exchange Offer?
A.

If your shares of Series A Preferred Stock are properly tendered and accepted for exchange pursuant to the Exchange Offer, you will lose the rights of a holder of such shares of Series A Preferred Stock, which are described below in this proxy statement/prospectus. For example, if your shares of Series A Preferred Stock are accepted for exchange in the Exchange Offer, you will lose your right to receive quarterly dividends in respect of the shares of Series A Preferred Stock, including previously accumulated and unpaid dividends, when and as declared by our Board of Directors. As of May 24, 2021, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has $31.49 million accumulated and unpaid dividends on its Series A Preferred Stock.

In addition, if your shares of Series A Preferred Stock are properly tendered and accepted for exchange pursuant to the Exchange Offer, you will also lose the right to receive, out of the assets of the Company available for distribution to our shareholders and before any distribution is made to the holders of securities ranking junior to the Series A Preferred Stock (including our Common Stock), subject to the rights of holders of securities ranking equally or senior to the Series A Preferred Stock, a liquidation preference and an amount in cash equal to all accumulated and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date of final distribution to such holders, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

In addition, if your shares of Series A Preferred Stock are properly tendered and accepted for exchange pursuant to the Exchange Offer, you will lose the right to elect the Penalty Directors (as defined herein) to the Board of Directors.

If you do not tender your shares of Series A Preferred Stock and the Charter Amendments are effected, you will lose the right to accumulated and future dividends and your liquidation preference would be reduced substantially.

Q:	HOW MUCH DILUTION OF THE COMMON STOCK WILL OCCUR if the exchange offer is consummated?
A.

As of May 24, 2021, there were 2,811,535 shares of Series A Preferred Stock outstanding and 1,688,219 shares of Common Stock outstanding. The consummation of the Exchange Offer will significantly increase the number of outstanding shares of Common Stock. Assuming a 100% acceptance rate in this Exchange Offer, we will issue an additional 1,405,768 shares of Common Stock, and there will be approximately 3,093,987 shares of Common Stock outstanding.

Q:

If the Exchange Offer is consummated and HOLDERS OF SERIES A PREFERRED STOCK do not participate, how will THEIR rights and obligations under THEIR remaining outstanding shares of Series A Preferred Stock be affected?

A:	If the Charter Amendments are effected, the rights of holders of Series A Preferred Stock will be significantly reduced, including in the following ways:
(1)	the stated liquidation preference per share of Series A Preferred Stock will be reduced from $25.00 to $5.00 per share;

(2)

the dividends payable quarterly in cash when and as declared by the Board of Directors, and the accumulation at a rate of 12.875% per annum of the $25.00 per share liquidation preference, would be eliminated;

(3)	the approximately $31.49 million in accumulated and unpaid Series A Preferred Stock dividends would be eliminated;
(4)	penalty events and the right of holders of Series A Preferred Stock to elect directors to the Board of Directors upon the occurrence of a penalty event would be eliminated;
(5)	the redemption price of the Series A Preferred Stock in the event of an optional redemption will be reduced to $5.00 per share;
(6)	the redemption price of the Series A Preferred Stock in the event of a “change of control” will be reduced to $5.00 per share; and
(7)	the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock will be changed to one vote per $5.00 liquidation preference.
Q:	What does the company intend to do with the shares of Series A Preferred Stock that are exchanged in the Exchange Offer?
A:	Shares of Series A Preferred Stock accepted for exchange by us in the Exchange Offer will be cancelled.
Q:	is the company making a recommendation regarding whether HOLDERS OF SERIES A PREFERRED STOCK should participate in the Exchange Offer?
A:

No, we are not making any recommendation regarding whether you should tender or refrain from tendering your shares of Series A Preferred Stock for exchange in the Exchange Offer. The Board of Directors has authorized and approved the Exchange Offer. None of the Board of Directors, our officers and employees, the Information Agent, the Exchange Agent, the Proxy Solicitor, any of our financial advisors or any other person is making any recommendation to any holder of Series A Preferred Stock as to whether or not you should tender shares of Series A Preferred Stock in the Exchange Offer. Accordingly, you must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the Series A Preferred Stock, the likely value of the Common Stock you would receive in the Exchange Offer, the trading price and terms of the Series A Preferred Stock after approval of the Charter Amendments, the potential consequences to the Company and your investment of the failure to effect the Charter Amendments and consummate the Exchange Offer, your liquidity needs, your investment objectives and any other factors you deem relevant. Before making your decision, we urge you to read this proxy statement/prospectus carefully in its entirety, including the information set forth in the section of this proxy statement/prospectus entitled “Risk Factors.”

Q: HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT HOLDERS OF SERIES A PREFERRED STOCK AND HOLDERS OF COMMON STOCK VOTE?

A:

The Board of Directors recommends that the holders of Series A Preferred Stock vote “FOR” each of the Preferred Charter Amendment Proposal and the Adjournment Proposal and the holders of Common Stock vote “FOR” each of the Common Charter Amendment Proposal, the Common Stock Issuance Proposal and the Adjournment Proposal.

Q:

What risks should HOLDERS OF SERIES A PRFERRED STOCK consider in deciding whether or not to tender THEIR shares of Series A Preferred Stock or HOLDERS OF SERIES A PREFERRED STOCK AND HOLDERS OF COMMON STOCK CONSIDER IN DECIDING WHETHER OR NOT to vote to approve the proposals?

A:

Holders of Series A Preferred Stock, in deciding whether to participate in the Exchange Offer, and holders of Series A Preferred Stock and holders of Common Stock, in deciding whether to vote to approve the Proposals, should carefully consider the discussion of risks and uncertainties affecting our business, the Series A Preferred Stock and the Common Stock that are described in “Risk Factors” in this proxy statement/prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), a copy of which is attached as Annex A-1 to this proxy statement/prospectus, and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 (the “Quarterly Report”), a copy of which is attached as Annex A-2 to this proxy statement/prospectus.

Q:	WHAT ARE THE CONDITIONS OF THE EXCHANGE OFFER?

A:The Exchange Offer is subject to several conditions, including, among other things:

•	the Charter Amendment Conditions;
•	the NYSE Approval Condition; and
•	the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part.
In addition, the Exchange Offer is subject to the conditions described in “The Exchange Offer—Conditions of the Exchange Offer” herein.

We will, subject to the rules and regulations of the SEC, in our reasonable judgment, determine whether any of the conditions to the Exchange Offer have been satisfied and whether to waive any conditions that have not been satisfied. If any of the conditions are not satisfied or waived for the Exchange Offer, we will not complete the Exchange Offer. The NYSE Approval Condition, the Charter Amendment Conditions and the condition that the Registration Statement be declared effective may not be waived. See “The Exchange Offer—Conditions of the Exchange Offer” and “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Q:	IS THE EFFECTIVENESS OF THE CHARTER AMENDEMNTS SUBJECT TO THE COMPLETION OF THE EXCHANGE OFFER?
A:	No, if the Charter Amendments are approved by our shareholders, then we will implement the Charter Amendments regardless of whether the Exchange Offer is consummated.
Q:	When does the Exchange Offer expire?
A:	The Exchange Offer will expire at the Expiration Date, which is 11:59 p.m., New York City time, on , 2021, unless extended or earlier terminated by us.
Q:	Under what circumstances can the Exchange Offer be extended, amended or terminated?
A:

We reserve the right to extend the Exchange Offer for any reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, we will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date we disseminate disclosure regarding the changes. During any extension of the Exchange Offer, shares of Series A Preferred Stock that were previously tendered for exchange pursuant to the Exchange Offer and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our sole and absolute discretion, to terminate the Exchange Offer at any time prior to the Expiration Date if any condition is not met. If the Exchange Offer is terminated, no shares of Series A Preferred Stock tendered in the Exchange Offer will be accepted for exchange and any shares of Series A Preferred Stock that have been tendered for exchange will be returned to the holder promptly after the termination at our expense. For more information regarding our right to extend, amend or terminate the Exchange Offer, see “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Q:	How will HOLDERS OF SERIES A PREFERRED STOCK be notified if the Exchange Offer is extended, amended or terminated?
A:

We will issue a press release or otherwise publicly announce any extension, amendment or termination of the Exchange Offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Q:

are the company’s results of operations, financial condition AND BUSINESS PROSPECTS relevant to the decision of holders of series a preferred stock to tender their shares of Series A Preferred Stock for exchange in the Exchange Offer?

A:

Yes. The price of our Common Stock is closely linked to our results of operations, financial condition and business prospects. For information about our results of operations and financial condition and factors affecting our business prospects, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein, in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus, and in our Quarterly Report, a copy of which is attached as Annex A-2 to this proxy statement/prospectus, and “Risk Factors” included herein, in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus.

Q:	What is the accounting treatment of the Exchange Offer?
A:

For each share of Series A Preferred Stock that is exchanged in the Exchange Offer, we will eliminate from our Series A Preferred Stock equity account an amount equal to the sum of $25.00 and an offset amount for the allocation of Series A Preferred Stock issuance costs. The amount eliminated, which nets to $22.20 per share of Series A Preferred Stock, will be replaced by an equivalent amount in our Common Stock capital account.

Q:	Will THE COMPANY receive any cash proceeds from the Exchange Offer?
A:	No. We will not receive any cash proceeds from the Exchange Offer.
Q:	How do HOLDERS OF SERIES A PREFERRED STOCK tender THEIR shares of Series A Preferred Stock for exchange in the Exchange Offer?
A:

If your shares of Series A Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Exchange Offer, you should contact that registered holder promptly and instruct such holder to tender your shares of Series A Preferred Stock on your behalf. If you are a participant of DTC, you may electronically transmit your acceptance through DTC’s ATOP. See “The Exchange Offer—Procedures for Tendering Shares of Series A Preferred Stock” and “The Exchange Offer—The Depository Trust Company Book-Entry Transfer Procedures.”

For further information on how to tender shares of Series A Preferred Stock, contact the Information Agent or the Exchange Agent at the telephone number set forth on the back cover of this proxy statement/prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Q:	What happens if some or all of my shares of Series A Preferred Stock are not accepted for exchange?
A:

If we decide not to accept your shares of Series A Preferred Stock because of an invalid tender, the occurrence of the other events set forth in this proxy statement/prospectus or otherwise, the shares not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the Exchange Offer by book-entry transfer to your account at DTC, as applicable.

Q:	Until when may HOLDERS OF SERIES A PREFERRED STOCK withdraw shares of Series A Preferred Stock previously tendered for exchange?
A:

If not previously returned, you may withdraw shares of Series A Preferred Stock that were previously tendered for exchange at any time prior to the expiration of the Exchange Offer. In addition, you may withdraw any shares of Series A Preferred Stock that you tender that are not accepted for exchange by us after the expiration of 40 business days from the commencement of the Exchange Offer, if such shares of Series A Preferred Stock have not been previously returned to you. For more information, see “The Exchange Offer—Withdrawal Rights.”

Q:	How do HOLDERS OF SERIES A PREFERRED STOCK withdraw SHARES OF Series A Preferred STOCK previously tendered for exchange in the Exchange Offer?
A:

For a withdrawal to be effective, the Exchange Agent must receive a computer-generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, prior to the Expiration Date. For more information regarding the procedures for withdrawing shares of Series A Preferred Stock, see “The Exchange Offer—Withdrawal Rights.”

If you previously submitted a proxy, an effective withdrawal will not revoke such proxy or change your vote(s) contained within such proxy. For more information regarding the procedures for revoking your proxy, see “The Special Meeting—Revocability of Proxy” and “The Special Meeting—Right to Revoke Proxy.”

Q:	WHO CAN HOLDERS OF SERIES A PREFERRED STOCK AND HOLDERS OF COMMON STOCK CONTACT TO REQUEST ANOTHER COPY OF THIS PROXY STATEMENT/PROSPECTUS OR WITH QUESTIONS ABOUT THE SPECIAL MEETING?
A:	You can contact the Information Agent engaged for the Exchange Offer and the Proxy Solicitor engaged for this proxy solicitation at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: RHE@investor.morrowsodali.com

SUMMARY

The following summary contains basic information about us and the Exchange Offer. It may not contain all of the information that is important to you and it is qualified in its entirety by the more detailed information included in this proxy statement/prospectus. You should carefully consider the information contained in this proxy statement/prospectus, including the information set forth under the heading “Risk Factors” in this proxy statement/prospectus. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

As a holder of Common Stock, you will not have an opportunity to participate in the Exchange Offer except to the extent you also hold Series A Preferred Stock.  However, you will be asked to approve the Required Proposals at the Special Meeting, which must be approved to effect the Exchange Offer.

Our Company

Regional Health Properties, Inc., through its subsidiaries, is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior living. Our business primarily consists of leasing and subleasing such facilities to third-party tenants, which operate the facilities. As of March 31, 2021, the Company owned, leased, or managed for third parties 24 facilities primarily in the Southeast. The operators of the Company’s facilities provide a range of healthcare services to their patients and residents, including skilled nursing and assisted living services, social services, various therapy services and other rehabilitative and healthcare services for both long-term and short-stay patients and residents. Effective January 1, 2021, the Company commenced operation of one previously subleased facility as a portfolio stabilization measure.

Our principal executive offices are located at 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024, and our telephone number is (678) 869-5116. We maintain a website at www.regionalhealthproperties.com. The contents of our website are not incorporated by reference herein.

Risk Factors Summary

Holders of Series A Preferred Stock and holders of Common Stock, in deciding whether to participate in the Exchange Offer and vote to approve the Proposals, as applicable, should carefully consider the discussion of risks and uncertainties affecting our business, the Series A Preferred Stock and the Common Stock that are described in “Risk Factors” included in this proxy statement/prospectus, in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus, and in our Quarterly Report, a copy of which is attached as Annex A-2 to this proxy statement/prospectus.

Summary Terms of the Exchange Offer

The material terms of the Exchange Offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this proxy statement/prospectus entitled “The Exchange Offer” and “Description of Capital Stock.”

Offeror	Regional Health Properties, Inc.
Series A Preferred Stock Subject to the Exchange Offer	All outstanding shares of our Series A Preferred Stock.
Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this proxy statement/prospectus and the accompanying Letter of Transmittal, any and all shares of our Series A Preferred Stock tendered in the Exchange Offer for newly issued Common Stock. In exchange for each share of Series A Preferred Stock properly tendered (and not validly withdrawn) prior to the Expiration Date and accepted by us, participating holders of Series A Preferred Stock will receive 0.5 shares of Common Stock.

Common Stock Outstanding Before the Exchange Offer	As of May 24, 2021, the Company had 1,688,219 shares of Common Stock outstanding.
Common Stock Outstanding After the Exchange Offer

Assuming that 100% of the shares of Series A Preferred Stock are accepted for exchange in the Exchange Offer, 1,405,768 shares of Common Stock would be issued in the Exchange Offer. Therefore, 3,093,987 shares of our Common Stock would be outstanding after completion of the Exchange Offer.

Special Meeting Proposals

As conditions to the Exchange Offer, we are separately requesting that (i) holders of our Series A Preferred Stock vote to approve the amendment of our Charter to modify the terms of the Series A Preferred Stock, on the terms of the form of proposed Charter Amendments set forth as Annex B to this proxy statement/prospectus, in the Preferred Charter Amendment Proposal, (ii) holders of our Common Stock vote to approve the amendment of our Charter to modify the terms of the Series A Preferred Stock, on the terms of the form of proposed Charter Amendments set forth as Annex B to this proxy statement/prospectus, in the Common Charter Amendment Proposal, and (iii) holders of our Common Stock vote to approve our issuance of up to 1,405,768 new shares of Common Stock for use as the Exchange Consideration in the Common Stock Issuance Proposal. The approval of the Required Proposals by the requisite votes of the shareholders is a condition to the closing of the Exchange Offer. The affirmative vote of the holders of at least 66 2/3% of all shares of Series A Preferred Stock that are outstanding as of the record date will be required to approve the Preferred Charter Amendment Proposal. The affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock as of the record date will be required to approve the Common Charter Amendment Proposal. The affirmative vote of a majority of all votes cast by the holders of Common Stock voting for or against the proposal, whether by proxy or in person at the Special Meeting, will be required to approve the Common Stock Issuance Proposal. In addition, holders of our Series A Preferred Stock and Common Stock will be asked to vote together as a single class to approve the adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Special Meeting to approve the Required Proposals. The affirmative vote of a majority of all shares of Series A Preferred Stock and Common Stock, voting together as a single class, that are represented at the Special Meeting, whether in person or by proxy, will be required to approve the Adjournment Proposal.

The following is a summary of the proposed Charter Amendments and is qualified in its entirety by reference to the Charter and the amended text of the affected provisions of the Charter reflecting the Charter Amendments, set forth in Annex B to this proxy statement/prospectus. The Charter Amendments, if approved by our shareholders, would:

(1)reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share;

(2)eliminate accumulated and unpaid dividends on the Series A Preferred Stock;

(3)eliminate future dividends on the Series A Preferred Stock; and

(4)eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event;

(5)reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share;

(6)reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share; and

(7)change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference.

We will not consummate this Exchange Offer unless the Required Proposals have been approved by the requisite votes. For additional information regarding the Charter Amendment Conditions and the NYSE Approval Condition, see “The Exchange Offer—Conditions of the Exchange Offer.”

Expiration Date

The Exchange Offer will expire at the Expiration Date, which is 11:59 p.m., New York City time, on                , 2021, unless extended or earlier terminated by us. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Withdrawal; Non-Acceptance

You may withdraw shares of Series A Preferred Stock tendered in the Exchange Offer at any time prior to the expiration of the Exchange Offer. In addition, if not previously returned, you may withdraw any shares of Series A Preferred Stock tendered in the Exchange Offer that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the Exchange Offer. To withdraw previously tendered shares of Series A Preferred Stock, you are required to submit a notice of withdrawal to the Exchange Agent in accordance with the procedures described herein and in the Letter of Transmittal.

If we decide for any reason not to accept any shares of Series A Preferred Stock tendered for exchange, the shares will be returned to the tendering holder at our expense promptly after the expiration or termination of the Exchange Offer.

Any withdrawn or unaccepted shares of Series A Preferred Stock that were tendered through ATOP will be credited to the tendering holder’s account at DTC.

For further information regarding the withdrawal of tendered shares of Series A Preferred Stock, see “The Exchange Offer—Withdrawal Rights.”

Settlement Date	We will issue Common Stock in exchange for shares of Series A Preferred Stock that are accepted for exchange promptly after the Expiration Date.
Exchange Consideration

In exchange for each share of Series A Preferred Stock properly tendered (and not validly withdrawn) by the Expiration Date and accepted by us, participating holders of Series A Preferred Stock will receive 0.5 shares of Common Stock.

Holders that tender their shares of Series A Preferred Stock that are accepted for exchange will forfeit any claim to all accumulated and unpaid dividends on their Series A Preferred Stock, regardless of when accumulated, whether before or after the date hereof and including any interest that may accumulate through the settlement date for the Exchange Offer.

Trading and Related Matters	The Common Stock issuable pursuant to the Exchange Offer is being registered under the Securities Act and will be freely tradable, except by our affiliates.
Differences in Rights of Our Series A Preferred Stock and Common Stock

The Series A Preferred Stock and Common Stock have different rights. For more information about these differences, see “The Exchange Offer—Differences in Rights of Our Series A Preferred Stock and Common Stock.”

Holders Eligible to Participate in the Exchange Offer	All holders of Series A Preferred Stock are eligible to participate in the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer.”
Conditions of the Exchange Offer

The Exchange Offer is subject to the satisfaction of certain conditions, including the Charter Amendment Conditions and the NYSE Approval Condition. For a complete description of the conditions of the Exchange Offer, see “The Exchange Offer—Conditions of the Exchange Offer.”

Effectiveness of Charter Amendments	If the Charter Amendments are approved by our shareholders, then we will implement the Charter Amendments regardless of whether the Exchange Offer is consummated.
Procedures for Tendering Shares of Series A Preferred Stock

If your shares of Series A Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Exchange Offer, you should contact that registered holder promptly and instruct such holder to tender your shares of Series A Preferred Stock on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through DTC’s ATOP. See “The Exchange Offer—Procedures for Tendering Shares of Series A Preferred Stock” and “The Exchange Offer—The Depository Trust Company Book-Entry Transfer Procedures.”

For further information on how to tender shares of Series A Preferred Stock, contact the Information Agent or the Exchange Agent at the telephone number set forth on the back cover of this proxy statement/prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Amendment and Termination

We have the right to terminate or withdraw, in our reasonable discretion, the Exchange Offer at any time and for any reason if the conditions to the Exchange Offer are not met by the Expiration Date, regardless of the circumstances giving rise to such condition (other than any action or failure to act by us). We reserve the right, subject to applicable law, (i) to waive certain of the conditions of the Exchange Offer on or prior to the Expiration Date and (ii) to amend the terms of the Exchange Offer. If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, we will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date we disseminate disclosure regarding the changes. The NYSE Approval Condition, the Charter Amendment Conditions and the condition that the Registration Statement be declared effective may not be waived. In the event that the Exchange Offer is terminated, validly withdrawn or otherwise not consummated on or prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their shares of Series A Preferred Stock pursuant to the Exchange Offer. In any such event, the shares previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Consequences of Failure to Exchange Series A Preferred Stock

Shares of Series A Preferred Stock not accepted for exchange in the Exchange Offer will remain outstanding after consummation of the Exchange Offer. If a sufficiently large number of shares of Series A Preferred Stock do not remain outstanding after the Exchange Offer, the trading market for the remaining shares of Series A Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of the Series A Preferred Stock. Further, if the Charter Amendments are effected, the rights of holders of Series A Preferred Stock will be significantly reduced. See “The Exchange Offer—Consequences of Failure to Exchange Series A Preferred Stock in the Exchange Offer” and “Risk Factors.”

Material U.S. Federal Income Tax Considerations of the Exchange Offer

See “Material U.S. Federal Income Tax Considerations.” You are urged to consult your own tax advisors for a full understanding of the tax considerations of participating in the Exchange Offer in light of your own particular circumstances.

Brokerage Commissions

No brokerage commissions are payable by the holders of Series A Preferred Stock to the Exchange Agent or us. If your shares of Series A Preferred Stock are held through a broker or other nominee who tenders the shares on your behalf, your broker or nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer.
No Appraisal Rights in Connection with the Exchange Offer

Holders of Series A Preferred Stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer.  We will not independently provide such a right.

Risk Factors

Your decision whether to participate in the Exchange Offer and to exchange your shares of Series A Preferred Stock for the Exchange Consideration will involve risk. You should be aware of and carefully consider the risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this proxy statement/prospectus, before deciding whether to participate in the Exchange Offer.

Regulatory Approvals

We are not aware of any other material regulatory approvals necessary to complete the Exchange Offer, other than effectiveness of the Registration Statement of which this proxy statement/prospectus is a part and our obligation to file a Schedule TO with the SEC and to otherwise comply with applicable securities laws.

Exchange Agent	Continental Stock Transfer & Trust Company
Proxy Solicitor and Information Agent	Morrow Sodali LLC
Further Information

If you have questions about the terms of the Exchange Offer or the procedures for tendering shares of Series A Preferred Stock in the Exchange Offer or require assistance in tendering your shares of Series A Preferred Stock, please contact the Information Agent or the Exchange Agent. The contact information for the Information Agent and the Exchange Agent is set forth on the back cover of this proxy statement/prospectus. If you would like additional copies of this proxy statement/prospectus, our annual, quarterly and current reports and other information that we reference in this proxy statement/prospectus, please contact either the Information Agent or Exchange Agent or Investor Relations at the Company. The Company has also posted the documentation on its website at www.regionalhealthproperties.com. See “How to Obtain Additional Information.”

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus and the information referenced herein, you should consider carefully the following risk factors before considering whether to participate in the Exchange Offer. In addition to the risks identified below, please carefully read the risk factors contained in our filings with the SEC, including our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus, and in our Quarterly Report, a copy of which is attached as Annex A-2 to this proxy statement/prospectus. If any of the events described in those filings or the following events actually occur, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of our Series A Preferred Stock and our Common Stock. You may lose all or part of your investment.

Risks Related to the Exchange Offer

The Exchange Offer may not benefit us or our shareholders.

The Exchange Offer may not achieve its goal of enhancing shareholder value, improving the liquidity and marketability of our Common Stock, lowering our weighted average cost of capital or enabling us to have access to equity capital in order to make acquisitions and to attract and retain qualified personnel through the ability to offer them equity as part of their compensation. The Company remains subject to numerous business risks as set forth in “—Risks Related to Our Business and Industry.” If all shares of Series A Preferred Stock are exchanged in the Exchange Offer, there will be 3,093,987 shares of Common Stock outstanding, an increase of approximately 83%. The Exchange Offer may also result in an immediate and significant decrease in the market value of each share of Common Stock due to the dilution of our Common Stock. In addition, factors unrelated to our stock or our business, such as the general perception of the Exchange Offer by the investment community, may cause a decrease in the value of the Common Stock and impair its liquidity and marketability. Prior performance of the Common Stock may not be indicative of the performance of the Common Stock after the Exchange Offer. Furthermore, securities markets worldwide have experienced significant price and volume fluctuations over the last several years. This market volatility, as well as general economic, market or political conditions, could cause a reduction in the market price and liquidity of the Common Stock following the Exchange Offer, particularly if the Exchange Offer is not viewed favorably by the investment community.

Upon consummation of the Exchange Offer, holders who tender their shares of Series A Preferred Stock in exchange for Common Stock will lose the rights of a holder of such shares of Series A Preferred Stock.

If you tender your shares of Series A Preferred Stock in exchange for Common Stock pursuant to the Exchange Offer and your shares of Series A Preferred Stock are exchanged in the Exchange Offer, you will be giving up all of your rights as a holder of Series A Preferred Stock, including, without limitation, any claim you may have to accumulated and unpaid dividends through the settlement date and your right to future dividends on the Series A Preferred Stock. Holders of the Series A Preferred Stock are entitled to quarterly dividends, which are paid when and as declared by our Board of Directors. You would also lose the right to receive, out of the assets of the Company available for distribution to our shareholders and before any distribution is made to the holders of securities ranking junior to the Series A Preferred Stock (including our Common Stock), subject to the rights of holders of securities ranking equally or senior to the Series A Preferred Stock, a liquidation preference in the amount of $25.00 per share of Series A Preferred Stock, an amount in cash equal to all accumulated and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date of final distribution to such holders, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. You would also lose the right to elect the Penalty Directors to the Board of Directors. Any holder of Series A Preferred Stock who does not tender in the Exchange Offer will, if the Charter Amendments are approved and adopted, lose significant rights and economic value as a shareholder, however.

As of May 24, 2021, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has $31.49 million accumulated and unpaid dividends on its Series A Preferred Stock. On June 8, 2018, after the suspension of dividend payment on the Series A Preferred Stock for the fourth quarter 2017, our Board of Directors indefinitely suspended quarterly dividend payments on our Series A Preferred Stock. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividend periods, a dividend default (as defined herein) has occurred and, pursuant to the terms of the Charter, the annual dividend rate on the Series A Preferred Stock for the fifth, subsequent and future missed dividend periods has increased to 12.875%, which is equivalent to approximately $3.20 per share each year, which commenced on the first day after the missed fourth quarterly payment (October 1, 2018) and will continue until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash. Because the foregoing constituted a penalty event, the Board of Directors automatically increased by two and the holders of Series A Preferred Stock are entitled to vote for the election of those two additional directors to the Board of Directors (the “Penalty Directors”) until a “correction event” (as defined herein) with respect to the penalty event occurs. As of May 24, 2021, the holders of Series A Preferred Stock have not called a special meeting to elect the Penalty Directors.

Any shares of Common Stock that are issued upon exchange of shares of Series A Preferred Stock properly tendered (and not validly withdrawn) in the Exchange Offer will be, by definition, junior to the claims of the holders of shares of Series A Preferred Stock remaining outstanding after the Exchange Offer. See “The Exchange Offer—Differences in Rights of Our Series A Preferred Stock and Common Stock.” A holder of Series A Preferred Stock that participates in the Exchange Offer will become subject to all of the risks and uncertainties associated with ownership of our Common Stock. These risks may be different from and greater than those associated with holding Series A Preferred Stock.

The NYSE American may delist our Series A Preferred Stock from trading on its exchange, which could limit the ability of a holder of Series A Preferred Stock to make transactions in our Series A Preferred Stock.

We cannot assure you that our Series A Preferred Stock will continue to be listed on the NYSE American in the future. If the Exchange Offer is consummated or if the Charter Amendment Proposals are approved, the NYSE American may delist the shares of Series A Preferred Stock that remain outstanding if it determines that the Series A Preferred Stock no longer meets its listing criteria, including number of shares outstanding, aggregate market value of Series A Preferred Stock or the terms of the Series A Preferred Stock as amended by the Charter Amendments, such that continued listing is inadvisable or unwarranted.

If the NYSE American delists our Series A Preferred Stock from trading on its exchange and we are not able to list our Series A Preferred Stock on another national securities exchange, our Series A Preferred Stock may be able to be quoted in the over-the-counter market. An investor may find it difficult to obtain accurate quotations as to the market value of our Series A Preferred Stock. If we fail to meet the criteria set forth in SEC regulations, various requirements may be imposed on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Series A Preferred Stock, which may further affect its liquidity. However, even if this were to occur, holders of Series A Preferred Stock could face significant material adverse consequences, including reduction of the liquidity and market price of the Series A Preferred Stock; reduction of the number of investors willing to hold or acquire our Series A Preferred Stock; a decrease in the amount of news and analyst coverage of us; and limitations on our ability to issue additional securities or obtain additional financing in the future.

There may be less liquidity in the market for outstanding shares of Series A Preferred Stock following the Exchange Offer, and the market prices for outstanding shares of Series A Preferred Stock may therefore decline or become more volatile.

If the Exchange Offer is consummated, the number of outstanding shares Series A Preferred Stock will be reduced, perhaps substantially, which may adversely affect the liquidity of outstanding shares Series A Preferred Stock following the Exchange Offer. An issue of securities with a small number available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for any shares Series A Preferred Stock that are not exchanged in the Exchange Offer may be adversely affected. The reduced float also may tend to make the market prices of any shares Series A Preferred Stock that are not accepted for exchange more volatile.

The issuance of Common Stock in this Exchange Offer will significantly dilute existing ownership interests.

The Exchange Offer may result in an immediate and significant decrease in the market value of each share of Common Stock due to the dilution of our Common Stock. If all shares of Series A Preferred Stock are exchanged in the Exchange Offer, there will be 3,093,987 shares of Common Stock outstanding, an increase of approximately 83%. As of May 24, 2021, there were 2,811,535 shares of Series A Preferred Stock outstanding and 1,688,219 shares of Common Stock outstanding.

The issuance of shares of Common Stock to holders of Series A Preferred Stock who properly tender (and do not validly withdraw) their shares of Series A Preferred Stock in the Exchange Offer will also significantly reduce the relative voting power of each share of Common Stock held by our current holders of Common Stock. Consequently, our holders of Common Stock as a group will have significantly less influence over the management and policies of the Company following consummation of the Exchange Offer.

The market price of our Common Stock may fluctuate significantly and, due to limited daily trading volumes, an investor could lose all or part of its investment in us.

The market price of our Common Stock as reported by the NYSE American has varied between a high of sales price of $27.72 per share and a low sales price of $1.13 per share between May 26, 2020 and May 24, 2021 This volatility may affect the price at which you can sell shares of Common Stock you receive in the Exchange Offer, and the sale of a substantial number of shares of our Common Stock could adversely affect the price of our Common Stock. Additionally, limited liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the Common Stock and limit the number of investors who are able to buy the Common Stock. The market price of our stock has fluctuated and may fluctuate significantly in the future, depending upon many factors, many of which are beyond our control. These factors include:

•	actual or anticipated fluctuations in our operating results;
•	changes in our financial condition, performance and prospects;
•	changes in general economic and market conditions and other external factors;
•	the market price of securities issued by other companies in our industry;
•	announcements by us or our competitors of significant acquisitions, dispositions, strategic partnerships or other transactions;
•	press releases or negative publicity relating to us or our competitors or relating to trends in healthcare;
•	government action or regulation, including changes in federal, state and local healthcare regulations to which our tenants are subject;
•	changes in financial estimates, our ability to meet those estimates or recommendations by securities analysts with respect to us or our competitors;
•	future sales of the Common Stock, the Series A Preferred Stock or another series of our preferred stock or debt securities; and
•	other factors described in this “Risk Factors” section.

We may choose to waive certain of the conditions of the Exchange Offer that we are permitted by law to waive.

The consummation of the Exchange Offer is subject to, and conditioned upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offer—Conditions of the Exchange Offer.” These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer in our reasonable discretion, regardless of the circumstances giving rise to the condition (other than any action or failure to act by us). Certain of these conditions may be waived by us in whole or in part at any time or from time to time in our sole discretion, in accordance with law. Accordingly, we may elect to waive certain conditions to allow the Exchange Offer to close, notwithstanding the fact that one or more conditions may not have been satisfied. The NYSE Approval Condition, the Charter Amendment Conditions and the condition that the Registration Statement be declared effective may not be waived.

The Charter Amendments will significantly reduce the rights of the holders of Series A Preferred Stock.

If the Charter Amendments are effected, the rights of holders of Series A Preferred Stock who remain holders after consummation of the Exchange Offer will be significantly reduced, including in the following ways:

(1)	the stated liquidation preference per share of Series A Preferred Stock will be reduced from $25.00 to $5.00 per share;
(2)

the dividends payable quarterly in cash when and as declared by the Board of Directors, and the accumulation at a rate of 12.875% per annum of the $25.00 per share liquidation preference, would be eliminated;

(3)	the approximately $31.49 million in accumulated and unpaid Series A Preferred Stock dividends would be eliminated;
(4)	penalty events and the right of holders of Series A Preferred Stock to elect directors to the Board of Directors upon the occurrence of a penalty event would be eliminated;
(5)	the redemption price of the Series A Preferred Stock in the event of an optional redemption will be reduced to $5.00 per share;
(6)	the redemption price of the Series A Preferred Stock in the event of a “change of control” will be reduced to $5.00 per share; and
(7)	the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock will be changed to one vote per $5.00 liquidation preference.

As a result, if we effect the Charter Amendments, regardless of whether the Exchange Offer is consummated, the rights of the holders of Series A Preferred Stock will be significantly reduced under the amended Charter.

The Exchange Consideration is not subject to adjustment based on changes in the market price of the Series A Preferred Stock or the Common Stock. The market price of our Series A Preferred Stock may fluctuate, and you cannot be sure of the value of the Common Stock expected to be issued in the Exchange Offer.

In exchange for each share of Series A Preferred Stock properly tendered (and not validly withdrawn) and accepted by us, participating holders of Series A Preferred Stock will receive the Exchange Consideration. The market price value of the Common Stock being offered per share of Series A Preferred Stock in the Exchange Offer is lower than the current liquidation preference per share of the Series A Preferred Stock. The shares of Series A Preferred Stock currently have a liquidation preference of $25.00 per share plus any unpaid dividends on such share. The holders of the Series A Preferred Stock are being offered 0.5 shares of Common Stock for each share of Series A Preferred Stock validly tendered (and not validly withdrawn) and accepted by us for exchange in the Exchange Offer. During the last 20 trading days until May 24, 2021, the Common Stock has between a low sales price of $4.26 per share to a high sales price of $27.72 per share. As a result, the aggregate value of the consideration per share in the Exchange Offer is lower than the current liquidation preference per share of the Series A Preferred Stock, including the amount of any unpaid dividends on the Series A Preferred Stock. Further, no additional consideration is being offered in respect of unpaid dividends on the Series A Preferred Stock that will be eliminated if the Charter Amendments are adopted.

The Exchange Consideration will not automatically be adjusted due to any increases or decreases in the market price of the Series A Preferred Stock or our Common Stock. The value of the Common Stock received in the Exchange Offer will depend upon the market price of a share of Common Stock on the settlement date. The trading price of the Common Stock will likely be different on the settlement date than it is as of the date the Exchange Offer commences because of ordinary trading fluctuations as well as changes in our business, operations or prospects, market reactions to the Exchange Offer, general market and economic conditions and other factors, many of which may not be within our control. Accordingly, holders of Series A Preferred Stock will not know the exact market value of the Common Stock that will be issued in connection with the Exchange Offer. In addition, the market value of our Common Stock will fluctuate after the consummation of the Exchange Offer.

We may extend the Exchange Offer, during which time the market value of our Common Stock will likely fluctuate further. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.” Promptly following our acceptance of shares of Series A Preferred Stock properly tendered (and not validly withdrawn) in the Exchange Offer, we will issue the Common Stock pursuant to the Exchange Offer, and after this issuance, the value of the Common Stock will also likely fluctuate.

The Exchange Offer may be terminated, cancelled or delayed.

We reserve the right to extend the Exchange Offer for any reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, we will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date we disseminate disclosure regarding the changes. During any extension of the Exchange Offer, shares of Series A Preferred Stock that were previously tendered for exchange pursuant to the Exchange Offer and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our sole and absolute discretion, to terminate the Exchange Offer at any time prior to the Expiration Date if any condition is not met. If the Exchange Offer is terminated, no shares of Series A Preferred Stock tendered in the Exchange Offer will be accepted for exchange and any shares of Series A Preferred Stock that have been tendered for exchange will be returned to the holder promptly after the termination at our expense.

Even if the Exchange Offer is completed, the Exchange Offer may not be completed on the schedule described in this proxy statement/prospectus. The Exchange Offer may be delayed by a waiver of certain of the conditions of the Exchange Offer. The Exchange Offer may also be delayed if the Special Meeting is adjourned. Accordingly, holders of Series A Preferred Stock participating in the Exchange Offer may have to wait longer than expected to receive their consideration.

If we are unable to effect the Required Proposals and consummate the Exchange Offer, we will consider other restructuring alternatives available to us at that time, which could adversely affect our business and financial position.

If the Required Proposals are not approved at the Special Meeting, the Exchange Offer will not be consummated and the Charter will not be amended to reflect the Charter Amendments. In that case, the accumulated and unpaid dividends on the Series A Preferred Stock would not be eliminated and will continue as accumulated and unpaid dividends to the holders of Series A Preferred Stock. Further, dividends on such Series A Preferred Stock will continue to accumulate until declared and paid and the Series A Preferred Stock would not be retired.

If we are not able to complete the Exchange Offer and the Charter Amendments and thereby improve our near-term liquidity, we will consider other restructuring alternatives available to us at that time. Those alternatives may include, but are not limited to, (i) the sale of profitable assets, (ii) other forms of recapitalization, which could include (a) a distribution or spin-off of profitable assets, (b) alternative offers to exchange our Series A Preferred Stock, (c) the incurrence of additional debt and (d) obtaining additional equity capital on terms that may be onerous or highly dilutive, (iv) joint ventures or (v) seeking relief through the commencement of a Chapter 11 proceeding or otherwise under the U.S. Bankruptcy Code, including (a) pursuing a plan of reorganization that we would seek to confirm (or “cram down”) despite any class of creditors who reject or are deemed to have rejected such plan, (b) seeking bankruptcy court approval for the sale of some, most or all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code and subsequent liquidation of the remaining assets in the bankruptcy case or (c) seeking another form of bankruptcy relief, all of which would involve uncertainties, potential delays and litigation risks.

Our ability to access capital markets or refinance our indebtedness will depend on the capital markets and our financial condition at such time. There can be no assurance that any such alternative will be pursued or accomplished. We may not be able to engage in any of these activities or engage in any of these activities on desirable terms. Any such alternative could be on terms that are less favorable to the holders of Series A Preferred

Stock than the terms of the Exchange Offer, and holders of Series A Preferred Stock could receive little or no consideration for their shares of Series A Preferred Stock.  There are no restrictive covenants or other obligations under the Charter that limit the Company’s ability to complete a transfer, sale, distribution or spin-off of profitable assets. Moreover, in any such alternative there can be no assurance that holders of Series A Preferred Stock will be offered the right to exchange their Series A Preferred Stock or would be entitled to a vote in respect of any such alternative.

The uncertainty surrounding a prolonged financial restructuring could also have other adverse effects on us. For example, it could also adversely affect:

•	our ability to raise additional capital;
•	our ability to capitalize on business opportunities and react to competitive pressures;
•	our ability to attract and retain employees;
•	our liquidity;
•	how our business is viewed by investors, lenders, strategic partners or customers; and
•	our enterprise value.

Any alternative restructuring could be on terms less favorable to the holders of Series A Preferred Stock than the terms of the Exchange Offer.

Any alternative restructuring that we may pursue in the event that the Exchange Offer and Proxy Solicitation are not completed could be on terms that are less favorable to the holders of Series A Preferred Stock than the terms of the Exchange Offer, and holders of Series A Preferred Stock could receive little or no consideration for their shares of Series A Preferred Stock. In the event that the Exchange Offer and Proxy Solicitation are not completed, the holders of Series A Preferred Stock will retain their existing rights, including their liquidation and dividend rights, and there is no assurance that the holders of Series A Preferred Stock will receive the value associated with those rights in one or more alternative restructuring options that the Company will pursue in the event that the Exchange Offer and Proxy Solicitation are not completed. There are no restrictive covenants or other obligations under the Charter that limit the Company’s ability to complete a transfer, sale, distribution or spin-off of profitable assets. Moreover, in any such alternative there can be no assurance that holders of Series A Preferred Stock will be offered the right to exchange their Series A Preferred Stock or would be entitled to a vote in respect of any such alternative.

In the future, we may acquire any shares of Series A Preferred Stock that are not accepted in the Exchange Offer for consideration different than that in the Exchange Offer.

In the future, we may acquire shares of Series A Preferred Stock that are not accepted in the Exchange Offer through open market purchases, redemptions, privately negotiated transactions, a future tender or exchange offer or such other means as we deem appropriate. Any such acquisitions will occur upon the terms and at the prices as we may determine in our discretion, based on factors prevailing at the time, which may be greater or less than the value of the Common Stock being exchanged for the Series A Preferred Stock in the Exchange Offer and could be for cash or other consideration. We may choose to pursue any or none of these alternatives, or combinations thereof, in the future.

Neither our management team nor our Board of Directors has made a recommendation as to whether you should tender your shares of Series A Preferred Stock in exchange for the Exchange Consideration.

Neither we nor the Board of Directors, our officers and employees, the Information Agent, the Exchange Agent, the Proxy Solicitor, any of our financial advisors nor any other person is making any recommendation to any holder of Series A Preferred Stock as to whether or not you should tender shares of Series A Preferred Stock in the Exchange Offer. You must make your own decision whether to tender shares of Series A Preferred Stock in the Exchange Offer.

Certain members of our Board of Directors are subject to conflicts of interest with respect to the Exchange Offer.

To our knowledge, none of our directors or executive officers beneficially own any shares of Series A Preferred Stock. Several of our officers and directors own shares of Common Stock or receive compensation tied to Common Stock. The Exchange Offer and completion of the Exchange Offer may impact the trading or market value of our Common Stock or our Series A Preferred Stock.

We have not obtained a third-party determination that the Exchange Offer is fair to holders of Series A Preferred Stock.

We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Series A Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. The value of the Common Stock to be issued in the Exchange Offer may not equal or exceed the value of the Series A Preferred Stock tendered. You must make your own independent decision regarding your participation in the Exchange Offer.

Risks Related to Tax

Our ability to use loss and tax credit carryforwards to offset future income taxes is subject to limitation and the amount of such carryforwards may be subject to challenge or reduction.

Federal and state tax laws impose restrictions on the utilization of net operating loss, capital loss and tax credit carryforwards in the event of an “ownership change” for U.S. federal income tax purposes as defined by Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Under Section 382 of the Code, if we undergo an “ownership change” (generally defined as a greater than 50% increase (by value) in the stock ownership of 5-percent stockholders over a three year period), our ability to use our pre-change loss carryforwards, recognized built-in losses and other pre-change tax attributes to offset our post-change income may be severely limited. Generally, these limitations do not prevent the use of our net operating loss carryforwards to offset certain gains (known as “built-in gains”) recognized by us within five years of an ownership change with respect to assets held by us at the time of such ownership change, but only to the extent of our “net unrealized built-in gains” at the time of such ownership change. Depending on the number of shares of Series A Preferred Stock that are exchanged, consummation of the Exchange Offer may result in an ownership change under Section 382 of the Code. We have determined that we will have a substantial net unrealized built-in gain at the time of such ownership change and therefore expect that greater than 50% of the $77.0 million net operating loss carryforwards as of December 31, 2020 will still be available to offset gains recognized on sales of certain real property within five years after such ownership change.

Risks Related to Our Business and Industry

See Part I, Item 1A, “Risk Factors—Risks Related to Our Business and Industry” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus and Part II, Item 1A, “Risk Factors—COVID-19 Global Pandemic” in our Quarterly Report, a copy of which is attached as Annex A-2 to this proxy statement/prospectus.

Risks Related to Our Capital Structure

See Part I, Item 1A, “Risk Factors—Risks Related to Our Capital Structure” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus and Part II, Item 1A, “Risk Factors—Risks Related to Our Capital Structure” in our Quarterly Report, a copy of which is attached as Annex A-2 to this proxy statement/prospectus.

General Risks Factors

See Part I, Item 1A, “Risk Factors—General Risk Factors” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus.

SPECIAL FACTORS

Background of the Exchange Offer

The Company is undertaking measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity by: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.

On June 8, 2018, the Board of Directors indefinitely suspended quarterly dividend payments on our Series A Preferred Stock. Such dividends are currently in arrears with respect to the fourth quarter of 2017, all quarters of 2018, 2019 and 2020 and the first quarter of 2021. We do not expect to pay or be able to pay dividends on the Series A Preferred Stock for the foreseeable future. The Board of Directors suspended quarterly dividend payments on the Series A Preferred Stock in order to provide the Company with additional funds to meet its ongoing liquidity needs. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividend periods, pursuant to the terms of the Charter, the annual dividend rate on the Series A Preferred Stock for the fifth, subsequent and future missed dividend periods has increased to 12.875%, which is equivalent to approximately $3.20 per share each year, which commenced on the first day after the missed fourth quarterly payment (October 1, 2018) and will continue until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash. Further, until all accumulated and unpaid Series A Preferred Stock dividends are paid, the Company will be unable to pay any dividends on its Common Stock.

The following provides a summary of the future dividends scheduled to accumulate on the currently outstanding Series A Preferred Stock over the next five years assuming that no cash dividend payments are made thereunder after the date of this proxy statement/prospectus, that the Charter Amendments are not approved and that no shares of Series A Preferred Stock are exchanged in the Exchange Offer.

Dividend Entitlements of Series A Preferred Stock

	2021	2022	2023	2024	2025
Balance, January 1	$27,890	$36,887	$45,884	$54,881	$63,878
Accumulated and unpaid Series A Preferred Stock dividends	$8,997	$8,997	$8,997	$8,997	$8,997
Balance, December 31	$36,887	$45,884	$54,881	$63,878	$72,875

Since the suspension of dividends, the Board of Directors has from time to time discussed various options for eliminating the burden of the Series A Preferred Stock, including an exchange offer for cash, unsecured debt, a new preferred security or  Common Stock combined with changes to the Series A Preferred Stock that was not exchanged. The negative effect of COVID-19 on the Company’s business heightened the importance to management of a recapitalization as a way to enable the Company to grow and make acquisitions again and use the Common Stock as a medium to attract and retain employees.

On February 24, 2021, the Board of Directors met telephonically to receive management’s presentation on the Exchange Offer. Management discussed the financial situation, capitalization and outlook of the Company as well as various recapitalization alternatives, including status quo, sale of the Company or a set of assets, and exchange offers for debt, a new preferred security and common stock, all combined with amendments to the Charter similar to those in the Charter Amendments. Management recommended an exchange offer for common stock. The Board of Directors authorized management to further develop the terms of an exchange offer for common stock and to prepare the necessary documentation.

On May 31, 2021, the Board of Directors, acting by unanimous written consent, approved the Exchange Offer.

Business Considerations by the Board of Directors

Generally, in considering, and reviewing the terms of, the Exchange Offer, the Board of Directors considered the following business factors, among others:

•

the magnitude of the Company’s existing accumulated and unpaid dividends on the Series A Preferred Stock; the magnitude of the Company’s future dividend entitlements on the Series A Preferred Stock; and the rate that unpaid dividends would accumulate over the coming years;

•

the uncertainty of the current- and post-COVID-19 business environment; and the lack of clarity with respect to the period of time it would likely take for the long-term care and senior living industry in general, and the Company’s operations in particular, to return to occupancy and cash flow levels sufficient to enable the Company to restore dividends on the Series A Preferred Stock;

•	the relative market value of the Series A Preferred Stock and the Common Stock;
•	the Company’s recent and anticipated results of operations and cash flows in relation to working capital, financing, growth and distribution needs;
•	the extent to which accumulated and unpaid dividends on the Series A Preferred Stock would result in an increasingly serious financial burden for the Company over time;
•	the extent of dilution of existing holders of Common Stock implicated by the Exchange Offer;
•

the extent to which a larger common stock public equity float could facilitate the raising of capital in the future and benefit the future growth of the Company and be a medium for attracting and retaining employees; and

•	that the Exchange Consideration reflects a significant premium over current market values for the Series A Preferred Stock.

The Board of Directors considered the facts above, and weighed the costs and risks, including the transaction costs associated with the Exchange Offer, as well as the risks of not completing the Exchange Offer.

THE EXCHANGE OFFER

No Recommendation

None of the Company, its Board of Directors, officers or employees, the Information Agent, the Exchange Agent, the Proxy Solicitor, any of the Company’s financial advisors or any other person is making any recommendation to any holder of Series A Preferred Stock as to whether or not you should tender shares of Series A Preferred Stock in the Exchange Offer. Accordingly, you must make your own decision as to whether to tender shares of Series A Preferred Stock in the Exchange Offer and, if so, the number of shares of Series A Preferred Stock to tender. Participation in the Exchange Offer is voluntary, and you should carefully consider whether to participate before you make your decision. We urge you to carefully read this proxy statement/prospectus in its entirety, including the information set forth in the section of this proxy statement/prospectus entitled “Risk Factors.” We also urge you to consult your own financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Reasons for the Exchange Offer

The Exchange Offer is part of our recapitalization to improve our capital structure and enhance the value of our Common Stock. The Series A Preferred Stock was issued with an annual dividend rate of 10.875% and since October 1, 2018 has had an annual dividend rate of 12.875%. We have not paid dividends on the Series A Preferred Stock since the fourth quarter of 2017, and we do not expect to pay or be able to pay accumulated and unpaid dividends or any other dividends on the Series A Preferred Stock for the foreseeable future. In order to remain competitive and grow our business, it is vital that we significantly reduce the Company’s weighted average cost of capital and enhance the value of the Common Stock. We believe the Exchange Offer and the Charter Amendments will have the following benefits to the Company:

•

Raise Equity Capital for Acquisition Opportunities. By reducing the burden of the Series A Preferred Stock’s liquidation and dividend preference over the Common Stock through the Exchange Offer and the Charter Amendments, the Company will be better positioned to raise new equity capital, which can be used to make acquisitions of additional properties and to attract and retain qualified personnel. Management believes there are a number of attractive acquisition opportunities in the healthcare real estate industry as a result of the COVID-19 pandemic, which has led to reduced occupancy levels, lower profits and lower valuations at many senior housing facilities. The Company’s operating expenses are relatively fixed as it would not need to add staff to handle the leasing of more facilities, with the result that we believe the Company should be able to achieve accretive acquisitions if it can get access to equity capital at a reasonable price.

•

Provide Capital to Underserved Operators. We believe that there is a significant opportunity to be a capital source to long-term care operators through the acquisition and leasing of healthcare properties that are consistent with our investment and financing strategy, but that, due to size and other considerations, are not a focus for large healthcare REITs. We seek primarily small to mid-size acquisition transactions with a focus on individual facilities with existing operators, as well as small groups of facilities and larger portfolios. In addition to pursuing acquisitions using triple-net lease structures, we may pursue other forms of investment, including partnering with investors, mortgage loans and joint ventures.

•

Reduce the Burden of Accumulated and Unpaid Dividends on Series A Preferred Stock. All accumulated and unpaid dividends on our Series A Preferred Stock must be paid prior to any payments of dividends or other distributions on our Common Stock, and the consummation of the Exchange Offer and the adoption of the Charter Amendments would have the result of removing this dividend priority and reducing the amount of Series A Preferred Stock outstanding (if fewer than all shares of Series A Preferred Stock are exchanged) or eliminating the Series A Preferred Stock (if all shares of Series A Preferred Stock are exchanged). If the Required Proposals are not approved and the Exchange Offer is not consummated, unpaid dividends on the Series A Preferred Stock will continue to accumulate (whether or not declared or paid) at a rate of approximately $2.249 million per quarter, which will make it increasingly unlikely that the Company will ever be able to raise new equity capital.  If the Charter Amendments are adopted, approximately $31.49 million in accumulated and unpaid dividends on the Series A Preferred Stock (through March 31, 2021) will be eliminated and not paid, no further dividends on the Series A Preferred Stock will accumulate and the aggregate liquidation preference of the Series A Preferred Stock will be reduced from $70.3 million as of March 31, 2021 to $4.686 million (if two-thirds of the shares of Series A Preferred Stock are exchanged) or eliminated if all of the shares of Series A Preferred Stock are exchanged.

•

Preserve Cash for Strategic Initiatives. Further, issuing only Common Stock in the Exchange Offer preserves cash for other strategic initiatives, including debt reduction, acquisitions and additional liability management transactions to further enhance the value of our Common Stock and improve our credit profile.

•

Enhance Trading Liquidity for the Company’s Shareholders. The Exchange Offer also provides holders of shares of Series A Preferred Stock the opportunity to enhance trading liquidity and gain exposure to the common equity upside at a premium to the closing price of the Series A Preferred Stock of $4.59 per share as of May 24, 2021. The Series A Preferred Stock has been trading at a significant discount to its aggregate liquidation value.

If the Charter Amendment Proposals are not approved or if the other conditions to the Exchange Offer are not satisfied or waived, holders of our Series A Preferred Stock or Common Stock, as applicable, do not vote in favor of the Required Proposals at the Special Meeting and we are not able to complete the Exchange Offer, we will continue to be unable to raise new equity capital. If we are unable to raise new equity capital, we will be limited to only internally generated free cash flow, which could dramatically reduce our ability to grow and exposes us to significant operating and financial risk. If we are not able to complete the Exchange Offer and the Charter Amendments and thereby improve our capital structure, we will consider other restructuring alternatives that might be available to us at that time. Those alternatives may include, but are not limited to, (i) the sale of profitable assets, (ii) other forms of recapitalization, which could include (a) a distribution or spin-off of profitable assets, (b) alternative offers to exchange our Series A Preferred Stock, (c) the incurrence of additional debt and (d) obtaining additional equity capital on terms that may be onerous or highly dilutive, (iv) joint ventures or (v) seeking relief through the commencement of a Chapter 11 proceeding or otherwise under the U.S. Bankruptcy Code, including (a) pursuing a plan of reorganization that we would seek to confirm (or “cram down”) despite any class of creditors who reject or are deemed to have rejected such plan, (b) seeking bankruptcy court approval for the sale of some, most or all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code and subsequent liquidation of the remaining assets in the bankruptcy case or (c) seeking another form of bankruptcy relief, all of which would involve uncertainties, potential delays and litigation risks.

Our ability to access capital markets or refinance our indebtedness will depend on the capital markets and our financial condition at such time. There can be no assurance that any such alternative will be pursued or accomplished. We may not be able to engage in any of these activities or engage in any of these activities on desirable terms. Any such alternative could be on terms that are less favorable to the holders of the Series A Preferred Stock than the terms of the Exchange Offer, and holders of the Series A Preferred Stock could receive little or no consideration for their shares of Series A Preferred Stock. There are no restrictive covenants or other obligations under the Charter that limit the Company’s ability to complete a transfer, sale, distribution or spin-off of profitable assets. Moreover, in any such alternative there can be no assurance that holders of the Series A Preferred Stock will be offered the right to exchange their Series A Preferred Stock or would be entitled to a vote in respect of any such alternative.

Terms of the Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this proxy statement/prospectus and the accompanying Letter of Transmittal, any and all shares of our Series A Preferred Stock tendered in the Exchange Offer for newly issued Common Stock.

The Exchange Offer will expire at the Expiration Date, unless extended or earlier terminated by us. Tendered shares of Series A Preferred Stock may be withdrawn at any time prior to the expiration of the Exchange

Offer. In addition, you may withdraw any tendered shares of Series A Preferred Stock if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on                , 2021.

We will issue Common Stock in exchange for properly tendered (and not validly withdrawn) shares of Series A Preferred Stock that are accepted for exchange promptly after the Expiration Date. We will not issue fractional shares of our Common Stock in the Exchange Offer. If any fractional share of Common Stock would be issuable to a participating holder upon the exchange of its shares of Series A Preferred Stock, the number of shares of Common Stock to be issued to such participating holder will be rounded down to the nearest whole number. See “—Fractional Shares of Common Stock” below.

All of the shares of Series A Preferred Stock are held in book-entry form through the facilities of DTC in New York City. This proxy statement/prospectus and the Letter of Transmittal are being sent to all registered holders and beneficial holders of shares of Series A Preferred Stock identified by DTC participants as of the day preceding the date of this proxy statement/prospectus. There will be no fixed record date for determining registered holders of Series A Preferred Stock entitled to participate in the Exchange Offer.

Any shares of Series A Preferred Stock that are accepted for exchange in the Exchange Offer will be retired. Shares of Series A Preferred Stock tendered but not accepted because they were not properly tendered shall remain outstanding upon completion of the Exchange Offer. If any tendered shares of Series A Preferred Stock are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this proxy statement/prospectus or otherwise, all unaccepted shares of Series A Preferred Stock will be returned, without expense, to the tendering holder promptly after the expiration of the Exchange Offer.

Our obligation to accept shares of Series A Preferred Stock tendered pursuant to the Exchange Offer is limited by the conditions listed below under “—Conditions of the Exchange Offer.”

Holders who tender shares of Series A Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees to the Information Agent, the Exchange Agent, the Proxy Solicitor, or us. If your shares of Series A Preferred Stock are held through a broker or other nominee who tenders the shares of Series A Preferred Stock on your behalf, your broker or nominee may charge you a commission for doing so. Additionally, subject to the instructions in the Letter of Transmittal, holders who tender shares of Series A Preferred Stock in the Exchange Offer will not be required to pay transfer taxes with respect to the exchange of shares of Series A Preferred Stock. It is important that you read “—Fees and Expenses” and “Material U.S. Federal Income Tax Considerations” below for more details regarding fees and expenses and transfer taxes relating to the Exchange Offer.

We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Shares of Series A Preferred Stock that are not accepted for exchange in the Exchange Offer will remain outstanding. See “—Consequences of Failure to Exchange Series A Preferred Stock in the Exchange Offer.” Holders of Series A Preferred Stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer.  We will not independently provide such a right.

We shall be deemed to have accepted for exchange properly tendered shares of Series A Preferred Stock when we have given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the holders of Series A Preferred Stock who tender their shares in the Exchange Offer for the purposes of receiving the Exchange Consideration from us and delivering the Exchange Consideration to the exchanging holders. We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any shares of Series A Preferred Stock not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions of the Exchange Offer.”

If your shares of Series A Preferred Stock are accepted for exchange in the Exchange Offer, you will lose your right to receive quarterly dividends in respect of the shares of Series A Preferred Stock, including previously accumulated dividends, when and as declared by our Board of Directors.

Differences in Rights of Our Series A Preferred Stock and Common Stock

Differences in the rights represented by our Common Stock, our Series A Preferred Stock prior to the implementation of the Charter Amendments, and our Series A Preferred Stock following the implementation of the Charter Amendments are summarized below.

Common Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)
Voting Rights

Holders of Common Stock are entitled to one vote for each share of Common Stock held of record on the applicable record date on all matters submitted to a vote of shareholders. Except for the election of directors, which is determined by a plurality vote of the votes cast by the shares entitled to vote in the election, or as otherwise may be provided by applicable law or the rules of the NYSE American, a corporate action voted on by shareholders generally is approved, provided a quorum is present, if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. Holders of Common Stock are not entitled to cumulate their votes in the election of directors.

On each matter on which holders of Series A Preferred Stock are entitled to vote (as further described below), each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends). Holders of Series A Preferred Stock have no voting rights except as set forth below or as otherwise required by law:

•     Whenever a penalty event has occurred, which is defined as either a dividend default or a “delisting event” (as defined herein), the number of directors constituting the Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of those two directors), and the holders of the Series A Preferred Stock (voting together as a class with

On each matter on which holders of Series A Preferred Stock are entitled to vote (as further described below), each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $5.00 of liquidation preference. Holders of Series A Preferred Stock have no voting rights except as set forth below or as otherwise required by law:

•     So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least two‑thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock): (i) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of our authorized stock into such shares, or create, authorize

Common Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of our shareholders, in which case, such vote will be held at the earlier of the next annual or special meeting of our shareholders), and at each subsequent annual meeting until a correction event has occurred with respect to each penalty event then continuing.

•     On the date a correction event occurs, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our stock upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series A Preferred Stock shall or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “event”); provided, however, with respect to the occurrence of any event set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an event, we may not be the surviving entity (whether or not such event would constitute a change of control), the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock (although we would be required to redeem the Series A Preferred Stock if such event constitutes a change of control) and, provided further, that any increase in the amount of the authorized Common Stock or other stock we may issue, including the Series A Preferred Stock, or the creation or issuance of any additional Common Stock, Series A Preferred Stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to

Common Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

immediately terminate and the number of directors constituting our Board of Directors shall be reduced accordingly.

•     If, at any time when the voting rights conferred upon the Series A Preferred Stock are exercisable, any vacancy in the office of a director elected shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series A Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of directors. Any director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which classes or series of stock are entitled to vote as a class with the Series A Preferred Stock in the election of directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Stock and any such other classes or series of stock, and may not be removed by the holders of the Common Stock.

•     So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Series A Preferred Stock.

Common Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

vote of the holders of at least two‑thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock): (i) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of our authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “event”); provided, however, with respect to the occurrence of any event set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an event, we may not be the surviving entity (whether or not such event would constitute a change of control), the occurrence of any such event shall not be deemed to

Common Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock (although we would be required to redeem the Series A Preferred Stock if such event constitutes a change of control) and, provided further, that any increase in the amount of the authorized Common Stock or other stock we may issue, including the Series A Preferred Stock, or the creation or issuance of any additional Common Stock, Series A Preferred Stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Series A Preferred Stock.

Dividend Rights

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any of the then‑outstanding shares of preferred stock. No dividends can be paid on any of our Common Stock until all unpaid

Dividends on the Series A Preferred Stock are payable quarterly in cash when and as declared by the Board of Directors and accumulate at a rate of 10.875% per annum of the $25.00 per share liquidation preference, equivalent to $2.7187 per annum per share. On June 8, 2018, our Board of Directors indefinitely suspended quarterly dividend payments on our Series A Preferred Stock. As of May 24,

Holders of Series A Preferred Stock under the amended Charter will have no dividend rights.

Common Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

dividends on our Series A Preferred Stock are paid in full. We do not anticipate that any dividends will be declared or paid on shares of Common Stock in the foreseeable future.

2021, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has $31.49 million of accumulated and unpaid dividends on its Series A Preferred Stock. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividend periods, a dividend default has occurred and, pursuant to the terms of the Charter, the annual dividend rate on the Series A Preferred Stock for the fifth, subsequent and future missed dividend periods has increased to 12.875%, which is equivalent to approximately $3.20 per share each year, which commenced on the first day after the missed fourth quarterly payment (October 1, 2018) and will continue until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash. Because the foregoing constituted a penalty event, the Board of Directors automatically increased by two and the holders of Series A Preferred Stock are entitled to vote for the Penalty Directors until a correction event with respect to the penalty event occurs. As of the date of this proxy statement/prospectus, the holders of Series A Preferred Stock have not called a special meeting to elect the Penalty Directors.

Common Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

Optional Redemption
We do not have the right to redeem Common Stock.

We, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed for redemption, without interest. If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

With respect to a redemption as described above, unless full cumulative dividends on all Series A Preferred Stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period: (i) no Series A Preferred Stock or parity shares shall be redeemed unless all outstanding Series A Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the

We, at our option, upon not less than 30 nor more than 60 days’ written notice, will be entitled to redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $5.00 per share. If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

Common Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

purchase or acquisition of Series A Preferred Stock or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock and parity shares; and (ii) we shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock or parity shares (except by conversion into or exchange for junior shares and parity shares).

Special Redemption
We do not have the right to redeem the Common Stock.

If a “change of control” of us by a person, entity or group occurs, we (or the acquiring entity) will be required to redeem the Series A Preferred Stock, in whole but not in part, within 120 days after the date on which the change of control has occurred, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the redemption date, without interest. A “change of control” is deemed to occur when the following have occurred and are continuing:

•     the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our

If “change of control” of us by a person, entity or group occurs, we (or the acquiring entity) will be required to redeem the Series A Preferred Stock, in whole but not in part, within 120 days after the date on which the change of control has occurred, for cash at a redemption price of $5.00 per share. A “change of control” is deemed to occur when the following have occurred and are continuing:

•     the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be

Common Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•     following the closing of any acquisition described in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange.

deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•     following the closing of any acquisition described in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange.

Liquidation

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of Common Stock will share ratably in all remaining assets available for distribution to shareholders after payment of, or provision for, our liabilities, subject to prior distribution rights of shares of the preferred stock, if any, then outstanding.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series A Preferred Stock are entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not earned or

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series A Preferred Stock are entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, or $5.00 per share. After payment of the full amount of the liquidating distributions to which they are

Common Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

declared) accrued and unpaid thereon to, but excluding, the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series A Preferred Stock and all other such classes or series of parity shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange will not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us. Under the Charter, we are not required to set aside funds to protect the liquidation preference of the Series A Preferred Stock.

entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series A Preferred Stock and all other such classes or series of parity shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange will not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us. Under the Charter, we are not required to set aside funds to protect the liquidation preference of the Series A Preferred Stock.

Fractional Shares of Common Stock

We will not issue fractional shares of Common Stock in the Exchange Offer. If any fractional share of Common Stock would be issuable to a participating holder upon the exchange of its shares of Series A Preferred

Stock, the number of shares of Common Stock to be issued to such participating holder will be rounded down to the nearest whole number.

Resale of Common Stock Received Pursuant to the Exchange Offer

The Common Stock issuable pursuant to the Exchange Offer is being registered under the Securities Act and will be freely tradable, except by our affiliates.

•	Consequences of Failure to Exchange Series A Preferred Stock in the Exchange Offer

Shares of Series A Preferred Stock that are not accepted for exchange in the Exchange Offer will remain outstanding and continue to be entitled to the rights and benefits holders have under the Georgia Business Corporation Code (the “GBCC”), our Amended and Restated Bylaws (our “Bylaws”) and our Charter. If the Charter Amendments are effected, the rights of holders of Series A Preferred Stock under the amended Charter will be significantly reduced, including in the following ways:

(1)	the stated liquidation preference per share of Series A Preferred Stock will be reduced from $25.00 to $5.00 per share;
(2)

the dividends payable quarterly in cash when and as declared by the Board of Directors, and the accumulation at a rate of 12.875% per annum of the $25.00 per share liquidation preference, would be eliminated;

(3)	the approximately $31.49 million in accumulated and unpaid Series A Preferred Stock dividends would be eliminated;
(4)	penalty events and the right of holders of Series A Preferred Stock to elect directors to the Board of Directors upon the occurrence of a penalty event would be eliminated;
(5)	the redemption price of the Series A Preferred Stock in the event of an optional redemption will be reduced to $5.00 per share;
(6)	the redemption price of the Series A Preferred Stock in the event of a “change of control” will be reduced to $5.00 per share; and
(7)	change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference.

Further, if a sufficiently large number of shares of Series A Preferred Stock do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding shares of Series A Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of the shares of Series A Preferred Stock.

Expiration Date; Extension; Termination; Amendment

The Exchange Offer will expire at the Expiration Date, unless extended or earlier terminated by us. The term “Expiration Date” means 11:59 p.m., New York City time, on                , 2021, and if we extend the period of time for which the Exchange Offer remains open, the term “Expiration Date” means the latest time and date to which the Exchange Offer is so extended. Tendered shares of Series A Preferred Stock may be withdrawn prior to the Expiration Date. You must validly tender your shares of Series A Preferred Stock for exchange prior to the Expiration Date to receive the Exchange Consideration. The Expiration Date will be at least 20 business days from the commencement of the Exchange Offer as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of any shares of Series A Preferred Stock, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension, all shares of Series A Preferred Stock previously tendered pursuant to the extended Exchange Offer will remain subject to the Exchange Offer unless properly withdrawn.

In addition, we reserve the right to:

•

terminate the Exchange Offer and not to accept for exchange any shares of Series A Preferred Stock not previously accepted for exchange upon the occurrence of any of the events specified below under “—Conditions of the Exchange Offer” that have not been waived by us; and

•	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If we terminate or amend the Exchange Offer, we will notify the Exchange Agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their shares of Series A Preferred Stock pursuant to the Exchange Offer. In any such event, the shares of Series A Preferred Stock previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, we will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date we disseminate disclosure regarding the changes.

Procedures for Tendering Shares of Series A Preferred Stock

We have forwarded to you, along with this proxy statement/prospectus, the Letter of Transmittal relating to the Exchange Offer. A holder need not submit the Letter of Transmittal if the holder tenders shares of Series A Preferred Stock in accordance with the procedures mandated by DTC’s ATOP.

To tender in the Exchange Offer through ATOP, a holder must comply with the procedures described below under “—The Depository Trust Company Book-Entry Transfer Procedures.”

The Depository Trust Company Book-Entry Transfer Procedures

The Exchange Agent will establish accounts with respect to the shares of Series A Preferred Stock at DTC for purposes of the Exchange Offer within two business days after the date of the Exchange Offer.

Holders who tender (and do not validly withdraw) their shares of Series A Preferred Stock to the Exchange Agent prior to the Expiration Date will be entitled to receive the Exchange Consideration on the settlement date, provided that the remaining conditions to the Exchange Offer have been satisfied or waived. It is your responsibility to validly tender your shares of Series A Preferred Stock. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Any beneficial holder whose shares of Series A Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wishes to tender should contact such broker, dealer, commercial bank or trust company promptly and instruct such broker, dealer, commercial bank or trust company to tender the shares of Series A Preferred Stock on such beneficial owner’s behalf.

If you need help in tendering your shares of Series A Preferred Stock, please contact the Exchange Agent, whose address and telephone number are listed on the back cover of this proxy statement/prospectus.

All of the shares of Series A Preferred Stock are held in book-entry form and are currently represented by one or more global certificates registered in the name of a nominee of DTC. We have confirmed with DTC that the shares of Series A Preferred Stock may be exchanged by using ATOP procedures instituted by DTC. DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer their outstanding shares of Series A Preferred Stock to the Exchange Agent using the ATOP procedures. In connection with each book-entry transfer of shares of Series A Preferred Stock to the Exchange Agent, DTC will send an “agent’s message” to the Exchange Agent, which, in turn, will confirm its receipt of the book-entry transfer. The term “agent’s message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the participant in DTC tendering shares of Series A Preferred Stock that such participant has received and agrees to be bound by the terms of the Exchange Offer and that the Company may enforce such agreement against the participant. By using the ATOP procedures to tender shares of Series A Preferred Stock, you will not be required to deliver the Letter of Transmittal to the Information Agent. However, you will be bound by the terms of the Letter of Transmittal just as if you had signed it.

You must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC to tender your shares of Series A Preferred Stock or follow the procedures described under “—Guaranteed Delivery Procedures” below.

Guaranteed Delivery Procedures

•

If a holder of Series A Preferred Stock desires to tender its shares of Series A Preferred Stock for exchange pursuant to the Exchange Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date, the holder can still tender its shares of Series A Preferred Stock if all the following conditions are met:

•

the tender is made by or through a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act (an “Eligible Institution”);

•

the Exchange Agent receives by hand, mail, overnight courier, facsimile or electronic mail transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form attached as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part, with signatures guaranteed by an Eligible Institution; and

•

a confirmation of a book-entry transfer into the Exchange Agent’s account at DTC of all shares of Series A Preferred Stock delivered electronically, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent within two days that the NYSE American is open for trading after the date the Exchange Agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of shares of Series A Preferred Stock pursuant to the Exchange Offer, the issuance of Common Stock in exchange for those shares of Series A Preferred Stock accepted for exchange pursuant to the Exchange Offer will be made only if the Exchange Agent has timely received the applicable foregoing items.

Withdrawal Rights

You may withdraw your tender of shares of Series A Preferred Stock at any time before the Expiration Date. In addition, if not previously returned, you may withdraw shares of Series A Preferred Stock that you tender that are not accepted by us for exchange after expiration of 40 business days from the commencement of the Exchange Offer. For a withdrawal of shares tendered through ATOP to be effective, the Exchange Agent must receive a computer-generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration of the Exchange Offer. Any notice of withdrawal must:

•	specify the name of the person that tendered the shares of Series A Preferred Stock to be withdrawn;
•	identify the shares of Series A Preferred Stock to be withdrawn;
•	specify the number of shares of Series A Preferred Stock to be withdrawn;
•	include a statement that the holder is withdrawing its election to have the shares of Series A Preferred Stock exchanged;
•

be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which the shares of Series A Preferred Stock were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the transfer agent register the transfer of such shares of Series A Preferred Stock into the name of the person withdrawing the tender; and

•	specify the name in which any shares of Series A Preferred Stock are to be registered, if different from that of the person that tendered the shares of Series A Preferred Stock.

Any notice of withdrawal of shares tendered through ATOP must specify the name and number of the account at DTC to be credited with the withdrawn shares of Series A Preferred Stock or otherwise comply with DTC’s procedures.

If you previously submitted a proxy, an effective withdrawal will not revoke such proxy or change your vote(s) contained within such proxy. For more information regarding the procedures for revoking your proxy, see “The Special Meeting—Revocability of Proxy” and “The Special Meeting—Right to Revoke Proxy.”

Any shares of Series A Preferred Stock withdrawn will not have been properly tendered for exchange for purposes of the Exchange Offer. Any shares of Series A Preferred Stock that have been tendered for exchange through ATOP but which are not accepted for exchange for any reason will be credited to an account with DTC specified by the holder, promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of Series A Preferred Stock may be re-tendered by following one of the procedures described under “—Procedures for Tendering Shares of Series A Preferred Stock” above at any time on or before the applicable Expiration Date.

Acceptance of Shares of Series A Preferred Stock for Exchange; Delivery of Exchange Consideration

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will promptly accept the shares of Series A Preferred Stock properly tendered that have not been validly withdrawn pursuant to the Exchange Offer and will pay the Exchange Consideration in exchange for such shares of Series A Preferred Stock promptly after acceptance. See “—Conditions of the Exchange Offer” below. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered shares of Series A Preferred Stock for exchange when we give notice of acceptance to the Exchange Agent.

In all cases, we will pay the Exchange Consideration in exchange for shares of Series A Preferred Stock that are accepted for exchange pursuant to the Exchange Offer only after the Exchange Agent timely receives a book-entry confirmation of the transfer of the shares of Series A Preferred Stock into the Exchange Agent’s account at DTC, and a properly completed and duly executed Letter of Transmittal and all other required documents or a properly transmitted agent’s message.

We will not be liable for any interest as a result of a delay by the Exchange Agent or DTC in distributing the Exchange Consideration in the Exchange Offer.

Conditions of the Exchange Offer

Notwithstanding any other provision of this proxy statement/prospectus to the contrary, we will not be required to accept for exchange shares of Series A Preferred Stock tendered pursuant to the Exchange Offer and may terminate or amend the Exchange Offer if any condition to the Exchange Offer is not satisfied. We may also, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of shares of Series A Preferred Stock properly tendered (and not validly withdrawn) prior to the Expiration Date, if any one of the following conditions has occurred, and the occurrence thereof has not been waived by us:

•

holders of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock as of the record date have not approved the Preferred Charter Amendment Proposal by                , 2021 (the “Preferred Charter Amendment Condition”);

•

a majority of votes entitled to be cast by the holders of the outstanding Common Stock as of the record date have not approved the Common Charter Amendment Proposal by                , 2021 (the “Common Charter Amendment Condition” and, together with the Preferred Charter Amendment Condition, the “Charter Amendment Conditions”);

•

holders of at least a majority of all votes cast by the holders of Common Stock voting for or against the proposal, whether by proxy or in person at the Special Meeting, have not approved the Common Stock Issuance Proposal by                , 2021 (the “NYSE Approval Condition”);

•

the Registration Statement of which this proxy statement/prospectus is a part shall not have become effective in accordance with the provisions of the Securities Act, a stop order shall have been issued by the SEC or a proceeding seeking such stop order has been threatened or initiated by the SEC that remains pending;

•

there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us (as set forth under “—Reasons for the Exchange Offer”) of the Exchange Offer;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; or

•	there shall have occurred:
•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;
•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;
•

any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

•

a natural disaster or the commencement or material worsening of a war, armed hostilities, act of terrorism, pandemic or other international or national calamity directly or indirectly involving the United States which, in our reasonable judgment, diminishes general economic activity to a degree sufficient to materially reduce demand for our business.

The NYSE Approval Condition, the Charter Amendment Conditions and the condition that the Registration Statement be declared effective may not be waived.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any shares of Series A Preferred Stock not previously accepted for exchange, upon the occurrence of any of the conditions to the Exchange Offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive certain of the conditions to the Exchange Offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release or other public announcement to the extent required by law.

These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer in our reasonable discretion, regardless of the circumstances giving rise to the condition (other than any action or failure to act by us). If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times with respect to the Exchange Offer prior to its expiration.

All conditions to the Exchange Offer must be satisfied or waived prior to the expiration of the Exchange Offer.

If the Charter Amendments are approved by our shareholders, then we will implement the Charter Amendments regardless of whether the Exchange Offer is consummated.

Fees and Expenses

We will bear the fees and expenses of the Exchange Offer, and tendering holders of Series A Preferred Stock will not be required to pay any of our expenses of the Exchange Offer, including the fees of the Information Agent, the Exchange Agent and the Proxy Solicitor. We will also reimburse the Information Agent, the Exchange Agent and the Proxy Solicitor for reasonable out-of-pocket expenses, and we will indemnify each of the Information Agent, the Exchange Agent and the Proxy Solicitor against certain liabilities and expenses in connection with the Exchange Offer, including liabilities under the federal securities laws. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees.

If a tendering holder participates in the Exchange Offer through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions to such third party.

Settlement

As soon as practicable after tender, but no later than two business days after the Expiration Date, the holders of any tendered shares of Series A Preferred Stock that the Company deems not accepted for payment, whether for improper tender procedure or otherwise, will be notified. All shares of Series A Preferred Stock for which such notification is not provided within two business days after the Expiration Date will be deemed accepted for payment, subject only to the closing conditions of the Exchange Offer, including the Charter Amendment Conditions and the NYSE Approval Condition.

If any tendered shares of Series A Preferred Stock are not accepted for exchange pursuant to the terms and conditions of the Exchange Offer for any reason, certificates for such unexchanged shares of Series A Preferred Stock will be returned to the tendering holder promptly following the Expiration Date.

Upon the terms and subject to the conditions of the Exchange Offer, the exchange of the outstanding shares of Series A Preferred Stock validly tendered, accepted for payment and not withdrawn will be made at the closing of the Exchange Offer. The closing of the Exchange Offer is expected to occur within two business days of the Expiration Date. Delivery of the Exchange Consideration in exchange for properly tendered and accepted shares of Series A Preferred Stock pursuant to the Exchange Offer will be made by us at the closing of the Exchange Offer. Under no circumstances will interest be paid by us by reason of any delay in making such exchange.

Future Purchases

Following completion of the Exchange Offer, we may repurchase shares of Series A Preferred Stock that remain outstanding in the open market, redemptions, privately negotiated transactions, tender or exchange offers or otherwise. Future purchases of shares of Series A Preferred Stock that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares of Series A Preferred Stock other than pursuant to the Exchange Offer until ten business days after the Expiration Date, although there are some exceptions. Future purchases, if any, will depend on many factors, which will include market conditions and the condition of our business.

No Appraisal Rights

Holders of Series A Preferred Stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer.  We will not independently provide such a right.

Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, we will file with the SEC a statement on Schedule TO, which contains additional information with respect to the Exchange Offer. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as are set forth under “How to Obtain Additional Information.”

“Blue Sky” Compliance

We are making the Exchange Offer to eligible holders only. We are not aware of any jurisdiction in which the making of this Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, this Exchange Offer will not be made to, nor will tenders of shares of Series A Preferred Stock be accepted from or on behalf of, the holders of Series A Preferred Stock residing in such jurisdiction.

Accounting Treatment

For each share of Series A Preferred Stock that is exchanged in the Exchange Offer, we will eliminate from our Series A Preferred Stock equity account an amount equal to the sum of $25.00 and an offset amount for the allocation of Series A Preferred Stock issuance costs. The amount eliminated, which nets to $22.20 per share of Series A Preferred Stock, will be replaced by an equivalent amount in our Common Stock capital account.

THE SPECIAL MEETING

To Be Held                , 2021

To the Holders of Our Series A Preferred Stock and Holders of Our Common Stock:

The Board of Directors is furnishing this proxy statement/prospectus in connection with its solicitation of proxies for use at the Special Meeting of the holders of our Series A Preferred Stock and holders our Common Stock, to be held on                , 2021 at                , Eastern Time, at Sonesta Gwinnett Place Atlanta, located at 1775 Pleasant Hill Road, Duluth, Georgia. The Special Meeting is being held in connection with the Exchange Offer. It is a condition to the consummation of the Exchange Offer that the holders of our Series A Preferred Stock and our Common Stock vote on, and approve, the Required Proposals described in this proxy statement/prospectus.  As a result, we are holding the Special Meeting.  This proxy statement/prospectus, the accompanying proxy cards and the notice of the Special Meeting are being provided to holders of our Series A Preferred Stock and holders of our Common Stock beginning on or about                , 2021.

Proposals to Be Considered at the Special Meeting

The following Proposals will be presented to the holders of Series A Preferred Stock entitled to vote thereon for consideration at the Special Meeting:

1.

to approve a proposal to amend our Charter to (i) reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share, (ii) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (iii) eliminate future dividends on the Series A Preferred Stock, (iv) eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (v) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share, (vi) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share and (vii) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference, on the terms of the form of proposed Charter Amendments set forth as Annex B to this proxy statement/prospectus; and

2.

to approve (together with the holders of Common Stock) the adjournment of the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Required Proposals.

The following Proposals will be presented to the holders of Common Stock entitled to vote thereon for consideration at the Special Meeting:

1.

to approve a proposal to amend our Charter to (i) reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share, (ii) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (iii) eliminate future dividends on the Series A Preferred Stock, (iv) eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (v) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share , (vi) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share and (vii) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference, on the terms of the form of proposed Charter Amendments set forth as Annex B to this proxy statement/prospectus;

2.	to approve, in accordance with Section 713(a) of the NYSE American Company Guide, our issuance of up to 1,405,768 shares of Common Stock in connection with the Exchange Offer; and
3.

to approve (together with the holders of Series A Preferred Stock) the adjournment of the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Required Proposals.

Reasons for the Special Meeting and Consideration of the Required Proposals

See “Special Factors—Background of the Exchange Offer” and “The Exchange Offer—Reasons for the Exchange Offer.”

In order to consummate the Exchange Offer, the Required Proposals must be approved by the Company’s shareholders entitled to vote on each Required Proposal.  See “Preferred Charter Amendment Proposal,” “Common Charter Amendment Proposal” and “Common Stock Issuance Proposal” for the full description of the reasons for and effects of each Required Proposal.

Solicitation of Proxies

This proxy is solicited by and on behalf of our Board of Directors.  Our directors, officers and employees may solicit the return of proxies by personal interview, mail, telephone, e-mail or facsimile.  We will not pay additional compensation to our directors, officers or employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.  We also intend to request persons holding shares of our Series A Preferred Stock and persons holding shares of our Common Stock in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so.  We will bear the expense of soliciting proxies for the Special Meeting, including the cost of mailing.

Record Date and Voting Rights

Our holders of Series A Preferred Stock have no voting rights, except as set forth in our Charter or as otherwise required by law. Under our Charter, holders of Series A Preferred Stock are entitled to vote on matters relating to amending, altering or appealing the provisions of our Charter, as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock, including the Charter Amendment Proposal at the Special Meeting. Our holders of Common Stock are entitled to vote on all matters submitted to shareholders.  Each share of Common Stock entitles the holder to one vote.

Only shareholders of record at the close of business on                , 2021 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting and any postponement or adjournment of the Special Meeting.  On the Record Date,                 shares of Series A Preferred Stock were outstanding and                 shares of Common Stock were outstanding.

We are commencing our solicitation of proxies on or about                , 2021. We will continue to solicit proxies until the date of the Special Meeting.  Each shareholder of record on                , 2021 who has not yet received a proxy statement/prospectus prior to that date will receive a proxy statement/prospectus and have the opportunity to vote on the matters described in the proxy statement/prospectus.  Proxies delivered prior to the Record Date will be valid and effective so long as the shareholder providing the proxy is a shareholder on the Record Date.  If you are not a holder of record on the Record Date, any proxy you deliver will be ineffective.  If you deliver a proxy prior to the Record Date and remain a holder on the Record Date, you do not need to deliver another proxy after the Record Date.  If you deliver a proxy prior to the Record Date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the Record Date even if that number is different from the number of shares you owned when you executed and delivered your proxy.  Proxies received from persons who are not holders of record on the Record Date will not be effective.

Each holder of Series A Preferred Stock is entitled to one vote for each share of Series A Preferred Stock held as of the Record Date. Each holder of Common Stock is entitled to one vote for each share of Common Stock held as of the Record Date.  Consequently, the aggregate number of shares entitled to be voted at the Special Meeting for each Proposal is as follows:

Aggregate Votes Entitled to be Cast
Preferred Charter Amendment Proposal	shares of Series A Preferred Stock
Common Charter Amendment Proposal	shares of Common Stock
Common Stock Issuance Proposal	shares of Common Stock
Adjournment Proposal	shares of Series A Preferred Stock and shares of Common Stock

Voting of Proxies

If you are not planning on attending the Special Meeting to vote your shares in person, your shares cannot be voted until either a signed proxy card is returned to the Company or voting instructions are submitted by using the Internet or by using your tablet or smartphone.  To give the Company the power to vote your shares of Series A Preferred Stock or Common Stock at the Special Meeting, the applicable proxy card that accompanies this proxy statement/prospectus should be returned to the Company in the enclosed return envelope.  Specific instructions for holders of record of Series A Preferred Stock and holders of record of Common Stock who wish to use the Internet, tablet or smartphone voting procedures are set forth on the proxy card.

Shares of Series A Preferred Stock and shares of Common Stock represented by properly executed proxies received in time for the Special Meeting will be voted in accordance with the choices specified in the proxies.  Unless contrary instructions are indicated on the proxy:

•	shares of Series A Preferred Stock will be voted FOR the Preferred Charter Amendment Proposal;
•	shares of Common Stock will be voted FOR the Common Charter Amendment Proposal;
•	shares of Common Stock will be voted FOR the Common Stock Issuance Proposal; and
•	shares of Series A Preferred Stock and Common Stock will be voted FOR the Adjournment Proposal.

The Board of Directors recommends that the holders of Series A Preferred Stock vote “FOR” each of the Preferred Charter Amendment Proposal and the Adjournment Proposal and the holders of Common Stock vote “FOR” each of the Common Charter Amendment Proposal, the Common Stock Issuance Proposal and the Adjournment Proposal.  The management and the Board of Directors know of no matters to be brought before the Special Meeting other than as set forth herein.  Because this is a Special Meeting called by the Board of Directors, under the GBCC and our Bylaws, the only matters that may properly be brought before the meeting are those items proposed in the notice of Special Meeting and further described in this proxy statement/prospectus.  Holders of Series A Preferred Stock and holders of Common Stock do not have the ability to bring any matters before the Special Meeting.

Revocability of Proxy

The giving of your proxy does not preclude your right to vote in person should you so desire.  A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Corporate Secretary that the proxy is revoked, by presenting a later-dated proxy, or by attending the Special Meeting and voting in person.

Broker Non-Votes

If the shares of Series A Preferred Stock or Common Stock you own are held in “street name” by a bank, brokerage firm or other nominee, your nominee, as the record holder of your shares, is required to vote your shares according to your instructions.  The Proposals are non-routine items under the rules of the NYSE American and shares may not be voted on this matter by brokers, banks or other nominees who have not received specific voting instructions from the beneficial owner of the shares.  To vote your shares, you will need to follow the directions your nominee provides to you.  If you do not give instructions to your nominee, your nominee will not have discretionary authority to vote your shares on any of the Proposals and a broker non-vote will result.

Because the required vote for approval on each of the Preferred Charter Amendment Proposal and Common Charter Amendment Proposal is based on all shares entitled to vote at the Special Meeting, a broker non-vote will act as a vote “against” the Preferred Charter Amendment Proposal or Common Charter Amendment Proposal, as applicable. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas all of the Proposals are considered non-routine.

Quorum and Counting of Votes

A majority of the votes entitled to be cast on the Preferred Charter Amendment Proposal by the holders of the Series A Preferred Stock, represented in person or by proxy at the Special Meeting, constitutes a quorum of the holders of the Series A Preferred Stock for action on such proposal. A majority of the votes entitled to be cast on each of the Common Charter Amendment Proposal and the Common Stock Issuance Proposal by the holders of the Common Stock, represented in person or by proxy at the Special Meeting, constitutes a quorum of the holders of the Common Stock for action on each such proposal. If you have returned valid proxy instructions or if you hold your shares in your own name as a holder of record and attend the Special Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum.  If a quorum is not present, the Special Meeting may be adjourned by the holders of a majority of the voting shares represented at the meeting until a quorum has been obtained.

The affirmative vote of the holders of at least 66 2/3% of all shares of Series A Preferred Stock that are outstanding as of the record date will be required to approve the Preferred Charter Amendment Proposal. The affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock as of the record date will be required to approve the Common Charter Amendment Proposal. The affirmative vote of a majority of all votes cast by the holders of Common Stock voting for and against the proposal, whether by proxy or in person at the Special Meeting, will be required to approve the Common Stock Issuance Proposal. The affirmative vote of a majority of all shares of Series A Preferred Stock and Common Stock, voting together as a single class, that are represented at the Special Meeting, whether in person or by proxy, will be required to approve the Adjournment Proposal.

Abstentions and broker non-votes will be included in determining whether a quorum is present at the Special Meeting, as they are considered present and entitled to cast a vote on a matter at the meeting.  Because the required vote for approval on the Preferred Charter Amendment Proposal and Common Charter Amendment Proposal is based on all shares entitled to vote at the Special Meeting, a broker non-vote will act as a vote “against” the Preferred Charter Amendment Proposal or Common Charter Amendment Proposal, as applicable. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas all of the Proposals are considered non-routine.

If you sign and return your proxy card without giving specific voting instructions, your shares will be voted consistent with the Board of Director’s recommendations.

Right to Revoke Proxy

If you hold shares of voting stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	notify our Corporate Secretary in writing before your shares of voting stock have been voted at the Special Meeting;
•	sign, date and mail a new proxy card to the Proxy Solicitor; or
•	attend the Special Meeting and vote your shares of voting stock in person.

You must meet the same deadline when revoking your proxy as when voting by proxy.  See “—Voting of Proxies” for more information.

If shares of voting stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Multiple Shareholders Sharing the Same Address

The SEC rules allow for the delivery of a single copy of proxy materials to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders.  We will deliver promptly upon written or oral request separate copies of our proxy materials to a shareholder at a shared address to which a single copy was delivered.  Requests for additional copies of the proxy materials, and requests that in the future separate proxy materials be sent to shareholders who share an address, should be directed to the Exchange Agent. In addition, shareholders who share a single address but receive multiple copies of the proxy materials may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the previous sentence.

Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to continue duplicate mailings to your household.  If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.  If you hold shares of voting stock in your own name as a holder of record, householding will not apply to your shares.

Proxy Solicitor and Information Agent

We have engaged Morrow Sodali LLC to act as Proxy Solicitor for this proxy solicitation and Information Agent for the Exchange Offer. The Company will pay the Proxy Solicitor and Information Agent a fee of approximately $18,000.00, as well as reasonable and documented out-of-pocket expenses. The Company also has agreed to indemnify the Proxy Solicitor and Information Agent against various liabilities and expenses that relate to or arise out of its solicitation of proxies and its role in the Exchange Offer (subject to certain exceptions). If you have questions regarding the proxy solicitation or Exchange Offer, please contact the Proxy Solicitor and Information Agent at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: RHE@investor.morrowsodali.com

PREFERRED CHARTER AMENDMENT PROPOSAL

General

In connection with the Exchange Offer, the Board of Directors has recommended to the holders of Series A Preferred Stock for approval the Preferred Charter Amendment Proposal.  The proposed Charter Amendments set forth as Annex B to this proxy statement/prospectus implements such an amendment to (i) reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share, (ii) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (iii) eliminate future dividends on the Series A Preferred Stock, (iv) eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (v) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share, (vi) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share and (vii) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference. The following description, which summarizes the proposed Charter Amendments, is qualified in its entirety by reference to the Charter and the amended text of the affected provisions of the Charter reflecting the Charter Amendments, set forth in Annex B to this proxy statement/prospectus.

The Exchange Offer and the other transactions described herein, including the Charter Amendments, will not occur if the Preferred Charter Amendment Proposal to amend the Charter as outlined below is not approved at the Special Meeting.

Proposed Charter Amendments

Listed below are the proposed Charter Amendments. For more information about the reasons for the proposed Charter Amendments, see “The Exchange Offer—Reasons for the Exchange Offer.”

	Existing Charter Provision	Proposed Amendment to Charter Provision
Liquidation Preference	The liquidation preference is $25.00 per share.	The liquidation preference will be $5.00 per share.
Payment of Dividends

Dividends on the Series A Preferred Stock are payable quarterly in cash when and as declared by the Board of Directors and accumulate at a rate of 12.875% per annum of the $25.00 per share liquidation preference.

Dividends on the Series A Preferred Stock will no longer be paid.
Accumulated and Unpaid Dividends	Dividends shall accrue and accumulate on each issued and outstanding share of the Series A Preferred Stock on a daily basis from the original date of issuance of such share and are payable quarterly.	All accumulated and unpaid dividends will be eliminated.
Penalty Events and Election of Directors

Whenever a penalty event has occurred, the number of directors constituting the Board of Directors will be automatically increased by two and the holders of the Series A Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors.

There will no longer be any penalty events and holders of Series A Preferred Stock will no longer have the right to vote for the election of two directors whenever a penalty event has occurred.

Optional Redemption Price	The redemption price for an optional redemption is $25.00 per share.	The redemption price for an optional redemption will be $5.00 per share.
Change of Control Redemption Price	The redemption price for a redemption upon a change of control is $25.00 per share.	The redemption price for a redemption upon a change of control will be $5.00 per share.
Voting Rights

When shares of any class or series of stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

When shares of any class or series of stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $5.00 of liquidation preference.

The terms of the Series A Preferred Stock under our existing Charter are described under “Description of Capital Stock—Series A Preferred Stock.” The terms of the Common Stock are described under “Description of Capital Stock—Common Stock.” The Series A Preferred Stock and the Common Stock have different rights.  For more information about these differences, see “The Exchange Offer—Differences in Rights of Our Series A Preferred Stock and Common Stock.”

Vote Required

The affirmative vote of the holders of at least 66 2/3% of all shares of Series A Preferred Stock that are outstanding as of the record date will be required to approve the Preferred Charter Amendment Proposal.

Board of Directors Recommendation

After careful consideration, the Board of Directors determined that the Preferred Charter Amendment Proposal is in the best interests of the Company and directed that it be submitted to the holders of Series A Preferred Stock for their approval.  The Board of Directors recommends that the holders of Series A Preferred Stock vote in favor of the Preferred Charter Amendment Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT

THE HOLDERS OF SERIES A PREFERRED STOCK VOTE
“FOR”
THE PREFERRED CHARTER AMENDMENT PROPOSAL

COMMON CHARTER AMENDMENT PROPOSAL

General

In connection with the Exchange Offer, the Board of Directors has recommended to the holders of Common Stock for approval the Common Charter Amendment Proposal.  The proposed Charter Amendments set forth as Annex B to this proxy statement/prospectus implements such an amendment to (i) reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share, (ii) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (iii) eliminate future dividends on the Series A Preferred Stock, (iv) eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (v) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share, (vi) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share and (vii) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference. The following description, which summarizes the proposed Charter Amendments, is qualified in its entirety by reference to the Charter and the amended text of the affected provisions of the Charter reflecting the Charter Amendments, set forth in Annex B to this proxy statement/prospectus.

The Exchange Offer and the other transactions described herein, including the Charter Amendments, will not occur if the Common Charter Amendment Proposal to amend the Charter as outlined below is not approved at the Special Meeting.

Proposed Charter Amendments

Listed below are the proposed Charter Amendments. For more information about the reasons for the proposed Charter Amendments, see “The Exchange Offer—Reasons for the Exchange Offer.”

	Existing Charter Provision	Proposed Amendment to Charter Provision
Liquidation Preference	The liquidation preference is $25.00 per share.	The liquidation preference will be $5.00 per share.
Payment of Dividends

Dividends on the Series A Preferred Stock are payable quarterly in cash when and as declared by the Board of Directors and accumulate at a rate of 12.875% per annum of the $25.00 per share liquidation preference.

Dividends on the Series A Preferred Stock will no longer be paid.
Accumulated and Unpaid Dividends	Dividends shall accrue and accumulate on each issued and outstanding share of the Series A Preferred Stock on a daily basis from the original date of issuance of such share and are payable quarterly.	All accumulated and unpaid dividends will be eliminated.
Penalty Events and Election of Directors

Whenever a penalty event has occurred, the number of directors constituting the Board of Directors will be automatically increased by two and the holders of the Series A Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors.

There will no longer be any penalty events and holders of Series A Preferred Stock will no longer have the right to vote for the election of two directors whenever a penalty event has occurred.

Optional Redemption Price	The redemption price for an optional redemption is $25.00 per share.	The redemption price for an optional redemption will be $5.00 per share.
Change of Control Redemption Price	The redemption price for a redemption upon a change of control is $25.00 per share.	The redemption price for a redemption upon a change of control will be $5.00 per share.
Voting Rights

When shares of any class or series of stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

When shares of any class or series of stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $5.00 of liquidation preference.

The terms of the Series A Preferred Stock under our existing Charter are described under “Description of Capital Stock—Series A Preferred Stock.” The terms of the Common Stock are described under “Description of Capital Stock—Common Stock.” The Series A Preferred Stock and the Common Stock have different rights.  For more information about these differences, see “The Exchange Offer—Differences in Rights of Our Series A Preferred Stock and Common Stock.”

Vote Required

The affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock as of the record date will be required to approve the Common Charter Amendment Proposal.

Board of Directors Recommendation

After careful consideration, the Board of Directors determined that the Common Charter Amendment Proposal is in the best interests of the Company and directed that it be submitted to the holders of Common Stock for their approval.  The Board of Directors recommends that the holders of Common Stock vote in favor of the Common Charter Amendment Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT

THE HOLDERS OF COMMON STOCK VOTE
“FOR”
THE COMMON CHARTER AMENDMENT PROPOSAL

COMMON STOCK ISSUANCE PROPOSAL

General

In connection with the Exchange Offer, the Board of Directors has recommended for shareholder approval the Common Stock Issuance Proposal.  In connection with the Exchange Offer, the Company is offering to issue up to 1,405,768 shares of our Common Stock, which would be in excess of 20% of our outstanding Common Stock prior to the issuance, upon the terms and conditions more fully described below.  The exact number of shares of Common Stock to be issued in the Exchange Offer will depend on the aggregate amount of shares of Series A Preferred Stock tendered in the Exchange Offer in exchange for Common Stock.

Our Common Stock and our Series A Preferred Stock are listed on the NYSE American and, as a result, we are subject to the rules and regulations of the NYSE American.  Although we do not know the exact number of shares of Common Stock to be issued in the Exchange Offer, the consummation of the Exchange Offer will result in the issuance of more than 20% of our currently outstanding shares of Common Stock.  As a result, shareholder approval of the issuance is required by Section 713(a) of the NYSE American Company Guide.

Our Board believes that authorizing the issuance of the shares of Common Stock in connection with the Exchange Offer is in the best interests of the Company because consummation of the Exchange Offer is intended to improve our capital structure and eliminate the Company’s large and growing financial obligation to its holders of Series A Preferred Stock, which the Company believes impedes the growth and strategic opportunities available to it. The amount of accumulated and unpaid dividends on the Series A Preferred Stock is $31.49 million as of May 24, 2021, and unpaid dividends on the Series A Preferred Stock will continue to accumulate (whether or not declared or paid) at a rate of approximately $2.249 million per quarter. See “The Exchange Offer—Reasons for the Exchange Offer.”

Authorizing the issuance of the shares of Common Stock will not ensure that we will be able to complete the Exchange Offer or that if we make such an offer, it will be accepted by holders of the Series A Preferred Stock.  Approval will, however, allow us to undertake such a transaction.  Approval of the issuance of our Common Stock will not adversely affect the rights of the holders of currently outstanding shares of Common Stock, except for effects incidental to increasing the number of shares of our Common Stock outstanding, such as dilution of any earnings per share and voting rights.

If our shareholders vote to approve the issuance of the shares of Common Stock, we plan to conduct the Exchange Offer on the terms and conditions set forth in the Registration Statement of which this proxy statement/prospectus is a part.  In addition, we intend to file with the NYSE American an application to list the shares of Common Stock issued in connection with the Exchange Offer.  The shares of Common Stock issued would dilute the percentage ownership of the holders of Common Stock currently outstanding, and their resale could have an adverse effect on the trading price of our Common Stock.  There are no impediments to the immediate resale of the newly issued shares (provided that the recipient is not an affiliate of the Company), which may have a further adverse effect on the trading price of our Common Stock.

Vote Required

The affirmative vote of a majority of all votes cast by the holders of Common Stock voting for and against the Common Stock Issuance Proposal, whether by proxy or in person at the Special Meeting, will be required to approve the Common Stock Issuance Proposal.  Abstentions and broker non-votes will have no effect on the outcome of the Common Stock Issuance Proposal. The approval of the holders of Series A Preferred Stock is not required to approve the Common Stock Issuance Proposal under Section 713(a) of the NYSE American Company Guide.

Board of Directors Recommendation

After careful consideration, the Board of Directors determined that the Common Stock Issuance Proposal is in the best interests of the Company and directed that it be submitted to the holders of Common Stock for their approval.  The Board of Directors recommends that the holders of Common Stock vote in favor of the Common Stock Issuance Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT

THE HOLDERS OF COMMON STOCK VOTE
“FOR”
THE COMMON STOCK ISSUANCE PROPOSAL

ADJOURNMENT PROPOSAL

General

The Special Meeting may be adjourned to another time and place, including, if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Required Proposals.

We are asking our holders of Series A Preferred Stock and holders of Common Stock to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of any adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Required Proposals.

Vote Required

The affirmative vote of a majority of all shares of Series A Preferred Stock and Common Stock, voting together as a single class, that are represented at the Special Meeting, whether in person or by proxy, will be required to approve the Adjournment Proposal.  Abstentions and broker non-votes will have no effect on the outcome of the Adjournment Proposal.

Board of Directors Recommendation

After careful consideration, the Board of Directors determined that the Adjournment Proposal is in the best interests of the Company and directed that it be submitted to the holders of Series A Preferred Stock and holders of Common Stock for their approval.  The Board of Directors recommends that the holders of Series A Preferred Stock and holders of Common Stock vote in favor of the Adjournment Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT

THE HOLDERS OF SERIES A PREFERRED STOCK AND HOLDERS OF COMMON STOCK VOTE
“FOR”
THE ADJOURNMENT PROPOSAL

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2021 (in thousands):

•	on an actual basis;
•

on an as adjusted basis to give effect to the Exchange Offer (assuming 66 2/3% of the outstanding shares of Series A Preferred Stock (1,874,357 shares) are each exchanged for 0.5 shares of Common Stock); and

•	on an as adjusted basis to give effect to the Exchange Offer (assuming 100% of the outstanding shares of Series A Preferred Stock (2,811,535 shares) are each exchanged for 0.5 shares of Common Stock).

You should read this information together with our financial statements and the notes to those statements appearing elsewhere in this proxy statement/prospectus.

	March 31, 2021
	Actual	As Adjusted*	As Adjusted**
	(In thousands)
Cash	$6,196	$6,196	$6,196
Restricted cash	2,991	2,991	2,991
Total cash and cash equivalents	$9,187	$9,187	$9,187

Senior debt, net	$46,974	$46,974	$46,974
Bonds, net	6,354	6,354	6,354
Other debt, net	1,105	1,105	1,105
Total long-term debt	54,433	54,433	54,433

Stockholders’ equity:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 1,688 issued and outstanding at March 31, 2021	62,041	103,656	124,464
Preferred stock, no par value; 5,000 shares authorized; 2,812 shares issued and outstanding, redemption amount $70,288 at March 31, 2021	62,423	20,808	–
Accumulated deficit	(113,339)	(113,339)	(113,339)
Total stockholders’ equity	11,125	11,125	11,125
Total capitalization and stockholders’ equity	$65,558	$65,558	$65,558

_________________________

* Assuming 66 2/3% of the outstanding shares of Series A Preferred Stock (1,874,357 shares) are each exchanged for 0.5 shares of Common Stock.

** Assuming 100% of the outstanding shares of Series A Preferred Stock (2,811,535 shares) are each exchanged for 0.5 shares of Common Stock.

MARKET PRICE FOR THE SERIES A PREFERRED STOCK AND COMMON STOCK

Series A Preferred Stock

In November 2012, our shares of Series A Preferred Stock commenced trading on the NYSE American under the symbol “RHE-PA.” There were approximately 1,069 holders of record of Series A Preferred Stock as of May 24, 2021.

The table below sets forth, for the periods indicated, the high and low closing prices of our Series A Preferred Stock as reported by the NYSE American.

2021	High	Low
Second Quarter to Date	$4.5900	$2.7300
First Quarter	$2.9300	$2.2400

2020	High	Low
Fourth Quarter	$2.4200	$1.9000
Third Quarter	2.2000	1.7800
Second Quarter	2.2400	1.7500
First Quarter	4.6700	1.8500

2019	High	Low
Fourth Quarter	$5.5490	$3.9600
Third Quarter	6.2500	2.9350
Second Quarter	4.2300	2.7805
First Quarter	4.0000	2.3000

On May 24, 2021, the closing price of our Series A Preferred Stock as traded on the NYSE American was $4.59 per share.

Common Stock

In November 2006, our shares of Common Stock commenced trading on the NYSE American under the symbol “RHE.” There were approximately 8,102 holders of record of Common Stock as of May 24, 2021.

The table below sets forth, for the periods indicated, the high and low closing prices of our Common Stock as reported by the NYSE American.

2021	High	Low
Second Quarter to Date	$19.49	$3.92
First Quarter	$7.25	$3.09

2020	High	Low
Fourth Quarter	$3.93	$1.30
Third Quarter	1.83	1.17
Second Quarter	1.60	1.12
First Quarter	1.61	0.75

2019	High	Low
Fourth Quarter	$1.67	$1.28
Third Quarter	2.48	1.56
Second Quarter	3.78	1.08
First Quarter	1.88	1.08

On May 24, 2021, the closing price of our Common Stock as traded on the NYSE American was $13.51 per share.

DIVIDEND POLICY AND DIVIDENDS PAID ON OUR COMMON STOCK

For certain information with respect to our dividend policy and the dividends paid on our Common Stock, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Market for Registrant’s Common Equity” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For a discussion and analysis of our financial condition and results of operations, see Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus and Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report, a copy of which is attached as Annex A-2 to this proxy statement/prospectus.

DESCRIPTION OF BUSINESS

For a description of our business, see Part I, Item 1, “Business” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

For certain information with respect to our directors, executive officers and control persons, see Part III, Item 10, “Directors, Executive Officers and Corporate Governance—Information About our Executive Officers” and “—Arrangements with Directors Regarding Election/Appointment” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus.

STOCK OWNERSHIP

Ownership of the Common Stock

For certain information with respect to the beneficial ownership of our Common Stock, see Part III, Item 12, “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Beneficial Ownership of Common Stock” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus.

Ownership of the Series A Preferred Stock

To our knowledge, none of our directors or executive officers beneficially own any shares of Series A Preferred Stock. The following table sets forth certain information, as of May 24, 2021 and based on information reported by each beneficial owner, relating to the beneficial ownership of our Series A Preferred Stock. To our knowledge, there are no other beneficial owners who hold more than 5% of the outstanding shares of Series A Preferred Stock.

Name and Address of Beneficial Owner	Number of Shares of Series A Preferred Stock Beneficially Owned	Percent of Outstanding Series A Preferred Stock
Charles L. Frischer	383,982 (1)	13.7%

(1) Information obtained from the Schedule 13D/A filed by Charles L. Frischer and the Libby Frischer Family Partnership (“LFFP”), an entity that Mr. Frischer is the general partner of, with the SEC on December 2, 2019. Charles L. Frischer reports having sole voting power and sole dispositive power with respect to 383,982 shares of Series A Preferred Stock. LFFP reports having sole voting power and sole dispositive power with respect to 11,000 shares of Series A Preferred Stock. The principal business address of Charles L. Frischer and LFFP is 4404 52nd Avenue NE, Seattle, WA 98105.

EXECUTIVE COMPENSATION

Executive Compensation Tables

For certain tabular information with respect to the compensation of our current executive officers, see Part III, Item 11, “Executive Compensation—Summary Compensation Table” and “—Outstanding Equity Awards at Fiscal Year-End Table” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus.

Compensation Arrangements with Executive Officers

For certain information with respect to the compensation of some of our current executive officers, see Part III, Item 11, “Executive Compensation—Executive Compensation Arrangements” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus.

Compensation Arrangements with Former Executive Officers.

For certain information with respect to the compensation of some of our former executives, see Part III, Item 11, “Executive Compensation—Compensation Arrangements With Former Executive Officers” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus.

2020 Equity Incentive Plan

The Board believes that stock-based incentive awards can play an important role in our success by encouraging and enabling our employees, directors and consultants upon whose judgment, initiative and efforts we largely depend for the successful conduct of our business to acquire a proprietary interest in us. The Board believes that providing such persons with a direct stake in us assures a closer identification of the interests of such individuals with ours and our shareholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with us.

On November 4, 2020, the Board adopted, subject to shareholder approval, the Regional Health Properties, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). On December 16, 2020, at the Company’s 2020 Annual Meeting of Shareholders, the Company’s shareholders approved the 2020 Plan. The 2020 Plan is designed to enhance the flexibility to grant equity awards to our employees, directors and consultants and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by the Compensation Committee of the Board (the “Compensation Committee”).

Summary of the 2020 Plan

The following description of certain features of the 2020 Plan is intended to be a summary only.  The summary does not purport to be a complete description of all of the provisions of the 2020 Plan and is qualified in its entirety by the full text of the 2020 Plan, which is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part.

Administration.  The 2020 Plan will be administered by the Compensation Committee.  The Compensation Committee has full power, subject to the provisions of the 2020 Plan, to: (i) select, from among the individuals eligible for awards, the individuals to whom awards will be granted; (ii) make any combination of awards to participants; (iii) determine the type of awards; and (iv) determine the specific terms and conditions of each award.

Eligibility; Plan Limits.  All employees and non-employee directors are eligible to participate in the 2020 Plan as well as consultants who are natural persons and are designated as eligible by the Compensation Committee.  As of October 8, 2020, approximately 22 individuals would have been eligible to participate in the 2020 Plan had it been effective on such date, including two executive officers, 14 employees who are not executive officers, three non-employee directors and three consultants.  There are certain limits on the number of awards that may be granted under the 2020 Plan.  For example, awards with respect to no more than 24,000 shares of Common Stock may be granted to any individual in any one calendar year, and no more than 250,000 shares of Common Stock may be granted in the form of incentive stock options.

Director Compensation Limit.  The 2020 Plan provides that the value of all awards under the 2020 Plan and all other cash compensation paid by us to any non-employee director in any calendar year shall not exceed $75,000.

Stock Options.  The 2020 Plan permits the granting of: (i) options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Code, and (ii) options that do not so qualify.  Options granted under the 2020 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options.  Incentive stock options may only be granted to employees of the Company and its subsidiaries.  Non-qualified options may be granted to any persons eligible to receive incentive options and to all other eligible participants in the 2020 Plan. The option exercise price of each option will be determined by the Compensation Committee.  The exercise price may not be less than 100% of the fair market value of the Common Stock on the date of grant.  Fair market value for this purpose shall be the closing sales price of the Common Stock as quoted on the NYSE American, or if the closing sales price is not quoted on such date of determination, the closing sales price on the last preceding date for which such quotation exists. The exercise price of an option may not be reduced after the date of the option grant without shareholder approval, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant.  The Compensation Committee will determine at what time or times each option may be exercised.  In general, unless otherwise permitted by the Compensation Committee, no option granted under the 2020 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee.

Upon exercise of options, the option exercise price must be paid in full: (i) in cash or by certified check; (ii) by delivery of shares of Common Stock having a value equal to the exercise price; (iii) by broker-assisted exercise; (iv) with respect to stock options that are not incentive stock options, by a “net exercise” arrangement, pursuant to which the number of shares issued upon exercise is reduced by a number of shares with a fair market value equal to the exercise price; or (iv) by any other means approved by the Compensation Committee consistent with applicable law.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Restricted Common Stock.  The Compensation Committee may award shares of Common Stock to participants subject to such conditions and restrictions as the Compensation Committee may determine.  These conditions and restrictions may include the achievement of certain Company and individual performance goals and/or continued employment or other service with the Company through a specified restricted period.

Restricted Stock Units.  The Compensation Committee may award restricted stock units to participants.  Restricted stock units are ultimately payable in the form of shares of Common Stock, subject to such conditions and restrictions as the Compensation Committee may determine.  These conditions and restrictions may include the achievement of certain performance goals and/or continued employment or other service with the Company through a specified vesting period.

Deferred Stock Units.  The Compensation Committee may award deferred stock units to participants.  Deferred stock units are ultimately payable in the form of shares of Common Stock, generally at a later date elected by the participant.

Stock Appreciation Rights.  The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to cash, shares of Common Stock or a combination thereof equal to the value of the appreciation in the stock price over the base price.  The base price of a stock appreciation right that is granted in tandem with a stock option will be equal to the exercise price of such stock option and the base price of a stock appreciation right that is not granted in tandem with a stock option may not be less than 100% of the fair market value of the Common Stock on the date of grant.

Performance Units.  The Compensation Committee may grant performance units, which entitle a participant to cash, shares of Common Stock or a combination of the two upon the achievement of certain performance criteria.

Other Stock-Based Awards.  The Compensation Committee may grant other awards denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Common Stock or other equity interests of the Company (or a Company subsidiary or operating partnership, if applicable).

Certain Corporate Events. The Compensation Committee has broad discretion to take action under the 2020 Plan, as well as to make adjustments to the number and kind of shares issuable under the 2020 Plan and the terms, conditions and exercise price (if any) of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting the Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions.

In addition, in the event of certain non-reciprocal transactions between the Company and our shareholders known as “equity restructurings,” the Compensation Committee will make equitable adjustments to the 2020 Plan and outstanding awards.

In the event of a “change-in-control” (as defined in the 2020 Plan), and except as may be otherwise provided in the applicable award agreement, to the extent that the surviving entity declines to assume or replace outstanding awards, then all such outstanding awards will become fully vested and exercisable in connection with the transaction, all forfeiture and other restrictions with respect to such awards will lapse, and all performance goals with respect to such awards will be deemed met to the extent provided in the participant’s award agreement or any other written agreement entered into between us and the participant. Upon or in anticipation of a change-in-control in which outstanding awards will not be replaced or assumed by the surviving entity, the Compensation Committee may cause any outstanding awards to terminate at a specified time in the future, including, but not limited to, the date of such change-in-control, and will and give the participant the right to exercise such awards during a period of time determined by the Compensation Committee in its sole discretion.

Tax Withholding.  Participants in the 2020 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards.  The Compensation Committee may require awards to be subject to mandatory share withholding up to the required withholding amount. The Compensation Committee may also require the tax withholding obligation to be satisfied by a sell to cover arrangement.

Amendments and Termination.  The Board or the Compensation Committee may at any time amend, suspend or terminate the 2020 Plan; provided, however, no such action of the Board or the Committee may be taken without shareholder approval if such action would otherwise require shareholder approval under applicable law, including the rules of the NYSE American. Additionally, no amendment, suspension or termination of the 2020 Plan may impair any rights or obligations under any outstanding award without the participant’s consent. Under the rules of the NYSE American, any amendments that materially increase the number of shares to be issued under the 2020 Plan, materially increase the benefits to the participants in the 2020 Plan, materially expand the class of participants eligible to participate in the 2020 Plan, or expand the types of options or awards provided under the 2020 Plan, will be subject to approval by our shareholders.

Effective Date of Plan.  The 2020 Plan was approved by our Board on November 4, 2020 and became effective on December 16, 2020, the date on which it was approved by our shareholders.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2020 Plan. It does not describe all federal tax consequences under the 2020 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of Common Stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then: (i) upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss; and (ii) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally: (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Common Stock) over the exercise price thereof; and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of Common Stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, then the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time a non-qualified option is granted. Generally: (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares of Common Stock on the date of exercise, and we receive a tax deduction for the same amount; and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Common Stock. Upon exercise, the optionee will also be subject to social security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. We generally will be entitled to a tax deduction in connection with other awards under the 2020 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible by us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Retirement Programs

For certain information with respect to our retirement programs, see Part III, Item 11, “Executive Compensation—Retirement Programs” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus.

DIRECTOR COMPENSATION

For certain information with respect to the compensation of our directors, see Part III, Item 11, “Executive Compensation—Director Compensation” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board Structure

Our Charter and our Bylaws provide the Board with flexibility to select the appropriate leadership structure for the Company. The Board does not have a policy as to whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined, or whether the Chairman of the Board should be a management or a non-management director. Since April 17, 2020, the Board has not had a Chairman of the Board.

Mr. Fox serves as the Lead Independent Director of the Board (the “Lead Independent Director”). As the primary interface between management and the Board, the Lead Independent Director provides and serves as a key contact for the independent directors, thereby enhancing the Board’s independence from management. In addition, a Lead Development Director provides a valuable counterweight to a combined Chairman and Chief Executive Officer role, when we have such a dual role as we have from time to time. The Lead Independent Director’s responsibilities include as applicable, among other things:

(i)	consulting with the Chairman of the Board (or the Chief Executive Officer, if there is no Chairman of the Board) regarding the agenda for Board meetings;
(ii)	scheduling and preparing agendas for meetings of non-management directors;
(iii)	presiding over meetings of non-management directors and executive sessions of meetings of the Board from which employee directors are excluded;
(iv)	acting as principal liaison between non-management directors and the Chairman of the Board (or the Chief Executive Officer, if there is no Chairman of the Board) on sensitive issues; and
(v)	raising issues with management on behalf of the non-management directors when appropriate.

The Board employs a number of corporate governance measures to provide an appropriate balance between the respective needs for the operational and strategic leadership provided by management directors, on one hand, and the oversight and objectivity of independent directors, on the other. These corporate governance measures include having a Lead Independent Director with the responsibilities described above, having all of our standing Board committees consist entirely of independent directors, and having each independent director serve on Board committees. Further: (i) all directors play an active role in overseeing the Company’s business both at the Board and committee levels; (ii) directors have full and free access to members of management; and (iii) each of the Board committees has the authority to retain independent financial, legal or other experts as it deems necessary. Also, the Lead Independent Director holds separate executive sessions of non-management directors and independent directors as he deems necessary.

The Board believes that not having a Chairman of the Board and having a Lead Independent Director is the most appropriate leadership structure for the Company at this time because of the small size of the Board.

Director Independence

The NYSE American listing standards for smaller reporting companies require that at least 50% of the members of a listed company’s board of directors qualify as “independent,” as defined under NYSE American rules and as affirmatively determined by the company’s board of directors. After review of all the relevant transactions and relationships between each director (and his family members) and the Company, senior management and our independent registered public accounting firm, the Board affirmatively determined that, at all times during the year ended December 31, 2020, and through the date of this proxy statement/prospectus, each of Messrs. Fox, Taylor and Tenwick was independent within the meaning of applicable NYSE American rules.

For purposes of determining the independence of Mr. Fox, the Board considered the Fox Agreement. See “Directors, Executive Officers and Control Persons.”

Committees of the Board

The Board has three standing committees that assist it in carrying out its duties—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (the “Nominating Committee”).

Each member of the Audit Committee, the Compensation Committee and the Nominating Committee is independent under the listing standards of the NYSE American. The charters of the Audit Committee, the Compensation Committee and the Nominating Committee are available on the Investor Relations page of our website at www.regionalhealthproperties.com and may also be obtained, without charge, by contacting the Corporate Secretary, Regional Health Properties, Inc., 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024. The following chart shows the membership of our standing committees, as of the date of this proxy statement/prospectus.

Name	Audit Committee	Compensation Committee	Nominating Committee
Michael J. Fox	√	√	Chair
Brent Morrison	—	—	—
Kenneth W. Taylor	Chair	√	√
David A. Tenwick	√	Chair	√

Audit Committee. The Audit Committee was established in accordance with Section 3(e)(58)(A) of the Exchange Act. The Audit Committee has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The Audit Committee also approves the appointment of the independent auditors for the next fiscal year, approves the services to be provided by the independent auditors and the fees for such services, reviews and approves the auditor’s audit plans, reviews and reports upon various matters affecting the independence of the independent auditors and reviews with the independent auditors the results of the audit and management’s responses. The Board has determined that Mr. Taylor qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act, and that he is independent for purposes of the NYSE American rules with respect to audit committee members.

Compensation Committee. The Compensation Committee is responsible for establishing our compensation plans. The Compensation Committee’s duties include the development with management of benefit plans for our employees and the formulation of bonus plans and incentive compensation packages. The Compensation Committee advises the Board with respect to the compensation of each senior executive and each member of the Board. In approving the compensation of each senior executive (other than the Chief Executive Officer), the Compensation Committee may consider recommendations made by the Chief Executive Officer. The Compensation Committee is also charged with the oversight of compensation plans and practices for all employees of the Company. The Compensation Committee relies upon data made available for the purpose of providing information on organizations of similar or larger scale engaged in similar activities. The purpose of the Compensation Committee’s activity is to assure that our resources are used appropriately to recruit and maintain competent and talented executives and employees able to operate and grow the Company successfully.

Nominating Committee. The Nominating Committee is responsible for evaluating and recommending to the Board qualified nominees for election as directors and qualified directors for committee membership, establishing evaluation procedures and conducting an annual evaluation of the performance of the Board, developing corporate governance principles, recommending those principles to the Board and considering other matters pertaining to the size and composition of the Board.

Director Attendance at Board, Committee and Annual Shareholder Meetings

During 2020, the Board held nine meetings in person or telephonically and took action by written consent two times, and the Audit Committee, Compensation Committee and Nominating Committee held four, two and one meeting(s) in person or telephonically, respectively. Each director attended at least 75%, collectively, of the meetings of the Board and its committees on which he served during 2020. In addition, each director attended the Company’s 2020 Annual Meeting of Shareholders either telephonically or in person. Directors are expected to make reasonable efforts to attend the Company’s annual meeting of shareholders.

Director Nomination Process

With respect to the director nomination process, the Nominating Committee’s responsibilities include reviewing the size and overall composition of the Board and recommending changes to the Board; identifying and recommending to the Board qualified individuals to become Board members; making recommendations to the Board with respect to retirement arrangements or policies for Board members; monitoring and reviewing any issues relating to the independence of directors; considering director candidates recommended by shareholders; assisting the Board in developing processes and procedures for evaluating Board nominees recommended by shareholders; and recommending to the Board directors to be elected by the Board to fill vacancies.

The Nominating Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. Director candidates will be evaluated based on their financial literacy, business acumen and experience, independence for purposes of compliance with SEC rules and the NYSE American listing standards and their willingness, ability and availability for service, as well as other criteria established by the Nominating Committee. The Nominating Committee believes that continuity in leadership maximizes the Board’s ability to exercise meaningful oversight. Because qualified incumbent directors are generally uniquely positioned to provide shareholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director, the Nominating Committee will generally consider as potential candidates those incumbent directors interested in standing for re-election who they believe have satisfied director performance expectations, including regular attendance at, preparation for and meaningful participation in meetings of the Board and its committees.

The Nominating Committee will consider the recommendations of shareholders regarding potential director candidates. Any shareholder who wishes to have the Nominating Committee consider a candidate for election by the Board is required to give written notice of his or her intention to make such a nomination. Our Bylaws set forth the procedures required to be followed for a shareholder to nominate a potential director candidate. A proposed nomination that does not comply with these procedures will not be considered by the Nominating Committee. There are no differences in the manner in which the Nominating Committee considers or evaluates director candidates it identifies and director candidates who are recommended by shareholders.

Board Diversity

The Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the members of the Nominating Committee will consider and discuss diversity, among other factors, with a view toward the role and needs of the Board as a whole. When identifying and recommending director nominees, the members of the Nominating Committee generally will view diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint and perspective, professional experience, education, skill and other qualities or attributes that together contribute to the functioning of the Board. The Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a Board that best serves the needs of the Company and its shareholders.

Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting our business strategy is a key part of the Board’s risk oversight and method for determining what constitutes an appropriate level of risk for us. Risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from an outside consultant. The Nominating Committee’s risk oversight responsibilities include recommending qualified nominees to be elected to the Board by our shareholders, reviewing and assessing periodically our policies and practices on corporate governance, and overseeing an annual evaluation of the Board. In addition, in setting compensation, the Compensation Committee strives to create a combination of short-term and longer-term incentives that encourage a level of risk-taking behavior consistent with our business strategy.

Code of Ethics

We have adopted a written code of conduct, our Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, and any person performing similar functions). Our Code of Business Conduct and Ethics is available in the corporate governance subsection of the Investor Relations page of our website at www.regionalhealthproperties.com and also may be obtained, without charge, by contacting the Corporate Secretary, Regional Health Properties, Inc., 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024.

Insider Trading Policy and Hedging

We have adopted an Insider Trading Policy which, among other things, prohibits our officers, directors and employees from trading our securities on a short-term basis, purchasing our securities on margin, engaging in short sales with respect to our securities, and buying or selling puts or calls with respect to our securities. We have not otherwise adopted any practices or policies regarding the ability of our officers, directors and employees to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.

Communication with the Board and its Committees

The Board welcomes communications from shareholders. Shareholders may send communications to the Board, any of its committees or one or more individual directors, in care of the Corporate Secretary, Regional Health Properties, Inc., 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024. Any correspondence addressed to the Board, any of its committees or to any one of our directors in care of our offices will be forwarded to the addressee without review by management.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

For certain information with respect to related party transactions, see Part III, Item 13, “Certain Relationships and Related Transactions, and Director Independence—Related Party Transactions” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus. For a description of the arrangements between the Company and Mr. Fox regarding his service as a director, see Part III, Item 10, “Directors, Executive Officers and Corporate Governance—Arrangements with Directors Regarding Election/Appointment” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus.

Approval of Related Party Transactions

For certain information with respect to the approval of certain related party transactions, see Part III, Item 13, “Certain Relationships and Related Transactions, and Director Independence—Approval of Related Party Transactions” in our Annual Report, a copy of which is attached as Annex A-1 to this proxy statement/prospectus

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the material terms of our securities that may be offered under this proxy statement/prospectus. This description does not purport to be complete and is subject in all respects to applicable Georgia law and to the provisions of our Charter and our Bylaws, which are filed as exhibits to the Registration Statement of which this proxy statement/prospectus is a part, and any applicable amendments or supplements thereto, copies of which are on file with the SEC as described under “How to Obtain Additional Information.”

General

We may offer under this proxy statement/prospectus shares of Common Stock. Our Charter authorizes us to issue up to 60,000,000 shares of capital stock, consisting of (a) 55,000,000 shares of Common Stock, no par value per share, and (b) 5,000,000 shares of preferred stock, no par value per share.

Common Stock

As of May 24, 2021, we had 1,688,219 shares of Common Stock outstanding. The following is a summary of the material terms and provisions of our Common Stock.

Authorized Capital Shares

Our authorized capital shares consist of 55,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. All outstanding shares of our Common Stock are validly issued, fully paid and nonassessable.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share of our Common Stock held of record on the applicable record date on all matters submitted to a vote of shareholders. Except for the election of directors, which is determined by a plurality vote of the votes cast by the shares entitled to vote in the election, or as otherwise may be provided by applicable law or the rules of the NYSE American, a corporate action voted on by shareholders generally is approved, provided a quorum is present, if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. Holders of our Common Stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any of the then‑outstanding shares of preferred stock.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of our Common Stock will share ratably in all remaining assets available for distribution to shareholders after payment of, or provision for, our liabilities, subject to prior distribution rights of shares of the preferred stock, if any, then outstanding.

Preemptive Rights

Holders of our Common Stock do not have any preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other of our securities.

Ownership and Transfer Restrictions

Our Common Stock is subject to the ownership and transfer restrictions included in Article IX of our Charter. See “—Ownership and Transfer Restrictions.”

Certain Provisions of Our Charter and Our Bylaws

Our Charter and our Bylaws contain provisions that could make more difficult or discourage any attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. These provisions include the ownership and transfer restrictions related to our Common Stock (see “—Ownership and Transfer Restrictions”) as well as the following:

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Shareholder Action Through Written Consent.  Our Bylaws only provide for shareholder action by written consent in lieu of a meeting if all shareholders entitled to vote on such action sign such consent.

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Special Meetings.  Our Bylaws provide that special meetings of shareholders may only be called by: (i) the Board in accordance with our Bylaws; (ii) the Chairman of the Board; (iii) our Chief Executive Officer; or (iv) the holders of 25% of the votes entitled to be cast on any issue proposed to be considered at such special meeting.

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Removal of Directors.  Our Charter and our Bylaws provide that directors may be removed from the Board only for cause and then only by the affirmative vote of at least a majority of all votes entitled to be cast in the election of such directors. Our Charter and our Bylaws provide that, for purposes of removing a director, “cause” shall mean only: (i) conviction of a felony; (ii) declaration of unsound mind by an order of a court; (iii) gross dereliction of duty; (iv) commission of an action involving moral turpitude; or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action results in an improper substantial personal benefit and a material injury to us.

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Authorized But Unissued Stock.  The authorized but unissued shares of our Common Stock and preferred stock is available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock may enable the Board to issue shares to persons friendly to management, which could render more difficult or discourage any attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management.

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Advance Notice Requirements.  Section 2.15 of our Bylaws sets forth the specific procedures which a shareholder must follow in order to submit a proposal of business for a shareholder vote, or to nominate a person for election to the Board, at a meeting of shareholders.

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Georgia “Fair Price” Statute.  Sections 14‑2‑1110 through 14‑2‑1113 of the GBCC, or the fair price statute, generally restrict a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder unless: (i) the transaction is unanimously approved by the continuing directors who must constitute at least three members of the board of directors at the time of such approval; or (ii) the transaction is recommended by at least two‑thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder. We have elected to be covered by the fair price statute.

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Georgia “Business Combination” Statute.  Sections 14‑2‑1131 through 14‑2‑1133 of the GBCC generally restrict a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder for a period of five years after the date on which such shareholder became an interested shareholder unless: (i) the transaction is approved by the board of directors of the company prior to the date the person became an interested shareholder; (ii) the interested shareholder acquires at least 90% of the company’s voting stock in the same transaction (calculated pursuant to GBCC Section 14‑2‑1132) in which such person became an interested shareholder; or (iii) subsequent to becoming an interested shareholder, the shareholder acquires at least 90% (calculated pursuant to GBCC Section 14‑2‑1132) of the company’s voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the matter (excluding the stock held by the interested shareholder and certain other persons pursuant to GBCC Section 14‑2‑1132). We have elected to be covered by the business combination statute.

Listing

The Common Stock is listed on the NYSE American under the trading symbol “RHE.”

Series A Preferred Stock

Our Charter authorizes the Board to issue from time to time up to 5,000,000 shares of preferred stock in one or more classes or series and, subject to the limitations prescribed by our Charter and the GBCC, with the preferences, limitations and relative rights thereof as may be fixed from time to time by the Board without shareholder action. In addition, the Board may increase or decrease the number of shares contained in the series, but not below the number of shares then issued, or eliminate the series where no shares have been issued. As of the date of this proxy statement/prospectus, there is one class of preferred stock authorized and outstanding: our Series A Preferred Stock.

As of May 24, 2021, we had 2,811,535 shares of our Series A Preferred Stock outstanding. The following is a summary of the material terms and provisions of our Series A Preferred Stock.

Authorized Capital Shares

The Board has designated 3,000,000 shares of Series A Preferred Stock. All outstanding shares of our Series A Preferred Stock are validly issued, fully paid and nonassessable.

Maturity

The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption, except following a change of control (as defined below under “—Special Redemption Upon a Change of Control”). Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem them as described under “—Redemption General” or we are required to redeem them following a change of control as described under “—Special Redemption Upon Change of Control” or we otherwise acquire them. We are not required to set aside funds to redeem the Series A Preferred Stock.

Ranking

The Series A Preferred Stock ranks: (i) senior to our Common Stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to as “junior shares”; (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to as “parity shares”; (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two‑thirds of the outstanding shares of Series A Preferred Stock), which we refer to as “senior shares”; and (iv) junior to all our existing and future indebtedness.

Dividends

Holders of the Series A Preferred Stock are entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 12.875% per annum of the $25.00 per share liquidation preference, equivalent to approximately $3.20 per annum per share.

A “dividend period” with respect to the Series A Preferred Stock means the quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding dividend period (other than the initial dividend period which shall be deemed to have commenced on and include October 1, 2017 and which shall end on and include the day preceding the first day of the next succeeding dividend period).

Dividends are payable quarterly in equal amounts in arrears on the last calendar day of each dividend period (each a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Dividends on the Series A Preferred Stock accrue and accumulate on each issued and outstanding share of the Series A Preferred Stock on a daily basis from the original date of issuance of such share (or with respect to the initial dividend period, from and including the first day thereof). As of May 24, 2021, the Company has $31.49 million accumulated and unpaid dividends on its Series A Preferred Stock.

Dividends payable on the shares of Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360‑day year consisting of twelve 30‑day months. We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable dividend record date, which is the tenth day preceding the applicable dividend payment date, or such other date we establish no less than ten days and no more than 30 days preceding the dividend payment date (the “dividend record date”).

We will not declare or pay or set aside for payment any dividend on the shares of Series A Preferred Stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness, prohibit us from doing so or provide that doing so would put is in breach of or default under any such agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. Future contractual covenants or arrangements we enter into may restrict or prevent future dividend payments.

Notwithstanding the foregoing, however, dividends on the shares of Series A Preferred Stock accrue regardless of whether: (i) the terms of our senior shares or our agreements, including our existing or future indebtedness, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by the Board. Except as otherwise provided, accumulated and unpaid distributions on the shares of Series A Preferred Stock will not bear interest, and holders of the shares of Series A Preferred Stock are not entitled to any distributions in excess of full cumulative distributions as described above. All dividends on the shares of Series A Preferred Stock will be credited to the previously accumulated and unpaid dividends on the shares of Series A Preferred Stock. We will credit any dividends paid on the shares of Series A Preferred Stock first to the earliest accumulated and unpaid dividend due.

Notwithstanding anything herein to the contrary, the payment of dividends on the Common Stock and preferred stock, including the Series A Preferred Stock, is at the discretion of the Board and depends on, among other things, the earnings and results of operations of our subsidiaries, their ability to pay dividends and other distributions to us under agreements governing their indebtedness, our financial condition and capital requirements, any debt service requirements and any other factors the Board deems relevant. Our subsidiaries may not pay dividends or other distributions to us under certain agreements governing their indebtedness if they are in default or breach of such agreements. Accordingly, we do not guarantee that we will be able to make cash dividend payments on the preferred stock, including the Series A Preferred Stock, or what the actual dividends will be for any future period.

Unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods: (i) no dividends (other than in shares of the Common Stock or in shares of any series of the preferred stock that we may issue which are junior shares) shall be declared or paid or set aside for payment upon shares of the Common Stock, junior shares or parity shares; (ii) no other distribution shall be declared or made upon shares of the Common Stock, junior shares or parity shares; and (iii) no shares of the Common Stock, junior shares or parity shares shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except as mandatorily required by the terms of such equity security or by conversion into or exchange for shares of our other capital stock that we may issue which are junior shares).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and parity shares, all dividends declared upon the Series A Preferred Stock and parity shares will be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other parity shares will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the Series A Preferred Stock and such other series of the preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

If the Charter Amendments are effected, our obligation to pay dividends on the Series A Preferred Stock, as well as any accumulated and unpaid dividends, will be eliminated. See “The Exchange Offer—Consequences of Failure to Exchange Series A Preferred Stock in the Exchange Offer.”

Failure to Make Dividend Payments

If we have committed a “dividend default” by failing to pay the accrued cash dividends on the outstanding Series A Preferred Stock in full for any four consecutive or non‑consecutive quarterly periods, then until we have paid all accumulated and unpaid dividends on the shares of the Series A Preferred Stock for all dividend periods up to, and including, the dividend payment date on which the accumulated and unpaid dividends are paid in full: (i) the annual dividend rate on the Series A Preferred Stock will be increased to 12.875% per annum, which we refer to as the “penalty rate,” commencing on the first day after the missed fourth quarterly payment; and (ii) the holders of the Series A Preferred Stock will have the voting rights described under “—Voting Rights.” Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the penalty rate in full for an additional two consecutive quarters (or declared such dividends provided that a sum sufficient for the payment thereof is set aside for such payment), the dividend rate will be restored to the stated rate (unless the penalty rate applies because of the failure to pay dividends) and the foregoing provisions will not be applicable, unless we again fail to pay any quarterly dividend for any future quarter.

Failure to Maintain a Listing on a National Exchange

If a “delisting event” occurs because we fail for 180 or more consecutive days to maintain the listing of the Series A Preferred Stock on a national exchange, then: (i) the annual dividend rate on the Series A Preferred Stock will be increased to the penalty rate commencing on the 181st day; and (ii) the holders of the Series A Preferred Stock will have the voting rights described under “—Voting Rights.” When the Series A Preferred Stock is once again listed on a national exchange, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless the Series A Preferred Stock is again no longer listed on a national exchange.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series A Preferred Stock are entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to, but excluding, the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series A Preferred Stock and all other such classes or series of parity shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange will not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us. Under our Charter, we are not required to set aside funds to protect the liquidation preference of the Series A Preferred Stock.

If the Charter Amendments are effected, the stated liquidation preference per share of Series A Preferred Stock will be reduced from $25.00 to $5.00 per share. See “The Exchange Offer—Consequences of Failure to Exchange Series A Preferred Stock in the Exchange Offer.”

Redemption General

We, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed for redemption, without interest. If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us. If the Charter Amendments are effected, the redemption price per share will be reduced from $25.00 to $5.00, and our obligation to any pay accumulated and unpaid dividends upon redemption will be eliminated. See “The Exchange Offer—Consequences of Failure to Exchange Series A Preferred Stock in the Exchange Offer.”

With respect to a redemption as described above, unless full cumulative dividends on all Series A Preferred Stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period: (i) no Series A Preferred Stock or parity shares shall be redeemed unless all outstanding Series A Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Stock or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock and parity shares; and (ii) we shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock or parity shares (except by conversion into or exchange for junior shares and parity shares).

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series A Preferred Stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series A Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accumulated and unpaid dividends up to, but excluding, the redemption date.

Special Redemption Upon Change of Control

If a “change of control” of us by a person, entity or group occurs, we (or the acquiring entity) will be required to redeem the Series A Preferred Stock, in whole but not in part, within 120 days after the date on which the change of control has occurred, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the redemption date, without interest. If the Charter Amendments effected, the redemption price per share will be reduced from $25.00 to $5.00, and our obligation to any pay accumulated and unpaid dividends upon redemption will be eliminated. See “The Exchange Offer—Consequences of Failure to Exchange Series A Preferred Stock in the Exchange Offer.” A “change of control” is deemed to occur when the following have occurred and are continuing:

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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any acquisition described in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange.

Voting Rights

Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.

Whenever a penalty event has occurred, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of those two directors), and the holders of the Series A Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of our shareholders, in which case, such vote will be held at the earlier of the next annual or special meeting of our shareholders), and at each subsequent annual meeting until a correction event has occurred with respect to each penalty event then continuing.

On the date a correction event occurs, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our stock upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series A Preferred Stock shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly. A “correction event” means: (i) with respect to any delisting event, the listing of the Series A Preferred Stock for trading on a national exchange; and (ii) with respect to a dividend default, the payment of all accumulated and unpaid dividends in full and the payment of cash dividends at the penalty rate in full for an additional two consecutive quarters (or the declaration of such dividends provided that a sum sufficient for the payment thereof is set aside for such payment). In no event shall the holders of Series A Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national exchange on which any class or series of our stock is listed or quoted.

If a special meeting is not called by us within 75 days after request from the requisite holders of Series A Preferred Stock (or holders of other series or classes of stock we may issue upon which similar voting rights have been conferred and are exercisable) as described above, then the holders of record of at least 25% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at our expense, and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of our shareholders and shall be held at the place designated by the holder calling such meeting.

If, at any time when the voting rights conferred upon the Series A Preferred Stock are exercisable, any vacancy in the office of a director elected shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series A Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of directors. Any director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which classes or series of stock are entitled to vote as a class with the Series A Preferred Stock in the election of directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Stock and any such other classes or series of stock, and may not be removed by the holders of the Common Stock.

On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least two‑thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock): (i) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of our authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “event”); provided, however, with respect to the occurrence of any event set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an event, we may not be the surviving entity (whether or not such event would constitute a change of control), the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock (although we would be required to redeem the Series A Preferred Stock if such event constitutes a change of control) and, provided further, that any increase in the amount of the authorized Common Stock or other stock we may issue, including the Series A Preferred Stock, or the creation or issuance of any additional Common Stock, Series A Preferred Stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Series A Preferred Stock.

Conversion; Preemptive Rights

The Series A Preferred Stock is not, pursuant to its terms, convertible into or exchangeable for any of our other property or securities. No holders of the Series A Preferred Stock, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for the Common Stock or any other security.

Book Entry

The Series A Preferred Stock was issued in global form. DTC or its nominee is the sole registered holder of the Series A Preferred Stock. Ownership of beneficial interests in the Series A Preferred Stock in global form is limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Series A Preferred Stock in global form is shown on, and the transfer of that ownership is effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Series A Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Series A Preferred Stock represented by such global certificate for all purposes. No beneficial owner of an interest in the shares of the Series A Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under our Charter.

Payments of dividends on the global certificate representing the shares of the Series A Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Series A Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the Series A Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the shares of the Series A Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Series A Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same‑day funds.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book‑entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and its book‑entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Listing

The Series A Preferred Stock is traded on the NYSE American under the trading symbol “RHE-PA.”

Ownership and Transfer Restrictions

Our Charter contains ownership and transfer restrictions relating to our Common Stock. These ownership and transfer restrictions could have the effect of delaying, deferring or preventing a transaction or change of control of the Company that might involve a premium price for our stock or otherwise be in the best interests of its shareholders. All certificates representing shares of our Common Stock will bear a legend describing or referring to such ownership and transfer restrictions.

Our Charter provides that, subject to the exceptions, waivers and the constructive ownership rules described in our Charter, no person may beneficially own, or be deemed to constructively own by virtue of the ownership attribution provisions of the Code, in excess of 9.9% (by value or number of shares, whichever is more restrictive) of an outstanding class or series of Common Stock (the “Common Stock Ownership Limit”).

Our Charter further prohibits (along with the Common Stock Ownership Limit, the “ownership and transfer restrictions”):

•

any person from beneficially or constructively owning shares of Common Stock of any class or series (“Equity Shares”) to the extent that such ownership would cause the Company to fail to qualify as a Real

Estate Investment Trust (“REIT”) by reason of being “closely held” under the Code (without regard to whether the ownership interest is held during the last half of a taxable year);
•

any person from beneficially or constructively owning Equity Shares that would cause the Company to otherwise fail to qualify as a REIT (including beneficial or constructive ownership that would result in the Company owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

•

any person from beneficially owning Equity Shares to the extent such beneficial ownership of Equity Shares would result in the Company failing to be “domestically controlled” within the meaning of Section 897(h)(4)(B) of the Code; and

•

any person from beneficially owning Equity Shares to the extent such beneficial ownership of Equity Shares would result in the Company being “predominantly held” (within the meaning of Section 856(h)(3)(D)(iii) of the Code) by “qualified trusts” (within the meaning of Section 856(h)(3)(E) of the Code).

Furthermore, any transfer, acquisition or other event or transaction that would result in Equity Shares being beneficially owned by less than 100 persons (determined without reference to any rules of attribution) will be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

Our Charter defines beneficial ownership as ownership of Equity Shares by a “person” (as defined therein), whether the interest in the Equity Shares is held directly or indirectly (including by a nominee), and includes interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. Our Charter defines “person” to include a “group,” as defined under Section 13(d)(3) of the Exchange Act.

The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.9% (by value or number of shares, whichever is more restrictive) of the outstanding shares of the Common Stock (including through the acquisition of an interest in an entity that owns, actually or constructively, shares of any class or series of the Common Stock) by an individual or entity could, through constructive ownership, nevertheless cause a violation of the ownership and transfer restrictions.

The foregoing ownership and transfer restrictions, including the Common Stock Ownership Limit, will not apply if the Board determines in its sole and absolute discretion, each of the following: (i) that it is not in the best interests of the Company to attempt to qualify as, or to continue to qualify as, a REIT; and (ii) that compliance with all or any of the restrictions and limitations on beneficial ownership, constructive ownership, acquisitions or transfers of Equity Shares set forth in our Charter is no longer otherwise advisable for the Company.

Notice of Restricted Transfer

Any person who acquires, or attempts to acquire, beneficial or constructive ownership of Equity Shares that will, or may, violate the ownership and transfer restrictions, and any person beneficially owns or constructively owns shares‑in‑trust as a transferee of Equity Shares resulting in a conversion to share‑in‑trust (as discussed below), must immediately give written notice to the Company (or, in the event of a proposed or attempted transfer, acquisition or purported change in beneficial or constructive ownership, give at least 15 days’ prior written notice), and promptly provide to the Company such other information as the Company may request.

Waivers by the Board of Directors; Increase in Common Stock Ownership Limit

Upon notice of an acquisition or transfer, or a proposed acquisition or transfer, that results or would result in the intended transferee having beneficial or constructive ownership of Equity Shares in excess of the Common Stock Ownership Limit, or would otherwise result in a violation of the any of the other ownership and transfer restrictions, the Board may, prospectively or retroactively, create a different limit on ownership for such transferee

(an “excepted holder limit”), or otherwise waive such violation, in each case upon such conditions as the Board may determine, in its sole and absolute discretion.

In addition, the Board may, from time to time, increase the Common Stock Ownership Limit for one or more persons, or decrease the Common Stock Ownership Limit for one or more persons. A decrease in the Common Stock Ownership Limit will not be effective for any person whose ownership of Equity Shares is in excess of the applicable decreased Common Stock Ownership Limit until such time as such person’s ownership equals or falls below the applicable decreased Common Stock Ownership Limit. Until such time, however, any further acquisition of Equity Shares will violate the Common Stock Ownership Limit.

Notwithstanding the foregoing, unless and until the Board determines that it is not in the best interests of the Company to attempt to qualify as, or to continue to qualify as, a REIT (and assuming the Board has not determined thereafter that it is in the best interests of the Company to attempt to qualify as, or to continue to qualify as a, a REIT), the Common Stock Ownership Limit for a class or series of Equity Shares may not be increased, and no additional excepted holder limits may be created, and no other waivers of ownership and transfer restrictions may be granted, if the Board determines in its sole and absolute discretion that, after giving effect to such increase, creation or waiver, the Company would be “closely held” within the meaning of the Code or such increase, creation or waiver would otherwise cause the Company to fail to qualify as a REIT.

Shares-in-Trust

Our Charter provides that, if there is any purported transfer or acquisition of Equity Shares or other event or transaction that, if effective, would result in any person beneficially or constructively owning Equity Shares in violation of any of the ownership and transfer restrictions, then the number of Equity Shares causing the violation (rounded up to the nearest whole share) will be automatically converted into an equal number of “Shares‑In‑Trust” and will be deemed to have been transferred to a trust for the exclusive benefit of a designated charitable beneficiary. The automatic conversion will be effective as of the close of business on the business day prior to the date of the purported transfer, acquisition or other event or transaction that requires the conversion to Shares‑in‑Trust. The person that would have owned the shares if they had not been converted and transferred to the trust is referred to in this proxy statement/prospectus as the “purported transferee.” The purported transferee shall have no rights in Shares‑in‑Trust, except as specifically provided in our Charter. If, for any reason, the conversion into Shares‑in‑Trust as described in our Charter is not automatically effective to prevent violation of the ownership and transfer restrictions, then such transfer, acquisition or other event or transaction giving rise to the Shares‑in‑Trust will be void ab initio, and the purported transferee will acquire no rights in such Equity Shares.

Rights of Shares-in-Trust

Notwithstanding any other provisions of our Charter, Shares‑in‑Trust shall have only such rights as set forth in our Charter. Specifically, Shares‑in‑Trust are entitled to the same rights and privileges with respect to dividends as all other Equity Shares of the same class or series. The trustee will receive all dividends on the Shares‑in‑Trust and will hold such dividends in trust for the benefit of the charitable beneficiary. Any dividend with a record date on or after the date that Equity Shares have converted to Shares‑in‑Trust which is paid on such Equity Shares to the purported transferee must be repaid to the trust, and any dividend declared on such Equity Shares but unpaid must be paid to the trust, in each case for the benefit of the chartable beneficiary. The Company shall take all measures that it determines are reasonably necessary to recover the amount of any dividend paid to the purported transferee, including, if necessary, withholding any portion of future dividends payable on Equity Shares beneficially or constructively owned by the purported transferee and paying such dividends over to the trust for the benefit of the charitable beneficiary.

Shares‑in‑Trust shall not have any voting rights. Until the Company has received notification that the Equity Shares have been converted into Shares‑in‑Trust, the Company shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

Transferability of Shares-in-Trust

Except as set forth in our Charter, Shares‑in‑Trust are not transferable.

All Shares‑in‑Trust are deemed to be offered for sale to the Company, or its designee, at a price per share equal to the lesser of: (i) the price per share in the purported transaction that results in such Shares‑in‑Trust or, in the case of a gift or devise, the market price (as defined in our Charter) at the time of such gift or devise; and (ii) the market price on the date the Company, or its designee, accepts such offer. The Company has the right to accept such offer for a period of 20 days after the later of the: (i) the date of the purported transaction that results in the Shares‑in‑Trust, as set forth in a notice received by the Company pursuant to the notice requirements in our Charter; or (ii) if no such notice is received by the Company, the date the Company determines in good faith that a purported transfer, acquisition or other event or transaction occurred which resulted in the Shares‑in‑Trust. The Company may reduce the amount payable in connection with the purchase of Shares‑in‑Trust by the amount of any dividends that have been paid to the purported transferee and are owed by the purported transferee to the trustee. The Company may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

If the Company does not purchase the Shares‑in‑Trust, then the trustee shall: (i) sell that number of Equity Shares represented by such Shares‑in‑Trust to a permitted transferee who could acquire and own the shares without such acquisition or ownership resulting in another automatic conversion of such Equity Shares into Shares‑in‑Trust; (ii) cause to be recorded on the books of the Company that the permitted transferee is the holder of record of such number of Equity Shares; and (iii) cause the Shares‑in‑Trust to be canceled.

Upon a sale by the trustee of Shares‑in‑Trust, the purported transferee shall receive from the trustee a price per share equal to the lesser of: (i) the price per share in the purported transaction that created the Shares‑in‑Trust or, in the case of a gift or devise, the market price per share on the date of such transfer; and (ii) the price per share received by the trustee, provided that such price per share shall be net of any commissions and other expenses of the sale. The proceeds shall be sent to the purported transferee within five business days of the closing of the sale transaction.

Any amounts received by the trustee in excess of the amounts paid to the purported transferee must be paid to the charitable beneficiary.

Trustee

The trustee will be designated by the Company and must be unaffiliated with the Company, any purported transferee and any purported holder of Equity Shares that converted into Shares‑in‑Trust.

Remedies for Breach

If the Board determines in good faith that a purported transfer, acquisition or other event or transaction has taken place in violation of the ownership and transfer restrictions, or that a person intends to or has attempted to acquire ownership in violation of such restrictions, then the Board shall take such action as it deems advisable to refuse to give effect to, or to prevent, such transfer, acquisition or other event or transaction from occurring or otherwise becoming effective, including causing the Company to repurchase Equity Shares, refusing to give effect to the transaction on the Company’s books or instituting proceedings to enjoin the transfer.

Disclosure of Ownership by Our Shareholders

Every beneficial or constructive owner of more than 5% (or such lower percentages as determined pursuant to regulations under the Code or as may be requested by the Board) of the outstanding Equity Shares of any class or series shall annually, and no later than 30 days after the end of each taxable year, give written notice to the Company of certain information as required in our Charter. Each such owner shall promptly provide to the Company such additional information as the Company may request to determine the effect, if any, of such ownership on the Company’s qualification or status as a REIT, as applicable, and to ensure compliance with the ownership and transfer restrictions. In addition, each beneficial or constructive owner of Equity Shares and each person (including the shareholder of record) who is holding Equity Shares for a beneficial or constructive owner promptly shall provide to the Company such information as it may request to determine the Company’s qualification or status as a REIT (as applicable) to comply with the requirements of any taxing authority or other governmental agency, or to determine any such compliance or to ensure compliance with the ownership and transfer restrictions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences to certain holders of our Series A Preferred Stock that participate in the Exchange Offer and of acquiring, holding, and disposing of Common Stock received in the Exchange Offer. This discussion is based upon the Code, its legislative history, the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change at any time or different interpretations (possibly with retroactive effect). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a shareholder’s decision to participate in the Exchange Offer in light of their personal circumstances or to certain types of shareholders that may be subject to special tax treatment, such as, but not limited to, banks and other financial institutions, retirement plans, pensions, employee stock ownership plans, regulated investment companies or REITs, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), tax-exempt entities or organizations, United States expatriates and former citizens or long-term residents of the United States, persons who receive our securities through the exercise of employee stock options or otherwise as compensation, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, dealers in securities and foreign currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities, brokers, persons who hold our securities as part of a hedge, straddle, conversion, integrated, or other risk reduction or constructive sale transaction, “U.S. holders” (as defined below) whose functional currency is not U.S. dollars, U.S. holders that hold our stock through non-U.S. brokers or other non-U.S. intermediaries, except to the extent specifically set forth below, persons that own, or have owned, actually or constructively, more than 5% of our Series A Preferred Stock or our Common Stock, respectively, or persons subject to the alternative minimum tax. This summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular shareholder and does not consider any aspects of U.S. federal tax law other than income taxation (such as estate and gift tax or Medicare contribution tax laws). In addition, this discussion is limited to persons who hold our Series A Preferred Stock as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Code.

As used herein, the term “U.S. holder” means a beneficial owner of Series A Preferred Stock or Common Stock, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;
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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, the term “non-U.S. holder” means a beneficial owner of Series A Preferred Stock or Common Stock that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Series A Preferred Stock or Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the Exchange Offer.

Shareholders are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift or other rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

This discussion is not binding on the Internal Revenue Service (“IRS”). We have not sought, and will not seek, any ruling from the IRS or an opinion from counsel with respect to the statements made in the following discussion. Accordingly, there can be no assurance that the IRS will not take a position contrary to such statements. No assurance can be given that the tax characterizations and consequences set forth in this discussion would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Exchange Offer may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied. Shareholders are urged to consult with their own tax advisors to determine the specific consequences of participating in the Exchange Offer and of acquiring, holding, and disposing of stock in the Company.

Tax Consequences to Tendering U.S. Holders in the Exchange Offer

Subject to the discussion below under “—Treatment of Accumulated and Unpaid Dividends on Series A Preferred Stock,” a U.S. holder that receives Common Stock in exchange for its Series A Preferred Stock in the Exchange Offer will generally be treated as having exchanged Series A Preferred Stock for Common Stock in a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code and such U.S. holder will generally not recognize gain or loss for U.S. federal income tax purposes. A U.S. holder’s tax basis in the Common Stock received in the Exchange Offer will generally be the same as the U.S. holder’s adjusted tax basis in the Series A Preferred Stock that such U.S. holder tendered in the Exchange Offer that is allocable to the Common Stock received. A U.S. holder’s holding period in the Common Stock received in the Exchange Offer will include the holding period during which such U.S. holder held the Series A Preferred Stock that such U.S. holder tendered in the Exchange Offer. Although we believe the exchange of Series A Preferred Stock for Common Stock will be a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Exchange Offer as the issuance of Common Stock to an exchanging holder having a value in excess of the Series A Preferred Stock surrendered by such holder, such excess value could be viewed as a deemed distribution or a fee received in consideration for consenting to the Charter Amendments (which fee may be taxable to you).

Treatment of Accumulated and Unpaid Dividends on Series A Preferred Stock. As noted above, the receipt of Common Stock in exchange for Series A Preferred Stock in the Exchange Offer generally will be treated as a “recapitalization” for U.S. federal income tax purposes. At the time of the exchange, the Series A Preferred Stock will have accumulated but unpaid dividends (a “dividend arrearage”). Applicable U.S. Treasury Regulations provide that, even if the exchange is a “recapitalization,” it may nonetheless result in a deemed distribution if (i) the “recapitalization” is conducted pursuant to a plan to periodically increase a shareholder’s proportionate interest in our assets or earnings and profits or (ii) a shareholder owning Series A Preferred Stock with dividends in arrears exchanges the Series A Preferred Stock for other stock in a “recapitalization” and the exchange results in a proportionate increase in the exchanging Series A Preferred Stock holders’ interest in our assets or earnings and profits. With respect to (ii), under applicable U.S. Treasury Regulations, such proportionate increase occurs where either the fair market value or liquidation preference of the stock received exceeds the issue price of the Series A Preferred Stock surrendered. We do not expect the recapitalization to meet either of the circumstances described above. However, if either of the circumstances described above were satisfied, or if the IRS otherwise successfully takes the position that a portion of the Common Stock is allocable to the dividend arrearage, an exchanging U.S. holder may be treated as having received a deemed distribution. Such a distribution would be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Provided that certain holding period requirements are satisfied, any dividend amounts generally will constitute “qualified dividend income.” Non-corporate U.S. holders (including individuals) are currently subject to reduced rates of U.S. federal income tax in respect of “qualified dividend income.” The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a tax-free return of the U.S. holder’s adjusted tax basis in its Series A Preferred Stock, and thereafter as capital gain from the sale or exchange of the Series A Preferred Stock.  U.S. holders are urged to consult their tax advisors regarding the potential implications of these rules.

Certain Reporting Requirements. If a U.S. holder tenders Series A Preferred Stock and receives Common Stock in exchange therefor, the U.S. holder may be required to retain in its records, and file with its U.S. federal income tax return for the taxable year in which the exchange takes place, a statement setting forth all of the relevant facts in respect of the non-recognition of gain or loss upon such exchange, including: (a) tax basis in the Series A Preferred Stock tendered in the exchange; and (b) the fair market value of the Common Stock received in the exchange as of the effective time of the exchange. Each shareholder is urged to consult its own tax advisor concerning any information reporting requirements applicable to the Exchange Offer.

U.S. holders are urged to consult with their own tax advisors regarding the tax consequences to them of participating in the Exchange Offer.

Tax Consequences to Tendering Non-U.S. Holders in the Exchange Offer

The following discussion applies only to non-U.S. holders. Subject to the discussion below concerning FIRPTA (as defined below), if a non-U.S. holder tenders Series A Preferred Stock in the Exchange Offer, the exchange will be treated in the same manner as if such person was a U.S. holder as described above, provided, that:

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any amounts that are treated pursuant to the discussion above as dividend income generally will be subject to U.S. federal income tax withholding at the rate of 30% on the gross amount of any such amount unless either:

o	a lower treaty rate applies and the non-U.S. holder furnishes a properly completed IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate to the applicable withholding agent; or
o	the non-U.S. holder furnishes a properly completed IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income.

If an amount treated as dividend income pursuant to the discussion above is also treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax on such amount at graduated rates, in the same manner as U.S. holders are taxed with respect to such amounts. A non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to such an amount that is treated as effectively connected with its conduct of a U.S. trade or business, unless reduced or eliminated by a tax treaty; and

•	any amounts that are treated pursuant to the discussion above as capital gain generally will not be subject to U.S. federal income tax or withholding tax; unless,
(A)

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if the non-U.S. holder is entitled to the benefits of an applicable income tax treaty with the United States with respect to that gain, that gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

(B)	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met.

Any income or gain that is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a non-U.S. holder is a corporation, its earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Any gain described in clause (B) of the second bullet point above (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

In addition, subject to the exceptions described in this section, non-U.S. holders could incur tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to the exchange of Series A Preferred Stock into Common Stock if shares of Series A Preferred Stock are “United States real property interests” (within the meaning of FIRPTA) (“USRPIs”). Generally, shares of a “United States real property holding corporation” (as defined in the Code) (“USRPHC”) are USRPIs. We believe we are a USRPHC. However, shares of our Series A Preferred Stock will not be treated as USRPIs and a non-U.S. holder generally will not incur tax under FIRPTA with respect to shares of our Series A Preferred Stock exchanged in the Exchange Offer if the Series A Preferred Stock is “regularly traded” on an established securities market and such non-U.S. holder owned, actually or constructively, 5% or less of the Series A Preferred Stock, at all times during a specified testing period. Our Series A Preferred Stock is “regularly traded” on an established securities market. Even if our Series A Preferred Stock constitutes a USRPI, provided the Common Stock received in the Exchange Offer also constitutes a USRPI, a non-U.S. holder generally will not recognize gain or loss upon an exchange of Series A Preferred Stock for our Common Stock so long as certain FIRPTA related reporting requirements are met. If the gain on the exchange of the Series A Preferred Stock were taxed under FIRPTA, a non-U.S. holder would be taxed in the same manner as U.S. holders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. To the extent that any amounts are treated pursuant to the above discussion as dividend income, such distributions could be subject to tax under FIRPTA. Non-U.S. holders are urged to consult with their own tax advisers regarding FIRPTA.

Non-U.S. holders are urged to consult with their own tax advisors regarding the tax consequences to them of participating in the Exchange Offer.

Tax Consequences to Non-Tendering Holders of Series A Preferred Stock in the Exchange Offer

Non-tendering holders of Series A Preferred Stock generally will not recognize any income, gain, or loss for U.S. federal income tax purposes in connection with the Exchange Offer. Such holder’s adjusted tax basis and holding period in its Series A Preferred Stock will remain unchanged.

Tax Consequences to the Company of the Exchange Offer

Loss and Credit Carryforwards. Federal and state tax laws impose restrictions on the utilization of net operating loss, capital loss and tax credit carryforwards in the event of an “ownership change” for U.S. federal income tax purposes as defined by Section 382 of the Code. Under Section 382 of the Code, if we undergo an “ownership change” (generally defined as a greater than 50% increase (by value) in the stock ownership of 5-percent stockholders over a three year period), our ability to use our pre-change loss carryforwards, recognized built-in losses and other pre-change tax attributes to offset our post-change income may be severely limited. Generally, these limitations do not prevent the use of our net operating loss carryforwards to offset certain gains (known as “built-in gains”) recognized by us within five years of an ownership change with respect to assets held by us at the time of such ownership change, but only to the extent of our “net unrealized built-in gains” at the time of such ownership change. Depending on the number of shares of Series A Preferred Stock that are exchanged, consummation of the Exchange Offer may result in an ownership change under Section 382 of the Code. We have determined that we will have a substantial net unrealized built-in gain at the time of such ownership change and therefore expect that greater than 50% of the $77.0 million net operating loss carryforwards as of December 31, 2020 will still be available to offset gains recognized on sales of certain real property within five years after such ownership change.

Tax Consequences to U.S. Holders of Common Stock

Distributions. If distributions are made with respect to Common Stock, such distributions will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided that certain holding period requirements are satisfied, any dividend amounts generally will constitute “qualified dividend income.” Non-corporate U.S. holders (including individuals) are currently subject to reduced rates of U.S. federal income tax in respect of “qualified dividend income.” Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Common Stock, and the excess will be treated as gain from the disposition of the Common Stock.

Disposition of Stock. In general, upon a sale or other taxable disposition of Common Stock, a U.S. holder will recognize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis in the Common Stock.

Any such gain or loss will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the Common Stock at the time of the disposition is more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) are generally subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders of Common Stock

Distributions. The portion of a distribution on our Common Stock that is received by a non-U.S. holder that is payable out of our current or accumulated earnings and profits may be subject to withholding as discussed below.

Dividends paid to a non-U.S. holder of Common Stock will be subject to U.S. federal income tax withholding at the rate of 30% on the gross amount of any such distribution paid unless either:

•	a lower treaty rate applies and the non-U.S. holder furnishes a properly completed IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate to the applicable withholding agent; or
•	the non-U.S. holder furnishes a properly completed IRS Form W-8ECI to the applicable withholding agent claiming that the distribution is effectively connected income.

If a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed with respect to such distributions. A non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to a distribution treated as effectively connected with its conduct of a U.S. trade or business, unless reduced or eliminated by a tax treaty.

Subject to the discussion of withholding tax under FIRPTA discussed below under “—Disposition of Stock,” a non-U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. If we cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we will treat the entire amount of any distribution as a taxable dividend. A non-U.S. holder may obtain a refund of any overwithheld amount by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the applicable withholding tax rules and the possibility of obtaining a refund of any overwithheld amounts.

Disposition of Stock. Except as discussed below, gain on a sale or other taxable disposition of our Common Stock by a non-U.S. holder generally will not be subject to U.S. federal income taxation.

Subject to the exceptions described in this section, non-U.S. holders could incur tax under FIRPTA with respect to gain realized upon a disposition of shares of our Common Stock or distributions with respect thereto if such shares are USRPIs. Generally, shares of a “United States real property holding corporation” (as defined in the Code) (“USRPHC”) are USRPIs. We believe we are a USRPHC. However, shares of our Common Stock will not be treated as USRPIs and a non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of shares of our Common Stock or distributions with respect thereto if the Common Stock is “regularly traded” on an established securities market and such non-U.S. holder owned, actually or constructively, 5% or less of the Common Stock, at all times during a specified testing period. Our Common Stock is “regularly traded” on an established securities market. If the sale, exchange or other taxable disposition of our Common Stock were subject to taxation under FIRPTA, and if shares of our Common Stock were not “regularly traded” on an established securities market, the purchaser of such Common Stock would be required to withhold and remit to the IRS 15% of the purchase price. If a distribution with respect to our Common Stock were subject to taxation under FIRPTA, and if shares of our Common Stock were not “regularly traded” on an established securities market, then we would be required to withhold from the distribution (or a portion thereof) at a minimum 15% rate (or such lower rate as may be specified by an applicable treaty). If the gain on the sale of the Common Stock were taxed under FIRPTA, a non-U.S. holder would be taxed in the same manner as U.S. holders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Furthermore, a non-U.S. holder generally will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), in which case the non-U.S. holder will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty, or (2) the non-U.S. holder is an individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable treaty) on the gain derived from the sale, which generally may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Backup Withholding and Information Reporting

U.S. Holders. Information reporting requirements generally will apply to distributions on our stock and the proceeds of a disposition of stock paid to a U.S. holder unless the U.S. holder is an exempt recipient and, if requested, certifies as to that status. Backup withholding generally will apply if the U.S. holder fails to provide an appropriate certification with its correct taxpayer identification number or certification of exempt status. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Payments of distributions to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN-E, IRS Form W-8BEN or another appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (currently at a 24% rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN-E, IRS Form W-8BEN or another appropriate version of IRS Form W-8 and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our stock effected outside the U.S. by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our stock effected outside the U.S. by such a broker if it has certain relationships within the U.S.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished by the non-U.S. holder to the IRS.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Each shareholder is urged to consult its own tax advisor regarding the information reporting and backup requirements applicable to it.

Foreign Account Tax Compliance Act Withholding

The Foreign Account Tax Compliance Act and the rules and regulations promulgated thereunder, or collectively, FATCA, generally impose U.S. federal withholding tax at a rate of 30% on dividends on and the gross proceeds from a sale or other disposition of our stock paid to a “foreign financial institution” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes that an exemption to such rule applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on such amounts paid or deemed paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes and certifies that an exemption to such rule applies. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to the gross proceeds from a sale or other disposition of our stock, which may be relied upon by taxpayers until final regulations are issued. An intergovernmental agreement between the U.S. and a holder’s country of tax residence may modify the requirements described in this paragraph. We will not pay additional amounts in respect of amounts withheld. Shareholders are urged to consult their tax advisors regarding FATCA.

Other Tax Consequences

State or local taxation may apply to the Company and its shareholders in various state or local jurisdictions, including those in which the Company or its shareholders transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, shareholders are urged to consult their own tax advisors regarding the effect of state and local tax laws on the Exchange Offer and on an investment in the Company. In addition, a shareholder may be subject to taxation and reporting requirements outside of the United States in respect of the Exchange Offer and its investment in the Company. Investors are urged to consult their own tax advisors as to state, local, foreign, and other tax consequences of the Exchange Offer and of holding stock in the Company.

THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE TAX CONSEQUENCES OF THE EXCHANGE OFFER OR AN INVESTMENT IN THE COMPANY. INVESTORS ARE STRONGLY URGED TO CONSULT, AND MUST RELY ON, THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE OFFER AND OF HOLDING STOCK IN THE COMPANY, INCLUDING WITHOUT LIMITATION THE EFFECT OF U.S. FEDERAL TAXES (INCLUDING TAXES OTHER THAN INCOME TAXES) AND STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS, AS WELL AS THE POTENTIAL CONSEQUENCES OF ANY CHANGES THERETO MADE BY FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL DEVELOPMENTS (WHICH MAY HAVE RETROACTIVE EFFECT).

FUTURE SHAREHOLDER PROPOSALS

The Company will hold an annual meeting of shareholders in 2021 (which we refer to as the “2021 Annual Meeting”). If any shareholder intends to present a proposal for inclusion in the Company’s proxy materials for the 2021 Annual Meeting, then such proposal must be received by the Company not later than the close of business at 5:00 p.m., local time, on July 9, 2021, for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in the Company’s proxy statement for such meeting.  Such proposal also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.  In order to allow the Company to identify the proposal as being subject to Rule 14a-8 under the Exchange Act and to respond in a timely manner, shareholder proposals pursuant to Rule 14a-8 under the Exchange Act are required to be submitted to the Company’s Corporate Secretary at our principal executive offices, located at 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024.

Procedures for Business Matters and Director Nominations for Consideration at the 2021 Annual Meeting

Section 2.15 of our Bylaws sets forth the procedures which a shareholder must follow in order to submit a proposal of business for a shareholder vote or to nominate a person for election to the Board at an annual or special meeting of shareholders. Set forth below is a summary of these procedures, including notice deadlines for the 2021 Annual Meeting.

Notice Requirements for Shareholder Proposals (Excluding Director Nominations)

Section 2.15(a) of our Bylaws provides that no proposal for a shareholder vote (other than director nominations which are described below) shall be submitted by a shareholder (a “Shareholder Proposal”) to the Company’s shareholders unless the shareholder submitting such proposal (the “Proponent”) shall have filed a written notice which includes, among other things:

(i)

the name and business address of the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and all Persons (as defined in Section 2.15(a) of our Bylaws) acting in concert with the Proponent (or such beneficial owner), and the name and address of all of the foregoing as they appear on the Company’s books (if they so appear);

(ii)

the class and number of shares of the Company that are owned beneficially and of record by the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and the other Persons identified in clause (i);

(iii)	a description of the Shareholder Proposal containing all material information relating thereto, including the information identified in Section 2.15(a)(iv) of our Bylaws;
(iv)

a description of any agreement, arrangement or understanding with respect to the Shareholder Proposal between or among the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

(v)

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proponent or such beneficial owner, with respect to the Company’s securities;

(vi)

a representation that the Proponent is a holder of record of the capital stock of the Company entitled to vote at the meeting, will so remain at the time of the meeting, and intends to appear in person or by proxy at the meeting to propose such business;

(vii)	a representation whether the Proponent or any beneficial owner on whose behalf the Shareholder Proposal is being made intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the Shareholder Proposal or (b) otherwise to solicit proxies from shareholders in support of such Shareholder Proposal; and

(viii)

any other information relating to the Proponent and such beneficial owner, if any, required to be disclosed in a proxy statement or other filing in connection with solicitations of proxies for the Shareholder Proposal under Section 14(a) of the Exchange Act.

The notice shall also include such other information as the Board reasonably determines is necessary or appropriate to enable it and the shareholders of the Company to consider the Shareholder Proposal. The information required by clauses (ii), (iv) and (v) above must be updated by the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being submitted not later than ten days following the record date for the meeting to disclose such information as of the record date.

The presiding officer at any shareholders’ meeting may determine that any Shareholder Proposal was not made in accordance with procedures prescribed by our Bylaws or otherwise is not in accordance with law, and if it is so determined, such officer will declare so at the meeting and the Shareholder Proposal will be disregarded. No provision of our Bylaws shall affect any rights of a shareholder to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Notice Requirements for Director Nominations

Section 2.15(b) of our Bylaws provides that only persons who are selected and recommended by the Board or the committee of the Board designated to make nominations, or who are nominated by shareholders in accordance with the procedures set forth in such section, shall be eligible for election, or qualified to serve, as directors. Nominations of individuals for election to the Board at any annual meeting or any special meeting of shareholders at which directors are to be elected may be made by any shareholder of the Company entitled to vote for the election of directors at that meeting by compliance with the procedures set forth in Section 2.15(b) of our Bylaws.

Nominations by shareholders shall be made by written notice (a “Nomination Notice”), which, as to each individual nominated, shall set forth, among other things: (i) the name, date of birth, business address and residence address of such individual; (ii) the educational background and the business experience during the past five years of such nominee, including the information identified in Section 2.15(b) of our Bylaws; (iii) whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity; (iv) any directorships held by such nominee in any public reporting company or any company registered as an investment company under the Investment Company Act of 1940; (v) whether such nominee has ever been convicted in a criminal proceeding or has ever been subject to a judgment, order, finding or decree in the proceedings described in Section 2.15(b) of our Bylaws; (vi) information regarding whether such nominee is subject to any disqualifications described in Rule 506(d)(1)(i) to (vii) under the Securities Act; (vii) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; (viii) a written statement from the shareholder making the recommendation stating why such recommended candidate meets the criteria and would be able to fulfill the duties of a director; and (ix) a written representation and agreement that (a) such nominee is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of the Company, with such nominee’s fiduciary duties under applicable law, (b) such nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) such nominee, in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

In addition, the Nomination Notice shall set forth, as to the Person submitting the Nomination Notice, each beneficial owner, if any, on whose behalf the nomination is made and any Person acting in concert with such Persons, among other things: (i) the name and business address of such Person; (ii) the name and address of each such Person as they appear on the Company’s books (if they so appear); (iii) the class and number of shares of the Company that are owned beneficially and of record by each such Person; (iv) a description of any agreement, arrangement or understanding with respect to the nomination between or among such Persons, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing; (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, each such Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, each such Person, with respect to securities of the Company; (vi) a representation that the Person submitting the Nomination Notice is a holder of record of stock of the Company entitled to vote at such meeting, will so remain at the time of such meeting, and intends to appear in person or by proxy at the meeting to make such nomination; (vii) a representation whether any such Person intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect each nominee or (b) otherwise to solicit proxies from shareholders in support of such nomination; and (viii) any other information relating to such shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to Section 14(a) of the Exchange Act.

The information required by clauses (iii), (iv) and (v) above shall be updated by the Person delivering such Nomination Notice and each beneficial owner, if any, on whose behalf the Nomination Notice is being submitted not later than ten days after the record date for the meeting to disclose such information as of the record date. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility or qualification of such proposed nominee to serve as a director of the Company. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by each nominee, shall be filed with any Nomination Notice.

If the presiding officer at any shareholders’ meeting determines that a nomination was not made in accordance with the procedures prescribed by our Bylaws, the presiding officer will so declare to the meeting and the defective nomination will be disregarded.

Notice Deadlines

Nomination Notices and Shareholder Proposals in connection with an annual meeting shall be delivered to the Company’s Secretary at our principal executive office not less than 90 nor more than 120 calendar days before the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 calendar days earlier than, or 60 calendar days after, the anniversary of the previous year’s annual meeting, notice by a shareholder, to be timely, must be so received not later than: (i) the 90th day prior to the annual meeting: or (ii) if later, the close of business on the 10th day following the day on which public announcement is first made of the date of the annual meeting. Nomination Notices in connection with a special meeting at which directors are to be elected shall be delivered to the Company’s Secretary at our principal executive office not later than the close of business on: (i) the 90th day prior to such special meeting or; (ii) if later, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the fact that directors are to be elected at such meeting.

In order to submit a proposal of business for a shareholder vote or to nominate a person for election to the Board at the 2021 Annual Meeting, Shareholder Proposals and Nomination Notices in connection with such meeting must be delivered to the Company’s Secretary at the our principal executive offices, located at 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024 no earlier than July 8, 2021 and not later than August 7, 2021.

LEGAL MATTERS

The legality of the securities offered by this proxy statement/prospectus will be passed upon for us by Rogers & Hardin LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this proxy statement/prospectus have been so included in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

Representatives of Cherry Bekaert LLP are not expected to attend the Special Meeting and therefore are not expected to be available to respond to appropriate questions raised at the Special Meeting. In addition, representatives of Cherry Bekaert LLP will not have an opportunity to make a statement at the Special Meeting.

Annex A-1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2020

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

For the transition period from                  to

Commission file number 001-33135

Regional Health Properties, Inc.

(Exact name of registrant as specified in its charter)

Georgia	81-5166048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
454 Satellite Boulevard NW, Suite 100, Suwanee, GA	30024-7191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code (678) 869-5116

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	RHE	NYSE American
10.875% Series A Cumulative Redeemable Preferred Stock, no par value	RHE-PA	NYSE American

Securities registered under Section 12(g) of the Exchange Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act. Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer”, “accelerated filer”,  “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Yes  ☐    No  ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐    No  ☒

The aggregate market value of Regional Health Properties, Inc.’s common stock held by non-affiliates as of June 30, 2020, the last business day of Regional Health Properties Inc.’s most recently completed second fiscal quarter, was $2,600,166. The number of shares of Regional Health Properties, Inc., common stock, no par value, outstanding as of March 11, 2021, was 1,688,219.

A-1-1

Regional Health Properties, Inc.

Form 10-K

A-1-2

Special Note Regarding Forward Looking Statements

Certain statements in this Annual Report on Form 10-K (this “Annual Report”) contain “forward-looking” information as that term is defined by the Private Securities Litigation Reform Act of 1995.  Any statements that do not relate to historical or current facts or matters are forward-looking statements. Examples of forward-looking statements include all statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing and refinancing plans, strategic and business plans, projected expenses and capital expenditures, competitive position, growth and acquisition opportunities, and compliance with, and changes in, governmental regulations.  You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following:

•	The increased risks associated with our portfolio stabilization measures;
•	The duration and impact of the COVID-19 pandemic;
•	Our ability to raise capital through equity and debt financings, and the cost of such capital;
•	Our ability to meet the continued listing requirements of the NYSE American LLC (the “NYSE American”) and to maintain the listing of our securities thereon;
•	Our dependence on the operating success of our tenants and their ability to meet their obligations to us;
•	The effect of increasing healthcare regulation and enforcement on our tenants, and the dependence of our tenants on reimbursement from governmental and other third-party payors;
•	The effect of our tenants’ potential financial or legal difficulties;
•

The ability and willingness of our tenants to renew their leases with us upon expiration, and our ability to reposition our properties on the same or better terms in the event of nonrenewal or if we otherwise need to replace an existing tenant;

•	The impact of liabilities associated with our legacy business of owning and operating healthcare properties, including pending and potential professional and general liability claims;
•	The availability of, and our ability to identify, suitable acquisition opportunities, and our ability to complete such acquisitions and lease the respective properties on favorable terms; and
•

Other risks inherent in the real estate business, including uninsured or underinsured losses affecting our properties, the possibility of environmental compliance costs and liabilities, and the illiquidity of real estate investments.

We urge you to carefully consider these risks and review the additional disclosures we make concerning risks and other factors that may materially affect the outcome of our forward-looking statements and our future business and operating results, including those made in Part I, Item IA, “Risk Factors” in this Annual Report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission (“SEC”), including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We caution you that any forward-looking statements made in this Annual Report are not guarantees of future performance, events or results, and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this Annual Report. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this Annual Report or to reflect the occurrence of unanticipated events, unless required by law to do so.

A-1-3

PART I.

Item 1.    Business

Overview

Regional Health Properties, Inc. (“Regional Health” or “Regional”), through its subsidiaries (together, the “Company” or “we”), is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior living. Our business primarily consists of leasing and subleasing such facilities to third-party tenants, which operate the facilities. As of December 31, 2020, the Company owned, leased, or managed for third parties 24 facilities primarily in the Southeastern United States of America. The operators of the Company’s facilities provide a range of healthcare services to their patients and residents, including skilled nursing and assisted living services, social services, various therapy services, and other rehabilitative and healthcare services for both long-term and short-stay patients and residents. Effective January 1, 2021, the Company commenced operation of one previously subleased facility as a portfolio stabilization measure.
Regional Health’s predecessor was incorporated in Ohio on August 14, 1991, under the name Passport Retirement, Inc. In 1995, Passport Retirement, Inc. acquired substantially all of the assets and liabilities of AdCare Health Systems, Inc. and changed its name to AdCare Health Systems, Inc. (“AdCare”). AdCare completed its initial public offering in November 2006, relocated its executive offices and accounting operations to Georgia in 2012, and changed its state of incorporation from Ohio to Georgia in December, 2013.

Historically, AdCare’s business was focused primarily on owning and operating skilled nursing facilities and managing such facilities for unaffiliated owners with whom AdCare had management contracts. In July 2014, AdCare commenced a transition (the “Transition”) whereby AdCare and its subsidiaries: (i) leased to third-party operators all of the healthcare properties which they own and previously operated; (ii) subleased to third-party operators all of the healthcare properties which they lease (but do not own) and previously operated; and (iii) retained a management agreement to manage two skilled nursing facilities and one independent living facility for third parties (the “Management Contract”. The Transition was completed in December 2015, and, as a result of the Transition, the Company acquired certain characteristics of a real estate investment trust (“REIT”) and became focused on the ownership, acquisition and leasing of healthcare properties.

On September 29, 2017, AdCare merged (the “Merger”) with and into Regional Health, a Georgia corporation and a then wholly owned subsidiary of AdCare formed for the purposes of the Merger, with Regional Health continuing as the surviving corporation in the Merger.

As a consequence of the Merger:

•

the outstanding shares of AdCare’s common stock, no par value per share (the “AdCare common stock”), converted, on a one-for-one basis, into the same number of shares of Regional Health’s common stock, no par value per share (the “RHE common stock”);

•

the outstanding shares of AdCare’s 10.875% Series A Cumulative Redeemable Preferred Stock (the “AdCare Series A Preferred Stock”) converted, on a one-for-one basis, into the same number of shares of Regional Health’s 10.875% Series A Cumulative Redeemable Preferred Stock (the “RHE Series A Preferred Stock”);

•

the board of directors (the “AdCare Board”) and executive officers of AdCare immediately prior to the Merger became the board of directors (the “RHE Board”) and executive officers, respectively, of Regional Health immediately following the Merger;

•

Regional Health assumed all of AdCare’s equity incentive compensation plans, and all rights to acquire shares of AdCare common stock under any AdCare equity incentive compensation plan converted into rights to acquire RHE common stock pursuant to the terms of the equity incentive compensation plans and other related documents, if any;

•	Regional Health became the successor issuer to AdCare and succeeded to the assets and continued the business and assumed the obligations of AdCare;
•	the RHE common stock and RHE Series A Preferred Stock commenced trading on the NYSE American immediately following the Merger;

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•

the rights of the holders of RHE common stock and RHE Series A Preferred Stock are governed by the amended and restated articles of incorporation of RHE (the “RHE Charter”) and the amended and restated bylaws of RHE (the “RHE Bylaws”). The RHE Charter is substantially equivalent to AdCare’s articles of incorporation, as amended (the “AdCare Charter”), except that the RHE Charter includes ownership and transfer restrictions related to the RHE common stock. The RHE Bylaws are substantially equivalent to the bylaws of AdCare, as amended (the “AdCare Bylaws”);

•	there was no change in the assets we hold or in the business we conduct; and
•	there was no fundamental change to our current operational strategy.

As a result of the Merger, the RHE Charter contains ownership and transfer restrictions with respect to the common stock. These ownership and transfer restrictions better position the Company to comply with certain U.S. federal income tax rules applicable to REITs under the Internal Revenue Code of 1986, as amended (the “Code”) to the extent such rules relate to the common stock. In prior years, the Board has considered the feasibility of the Company qualifying for and electing status as a REIT under the Code. If the Board determines for any future taxable year, after further consideration and evaluation, that the Company qualifies as a REIT under the Code and that electing status as a REIT under the Code would be in the best interests of the Company and its shareholders, then there would be certain risks we would face if we subsequently elected REIT status.  The applicability of these risks assumes that: (i) we would qualify in a future taxable year as a REIT under the Code; (ii) the Board determines that electing status as a REIT under the Code is in the best interests of the Company and its shareholders; and (iii) we subsequently elect status as a REIT under the Code.  The Board does not consider an election to be a REIT in the foreseeable future.

Effective December 31, 2018, the Company completed a one-for-twelve reverse stock split of the common stock (the “Reverse Stock Split”). The Reverse Stock Split was implemented for the purpose of complying with the NYSE American continued listing standards regarding low selling price.

When used in this Annual Report, unless otherwise specifically stated or the context otherwise requires, the terms:

•	“Board” or “Board of Directors” refers to the AdCare Board with respect to the period prior to the Merger and to the RHE Board with respect to the period after the Merger;
•

“Company”, “we”, “our” and “us” refer to AdCare and its subsidiaries with respect to the period prior to the Merger and to Regional Health and its subsidiaries with respect to the period after the Merger;

•	“common stock” refers to the AdCare common stock with respect to the period prior to the Merger and to the RHE common stock with respect to the period after the Merger;
•

“Series A Preferred Stock” refers to the AdCare Series A Preferred Stock with respect to the period prior to the Merger and to the RHE Series A Preferred Stock with respect to the period after the Merger;

•	“Charter” refers to the AdCare Charter with respect to the period prior to the Merger and to the RHE Charter with respect to the period after the Merger; and
•	“Bylaws” refers to the AdCare Bylaws with respect to the period prior to the Merger and to the RHE Bylaws with respect to the period after the Merger.

Our principal executive offices are located at 454 Satellite Boulevard NW, Suite 100, Suwanee, GA 30024, and our telephone number is (678) 869-5116. We maintain a website at www.regionalhealthproperties.com. The contents of our website are not incorporated by reference herein or in any of our filings with the SEC.

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Portfolio of Healthcare Investments

The Company leases its currently-owned healthcare properties, and subleases its currently-leased healthcare properties, on a triple-net basis, meaning that the lessee (i.e., the third-party operator of the property) is obligated under the lease or sublease, as applicable, for all costs of operating the property including insurance, taxes and facility maintenance, as well as the lease or sublease payments, as applicable. These leases are generally long-term in nature with renewal options and annual rent escalation clauses.

As of December 31, 2020, the Company owns, leases, or manages 24 facilities, which are located primarily in the Southeastern United States of America. Of the 24 facilities, the Company: (i) leased 10 owned and subleased nine leased skilled nursing facilities to third-party tenants; (ii) leased two owned assisted living facilities to third-party tenants; and (iii) managed on behalf of third-party owners two skilled nursing facilities and one independent living facility. Effective January 1, 2021, pursuant to sublease terminations (the “Wellington Lease Termination”) for two skilled nursing facilities located in Georgia with affiliates of Wellington Healthcare Services II, L.P. (“Wellington”), the Company as a portfolio stabilization measure commenced operating the previously subleased 134-bed facility located in Thunderbolt, Georgia (the “Tara Facility”) and entered into a new sublease agreement with an affiliate of Empire Care Centers, LLC (“Empire”) for the other 208-bed facility located in Powder Springs, Georgia (the “Powder Springs Facility”). The Company has entered into a Management Consulting Services Agreement (the “Vero Management Agreement”) with Vero Health Management, LLC (“Vero Health”) under which Vero Health will provide management consulting services for the Tara Facility which the Company now operates. See Note 6- Leases and Note 18- Subsequent Events to our audited consolidated financial statements in Part II, Item 8, “Financial Statements and Supplementary Data” in this Annual Report.

The following table provides summary information regarding the number of facilities and related licensed beds/units by state and property type as of December 31, 2020:

						Managed for
	Owned		Leased			Third-Parties		Total
	Facilities	Beds/Units	Facilities		Beds/Units	Facilities	Beds/Units	Facilities	Beds/Units
State
Alabama	2	230	—		—	—	—	2	230
Georgia	3	395	8	(1)	884	—	—	11	1,279
North Carolina	1	106	—		—	—	—	1	106
Ohio	4	291	1		99	3	332	8	722
South Carolina	2	180	—		—	—	—	2	180
Total	12	1,202	9		983	3	332	24	2,517
Facility Type
Skilled Nursing	10	1,016	9		983	2	249	21	2,248
Assisted Living	2	186	—		—	—	—	2	186
Independent Living	—	—	—		—	1	83	1	83
Total	12	1,202	9		983	3	332	24	2,517

(1)

As of January 1, 2021, pursuant to sublease terminations for two facilities located in Georgia with affiliates of Wellington, the Company commenced operating one of the previously subleased facilities as a portfolio stabilization measure and entered into a sublease agreement for the Powder Springs Facility with an affiliate of Empire (the “Wellington Transition”). The Company has entered into the Vero Management Agreement with Vero Health under which Vero Health will provide management consulting services for the Tara Facility which the Company now operates.

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The following table provides summary information regarding the number of facilities and related licensed beds/units by operator affiliation as of December 31, 2020:

Operator Affiliation	Number of Facilities (1)	Beds / Units
C.R. Management	6	689
Aspire	5	390
Wellington Health Services (2)	2	342
Peach Health Group	3	266
Symmetry Healthcare	2	180
Beacon Health Management	2	212
Vero Health Management	1	106
Subtotal	21	2,185
Regional Health Managed	3	332
Total	24	2,517

(1)

Represents the number of facilities leased or subleased to separate tenants, of which each tenant is an affiliate of the entity named in the table above. For a more detailed discussion, see Note 6 – Leases to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data”, and “Portfolio of Healthcare Investments” in Part I, Item 1., “Business”, in this Annual Report.

(2)

As of January 1, 2021, pursuant to sublease terminations for two facilities located in Georgia with affiliates of Wellington the Company commenced operating the Tara Facility as a portfolio stabilization measure and entered into a sublease agreement for the Powder Springs Facility with an affiliate of Empire. As of January 1, 2021, the Company entered into the Vero Management Agreement with Vero Health under which Vero Health will provide management consulting services for the Tara Facility which the Company now operates.

The following table provides summary information regarding the number of facilities and related licensed beds/units by state and property type giving effect to the Wellington Transition as of January 1, 2021:

	Owned		Leased		Leased		Managed for
	Leased to Third-Parties		Subleased to Third-Parties		Operating		Third-Parties		Total
	Facilities	Beds/Units	Facilities	Beds/Units	Facilities	Beds/Units	Facilities	Beds/Units	Facilities	Beds/Units
State
Alabama	2	230	—	—	—	—	—	—	2	230
Georgia	3	395	7	750	1	134	—	—	11	1,279
North Carolina	1	106	—	—	—	—	—	—	1	106
Ohio	4	291	1	99	—	—	3	332	8	722
South Carolina	2	180	—	—	—	—	—	—	2	180
Total	12	1,202	8	849	1	134	3	332	24	2,517
Facility Type
Skilled Nursing	10	1,016	8	849	1	134	2	249	21	2,248
Assisted Living	2	186	—	—	—	—	—	—	2	186
Independent Living	—	—	—	—	—	—	1	83	1	83
Total	12	1,202	8	849	1	134	3	332	24	2,517

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The following table provides summary information regarding the number of facilities and related licensed beds/units by operator affiliation giving effect to the Wellington Transition as of January 1, 2021:

Operator Affiliation	Number of Facilities (1)	Beds / Units
C.R. Management	6	689
Aspire	5	390
Peach Health Group	3	266
Symmetry Healthcare	2	180
Beacon Health Management	2	212
Vero Health Management	1	106
Empire	1	208
Subtotal	20	2,051
Regional Health Managed	3	332
Regional Health Operated (2)	1	134
Total	24	2,517

(1)

Represents the number of facilities leased or subleased to separate tenants, of which each tenant is an affiliate of the entity named in the table above. For a more detailed discussion, see Note 6 – Leases to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data”, and “Portfolio of Healthcare Investments” in Part I, Item 1., “Business”, in this Annual Report.

(2)

Effective January 1, 2021, Regional began operating the Tara Facility and entered into the Vero Management Agreement with Vero Health, under which Vero Health is providing management consulting services for the Tara Facility. On February 28, 2019, Vero Health and the Company entered into a lease (the “Vero Health Lease”) for the Company’s 106-bed, skilled nursing facility located in Sylvia, North Carolina (the “Mountain Trace Facility”). The Vero Health Lease for the Mountain Trace Facility became effective on March 1, 2019, upon the termination of the prior lease with the prior tenant affiliated with Symmetry Healthcare Management, LLC (“Symmetry” or “Symmetry Healthcare”). The change in operator for the Mountain Trace Facility was subsequent to an agreement the Company reached on January 28, 2019, with Symmetry with respect to a payment plan for Symmetry’s affiliate’s rent arrears and outstanding property taxes (the “Symmetry Payment Plan”).

Acquisitions and Dispositions

Acquisitions

The Company made no acquisitions during the years ended December 31, 2020 and December 31, 2019.

Dispositions

The Company made no dispositions during the year ended December 31, 2020

Facilities Sold. Pursuant to the Purchase and Sale Agreement, dated April 15, 2019, as subsequently amended from time to time (the “PSA”), between certain subsidiaries of the Company and MED Healthcare Partners LLC (“MED”), the Company sold to affiliates of MED four skilled nursing facilities (collectively, the “PSA Facilities”), together with substantially all of the fixtures, equipment, furniture, leases and other assets relating to such PSA Facilities (the “Asset Sale”). Under the PSA, the Company sold: (i) on August 28, 2019, the 100-bed skilled nursing facility commonly known as Northwest Nursing Center located in Oklahoma City, Oklahoma (the “Northwest Facility”); and (ii) on August 1, 2019, the following three facilities, (a) the 182-bed skilled nursing facility commonly known as Attalla Health & Rehab located in Attalla, Alabama (the “Attalla Facility”), (b) the 100-bed skilled nursing facility commonly known as Healthcare at College Park located in College Park, Georgia (the “College Park Facility”), and (c) the 118-bed skilled nursing facility commonly known as Quail Creek Nursing Home located in Oklahoma City, Oklahoma (the “Quail Creek Facility”).

In connection with the Asset Sale: (i) MED paid to the Company a cash purchase price for the PSA Facilities equal to $28.5 million in the aggregate; (ii) the Company incurred approximately $0.4 million in sales commission expenses and $0.1 million for a building improvement credit; and (iii) the Company transferred approximately $0.1 million in lease security deposits to MED.

On August 1, 2019, the Company used a portion of the proceeds from the Asset Sale to : (i) repay approximately $21.3 million to Pinecone Realty Partners II, LLC (“Pinecone”) to extinguish all indebtedness owed by the Company under a loan agreement,

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dated February 15, 2018, as amended from time to time, with an original aggregate principal amount of $16.25 million which refinanced existing mortgage debt (the “Pinecone Credit Facility”); and (ii) to repay approximately $3.8 million to Congressional Bank to extinguish all indebtedness owed by the Company under a term loan agreement, dated September 27, 2013, as amended from time to time, between the Company and Congressional Bank (the “Quail Creek Credit Facility”).

Lease Termination. Effective January 15, 2019, the Company’s lease of two skilled nursing facilities, an 115-bed skilled nursing facility located in East Point, Georgia and an 184-bed skilled nursing facility located in Atlanta, Georgia (the “Omega Facilities”), which leases were due to expire August 2025 and which Omega Facilities the Company subleased to third party subtenants, was terminated by mutual consent of the Company and the lessor (affiliate of Omega Healthcare) and the sublessees (affiliates of Wellington) of each of the Omega Facilities (the “Omega Lease Termination”). In connection with the Omega Lease Termination, the Company transferred approximately $0.4 million of its integral physical fixed assets at the Omega Facilities to the lessor and on January 28, 2019 received from the lessor gross proceeds of approximately $1.5 million, consisting of (i) a termination fee in the amount of $1.2 million and (ii) approximately $0.3 million to satisfy other net amounts due to the Company under the leases.

For further information regarding the Company’s acquisitions and dispositions, see Note 9 – Acquisitions and Dispositions to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Leasing Transactions

Leasing Transactions. As of the filing date of this Annual Report, the Company is operating or has leased or subleased, as applicable, the following facilities to tenants:

Facility Name	State	Owned / Leased	Transaction Type	Commencement Date
2014
Thomasville	GA	Leased	Sublease	7/1/2014
Lumber City	GA	Leased	Sublease	11/1/2014
Southland	GA	Owned	Lease	11/1/2014
Coosa Valley	AL	Owned	Lease	12/1/2014
2015
LaGrange	GA	Leased	Sublease	4/1/2015
Sumter Valley	SC	Owned	Lease	4/1/2015
Georgetown	SC	Owned	Lease	4/1/2015
Glenvue	GA	Owned	Lease	7/1/2015
Autumn Breeze	GA	Owned	Lease	9/30/2015
2016
Jeffersonville	GA	Leased	Sublease	6/18/2016
Oceanside	GA	Leased	Sublease	7/13/2016
Savannah Beach	GA	Leased	Sublease	7/13/2016
2017
Meadowood	AL	Owned	Lease	5/1/2017
2018
Hearth & Care of Greenfield	OH	Owned	Lease	12/1/2018
The Pavilion Care Center	OH	Owned	Lease	12/1/2018
Eaglewood ALF	OH	Owned	Lease	12/1/2018
Eaglewood Care Center	OH	Owned	Lease	12/1/2018
Covington Care Center	OH	Leased	Sublease	12/1/2018
2019
Mountain Trace	NC	Owned	Lease	3/1/2019
2021
Powder Springs	GA	Leased	Sublease	1/1/2021
Tara	GA	Leased	Operating	1/1/2021

For a detailed description of each of the Company’s leases, see Note 6 - Leases to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

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Industry Trends

The skilled nursing segment of the long-term care industry has evolved to meet the growing demand for post-acute and custodial healthcare services generated by an aging population, increasing life expectancies and the trend toward shifting of patient care to lower cost settings. The growth of the senior population in the United States continues to increase healthcare costs, often faster than the available funding from government-sponsored healthcare programs. In response, federal and state governments have adopted cost containment measures that encourage the treatment of patients in more cost effective settings, such as skilled nursing facilities, for which the staffing requirements and associated costs are often significantly lower than acute care hospitals, inpatient rehabilitation facilities and other post-acute care settings. As a result, skilled nursing facilities are generally serving a larger population of higher acuity patients than in the past.

The skilled nursing industry is large, highly fragmented, and characterized predominantly by numerous local and regional providers. Based on a decrease in the number of skilled nursing facilities over the past few years, we expect that the supply and demand balance in the skilled nursing industry will continue to improve. We also anticipate that, as life expectancy continues to increase in the United States, notwithstanding the recent declines due to Covid-19 and to increased deaths amongst younger and middle-aged individuals (due to the overdose epidemic and suicides), the overall demand for skilled nursing services will increase. The primary market demographic for skilled nursing services is primarily individuals age 75 and older. According to the most recently completed 2010 U.S. Census, there were over 40 million people in the United States in 2010 that are over 65 years old. The 2010 U.S. Census estimates this group is one of the fastest growing segments of the United States population and is expected to more than double between 2000 and 2030.

We believe the skilled nursing industry has been and will continue to be impacted by several other trends. The use of long-term care insurance is increasing among seniors as a means of planning for the costs of skilled nursing care services. In addition, as a result of increased mobility in society, reduction of average family size, and the increased number of two-wage earner couples, more seniors are looking for alternatives outside their own family for their care. However, the current COVID-19 pandemic, which has significantly worse health outcomes for the residents of skilled nursing facilities and the current visitation restrictions could significantly negatively impact the above trends.

Competitive Strengths

As of the date of filing this Annual Report we believe we possess the following competitive strengths:

Long-Term, Triple-Net Lease Structure. All but one of our real estate properties are leased under triple-net operating leases with initial terms generally ranging from 10 to 15 years pursuant to which the tenants are responsible for all facility maintenance, insurance and taxes, and utilities. As of the date of filing this Annual Report, the leases had an average remaining initial term of approximately six and a half years. In addition, every lease but one contain specific rent escalation amounts ranging from 1.0% to 3.0% annually. Further, each lease has one or more renewal options. For those facilities subleased by the Company, the renewal option in the sublease agreement is dependent on the Company’s renewal of its lease agreement. We also typically receive additional security under these leases in the form of security deposits from the lessee and guarantees from the parent or other related entities of the lessee.

Tenant Diversification. Our 24 properties (including the three facilities that are managed by us and the one facility operated by us) are operated by a total of 23 separate third-party tenants, with each of our tenants being affiliated with one of seven local or regionally-focused operators. We refer to our tenants who are affiliated with the same operator as a group of affiliated tenants. Each of our operators operate (through a group of affiliated tenants) between one and six of our facilities, with our most significant operators, C. Ross Management, LLC (“C.R. Management”) and Aspire Regional Partners, Inc. (“Aspire”), each operating six and five facilities, or 28.5% and 23.8% of the total number of our facilities, respectively. We believe that our tenant diversification should limit the effect of any operator’s financial or operating performance decline on our overall performance.

Geographically Diverse Property Portfolio. Our portfolio of 24 properties, comprising 2,517 licensed beds/units, is diversified across six states. Our properties in any one state did not account for more than 46% of our total properties as of the date of filing this Annual Report. Properties in our largest state, Georgia, are geographically dispersed throughout the state. We believe this geographic diversification will limit the effect of a decline in any one regional market on our overall performance.

Business Strategy

Our business strategy primarily is focused on investing capital in our current portfolio and growing our portfolio through the acquisition of skilled nursing and other healthcare facilities. More specifically, we seek to:

Focus on Senior Housing Segment. We intend to continue to focus our investment program on senior housing, primarily the skilled nursing facility segment of the long-term care continuum. We have historically been focused on senior housing, and our

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senior management has operating and financial experience and a significant number of relationships in the long-term care industry.  In addition, we believe investing in the sector best meets our investing criteria.

Invest Capital in Our Current Portfolio. We intend to continue to support our operators by providing capital to them for a variety of purposes, including facility modernization and potentially replacing or renovating facilities in our portfolio that may have become less competitive. We expect to structure these investments as either lease amendments that produce additional rent or as loans that are repaid by operators during the applicable lease term. We believe such projects will provide an attractive return on capital and improve the underlying performance of facility operations.

Provide Capital to Underserved Operators. We believe that there is a significant opportunity to be a capital source to long-term care operators through the acquisition and leasing of healthcare properties that are consistent with our investment and financing strategy, but that, due to size and other considerations, are not a focus for large healthcare REITs. We seek primarily small to mid-size acquisition transactions with a focus on individual facilities with existing operators, as well as small groups of facilities and larger portfolios. In addition to pursuing acquisitions using triple-net lease structures, we may pursue other forms of investment, including partnering with investors, mortgage loans and joint ventures.

Identify Talented Operators. As a result of our management team’s operating experience, network of relationships and industry insight, we have been able and expect to continue to be able to identify qualified tenants. We seek tenants who possess local market knowledge, demonstrate hands-on management, have proven track records and focus on patient care.

Monitor Investments. We monitor our real estate investments through, among other things: (i) reviewing and evaluating our tenants epidemic protocols, especially in relation to Covid-19; (ii) reviewing and evaluating tenant financial statements to assess operational and financial trends and performance; (iii) reviewing the state surveys, occupancy rates and patient payor mix of our facilities; (iv) verifying the payments of property and other taxes and insurance with respect to our facilities; and (v) conducting periodic physical inspections of our facilities.  For tenants or facilities that do not meet performance expectations, we may seek to work with our tenants to ensure our mutual success or seek to re-lease facilities to stronger operators.

Resolve Legacy Professional and General Liability Claims. As a result of the Transition (which was completed in December 2015), the Company no longer operates skilled nursing facilities, except for the operation of facilities in connection with portfolio stabilization measures as and when required. The Company, however, continues to be subject to certain pending professional and general liability actions with respect to the time it operated skilled nursing facilities, including claims that the services the Company provided as an operator resulted in the injury or death of patients and claims related to professional and general negligence, employment, staffing requirements and commercial matters. The Company is also named in legal actions that have arisen post Transition where plaintiffs appear to be unaware we do not provide services directly to our tenant’s patients. Management is committed to resolving pending claims. See Part I, Item 3, “Legal Proceedings” and Note 14 – Commitments and Contingencies to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Competition

We generally compete for real property investments with publicly traded, private and non-listed healthcare REITs, real estate partnerships, healthcare providers, healthcare lenders and other investors, including developers, banks, insurance companies, pension funds, government-sponsored entities and private equity firms, some of whom may have greater financial resources and lower costs of capital than we do. Increased competition challenges our ability to identify and successfully capitalize on opportunities that meet our investment criteria, which is affected by, among other factors, the availability of suitable acquisition or investment targets, our ability to negotiate acceptable transaction terms and our access to and cost of capital.

Our ability to generate rental revenues from our properties also depends on the competition faced by our tenants (which competition we also directly face when we undertake portfolio stabilization measures). Our tenants compete on a local and regional basis with other healthcare operating companies that provide comparable services. Our tenants compete to attract and retain patients and residents based on scope and quality of care, reputation and financial condition, price, location and physical appearance of the properties, services offered qualified personnel, physician referrals and family preferences. The ability of our tenants to compete successfully could be affected by private, federal and state reimbursement programs and other laws and regulations.

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Revenue Sources and Recognition

Triple-Net Leased Properties. The Company’s triple-net leases provide for periodic and determinable increases in rent. The Company recognizes rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is reasonably assured. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in other assets on our consolidated balance sheets. In the event the Company cannot reasonably estimate the future collection of rent from one or more tenant(s) of the Company’s facilities, rental income for the affected facilities will be recognized only upon cash collection, and any accumulated straight-line rent receivable will be expensed in the period in which the Company first deems rent collection no longer reasonably assured.

Management Fee Revenues and Other Revenues. The Company recognizes management fee revenues as services are provided. The Company has one contract to manage three facilities (the “Management Contract”), with payment for each month of service generally received in full on a monthly basis. As of December 31, 2020, the balance outstanding on the Management Contract was approximately $0.1 million. The maximum penalty for service contract nonperformance under the Management Contract is $50,000 per year, payable after the end of the year. Further, the Company recognizes interest income from loans and investments, using the effective interest method when collectability is probable. The Company applies the effective interest method on a loan-by-loan basis.

Allowances. The Company assesses the collectability of our rent receivables, including straight-line rent receivables and working capital loans to tenants. The Company bases its assessment of the collectability of rent receivables and working capital loans to tenants on several factors, including payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, and current economic conditions. If the Company’s evaluation of these factors indicates it is probable that the Company will be unable to receive the rent payments or payments on a working capital loan, the Company provides a reserve against the recognized straight-line rent receivable asset or working capital loan for the portion that we estimate may not be recovered. If the Company changes its assumptions or estimates regarding the collectability of future rent payments required by a lease or required from a working capital loan to a tenant, the Company may adjust its reserve to increase or reduce the rental revenue or interest revenue from working capital loans to tenants recognized in the period the Company makes such change in its assumptions or estimates.

As of December 31, 2020 and December 31, 2019, the Company reserved for approximately $1.4 million and $0.6 million, respectively, of uncollected receivables. Accounts receivable, net totaled $2.1 million at December 31, 2020 compared with $1.0 million at December 31, 2019.

Government Regulation

Healthcare Regulation. Our tenants are typically subject to extensive and complex federal, state and local laws and regulations relating to quality of care, licensure and certain certificate of need (“CON”) requirements, government reimbursement, fraud and abuse practices, qualifications of personnel, adequacy of plant and equipment, data privacy and security, and other laws and regulations governing the operation of healthcare facilities. We expect that the healthcare industry will, in general, continue to face increased regulation and pressure in these areas. The applicable rules are wide-ranging and can subject our tenants to civil, criminal, and administrative sanctions, including: the possible loss of accreditation or license; denial of reimbursement; imposition of fines; suspension, decertification, or exclusion from federal and state healthcare programs; or facility closure. Changes in laws or regulations, reimbursement policies, enforcement activity, and regulatory non-compliance by tenants, operators, and managers can all have a significant effect on their operations and financial condition. These effects may adversely impact us, as detailed below, and set forth under Item 1A – “Risk Factors” in this Annual Report.

Although the properties within our portfolio may be subject to varying levels of governmental scrutiny, we expect that the healthcare industry, in general, will continue to face increased regulation and pressure in the areas of fraud, waste, and abuse, including, but not limited to, the Federal Anti-Kickback Statute, the Federal Stark Law, the Federal False Claims Act, and comparable state counterparts, as well as cost control, healthcare management, and provision of services, among others. We also expect increased and continued efforts by third-party payors, such as the federal  Medicare program, state Medicaid programs, and private insurance carriers (including health maintenance organizations and other health plans), to impose greater discounts and more stringent cost controls upon tenants (through changes in reimbursement rates and methodologies, discounted fee structures, the assumption by healthcare providers of all or a portion of the financial risk, or other possible measures). A significant expansion of applicable federal, state or local laws and regulations, existing or future healthcare reform measures, new interpretations of existing laws and regulations, changes in enforcement priorities, or significant limits on the scope of services reimbursed or reductions in reimbursement rates could have a material adverse effect on certain of our tenants’ liquidity, financial condition and results of operations and, in turn, their ability to satisfy their contractual obligations, including making rental payments under and otherwise complying with the terms of our leases.

Licensure, Certification and CONs. In general, the operators of our skilled nursing facilities must be licensed and periodically certified through various regulatory agencies that determine compliance with federal, state, and local laws to participate in the Medicare and Medicaid programs. Legal requirements pertaining to such licensure and certification relate to the quality of

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medical care provided by the operator, qualifications of the tenant’s administrative personnel and clinical staff, adequacy of the physical plant and equipment, and continuing compliance with applicable laws and regulations. A loss of licensure or certification could adversely affect a skilled nursing facility’s ability to receive payments from the Medicare and Medicaid programs, which, in turn, could adversely affect its ability to satisfy its obligations to us.

In addition, many of our skilled nursing facilities are subject to state CON laws that require governmental approval prior to the development or expansion of healthcare facilities and services. The approval process in these states generally requires a facility to demonstrate the need for additional or expanded healthcare facilities or services. CONs, where applicable, are also sometimes necessary for changes in ownership or control of licensed facilities, addition of beds, investment in major capital equipment, and introduction of new services or termination of services previously approved through the CON process. CON laws and regulations may restrict a tenant’s ability to expand our properties and grow its business in certain circumstances. Such restrictions could have an adverse effect on the tenant’s revenues and, in turn, its ability to make rental payments under and otherwise comply with the terms of our leases. In addition, CON laws may constrain the ability of an operator to transfer responsibility for operating a particular facility to a new operator. If we have to replace a property operator who is excluded from participating in a federal or state healthcare program (as discussed below), our ability to do so may be affected by a particular state’s CON laws, regulations, and applicable guidance governing such changes.

Compared to skilled nursing facilities, seniors housing communities (other than those that receive Medicaid payments) do not receive significant funding from governmental healthcare programs and are subject to relatively few, if any, federal regulations. Instead, to the extent they are regulated, such regulation consists primarily of state and local laws governing licensure, provision of services, staffing requirements, and other operational matters, which vary greatly from one jurisdiction to another. Although recent growth in the U.S. seniors housing industry has attracted the attention of various federal agencies that believe more federal regulation of these properties is necessary, Congress thus far has deferred to state regulation of seniors housing communities. However, as a result of this growth and increased federal scrutiny, some states have revised and strengthened their regulation of seniors housing communities. More states are expected to do the same in the future.

Fraud and Abuse Enforcement, Other Related Laws, Initiatives, and Considerations. Long-term/post-acute care facilities (and seniors housing facilities that receive Medicaid payments) are subject to federal, state, and local laws, regulations, and guidance governing their operations and financial and other arrangements. Some of these laws prohibit direct or indirect payments of any kind for the purpose of inducing or encouraging the referral of patients for medical products or services reimbursable by government healthcare programs. Other laws require providers to furnish only medically necessary services and submit to the government valid and accurate statements for each service. Still, other laws require providers to comply with a variety of safety, health, and other requirements relating to the condition of the licensed property and the quality of care provided. Sanctions for violations of these laws, regulations, and other applicable guidance may include, but are not limited to, criminal and/or civil penalties and fines, loss of licensure, immediate termination of government payments, and exclusion from any government healthcare program. In certain circumstances, violation of these rules (such as those prohibiting abusive and fraudulent behavior) with respect to one property may subject other facilities under common control or ownership to sanctions, including exclusion from participation in the Medicare and Medicaid programs, as well as other government healthcare programs. In the ordinary course of its business, a property operator is regularly subjected to inquiries, investigations, and audits by the federal and state agencies that oversee these laws and regulations.

Long-term/post-acute care facilities (and seniors housing facilities that receive Medicaid payments) are also subject to the Federal Anti-Kickback Statute.  This law generally prohibits persons from offering, providing, soliciting, or receiving remuneration to induce either the referral of an individual or the furnishing of a good or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Long-term/post-acute care facilities are also subject to the Federal Ethics in Patient Referral Act of 1989, commonly referred to as the Stark Law. The Stark Law prohibits submitting claims to Medicare if the claim results from a physician referral for certain designated services to a health service provider with whom the physician has a financial relationship unless the arrangement qualifies under one of the exceptions for a financial relationship, as set forth under the Stark Law. Similar prohibitions on physician self-referrals and submission of claims apply to state Medicaid programs. Furthermore, long-term/post-acute care facilities (and seniors housing facilities that receive Medicaid payments) are subject to substantial financial penalties under the Civil Monetary Penalties Act and the Federal False Claims Act and, in particular, actions under the Federal False Claims Act and its “whistleblower” provisions. Private enforcement of healthcare fraud has increased due in large part to amendments to the Federal False Claims Act that encourage private individuals (commonly called “whistleblowers”) to sue on behalf of the government. These whistleblower suits brought by private individuals, known as qui tam actions, may be filed by almost anyone, including present and former patients, nurses and other employees, and competitors. Significantly, if a claim is successfully adjudicated, the Federal False Claims Act provides for treble damages and a civil penalty of up to $23,331 per claim.

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Prosecutions, investigations, or whistleblower actions could have a material adverse effect on a property operator’s liquidity, financial condition, and operations, which could adversely affect the ability of the operator to meet its financial obligations to us. Finally, various state false claim act and anti-kickback laws may also apply to each property operator. Violation of any of the foregoing statutes can result in criminal and/or civil penalties that could have a material adverse effect on the ability of an operator to meet its financial obligations to us.

Other legislative developments, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), have greatly expanded the definition of healthcare fraud and related offenses and broadened its scope to include private healthcare plans in addition to government payors. Congress also has greatly increased funding for the Department of Justice, Federal Bureau of Investigation, and the Office of the Inspector General (“OIG”) to audit, investigate, and prosecute suspected healthcare fraud. Moreover, a significant portion of the billions in healthcare fraud recoveries over the past several years has also been returned to government agencies to further fund their fraud investigation and prosecution efforts.

Additionally, other HIPAA provisions and regulations provide for communication of health information through standard electronic transaction formats and for the privacy and security of health information. In order to comply with the applicable regulations, healthcare providers often must undertake significant operational and technical implementation efforts. Operators also may face significant financial exposure if they fail to maintain the privacy and security of medical records and other personal health information about individuals. The Health Information Technology for Economic and Clinical Health (“HITECH”) Act, passed in February 2009, strengthened the Department of Health and Human Services (“HHS”) Secretary’s authority to impose civil money penalties for HIPAA violations occurring after February 18, 2009. HITECH directs the HHS Secretary to provide for periodic audits to ensure covered entities and their business associates (as that term is defined under HIPAA) comply with the applicable HITECH requirements, increasing the likelihood that a HIPAA violation will result in an enforcement action. The U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services (“CMS”) issued an interim Final Rule which conformed HIPAA enforcement regulations to HITECH, increasing the maximum penalty for multiple violations of a single requirement or prohibition to $1.5 million. Higher penalties may accrue for violations of multiple requirements or prohibitions. Additionally, on January 17, 2013, CMS released an omnibus final rule, which expands the applicability of HIPAA and HITECH and strengthens the government’s ability to enforce these laws. The final rule broadens the definition of “business associate” and provides for civil money penalty liability against covered entities and business associates for the acts of their agents regardless of whether a business associate agreement is in place. This rule also modified the standard for when a breach of unsecured personally identifiable health information must be reported. Some covered entities have entered into settlement agreements with HHS for allegedly failing to adopt policies and procedures sufficient to implement the breach notification provisions in the HITECH Act. Additionally, the final rule adopts certain changes to the HIPAA enforcement regulations to incorporate the increased and tiered civil monetary penalty structure provided by HITECH, and makes business associates of covered entities directly liable under HIPAA for compliance with certain of the HIPAA privacy standards and HIPAA security standards. HIPAA violations are also potentially subject to criminal penalties.

There has been an increased federal and state HIPAA privacy and security enforcement effort and we expect this trend to continue. Under HITECH, state attorneys general have the right to prosecute HIPAA violations committed against residents of their states. Several such actions have been brought against covered entities and business associates, and continued enforcement actions are likely to occur in the future. In addition, HITECH mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities and business associates. It also tasks HHS with establishing a methodology whereby individuals who are harmed by HIPAA violations may receive a percentage of the civil monetary penalty fine or monetary settlement paid by the violator.

In addition to HIPAA, numerous other state and federal laws govern the collection, dissemination, use, access to, and confidentiality of individually identifiable health information. In addition, some states are considering new laws and regulations that further protect the confidentiality, privacy, or security of medical records or other types of medical or personal information. These laws may be similar to or even more stringent than the federal provisions, in which case they are not preempted by HIPAA. Not only may some of these state laws impose fines and penalties upon violators, but some afford private rights of action to individuals who believe their personal information has been misused.

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Also, with respect to HIPAA, in September 2015, OIG issued two reports calling for better privacy oversight of covered entities by the CMS Office for Civil Rights (“OCR”). The first report, titled “OCR Should Strengthen its Oversight of Covered Entities’ Compliance with the HIPAA Privacy Standards,” found that OCR’s oversight is primarily reactive, as OCR has not fully implemented the required audit program to proactively assess possible noncompliance from covered entities. OIG recommended, among other things, that OCR fully implement a permanent audit program and develop a policy requiring OCR staff to check whether covered entities had previously been investigated for noncompliance. The second report, titled “OCR Should Strengthen its Follow-up of Breaches of Patient Information Reported by Covered Entities,” found that (1) OCR did not record corrective action information for 23% of closed “large-breach” cases in which it made determinations of noncompliance, and (2) OCR did not record “small-breach” information in its case-tracking system, which limits its ability to track and identify covered entities with multiple small breaches. OIG recommended, among other things, that OCR enter small-breach information into its case-tracking system and maintain complete documentation of corrective actions taken. OCR agreed with OIG’s recommendations in both reports. If followed, these reports and recommendations may impact our tenants.

More recently, with respect to HIPAA, OCR announced on March 21, 2016, that it had begun a new phase of audits of covered entities and their business associates. OCR stated that it would review policies and procedures adopted and employed by covered entities and their business associates to meet selected standards and implementation specifications of the HIPAA Privacy, Security, and Breach Notification Rules.

Congress has significantly increased funding to the governmental agencies charged with enforcing the healthcare fraud and abuse laws to facilitate increased audits, investigations, and prosecutions of providers suspected of healthcare fraud. As a result, government investigations and enforcement actions brought against healthcare providers have increased significantly in recent years and are expected to continue. A violation of federal or state anti-fraud and abuse laws or regulations, or other related laws or regulations discussed above, by a tenant of our properties could have a material adverse effect on the tenant’s liquidity, financial condition, or operations, which could adversely affect its ability to satisfy its contractual obligations, including making rental payments under and otherwise complying with the terms of our leases.

Cares Act and Covid-19 Related Legislation

In 2020 in response to the COVID-19 pandemic, Congress enacted a series of economic stimulus and relief measures through the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Paycheck Protection Program and Health Care Enhancement Act (“PPPHCE Act”) and the Consolidated Appropriations Act, 2021 (“CAA”). In total, the CARES Act, the PPPHCE Act, and the CAA authorized $178 Billion in funding to be distributed to healthcare providers through the Public Health and Social Services Emergency Fund (“Provider Relief Fund”). These funds are intended to reimburse eligible providers for healthcare-related expenses or lost revenues attributable to COVID-19. Recipients are not required to repay Provider Relief Fund payments as long as they attest to and comply with certain terms and conditions, including reporting requirements, limitations on balance billing, and not using Provider Relief Fund payments to reimburse expenses or losses that other sources have reimbursed or are obligated to reimburse.

The Department of Health and Human Services (“HHS”) began distributing Provider Relief Fund payments in April 2020 and has made funds available to various provider groups in phases. HHS continues to evaluate and provide allocations of, and issue regulations and guidance regarding, grants made under the CARES Act and related legislation. A number of our tenants have received grants under these laws; however, there are uncertainties regarding the extent to which our tenants will receive such funds, the financial impact of receiving such funds on their operations or financial condition, and whether such tenants will be able to meet the compliance requirements associated with the funds.

The CARES Act and related legislation include other provisions offering financial relief, for example, suspending Medicare sequestration payment adjustments from May 1, 2020, through March 31, 2021, which would have otherwise reduced payments to Medicare providers by 2 percent, but also extending sequestration through 2030. In addition to offering economic relief to individuals and businesses, the CARES Act and related legislation include provisions intended to expand coverage of COVID-19 testing and preventative services, address healthcare workforce needs, ease restrictions on telehealth services during the crisis, and ease other legal and regulatory burdens on healthcare providers. Due to recent enactment of the CARES Act, the PPPHCE Act, and the CAA, there is still a high degree of uncertainty surrounding their implementation, and the public health emergency continues to evolve.

Covid-19 Update

On March 11, 2020, the World Health Organization declared the outbreak of the respiratory illness caused by a novel strain of coronavirus, SARS-CoV-2, also known as COVID-19, a global pandemic. The COVID-19 pandemic has led governments and other authorities in the United States to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place

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orders. The COVID-19 pandemic and the measures to protect its spread have adversely affected our business in 2020, and we expect it will continue to adversely affect our business in 2021 and beyond, for a variety of reasons, including those discussed below and elsewhere hereunder.

As of December 31, 2020, the Company is aware that each of our facilities has reported one or more positive cases of COVID-19 among the residents and/or operator employee populations. Many of our operators have reported incurring significant cost increases as a result of the COVID-19 pandemic, with dramatic increases for facilities with positive cases. We believe these increases primarily stem from elevated labor costs, including increased use of overtime and bonus pay, as well as a significant increase in both the cost and usage of personal protective equipment, testing equipment, processes and supplies. In terms of occupancy levels, many of our operators have reported experiencing declines, in part due to the elimination or suspension of elective hospital procedures, fewer discharges from hospitals to skilled nursing facilities (“SNFs”), and higher hospital readmittances from SNFs.

The COVID-19 pandemic may also lead to temporary closures of nursing facilities, operated by our tenants, which also may affect our tenants’ ability to make their rental payments to us pursuant to their respective lease agreements. In addition, our tenants’ operations could be further disrupted if any of their employees, or the employees of their vendors, have, or are suspected of having, COVID-19. This has caused, and may cause in the future, our tenants or their vendors to experience staffing shortages, and this could potentially require our tenants and their vendors to close parts of or entire facilities, distribution centers, or other buildings to disinfect any affected areas.

We could also be adversely affected if government authorities impose upon our tenants, or their vendors, certain restrictions due to the COVID-19 pandemic. These restrictions may be in the form of mandatory closures, requested voluntary closures, bans on new admissions, restricted operations, or restrictions on the importation of necessary equipment or supplies which may adversely affect our tenants’ operations and their ability to make rental payments to us moving forward. In addition, family members may elect to keep nursing facility residents at home during the COVID-19 pandemic, thus reducing our tenants’ revenue. Currently, a number of our tenants have stopped admitting new patients due to rising COVID-19 infections resulting in decreased revenues.

As a result of the COVID-19 pandemic, our tenants may face lawsuits for alleged negligence associated with their responses to the emergency. The costs associated with defending, settling, or paying damages from such claims could negatively impact our tenants’ operating budgets and affect their ability to meet their obligations under our leases. Further, we may be subject to increased lawsuits arising out of our alleged actions or the alleged actions of our tenants for which they have agreed to indemnify, defend and hold us harmless. An unfavorable resolution of any such pending or future litigation could materially adversely affect us. The Company is not aware of any such lawsuits against our tenants.

If our tenants are unable to make rental payments to us pursuant to their lease obligations, whether due to the tenants’ decrease in revenues or otherwise, then, in some cases, we may be forced to either attempt to replace tenants or restructure tenants’ long-term rent obligations and may not be able to do so on terms that are as favorable to us as those currently in place.

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While the Company has received approximately 82% percent of its expected monthly rental receipts from tenants for the twelve months ended December 31, 2020, there are a number of uncertainties the Company faces as it considers the potential impact of COVID-19 on its business, including the length of census disruption, elevated COVID-19 operating costs related to personal protection equipment, cleaning supplies, virus testing and increased overtime due to staff illness and the extent to which federal and state funding support will offset these incremental costs for our tenants. To the extent government support is not sufficient or timely to offset these impacts, or to the extent these trends continue or accelerate and are not offset by additional government relief that is sufficient or timely, the operating results of our tenants are likely to be adversely affected, some may be unwilling or unable to pay their contractual obligations to us in full or on a timely basis, as has occurred with one of our operators. We also do not know the number of facilities that will ultimately experience widespread, high-cost outbreaks of COVID-19, and while we have requested reporting of case numbers from our operators and the U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services (“CMS”) has required additional reporting by operators, we may not receive accurate information on the number of cases, which could result in a delay in reporting. We expect to see continued increased clinical protocols for infection control within facilities and increased monitoring of employees, guests and other individuals entering facilities; however, we do not yet know if future reimbursement rates will be sufficient to cover the increased costs of enhanced infection control and monitoring. The extent of the COVID-19 pandemic’s effect on our and our tenants’ operational and financial performance will depend on future developments, including the ultimate duration, spread and intensity of the outbreak, which may depend on factors such as the development and implementation of an effective vaccine and treatments for COVID-19, government funds and other support for the senior care sector and the efficacy of other policies and measures that may mitigate the impact of the pandemic, all of which are uncertain and difficult to predict. Due to these uncertainties, we are unable at this time to estimate the effect of these factors on our business, but the adverse impact on our business, results of operations, financial condition and cash flows could be material.

Government Reimbursement

The majority of SNFs reimbursement is through Medicare and Medicaid. These programs are often SNF’s largest source of funding. Senior housing communities generally do not receive funding from Medicare or Medicaid, but their ability to retain their residents is impacted by policy decisions and initiatives established by the administrators of Medicare and Medicaid. In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Healthcare Reform Law”). The passage of the Healthcare Reform Law allowed formerly uninsured Americans to acquire coverage and utilize additional healthcare services. In addition, the Healthcare Reform Law gave the CMS new authorities to implement Medicaid waiver and pilot programs that impact healthcare and long term custodial care reimbursement by Medicare and Medicaid. These activities promote “aging in place,” allowing senior citizens to stay longer in seniors housing communities, and diverting or delaying their admission into SNFs. In December 2017, Congress eliminated the penalty associated with the individual mandate to maintain health insurance effective January 1, 2019. In December 2018, as a result of the penalty associated with the individual mandate being eliminated, a federal trial court in Texas found that the entire Healthcare Reform Law was unconstitutional. The Fifth Circuit Court of Appeals affirmed the trial court’s decision in 2019. However, the matter was sent back to the trial court for further analysis. The Healthcare Reform Law remains in place during this process. Additionally, final rules issued in 2018 expand the availability of association health plans and allow the sale of short-term, limited-duration health plans, neither of which are required to cover all of the essential health benefits mandated by the Healthcare Reform Law. These changes may impact the number of individuals that elect to obtain public or private health insurance or the scope of such coverage, if purchased. We cannot predict the ultimate impact of these developments on our tenants. The potential risks, however, that accompany these regulatory and market changes are discussed below.

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Enabled by the Medicare Modernization Act (2003) and subsequent laws, Medicare and Medicaid have implemented pilot programs (officially termed demonstrations or models) to “divert” elderly from SNFs and promote “aging in place” in “the least restrictive environment.” Several states have implemented Home and Community-based Medicaid waiver programs that increase the support services available to senior citizens in senior housing, lengthening the time that many seniors can live outside of a SNF. These Medicaid waiver programs are subject to re-approval, and pilots are time-limited. Roll-back or expiration of these programs could have an adverse effect on the senior housing market.

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Changes in certification and participation requirements of the Medicare and Medicaid programs have restricted, and are likely to continue to restrict further, eligibility for reimbursement under those programs. On October 4, 2016, CMS published a final rule that, for the first time in nearly 25 years, comprehensively updated the SNF requirements for participation under Medicare and Medicaid. Among other things, the rule implemented requirements relating to quality of care and quality of life, facility responsibilities and staffing considerations, resident assessments, and compliance and ethics programs. Failure to obtain and maintain Medicare and Medicaid certification by our tenants would result in denial of Medicare and Medicaid payments, which would likely result in a significant loss of revenue. In addition, private payors, including managed care payors, increasingly are demanding that providers accept discounted payments resulting in lost revenue for specific patients. Efforts to impose reduced payments, greater discounts, and more stringent cost controls by government and other payors are expected to continue. Any reforms

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that significantly limit rates of reimbursement under the Medicare and Medicaid programs could have a material adverse effect on our tenants’ profitability and cash flows which, in turn, could adversely affect their ability to satisfy their obligations to us. We are unable to predict what reform proposals or reimbursement limitations will be adopted in the future or the effect such changes will have on our tenants’ operations. No assurance can be given that such reforms will not have a material adverse effect on our tenants or on their ability to fulfill their obligations to us. As a result of the Healthcare Reform Law, and specifically Medicaid expansion and establishment of Health Insurance Exchanges providing subsidized health insurance, more Americans have health insurance. These newly insured Americans utilize services delivered by providers at medical buildings and other healthcare facilities. The Healthcare Reform Law remains controversial. The continued attempts to repeal or reverse aspects of the law could result in insured individuals losing coverage, and consequently, forgoing services offered by provider tenants in medical buildings and other healthcare facilities. See Part I, Item 1A, “Risk Factors” in this Annual Report concerning a possible repeal of Healthcare Reform Law. On June 28, 2012, the United States Supreme Court upheld the individual mandate of the Healthcare Reform Law but partially invalidated the expansion of Medicaid. The ruling on Medicaid expansion allowed states to decline to participate in the expansion—and to forego funding for the Medicaid expansion—without losing their existing Medicaid funding. Given that the federal government substantially funds the Medicaid expansion, it is still unclear how many states will ultimately pursue this option. The participation by states in the Medicaid expansion could have the dual effect of increasing our tenants’ revenues, through new patients, but could also further strain state budgets. While the federal government paid for approximately 100% of those additional costs from 2014 to 2016, the federal matching rate decreased to 90% in 2020. We cannot predict whether other current or future efforts to repeal or amend the Healthcare Reform Law will be successful. Even absent changes to the Healthcare Reform Law, the executive branch of the federal government may make significant changes to the enforcement and implementation of Healthcare Reform Law requirements. We cannot predict the impact that any such repeal or amendment of the Healthcare Reform Law or related action by the executive branch would have on our operators or tenants and their ability to meet their obligations to us. We cannot predict whether the existing Healthcare Reform Law, or future healthcare reform legislation or regulatory changes, will have a material impact on our operators’ or tenants’ property or business. If the operations, cash flows, or financial condition of our operators and tenants are materially and adversely impacted by the Healthcare Reform Law or future legislation, our revenue and operations may be adversely affected as well.

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CMS is transitioning Medicare from a traditional fee-for-service reimbursement model to a capitated, value-based, and bundled payment model.  In the value-based model, the government pays a set amount for each beneficiary for a defined period of time, based on the beneficiary’s underlying medical needs, rather than the actual services provided. The result is increasing use of management tools to oversee individual providers and coordinate their services. This puts downward pressure on the number and expense of services provided. Roughly eight-million Medicare beneficiaries now receive care via Accountable Care Organizations, and Medicare Advantage health plans now provide care for roughly seventeen-million Medicare beneficiaries. The continued trend toward capitated, value-based, and bundled payment approaches has the potential to diminish the market for certain healthcare providers. In addition, on April 1, 2014, the Protecting Access to Medicare Act of 2014 was enacted, which implements value-based purchasing for SNFs. In fiscal year 2019, 2% of SNF payments began to be withheld and 60% of the amount withheld is being redistributed to SNFs as incentive payments through value-based payments. SNFs began reporting the claims-based 30-Day All-Cause Readmission Measure on October 1, 2015, and began reporting a resource use measure on October 1, 2016. Both measures are publicly available.

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In October 2015, the U.S. Government Accountability Office (“GAO”) released a report recommending that CMS continue to improve data and oversight of nursing home quality measures. The GAO found that nursing home quality would be easier to determine if the quality of the underlying data was improved (i.e., by changing the way self-reported data and non-standardized survey methodologies were used). The GAO recommended, among other things, that CMS implement a clear plan for ongoing auditing of self-reported data and establish a process for monitoring oversight modifications to better assess their effects. HHS agreed with the GAO’s recommendations, and to the extent such recommendations are implemented, they could impact our operators and tenants.

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The majority of Medicare payments continue to be made through traditional Medicare Part A and Part B fee-for-service schedules. The Medicare and CHIP (Children’s Health Insurance Program) Reauthorization Act of 2015 (“MACRA”) addressed the risk of a cut in Medicare payments for physician services. However, other annual Medicare payment regulations, particularly with respect to certain hospitals, skilled nursing care, and home health services, have resulted in lower net pay increases than providers of those services have often expected. In addition, MACRA established a multi-year transition into pay-for-quality approaches for Medicare physicians and other providers. This includes payment reductions for providers who do not meet government quality standards. The current Value-Based Payment Modifier program expired at the end of 2018, and the first Merit-based Incentive Payment System (“MIPS”) adjustments began in 2019. The continued implementation of pay-for-quality models is expected to

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produce funding disparities that could adversely impact some provider tenants in medical buildings and other healthcare properties.

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OIG has increased focus in recent years on billing practices by SNFs. In September 2015, OIG issued a report calling for reevaluation of the Medicare payment system for SNFs. In particular, OIG found that Medicare payments for therapy greatly exceeded SNFs’ costs for therapy, and that, under the current payment system, SNFs increasingly billed for the highest level of therapy even though key beneficiary characteristics remained largely the same. OIG determined that its findings demonstrated the need for CMS to reevaluate the Medicare SNF payment system, concluding that payment reform could save Medicare billions of dollars and encourage SNFs to provide services that are better aligned with beneficiaries’ care needs. OIG formulates a formal work plan each year for nursing centers. The work plan for 2020 states that OIG’s investigative and review focus for nursing facilities will include its analysis of (1) nursing facility billing to ensure that services are not duplicative or fraudulently, excessively, or unnecessarily billed; (2) involuntary transfers or discharges of nursing facility residents; (3) services provided to Medicare and Medicaid dually-eligible nursing facility residents to ensure the level of such services is properly reported; and (4) nursing facility staffing levels to ensure they meet minimum legal requirements. If followed, these reports and recommendations may impact our tenants.  We cannot predict the likelihood, scope, or outcome of any such investigations on our tenants if these recommendations are implemented.

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In 2019, CMS began including the new long-term-stay hospitalization measurement that the agency began tracking in 2018 in its quality measures for the consumer-based Nursing Home Compare website. CMS also began posting the number of hours worked by a facility’s non-nursing staff in July 2018. In October 2019, CMS resumed posting the average number of citations per inspection for each state and the nation as a whole, which may affect each facility’s health inspection rating on the site. We cannot predict how this data will affect our tenants’ business.

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On July 29, 2016, CMS issued its final rule laying out the performance standards relating to preventable hospital readmissions from SNFs. The final rule includes the SNF 30-day All Cause Readmission Measure, which assesses the risk-standardized rates of all-cause, all conditions, unplanned inpatient readmissions for Medicare fee-for-service patients of SNFs within 30 days of discharge from admission to an inpatient prospective payment system (“IPPS”) hospital, critical access hospital (“CAH”), or psychiatric hospital. The final rule includes the SNF 30-Day potentially preventable readmission measure as the SNF all condition risk adjusted potentially preventable hospital readmission measure. This measure assesses the facility-level risk-standardized rate of unplanned, potentially preventable hospital readmissions for SNF patients within 30 days of discharge from a prior admission to an IPPS hospital, CAH, or psychiatric hospital. Hospital readmissions include readmissions to a short-stay acute-care hospital or CAH, with a diagnosis considered to be unplanned and potentially preventable.

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On September 16, 2016, CMS issued its final rule concerning emergency preparedness requirements for Medicare and Medicaid participating providers, including long-term care facilities and intermediate care facilities for individuals with intellectual disabilities. The rule is designed to ensure providers and suppliers have comprehensive and integrated emergency policies and procedures in place, in particular during natural and man-made disasters. Under the rule, facilities are required to (i) document risk assessment and emergency planning, (ii) develop and implement policies and procedures based on that risk assessment, (iii) develop and maintain an emergency preparedness communication plan in compliance with both federal and state law, and (iv) develop and maintain an emergency-preparedness training and testing program. Facilities were required to have been in compliance with these regulations by November 15, 2017. We cannot predict the impact of these regulations on our tenants.

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On February 8, 2018, President Trump signed into law the Bipartisan Budget Act of 2018 (the “BBA”) extending the reduction in Medicare provider payments, commonly called the “sequestration.”  This automatic payment reduction remains at 2% and applies to all Medicare physician claims and certain other claims, including physician-administered medications, submitted after April 1, 2013. Scheduled to expire in 2025, the BBA extended the sequestration through 2027.

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CMS released its final rule outlining fiscal year 2020 Medicare payment rates and quality programs for SNFs. This final rule has been effective as of October 1, 2019. The policies in the final rule continue to shift Medicare payments from volume to value by implementing SNF Value-Based Purchasing program (“VBP”) and SNF Quality Reporting Program (“QRP”). CMS will be using the Patient-Driven Payment Model (“PDPM”), which focuses on the patient’s condition and resulting care needs rather than on the amount of care provided in order to determine Medicare payment. Based on changes contained within this final rule, CMS estimates that the fiscal year 2020 aggregate impact will be an increase of $851 million in Medicare payments to SNFs, resulting from the fiscal year 2020 SNF market basket update required by the BBA to be 2.8%. The effect of the 2020 PPS rate update on our tenants’ revenues will

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be dependent upon their census and the mix of patients at the various PPS and PDPM pay rates. In addition, we cannot predict how future changes may impact reimbursement rates under the SNF PPS and PDPM system.

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CMS released its final rule outlining fiscal year 2021 Medicare payment rates and quality programs for SNFs. It includes routine technical rate-setting updates to the SNF prospective payment system (PPS) payment rates and adopts the revised Office of Management and Budget (OMB) statistical area delineations.  In addition, the rule applies a 5-percent cap on wage index decreases from Fiscal Year 2020 to Fiscal Year 2021. The rule also finalized changes to the International Classification of Diseases, Version 10 (ICD-10) code mappings. CMS also finalized updates to the SNF VBP Program regulation text at 42 CFR § 413.338 to reflect previously finalized policies and updated the 30-day Phase One Review and Correction deadline for the baseline period quarterly report.

We are neither an ongoing participant in, nor a direct recipient of, any reimbursement under these government reimbursement programs with respect to our facilities. However, a significant portion of the revenue of the healthcare operators to which we lease and sublease properties is derived from governmentally-funded reimbursement programs, and any adverse change in such programs could negatively impact an operator’s ability to meet its obligations to us.

Environmental Regulation

As an owner of real property, we are subject to various federal, state and local laws and regulations regarding environmental, health and safety matters.

These laws and regulations address, among other things, asbestos, polychlorinated biphenyls, fuel oil management, wastewater discharges, air emissions, radioactive materials, medical wastes, and hazardous wastes, and, in certain cases, the costs of complying with these laws and regulations and the penalties for non-compliance can be substantial. Although we do not currently operate or manage our properties, we may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of our current and former properties from which there is or has been an actual or threatened release of a regulated material and any other affected properties, regardless of whether we knew of or caused the release. Such costs typically are not limited by law or regulation and could exceed the property’s value. In addition, we may be liable for certain other costs, such as governmental fines and injuries to persons, property or natural resources, as a result of any such actual or threatened release.

Under the terms of our leases, we generally have a right to indemnification by the tenants of our properties for any contamination caused by them. However, there is no assurance that our tenants will have the financial capability or willingness to satisfy their respective indemnification obligations to us, and any failure, inability or unwillingness to do so may require us to satisfy the underlying environmental claims. In general, we have also agreed to indemnify our tenants against any environmental claims (including penalties and clean-up costs) resulting from any condition arising in, on or under, or relating to, our properties at any time before the applicable lease commencement date.

We did not make any material capital expenditures in connection with environmental, health, and safety laws, ordinances and regulations in 2020 or 2019.

Employees

As of December 31, 2020, we had 16 employees of which 13 were full-time employees (excluding facility-level employees related to the Company’s Management Contract for three facilities in Ohio).

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Item 1A. Risk Factors

The following are certain risk factors that could affect our business, operations and financial condition. These risk factors should be considered in connection with evaluating the forward-looking statements contained in this Annual Report because these factors could cause the actual results and conditions to differ materially from those projected in forward-looking statements. This section does not describe all risks applicable to our business, and we intend it only as a summary of certain material factors. If any of the following risks actually occur, our business, financial condition or results of operations could be negatively affected. In that case, the trading price of the common stock and the Series A Preferred Stock could decline.

Risks Related to Our Business and Industry

Our portfolio stabilization measures expose the Company to the various risks facing our tenants.

While the Company is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior living, when business conditions require, the Company may undertake portfolio stabilization measures. On January 1, 2021, following the Wellington Transition, the Company commenced operating the Tara Facility, which facility comprises approximately 5% of our total amount of the Company’s licensed patient beds. This portfolio stabilization measure exposes the Company directly to all the risks our tenants face as discussed in this “Risk Factor” section.

Our leases with tenants comprise our rental revenue and any failure, inability or unwillingness by these tenants to satisfy their obligations under our agreements could have a material adverse effect on us.

Our business depends upon our tenants meeting their obligations to us, including their obligations to pay rent, maintain certain insurance coverage, pay real estate and other taxes and maintain and repair the leased properties. We give no assurance that these tenants will have sufficient assets, income and access to financing to enable them to satisfy their respective obligations to us, and any failure, inability or unwillingness by these tenants to do so could have a material adverse effect on us. In addition, any failure by these tenants to effectively conduct their operations or to maintain and improve our properties could adversely affect their business reputation and their ability to attract and retain patients and residents in our properties, which could have a material adverse effect on us. Our tenants have agreed to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with their respective businesses, and we give no assurance that our tenants will have sufficient assets, income, access to financing and insurance coverage to enable them to satisfy their respective indemnification obligations.

The duration and extent of the effects of the COVID-19 pandemic remains uncertain.

The COVID-19 pandemic and related public health measures have adversely affected our operations and those of our operators. The operations and occupancy levels at the seniors housing and health care facilities of our tenants have been adversely affected by COVID-19 and could be further adversely affected by COVID-19, or another pandemic, especially if there is a surge in infections at any of our tenant’s properties. The impact of COVID-19 has resulted in, and another pandemic could result in: early resident move-outs, our operators delaying new resident admission due to quarantines, potential occupants postponing moves to our operators’ facilities, and/or hospitals cancelling or significantly reducing elective surgeries thereby reducing the number of people in need of skilled nursing care. Operating costs of our lessees and borrowers also have risen due to the impact of COVID-19, including cost increases in staffing and pay, purchases of personal protective equipment (“PPE”), and implementation of additional safety protocols. In response to requests by operators adversely impacted by COVID-19, we provided rent deferrals totaling $0.1 million between October and December 2020. Additionally, health orders, rent moratoriums, and other initiatives by federal, state, and local authorities could affect our operators and our ability to collect rent and/or enforce remedies for the failure to pay rent. The extent to which COVID-19 or another pandemic could impact our operations and those of our operators will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration, spread and severity of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures. Further, if COVID-19 results in an extended adverse trend away from senior housing and health care facilities and towards at-home and alternative care services, the occupancy rates of our operators and the value of our real estate investments could be negatively impacted.

We depend on affiliates of C.R Management and Aspire for a significant portion of our revenues and any inability or unwillingness by such entities to satisfy their obligations to us could have a material adverse effect on us.

As of the date of filing this Annual Report, our 21 properties (excluding the three facilities that are managed by us) are operated by a total of 21 separate tenants, with each of our tenants being affiliated with one of seven local or regionally-focused operators. We refer to our tenants who are affiliated with the same operator as a group of affiliated tenants. Each of our operators operate (through a group of affiliated tenants) between one and six of our facilities, with our material operators, C.R

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Management and Aspire, each operating (through a group of affiliated tenants) six and five facilities, respectively. We, therefore depend, on tenants who are affiliated with C.R Management and Aspire for a significant portion of our revenues. We give no assurance that the tenants affiliated with C.R Management and Aspire will have sufficient assets, income and access to financing to enable them to make rental payments to us or to otherwise satisfy their obligations under the applicable leases and subleases, and any inability or unwillingness by such tenants to do so could have a material adverse effect on us.

A prolonged economic slowdown could adversely impact the results of operations of our tenants, which could impair their ability to meet their obligations to us.

We believe the risks associated with our investments will be more acute during periods of economic slowdown or recession (such as the most recent recession) due to the adverse impact caused by various factors, including the current outbreak of the COVID-19 virus, inflation, deflation, increased unemployment, volatile energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market, a distressed real estate market, market volatility and weakened business and consumer confidence. This difficult operating environment caused by an economic slowdown or recession could have an adverse impact on the ability of our tenants to maintain occupancy rates, which could harm their financial condition. Any sustained period of increased payment delinquencies, foreclosures or losses by our tenants could adversely affect our income from investments in our portfolio.

Increased competition, as well as increased operating costs, could result in lower revenues for some of our tenants and may affect their ability to meet their obligations to us.

The long-term care industry is highly competitive, and we expect that it will become more competitive in the future. Our tenants are competing with numerous other companies providing similar healthcare services or alternatives such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. Our tenants compete on a number of different levels, including the quality of care provided, reputation, the physical appearance of a facility, price, the range of services offered, family preference, alternatives for healthcare delivery, the supply of competing properties, physicians, staff, referral sources, location and the size and demographics of the population in the surrounding areas. We cannot be certain that all of our tenants will be able to achieve occupancy and rate levels that will enable them to meet their full obligations to us. Our tenants may encounter increased competition in the future that could limit their ability to attract patients or residents or expand their businesses which would in turn affect their ability to make their lease payments to us.

In addition, the market for qualified nurses, healthcare professionals and other key personnel is highly competitive, and our tenants may experience difficulties in attracting and retaining qualified personnel. Increases in labor costs due to higher wages and greater benefits required to attract and retain qualified healthcare personnel incurred by our tenants could affect their ability to meet their obligations to us. This situation could be particularly acute in certain states and cities that have enacted legislation establishing minimum staffing requirements.

Disasters and other adverse events may seriously harm our business.

Our facilities and our business may suffer harm as a result of natural or man-made disasters such as storms, earthquakes, hurricanes, tornadoes, floods, fires, terrorist attacks and other conditions. The impact, or impending threat, of such events may require that our tenants evacuate one or more facilities, which could be costly and would involve risks, including potentially fatal risks, for their patients. The impact of disasters and similar events is inherently uncertain. Such events could harm our tenants’ patients and employees, severely damage or destroy one or more of our facilities, harm our tenants’ business, reputation and financial performance, or otherwise cause our tenants’ businesses to suffer in ways that we are unable to predict.

A severe cold and flu season, epidemics and pandemics such as COVID-19, or any other widespread illnesses, could adversely affect the occupancy of our tenants’ facilities.

Our revenue and our tenants’ revenues are dependent upon occupancy. It is impossible to predict the severity of the annual cold and flu season or the occurrence of epidemics, pandemics or any other widespread illnesses. The occupancy of our skilled nursing and assisted living facilities could significantly decrease in the event of a severe cold and flu season, an epidemic, pandemic, or any other widespread illness. Such a decrease could affect the operating income of our tenants and the ability of our tenants to make payments to us. On January 30, 2020, the World Health Organization declared the outbreak of the COVID-19 virus originating in China to be a public health emergency of international concern posing a high risk to countries with vulnerable health systems. Since this declaration, the virus continues to spread globally, including within our domestic borders within where the Company operates, contributing to significant uncertainty in the domestic and global economy. Our tenants and hence the Company may incur expenses or reduced occupancy relating to such events outside of our control, which could have a material adverse impact on our business, operating results and financial condition.

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Tenant financial or legal difficulties could limit or delay our ability to collect unpaid rents or require us to find new tenants.

If a lessee experiences financial or legal difficulties, it could fail to pay us rent when due, assert counterclaims, or seek bankruptcy protection. In the case of a master lease, this risk is magnified, as a default could reduce or eliminate rental revenue from several properties. Over the past three years, four of our operators have experienced or continue to experience financial or legal difficulties resulting in non-payment of rent or bankruptcy. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Leased and Subleased Facilities to Third-Party Operators” for further discussion. Additionally, the COVID-19 pandemic has caused, and depending its scope and duration could continue to cause, financial and legal difficulties for certain of our lessees. If an operator is unable to comply with the terms of its leases, we could be asked to defer rent or forced to modify the leases in ways that are unfavorable to us. Alternatively, the failure of an operator to perform its obligations under a lease or other agreements with us could force us to declare a default and terminate the lease. There can be no assurance that we would be able to find a suitable replacement operator, re-lease the property on substantially equivalent or better terms than the prior lease, if at all. If a lessee seeks bankruptcy protection, it could delay our efforts to collect past due amounts owed to us under the applicable lease and ultimately preclude collection of all or a portion of those amounts.

We have been and may in the future be named as a defendant in litigation involving the services provided by our tenants. Although we generally have no involvement in the services provided by our tenants, and our standard lease agreements generally require our tenants to indemnify us and carry insurance to protect us in certain cases, a significant judgment against us in such litigation could exceed the aggregate of our and our respective tenants’ insurance coverage, which would require us to make payments to cover any such judgment.

Our tenants who engage in business with the federal government may be sued under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. See “Governmental Regulation-Healthcare Regulation” in Part I, Item 1, “Business” in this Annual Report. These lawsuits can involve significant monetary damages and award bounties to private plaintiffs who successfully bring these suits. If any of these lawsuits are brought against our tenants, such suits combined with increased operating costs and substantial uninsured liabilities could have a material adverse effect on our tenants’ liquidity, financial condition and results of operations and on their ability to satisfy their obligations under our leases, which, could in turn, have a material adverse effect on us.

If we must replace any of our tenants, we might be unable to rent the properties on as favorable terms, or at all, and we could be subject to delays, limitations and expenses, which could have a material adverse effect on us.

We cannot predict whether our tenants will renew existing leases beyond their current term. If any of our triple-net leases are not renewed, we would attempt to rent those properties to another tenant. In addition, following expiration of a lease term or if we exercise our right to replace a tenant in default, rental payments on the related properties could decline or cease altogether while we reposition the properties with a suitable replacement tenant. We also might not be successful in identifying suitable replacements or entering into leases or other arrangements with new tenants on a timely basis or on terms as favorable to us as our current leases, if at all, and we may be required to fund certain expenses and obligations (e.g., real estate and bed taxes, and maintenance expenses) to preserve the value of, and avoid the imposition of liens on, our properties while they are being repositioned. In addition, we may incur certain obligations and liabilities, including obligations to indemnify the replacement tenant, which could have a material adverse effect on us.

In the event of non-renewal or a tenant default, our ability to reposition our properties with a suitable replacement tenant could be significantly delayed or limited by state licensing, receivership, CON or other laws, as well as by the Medicare and Medicaid change-of-ownership rules, and we could incur substantial additional expenses in connection with any licensing, receivership or change-of-ownership proceedings.

Moreover, in connection with certain of our properties, we have entered into intercreditor agreements with the tenants’ lenders or tri-party agreements with our lenders. Our ability to exercise remedies under the applicable leases or to reposition the applicable properties may be significantly delayed or limited by the terms of the intercreditor agreement or tri-party agreement. Any such delay or limit on our rights and remedies could adversely affect our ability to mitigate our losses and could have a material adverse effect on us.

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The amount and scope of insurance coverage provided by policies maintained by our tenants may not adequately insure against losses.

We maintain or require in our leases that our tenants maintain all applicable lines of insurance on our properties and their operations. Although we regularly review the amount and scope of insurance maintained by our tenants and believe the coverage provided to be customary for similarly situated companies in our industry, we give no assurance you that our tenants will continue to be able to maintain adequate levels of insurance. We also give no assurance that our tenants will maintain the required coverages, that we will continue to require the same levels of insurance under our leases, that such insurance will be available at a reasonable cost in the future or that the policies maintained will fully cover all losses on our properties upon the occurrence of a catastrophic event, nor can we make any guarantee as to the future financial viability of the insurers that underwrite the policies maintained by our tenants.

For various reasons, including to reduce and manage costs, many healthcare companies utilize different organizational and corporate structures coupled with captive programs that may provide less insurance coverage than a traditional insurance policy. Companies that insure any part of their general and professional liability risks through their own captive limited purpose entities generally estimate the future cost of general and professional liability through actuarial studies that rely primarily on historical data. However, due to the rise in the number and severity of professional claims against healthcare providers, these actuarial studies may underestimate the future cost of claims, and reserves for future claims may not be adequate to cover the actual cost of those claims. As a result, the tenants of our properties who self-insure could incur large funded and unfunded general and professional liability expenses, which could materially adversely affect their liquidity, financial condition and results of operations and, in turn, their ability to satisfy their obligations to us. If tenants of our properties decide to implement a captive or self-insurance program, any large funded and unfunded general and professional liability expenses incurred could have a material adverse effect on us.

Should an uninsured loss or a loss in excess of insured limits occur, we could incur substantial liability or lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenues from the property. Following the occurrence of such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. We give no assurance that material uninsured losses, or losses in excess of insurance proceeds, will not occur in the future.

Failure by our tenants to comply with various local, state, and federal government regulations may adversely impact their ability to make lease payments to us.

The failure of our tenants to comply with federal, state, or local regulations could result in penalties which could include loss or restriction of license, loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification from federal, state and local health care programs, or closure of the facility. These regulations have increased in response to COVID-19. The loss or imposition of restrictions on any required license, registration, certificate of need, provider agreement or certification would prevent a facility from operating in the manner intended by the operator. Additionally, failure by any of our operators to comply with applicable laws and regulations could result in adverse publicity and reputational harm, and therefore could harm our business.

Our tenants depend on reimbursement from governmental and other third-party payors, and reimbursement rates from such payors may be reduced.

The ability of our tenants to generate revenue and profit determines the underlying value of that property to us. Revenues of our tenants are generally derived from payments for patient care. Sources of such payments include the federal Medicare program, state Medicaid programs, private insurance carriers, health care service plans, health maintenance organizations, preferred provider arrangements, self-insured employers, as well as the patients themselves.

The health care industry continues to face increased government and private payor pressure on health care providers to control costs. Federal legislative and regulatory policies have been adopted and may continue to be proposed that would reduce Medicare and/or Medicaid payments to nursing facilities. Moreover, state budget pressures continue to result in adoption of Medicaid provider payment reductions in some states. Increasingly, state Medicaid programs are providing coverage through managed care programs under contracts with private health plans, which is intended to decrease state Medicaid costs. In light of continuing federal and state Medicaid program reforms, budget cuts, and regulatory initiatives, no assurance can be given that the implementation of such regulations and reforms will not have an adverse effect on the financial condition or results of operations of our tenants and/or borrowers which, in turn, could affect their ability to meet their contractual obligations to us.

Furthermore, on December 22, 2017, the Tax Cuts and Jobs Act was enacted and signed into law that repealed the individual mandate in the Health Reform Law. Because the Supreme Court’s 2012 decision finding the Healthcare Reform Law

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constitutional was grounded, at least in part, on the inclusion of the individual mandate in the law, a federal trial court found the entire law unconstitutional upon the mandate’s repeal. The Fifth Circuit Court of Appeals affirmed the trial court’s decision in 2019, and the matter was sent back to the trial court for additional analysis. While there have been efforts to repeal the law and enact alternative reforms, the Biden Administration has indicated it will support and expand upon the Health Reform Law. There is no assurance that the implementation of Health Reform Law or any subsequent modifications or related legal challenges will not adversely impact the operations cash flows or financial conditions of our lessees, which subsequently coup materially and adversely impact our revenue and operations.

Changes in the reimbursement rates or methods of payment from third-party payors, including insurance companies and the Medicare and Medicaid programs, could have a material adverse effect on our tenants.

Our tenants rely on reimbursement from third-party payors, including the Medicare (both traditional Medicare and “managed” Medicare/Medicare Advantage) and Medicaid programs, for substantially all of their revenues. Federal and state legislators and regulators have adopted or proposed various cost-containment measures that would limit payments to healthcare providers, and budget crises and financial shortfalls have caused states to implement or consider Medicaid rate freezes or cuts. Private third-party payors also have continued their efforts to control healthcare costs. We give no assurance that our tenants who currently depend on governmental or private payor reimbursement will be adequately reimbursed for the services they provide. Significant limits by governmental and private third-party payors on the scope of services reimbursed or on reimbursement rates could have a material adverse effect on the liquidity, financial condition, and operations of some of our tenants.  These limits may be imposed by statutory and regulatory changes, retroactive rate adjustments, recovery of program overpayments or set-offs, court decisions, administrative rulings, policy interpretations, payment or other delays by fiscal intermediaries or carriers, government funding restrictions (at a program level or with respect to specific facilities), interruption or delays in payments due to any ongoing government investigations and audits at such property, or private payor efforts.  Additionally, these limits could adversely affect our tenants' ability to comply with the terms of our leases and have a material adverse effect on us.

Unforeseen costs associated with the acquisition of new healthcare properties could reduce our profitability.

Our business strategy contemplates future acquisitions that may not prove to be successful. For example, we might encounter unanticipated difficulties and expenditures relating to our acquired healthcare properties, including contingent liabilities, or our newly acquired healthcare properties might require significant management attention that would otherwise be devoted to our ongoing business. Such costs may negatively affect our results of operations.

If we are unable to resolve our professional and general liability actions on terms acceptable to us, then it could have a material adverse effect on our business, financial condition and results of operation.

The Company is a defendant in various legal actions and administrative proceedings arising in the ordinary course of business, including claims that the services the Company provided during the time it operated skilled nursing facilities resulted in injury or death to former patients. Although the Company settles cases from time to time if settlement is advantageous to the Company, the Company vigorously defends any matter in which it believes the claims lack merit and the Company has a reasonable chance to prevail at trial or in arbitration. Litigation is inherently unpredictable and there is risk in the Company’s strategy of aggressively defending these cases. There is no assurance that the outcomes of these matters will not have a material adverse effect on the Company’s financial condition.

As of the date of filing this Annual Report, the Company is a defendant in 13 professional and general liability actions, one such action was commenced on behalf of a former patient of the Company and the remaining actions were commenced by former patients of the Company’s current or prior tenants. These actions generally seek unspecified compensatory and punitive damages for former patients who were allegedly injured or died while patients of our facilities due to professional negligence or understaffing. One such action, on behalf of the Company’s former patient, is covered by insurance, except that any award of punitive damages would be excluded from such coverage. 12 of such actions relate to events which occurred after the Company transitioned the operations of the facilities in question to a third-party operator and which are subject to such operators’ indemnification obligations in favor of the Company.

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The Company has self-insured against professional and general liability actions since it discontinued its healthcare operations in connection with the Transition. The Company established a self-insurance reserve for these professional and general liability claims, included within “Accrued expenses” in the Company’s audited consolidated balance sheets of $0.2 million and $0.5 million at December 31, 2020, and December 31, 2019, respectively. Additionally as of December 31, 2020 and December 31, 2019 approximately $0.1 million and $0.3 million was reserved for settlement amounts in “Accounts payable” in the Company’s audited consolidated balance sheets. See Note 14 - Commitments and Contingencies to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data.” in this Annual Report. Also see “Critical Accounting Policies - Self Insurance Reserve” in Part II, Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Annual Report.

The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment, unless settlement is more advantageous to the Company. Accordingly, the self-insurance reserve primarily reflects the Company’s estimate of settlement amounts for the pending actions, as appropriate, and legal costs of settling or litigating the pending actions, as applicable.

Because the self-insurance reserve is based on estimates, the amount of the self-insurance reserve may not be sufficient to cover the settlement amounts actually incurred in settling the pending actions, or the legal costs actually incurred in settling or litigating the pending actions. The amount of the self-insurance reserve may increase, perhaps by a material amount, in any given period, particularly if the Company determines that it has probable exposure in one or more actions. If we are unable to resolve the pending actions on terms acceptable to us, then it could have a material adverse effect on our business, financial condition and results of operations. We have a history of operating losses and may incur losses in the future.

Our real estate investments are relatively illiquid.

Real estate investments are relatively illiquid and generally cannot be sold quickly. In addition, all of our owned healthcare properties serve as collateral for our secured debt obligations and may not be readily sold. Additional factors that are specific to our industry also tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. For example, all of our healthcare properties are “special purpose” properties that cannot be readily converted into general residential, retail or office use. In addition, transfers of operations of skilled nursing facilities, assisted living facilities and other healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of our healthcare properties becomes unprofitable due to competition, age of improvements or other factors such that a tenant becomes unable to meet its obligations to us, then the liquidation value of the property may be substantially less, particularly relative to the amount owed on any related mortgage loan, than would be the case if the property were readily adaptable to other uses. Furthermore, the receipt of liquidation proceeds or the replacement of a tenant who has defaulted on its lease could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the tenant with a new tenant licensed to manage the facility. In addition, certain significant expenditures associated with real estate investment, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, our revenues would be adversely affected.

As an owner with respect to real property, we may be exposed to possible environmental liabilities.

Under various federal, state and local environmental laws, ordinances and regulations, we, as a current or previous owner of real property, may be liable in certain circumstances for the costs of investigation, removal, remediation of, or related releases, of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability regardless of the owner’s knowledge of, or responsibility for, the presence or disposal of such substances. As a result, liability may be imposed on the owner in connection with the activities of an operator of the property.

The cost of any required investigation, remediation, removal, fines or personal or property damages and the owner’s liability therefor could exceed the value of the property and the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect an operator’s ability to attract additional patients or residents and our ability to sell or rent such property or to borrow using such property as collateral which, in turn, could negatively impact our revenues.

The industry in which we operate is highly competitive.

Our business is highly competitive, and we expect that it may become more competitive in the future. We compete for healthcare facility investments with other healthcare investors, many of which have greater resources and lower costs of capital

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than we do. Increased competition makes it more challenging for us to identify and successfully capitalize on opportunities that meet our investment criteria. If we cannot identify and purchase a sufficient number of healthcare facilities at favorable prices, or if we are unable to finance such acquisitions on commercially favorable terms, our business, results of operations and financial condition may be materially adversely affected. In addition, if our cost of capital should increase relative to the cost of capital of our competitors, the realized return on our investments may decline if competitive pressures limit or prevent us from charging higher lease rates.

The geographic concentration of our facilities could leave us vulnerable to an economic downturn or adverse regulatory changes in those areas.

Our properties are located in six states, with concentrations in Georgia and Ohio. As a result of this concentration, the conditions of state and local economies and real estate markets, changes in governmental rules, regulations and reimbursement rates or criteria, changes in demographics, state and local funding, acts of nature and other factors that may result in a decrease in demand and reimbursement for skilled nursing services in these states could have a disproportionately adverse effect on our tenants’ revenue, costs and results of operations, which may affect their ability to meet their obligations to us.

If we lose our key management personnel, we may not be able to successfully manage our business or achieve our objectives, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are dependent on our management team, and our future success depends largely upon the management experience, skill, and contacts of our management and the loss of any of our key management team could harm our business. If we lose the services of any or all of our management team, we may not be able to replace them with similarly qualified personnel, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our directors and officers substantially control all major decisions.

Our directors and officers beneficially own a significant number of shares of our outstanding common stock. Therefore, our directors and officers will be able to influence major corporate actions required to be voted on by shareholders, such as the election of directors, the amendment of our charter documents and the approval of significant corporate transactions such as mergers, reorganizations, sales of substantially all of our assets and liquidation. Furthermore, our directors will be able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. This control may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other shareholders to approve transactions that they may deem to be in their best interests.

Risks Related to Our Capital Structure

We have substantial indebtedness, which may have a material adverse effect on our business and financial condition.

As of December 31, 2020, we had approximately $54.4 million in indebtedness, including current maturities of debt. We may also obtain additional short-term and long-term debt to meet future capital needs, subject to certain restrictions under our existing indebtedness, which would increase our total debt. Our substantial amount of debt could have negative consequences to our business. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;
•

require us to dedicate a substantial portion of cash flows from operations to interest and principal payments on outstanding debt, thereby limiting the availability of cash flow for dividends and other general corporate purposes;

•	require us to maintain certain debt coverage and other financial ratios at specified levels, thereby reducing our financial flexibility;
•	make it more difficult for us to satisfy our financial obligations;
•	expose us to increases in interest rates for our variable rate debt;
•	limit our ability to borrow additional funds on favorable terms, or at all, for working capital, debt service requirements, expansion of our business or other general corporate purposes;
•	limit our ability to refinance all or a portion of our indebtedness on or before maturity on the same or more favorable terms, or at all;
•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;
•	limit our ability to make acquisitions or take advantage of business opportunities as they arise;

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•	place us at a competitive disadvantage compared with our competitors that have less debt; and
•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

In addition, our ability to borrow funds in the future will depend in part on the satisfaction of the covenants in our debt agreements. If we are unable to satisfy the financial covenants contained in those agreements, or are unable to generate cash sufficient to make required debt payments, the lenders and other parties to those arrangements could accelerate the maturity of some or all of our outstanding indebtedness.

We may not have sufficient liquidity to meet our capital needs.

For the year ended and as of December 31, 2020, we had a net loss of $0.7 million. At December 31, 2020, we had $4.2 million in cash, as well as restricted cash of approximately $3.3 million, and $54.4 million in indebtedness net of $1.4 million deferred financing and unamortized discounts, of which the Company anticipates net principal repayments of approximately $2.3 million during the next twelve-month period. Additionally as of December 31, 2020, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has $27.9 million of accumulated accrued and unpaid dividends.

Management anticipates access to, and receipt of, several sources of liquidity, including cash from operations and cash on hand. We have routine ongoing discussions with existing and potential new lenders to refinance current debt on a longer-term basis and, in recent periods, have refinanced short-term acquisition-related debt with traditional long-term mortgage notes, some of which have been executed under government guaranteed lending programs.

In order to satisfy the Company’s capital needs, the Company is undertaking measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity by: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.

The Company anticipates that these actions, if successful, will provide the opportunity to maintain its liquidity, thereby permitting the Company to better meet its operating and financing obligations. However, there is no guarantee that such actions will be successful.

We rely on external sources of capital to fund our capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing debt commitments.

We rely on external sources of capital, including, from time to time, private or public offerings of debt or equity, the assumption of secured indebtedness, or mortgage financing on a portion of our owned portfolio. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, then we might not be able to make the investments needed to grow our business or to meet our obligations and commitments as they mature. Our access to capital depends upon a number of factors over which we have little or no control, including: (i) the performance of the national and global economies generally; (ii) competition in the healthcare industry; (iii) issues facing the healthcare industry, including regulations and government reimbursement policies; (iv) our tenants’ operating costs; (v) the market’s perception of our growth potential; (vi) the market value of our properties; (vii) our current and potential future earnings and cash dividends on our common stock and preferred stock, if any; and (viii) the market price of the shares of our capital stock. We may not be in a position to take advantage of future investment opportunities if we are unable to access capital markets on a timely basis or are only able to obtain financing on unfavorable terms.

In particular, we are subject to risks associated with debt financing, which could negatively impact our business and limit our ability to pay dividends to our shareholders and to repay maturing indebtedness. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient to repay our maturing indebtedness. Furthermore, if we have to pay higher interest rates in connection with a refinancing, the interest expenses relating to that refinanced indebtedness would increase, which could reduce our profitability. Moreover, additional debt financing increases our leverage. The degree of leverage could have important consequences to our shareholders, including affecting our ability to obtain additional financing in the future, and making us more vulnerable to a downturn in our results of operations or the economy in general.

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Our ability to raise capital through equity sales is dependent, in part, on the market price of our stock and the terms of our Series A Preferred Stock, including the amount of the undeclared preferred stock dividends in arrears with respect to the Series A Preferred Stock.

As with other publicly-traded companies, the availability of equity capital depends, in part, on the market price of our stock, which, in turn, will depend upon various market conditions and other factors that may change from time to time, and could negatively impact the market price of our stock, including:

•	the extent of investor interest;
•	our financial performance and that of our tenants;
•	general stock and bond market conditions; and
•	other factors such as governmental regulatory action.

Further, our ability to raise capital through equity sales has been adversely affected by the terms of our Series A Preferred Stock and the amount of the undeclared preferred stock dividend in arrears with respect to the Series A Preferred Stock, which was $27.9 million as of December 31, 2020.

Covenants in the agreements evidencing our indebtedness limit our operational flexibility, and a covenant breach could materially adversely affect our operations.

The terms of our credit agreements and other agreements evidencing our indebtedness require us to comply with a number of financial and other covenants which may limit management’s discretion by restricting our ability to, among other things, incur additional debt, and create liens.  Any additional financing we may obtain could contain similar or more restrictive covenants.  Our continued ability to incur indebtedness and conduct our operations is subject to compliance with these financial and other covenants.  Breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness in addition to any other indebtedness cross-defaulted against such instruments. Any such breach could materially adversely affect our business, results of operations and financial condition.

Our assets may be subject to impairment charges.

We periodically, but not less than annually, evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, operator performance and legal structure. If we determine that a significant impairment has occurred, then we are required to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on our results of operations in the period in which the write-off occurs.

We may change our investment strategies and policies.

The Board, without the approval of our shareholders, may alter our investment strategies and policies if it determines that a change is in our shareholders’ best interests. The methods of implementing our investment strategies and policies may vary as new investments and financing techniques are developed.

Economic conditions and turbulence in the credit markets may create challenges in securing indebtedness or refinancing our existing indebtedness.

Depressed economic conditions, the availability and cost of credit, turmoil in the mortgage market and depressed real estate markets have in the past contributed, and will in the future contribute, to increased volatility and diminished expectations for real estate markets and the economy as a whole. Significant market disruption and volatility could impact our ability to secure indebtedness or refinance our existing indebtedness.

General Risk Factors

The price of our stock has fluctuated, and a number of factors may cause the price of our stock to decline.

The market price of our stock has fluctuated and may fluctuate significantly in the future, depending upon many factors, many of which are beyond our control. These factors include:

•	actual or anticipated fluctuations in our operating results;
•	changes in our financial condition, performance and prospects;

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•	changes in general economic and market conditions and other external factors;
•	the market price of securities issued by other companies in our industry;
•	announcements by us or our competitors of significant acquisitions, dispositions, strategic partnerships or other transactions;
•	press releases or negative publicity relating to us or our competitors or relating to trends in healthcare;
•	government action or regulation, including changes in federal, state and local healthcare regulations to which our tenants are subject;
•	changes in financial estimates, our ability to meet those estimates, or recommendations by securities analysts with respect to us or our competitors; and
•	future sales of the common stock, our Series A Preferred Stock or another series of our preferred stock, or debt securities.

In addition, the market price of the Series A Preferred Stock also depends upon:

•	prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred Stock;
•	trading prices of preferred equity securities issued by other companies in our industry; and
•	the annual yield from distributions on the Series A Preferred Stock as compared to yields on other financial instruments.
•	the amount of undeclared preferred stock dividends in arrears with respect to the Series A Preferred Stock, which was $27.9 million at December 31, 2020.

Furthermore, the stock market in recent years has experienced sweeping price and volume fluctuations that often have been unrelated to the operating performance of affected companies. These market fluctuations may also cause the price of our stock to decline.

In the event of fluctuations in the price of our stock, shareholders may be unable to resell shares of our stock at or above the price at which they purchased such shares. Additionally, due to fluctuations in the price of our stock, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.

Our common stock ranks junior to our Series A Preferred Stock with respect to dividends and amounts payable in the event of our liquidation.

Our common stock ranks junior to our Series A Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up.  This means that, unless accumulated accrued dividends have been paid or set aside for payment on all outstanding shares of our Series A Preferred Stock for all past dividend periods, no dividends may be declared or paid, or set aside for payment on, our common stock. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up, no distribution of our assets may be made to holders of our common stock until we have paid to holders of our Series A Preferred Stock the applicable liquidation preference plus all accumulated accrued and unpaid dividends.

We suspended the quarterly dividend payment with respect to our Series A Preferred Stock commencing with the fourth quarter of 2017, and in June 2018, we determined to continue such suspension indefinitely. As a result of such suspension, the Company has $27.9 million of undeclared preferred stock dividends in arrears as of December 31, 2020. See Part II, Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” in this Annual Report.  As a result, the value of your investment in our common stock may suffer if sufficient funds are not available to first satisfy our obligations to the holders of our Series A Preferred Stock in the event of our liquidation.

There are no assurances of our ability to pay dividends in the future.

We are a holding company, and we have no significant operations. We rely primarily on dividends and other distributions from our subsidiaries to us so we may, among other things, pay dividends on our capital stock, if and to the extent declared by the Board. The ability of our subsidiaries to pay dividends and make other distributions to us depends on their earnings and may be restricted in the future by the terms of certain agreements governing their indebtedness. If our subsidiaries are in default under such agreements, then they may not pay dividends or make other distributions to us.

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In addition, we may only pay dividends on our capital stock if we have funds legally available to pay dividends and such payment is not restricted or prohibited by law, the terms of any shares with higher priority with respect to dividends or any documents governing our indebtedness. We are restricted by Georgia law from paying dividends on our capital stock if we are not able to pay our debts as they become due in the normal course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy preferential rights upon dissolution. In addition, no dividends may be declared or paid on our common stock unless all accumulated accrued and unpaid dividends on our Series A Preferred Stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payments, for all past dividend periods. In addition, future debt, contractual covenants or arrangements that we or our subsidiaries enter into may restrict or prevent future dividend payments.

As such, we are currently unable, on a temporary or permanent basis, to pay dividends on our stock, including our common stock and our Series A Preferred Stock.  The payment of any future dividends on our stock will be at the discretion of the Board and will depend, among other things, on the earnings and results of operations of our subsidiaries, their ability to pay dividends and make other distributions to us under agreements governing their indebtedness, our financial condition and capital requirements, any debt service requirements and any other factors the Board deems relevant.

The Board suspended dividend payments indefinitely with respect to the Series A Preferred Stock. Such dividends are currently in arrears since the fourth quarter 2017. See Part II, Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” of this Annual Report.  As a result of this dividend suspension, no dividends may be declared or paid on the common stock until all accumulated accrued and unpaid dividends on our Series A Preferred Stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, for all past dividend periods.

The costs of being publicly owned may strain our resources and impact our business, financial condition, results of operations and prospects.

As a public company, we are subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”). The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting.

These requirements may place a strain on our systems and resources and have required us, and may in the future require us, to hire additional accounting and financial resources with appropriate public company experience and technical accounting knowledge. In addition, failure to maintain such internal controls could result in us being unable to provide timely and reliable financial information which could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities or cause us to be late in the filing of required reports or financial results. Any of the foregoing events could have a materially adverse effect on our business, financial condition, results of operations and prospects.

The ownership and transfer restrictions contained in the Charter may prevent or restrict you from acquiring or transferring shares of the common stock.

As a result of the Merger, the Charter contains provisions restricting the ownership and transfer of the common stock. These ownership and transfer restrictions include that, subject to the exceptions, waivers and the constructive ownership rules described in the Charter, no person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) may beneficially own, or be deemed to constructively own by virtue of the ownership attribution provisions of the Code, in excess of 9.9% (by value or number of shares, whichever is more restrictive) of the outstanding common stock. The Charter also prohibits, among other things, any person from beneficially or constructively owning shares of common stock to the extent that such ownership would cause the Company to fail to qualify as a REIT by reason of being “closely held” under the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or that would cause the Company to otherwise fail to qualify as a REIT. Furthermore, any transfer, acquisition or other event or transaction that would result in common stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution) will be void ab initio, and the intended transferee shall acquire no rights in such common stock. These ownership and transfer restrictions could have the effect of delaying, deferring or preventing a transaction or a change in control involving the Company that might involve a premium price for our capital stock or otherwise be in the best interests of our shareholders.

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Provisions in Georgia law, our Charter and Bylaws may delay or prevent a change in control or management that shareholders may consider desirable.

Various provisions of the Georgia Business Corporation Code (the “GBCC”) and the Charter and Bylaws may inhibit changes in control not approved by the Board and may have the effect of depriving our investors of an opportunity to receive a premium over the prevailing market price of the common stock and other securities in the event of an attempted hostile takeover. These provisions could also discourage proxy contests and make it more difficult for shareholders to elect directors and take other corporate actions.  As a result, the existence of these provisions may adversely affect the market price of the common stock and other securities. These provisions include:

•	the ownership and transfer restrictions contained in the Charter with respect to the common stock;
•	a requirement that special meetings of shareholders be called by the Board, the Chairman, the President, or the holders of shares with voting power of at least 25%;
•	advance notice requirements for shareholder proposals and nominations;
•	a requirement that directors may only be removed for cause and then only by an affirmative vote of at least a majority of all votes entitled to be cast in the election of such directors;
•	a prohibition of shareholder action without a meeting by less than unanimous written consent;
•	availability of “blank check” preferred stock; and
•

a charter “constituency” clause authorizing (but not requiring) our directors to consider, in discharging their duties as directors, the effects of the Company’s actions on other interests and persons in addition to our shareholders.

In addition, the Company has elected in the Bylaws to be subject to the “fair price” and “business combination” provisions of the GBCC. The business combination provisions generally restrict us from engaging in certain business combination transactions with any “interested shareholder” (as defined in the GBCC) for a period of five years after the date of the transaction in which the person became an interested shareholder unless certain designated conditions are met. The fair price provisions generally restricts us from entering into certain business combinations with an interested shareholder unless the transaction is unanimously approved by the continuing directors who must constitute at least three members of the Board at the time of such approval; or the transaction is recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder.

The Board can use these and other provisions to prevent, delay or discourage a change in control of the Company or a change in our management. Any such delay or prevention of a change in control or management could deter potential acquirers or prevent the completion of a takeover transaction pursuant to which our shareholders could receive a substantial premium over the current market price of the common stock and other securities, which in turn may limit the price investors might be willing to pay for such securities.

If we fail to meet all applicable continued listing requirements of the NYSE American and the NYSE American determines to delist the common stock and Series A Preferred Stock, then the delisting could adversely affect the market liquidity of such securities, impair the value of your investment, adversely affect our ability to raise needed funds and subject us to additional trading restrictions and regulations.

If the common stock and Series A Preferred Stock are delisted from the NYSE American, such securities may trade in the over-the-counter market. If our securities were to trade on the over-the-counter market, selling the common stock and Series A Preferred Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and any security analysts’ coverage of us may be reduced. In addition, in the event the common stock and Series A Preferred Stock are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in such securities, further limiting the liquidity of the common stock and Series A Preferred Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our securities. Such delisting from the NYSE American and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions. Any such limitations on our ability to raise debt and equity capital could prevent us from making future investments and satisfying maturing debt commitments.

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In addition, if the Company fails for 180 or more consecutive days to maintain a listing of the Series A Preferred Stock on a national exchange, then: (i) the annual dividend rate on the Series A Preferred Stock will be increased from 10.875% per annum to 12.875% per annum on the 181st day; and (ii) the holders of the Series A Preferred Stock are entitled to vote for the election of two additional directors to serve on the Board in accordance with, and subject to the requirements of, the Charter. Such increased dividend rate and voting rights will continue for so long as the Series A Preferred Stock is not listed on a national exchange. Additionally as the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four consecutive dividends periods, the annual dividend rate on the Series A Preferred Stock for the fifth and future missed dividend period to has increased to 12.875%; commencing on the first day after the missed fourth quarterly payment (October 1, 2018) and continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash. See Note 11- Common and Preferred Stock to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

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Item 1B.    Unresolved Staff Comments

Disclosure pursuant to Item 1B of Form 10-K is not required to be provided by smaller reporting companies.

Item 2.    Properties

Operating Facilities

The following table provides summary information regarding our facilities leased and subleased to third parties as of December 31, 2020:

Facility Name	Beds/Units	Structure	Operator Affiliation (a)
Alabama
Coosa Valley Health Care	124	Owned	C.R. Management
Meadowood	106	Owned	C.R. Management
Subtotal (2)	230
Georgia
Autumn Breeze	109	Owned	C.R. Management
Glenvue H&R	160	Owned	C.R. Management
Jeffersonville	131	Leased	Peach Health Group
LaGrange	138	Leased	C.R. Management
Lumber City	86	Leased	Beacon Health Management
Oceanside	85	Leased	Peach Health Group
Powder Springs (c)	208	Leased	Wellington Health Services (b)
Savannah Beach	50	Leased	Peach Health Group
Southland Healthcare	126	Owned	Beacon Health Management
Tara (d)	134	Leased	Wellington Health Services (b)
Thomasville N&R	52	Leased	C.R. Management
Subtotal (11)	1,279
North Carolina
Mountain Trace Rehab	106	Owned	Vero Health Management
Subtotal (1)	106
Ohio
Covington Care	99	Leased	Aspire
Eaglewood ALF	80	Owned	Aspire
Eaglewood Care Center	99	Owned	Aspire
H&C of Greenfield	62	Owned	Aspire
Koester Pavilion	150	Managed	N/A
Spring Meade Health Center	99	Managed	N/A
Spring Meade Residence	83	Managed	N/A
The Pavilion Care Center	50	Owned	Aspire
Subtotal (8)	722
South Carolina
Georgetown Health	84	Owned	Symmetry Healthcare
Sumter Valley Nursing	96	Owned	Symmetry Healthcare
Subtotal (2)	180
Total - All Facilities (24)	2,517

(a)	Indicates the operator with which the tenant of the facility is affiliated.
(b)	Leases with Wellington terminated effective January 1, 2021.
(c)	Facility leased to an affiliate of Empire effective January 1, 2021.
(d)	Effective January 1, 2021, Regional engaged Vero Health to operate the facility on our behalf as a portfolio stabilization measure.

Our leases and subleases are generally on an individual facility basis with tenants that are separate legal entities affiliated with the above operators. See “Portfolio of Healthcare Investments” in Part I, Item 1, “Business”, in this Annual Report.

All facilities are skilled nursing facilities except for Eaglewood ALF and Meadowood, which are assisted living facilities, and Spring Meade Residence, which is an independent living facility. Bed/units numbers refer to the number of licensed beds.

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For a detailed description of the Company’s operating leases, please see Note 6 - Leases to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

For a detailed description of the Company’s related mortgages payable for owned facilities, see Note 8 - Notes Payable and Other Debt to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Portfolio Occupancy Rates

The following table provides summary information regarding our portfolio facility-level occupancy rates for the periods shown:

	For the Twelve Months Ended
Operating Metric (1)	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Occupancy (%) (2)	76.3%	75.1%	73.2%	67.3%

(1)	Excludes three managed facilities in Ohio.
(2)	Occupancy percentages are based on licensed beds.

Lease Expiration

The following table provides summary information regarding our lease expirations for the years shown:

		Licensed Beds		Annual Lease Revenue (1)
	Number of Facilities	Amount	Percent (%)	Amount ($) '000's	Percent (%)
2023	1	62	3.0%	263	1.9%
2024	1	126	6.1%	965	6.8%
2025	2	269	13.1%	2,219	15.6%
2026	—	—	0.0%	—	0.0%
2027	7	750	36.6%	5,241	36.9%
2028	4	328	16.0%	2,352	16.6%
2029	1	106	5.2%	538	3.8%
Thereafter	4	410	20.0%	2,603	18.4%
Total	20	2,051	100.0%	14,181	100.0%

(1)	Straight-line rent.

Corporate Office

Our corporate office is located in Suwanee, Georgia. We lease approximately 3,000 square feet of office space in the Suwanee, Georgia area with a term through June 2023.

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Item 3.    Legal Proceedings

The Company is a defendant in various legal actions and administrative proceedings arising in the ordinary course of business, including claims that the services the Company provided during the time it operated skilled nursing facilities resulted in injury or death to patients. Although the Company settles cases from time to time when settlement can be achieved on a reasonable basis, the Company vigorously defends any matter in which it believes the claims lack merit and the Company has a reasonable chance to prevail at trial or in arbitration. Litigation is inherently unpredictable. There is no assurance that the outcomes of these matters will not have a material adverse effect on the Company’s financial condition. Although arising in the ordinary course of the Company's business, certain of these matters are described in “Note 14 - Commitments and Contingencies – Professional and General Liability Claims” of the Notes to Consolidated Financial Statements included in Part II, Item 8 of this Annual Report.

The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment unless settlement is more advantageous to the Company. See “Risks Related to Our Business - If we are unable to resolve our professional and general liability claims on terms acceptable to us, then it could have a material adverse effect on our business, financial condition and results of operation” in Part I, Item 1.A, “Risk Factors.” in this Annual Report.

Certain other legal matters are described in “Note 14 - Commitments and Contingencies – Other Legal Matters” of the Notes to Consolidated Financial Statements included in Part II, Item 8 of this Annual Report. “Note 14 - Commitments and Contingencies – Professional and General Liability Claims” and “Note 14 – Commitments and Contingencies- Other Legal Matters”, each included in Part II, Item 8 of this Annual Report, are each incorporated by reference into this Item 3.

Item 4.    Mine Safety Disclosures

Not applicable.

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PART II

Item 5.    Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market for Registrant’s Common Equity

The common stock is listed for trading on the NYSE American under the symbol “RHE.” based on information supplied from our transfer agent, there were approximately 234 shareholders of record of the common stock as of March 18, 2021.

We are a holding company, and we have no significant operations. We rely primarily on dividends and other distributions from our subsidiaries to us so we may, among other things, pay dividends on the common stock, and the Series A Preferred Stock, if and to the extent declared by the Board. The ability of our subsidiaries to pay dividends and make other distributions to us depends on their earnings and may be restricted by the terms of certain agreements governing their indebtedness.  If our subsidiaries are in default under such agreements, then they may not pay dividends or make other distributions to us.

In addition, we may only pay dividends on the common stock and the Series A Preferred Stock if we have funds legally available to pay dividends and such payment is not restricted or prohibited by law, the terms of any shares with higher priority with respect to dividends or any documents governing our indebtedness. We are restricted by Georgia law from paying dividends on the common stock and the Series A Preferred Stock if we are not able to pay our debts as they become due in the normal course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy preferential rights of shareholders whose preferential rights are superior to those receiving the dividend. In addition, no dividends may be declared or paid on the common stock unless full cumulative dividends on the Series A Preferred Stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payments, for all past dividend periods.  In addition, future debt, contractual covenants or arrangements we or our subsidiaries enter into may restrict or prevent future dividend payments.

The Board suspended dividend payments with respect to the Series A Preferred Stock commencing with the fourth quarter of 2017, and determined to continue such suspension indefinitely in June 2018. Accordingly, the Company has not paid dividends with respect to the Series A Preferred Stock since the third quarter of 2017. See Part II, Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” of this Annual Report.  As a result of this dividend suspension, no dividends may be declared or paid on the common stock until all accumulated accrued and unpaid dividends on the Series A Preferred Stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, for all past dividend periods. Additionally as the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four consecutive dividends periods, the annual dividend rate on the Series A Preferred Stock for the fifth and future missed dividend period has increased to 12.875%; commencing on the first day after the missed fourth quarterly payment (October 1, 2018) and continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash. See Note 11- Common and Preferred Stock to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Issuer Purchases of Equity Securities

During the three months ended December 31, 2020 there were no open-market repurchases of the common stock or the Series A Preferred Stock.

For further information, see Note 11 - Common and Preferred Stock to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Item 6.    Selected Financial Data

Disclosure pursuant to Item 6 of Form 10-K is not required to be provided by smaller reporting companies.

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Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior living.  Our business primarily consists of leasing and subleasing healthcare facilities to third-party tenants. As of December 31, 2020, the Company owned, leased, or managed for third parties 24 facilities primarily in the Southeastern United States of America. As of January 1, 2021, pursuant to the Wellington Lease Termination, the Company commenced operating the Tara Facility as a portfolio stabilization measure and entered into a new sublease agreement with an affiliate of Empire for the Powder Springs Facility.

The operators of the Company’s facilities provide a range of health care and related services to patients and residents, including skilled nursing and assisted living services, social services, various therapy services, and other rehabilitative and healthcare services for both long-term and short-stay patients and residents.

The following table provides summary information regarding the number of facilities and related licensed beds/units as of December 31, 2020:

	Owned		Leased			Managed for Third Parties		Total
	Facilities	Beds/Units	Facilities	Beds/Units		Facilities	Beds/Units	Facilities	Beds/Units
State
Alabama	2	230	—		—	—	—	2	230
Georgia	3	395	8	(1)	884	—	—	11	1,279
North Carolina	1	106	—		—	—	—	1	106
Ohio	4	291	1		99	3	332	8	722
South Carolina	2	180	—		—	—	—	2	180
Total	12	1,202	9		983	3	332	24	2,517
Facility Type
Skilled Nursing	10	1,016	9		983	2	249	21	2,248
Assisted Living	2	186	—		—	—	—	2	186
Independent Living	—	—	—		—	1	83	1	83
Total	12	1,202	9		983	3	332	24	2,517

(1)

As of January 1, 2021, pursuant to sublease terminations for two facilities located in Georgia with affiliates of Wellington the Company as a portfolio stabilization measure is now operating the Tara Facility and entered into a sublease agreement for the Powder Springs Facility with an affiliate of Empire. As of January 1, 2021, the Company entered into the Vero Management Agreement with Vero Health under which Vero Health will provide management consulting services for the Tara Facility.

The following table provides summary information regarding the number of facilities and licensed beds/units by operator affiliation as of December 31, 2020:

Operator Affiliation	Number of Facilities (1)	Beds / Units
C.R. Management	6	689
Aspire	5	390
Wellington Health Services (2)	2	342
Peach Health	3	266
Symmetry Healthcare	2	180
Beacon Health Management	2	212
Vero Health Management (3)	1	106
Subtotal	21	2,185
Regional Health Managed	3	332
Total	24	2,517

(1)

Represents the number of facilities leased or subleased to separate tenants, of which each tenant is an affiliate of the entity named in the table above. For a more detailed discussion, see Note 6 – Leases located in Part II, Item 8, “Financial Statements and Supplementary Data” and “Portfolio of Healthcare Investments” included in Part I, Item 1, “Business”, each included in this Annual Report.

(2)	Leases with Wellington were terminated effective January 1, 2021.

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(3)	Effective January 1, 2021, Regional engaged Vero Health to operate the facility on our behalf as a portfolio stabilization measure.

The following table provides summary information regarding the number of facilities and related licensed beds/units by state and property type giving effect to the Wellington Transition as of January 1, 2021:

	Owned		Leased		Leased		Managed for
	Leased to Third-Parties		Subleased to Third-Parties		Operating		Third-Parties		Total
	Facilities	Beds/Units	Facilities	Beds/Units	Facilities	Beds/Units	Facilities	Beds/Units	Facilities	Beds/Units
State
Alabama	2	230	—	—	—	—	—	—	2	230
Georgia	3	395	7	750	1	134	—	—	11	1,279
North Carolina	1	106	—	—	—	—	—	—	1	106
Ohio	4	291	1	99	—	—	3	332	8	722
South Carolina	2	180	—	—	—	—	—	—	2	180
Total	12	1,202	8	849	1	134	3	332	24	2,517
Facility Type
Skilled Nursing	10	1,016	8	849	1	134	2	249	21	2,248
Assisted Living	2	186	—	—	—	—	—	—	2	186
Independent Living	—	—	—	—	—	—	1	83	1	83
Total	12	1,202	8	849	1	134	3	332	24	2,517

The following table provides summary information regarding the number of facilities and related licensed beds/units by operator affiliation giving effect to the Wellington Transition as of January 1, 2021:

Operator Affiliation	Number of Facilities (1)	Beds / Units
C.R. Management	6	689
Aspire	5	390
Peach Health Group	3	266
Symmetry Healthcare	2	180
Beacon Health Management	2	212
Vero Health Management	1	106
Empire	1	208
Subtotal	20	2,051
Regional Health Managed	3	332
Regional Health Operated (2)	1	134
Total	24	2,517
(1)

Represents the number of facilities leased or subleased to separate tenants, of which each tenant is an affiliate of the entity named in the table above. For a more detailed discussion, see Note 6 – Leases located in Part II, Item 8, “Financial Statements and Supplementary Data” and “Portfolio of Healthcare Investments” included in Part I, Item 1, “Business”, each included in this Annual Report.

(2)

Effective January 1, 2021, Regional began operating the Tara Facility and entered into the Vero Management Agreement with Vero Health under which Vero Health provides management consulting services for the Tara Facility.

Current Significant Events:

COVID-19

On March 11, 2020, the World Health Organization declared the outbreak of the respiratory illness caused by a novel strain of coronavirus, SARS-CoV-2, also known as COVID-19, a global pandemic. The COVID-19 pandemic has led governments and other authorities in the United States to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. The COVID-19 pandemic and the measures to protect its spread have adversely affected our business in the quarter ended December 31, 2020, and we expect will continue to adversely affect our business in the quarter ending March 31, 2021 and beyond, for a variety of reasons, including those discussed below and elsewhere in this Annual Report.

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As of March 28, 2021, the Company is aware that each of our facilities has reported one or more positive cases of COVID-19 among the residents and/or operator employee populations. Many of our operators have reported incurring significant cost increases as a result of the COVID-19 pandemic, with dramatic increases for facilities with positive cases. We believe these increases primarily stem from elevated labor costs, including increased use of overtime and bonus pay, as well as a significant increase in both the cost and usage of personal protective equipment, testing equipment, processes and supplies. In terms of occupancy levels, many of our operators have reported experiencing declines, in part due to the elimination or suspension of elective hospital procedures, fewer discharges from hospitals to SNFs, and higher hospital readmittances from SNFs.

The COVID-19 pandemic may also lead to temporary closures of nursing facilities, operated by our tenants, which also may affect our tenants’ ability to make their rental payments to us pursuant to their respective lease agreements. In addition, our tenants’ operations could be further disrupted if any of their employees, or the employees of their vendors, have, or are suspected of having, COVID-19. This could cause, and in some cases has already caused, our tenants or their vendors to experience staffing shortages, and this could potentially require our tenants and their vendors to close parts of or entire facilities, distribution centers, or other buildings to disinfect any affected areas.

We could also be adversely affected if government authorities impose upon our tenants, or their vendors, certain restrictions due to the COVID-19 pandemic. These restrictions may be in the form of mandatory closures, requested voluntary closures, bans on new admissions, restricted operations, or restrictions on the importation of necessary equipment or supplies which may adversely affect our tenants’ operations and their ability to make rental payments to us moving forward. In addition, family members may elect to keep nursing facility residents at home during the COVID-19 pandemic, thus reducing our tenants’ revenue. Currently, a number of our tenants have stopped admitting new patients due to rising COVID-19 infections resulting in decreased revenues.

As a result of the COVID-19 pandemic, our tenants may face lawsuits for alleged negligence associated with their responses to the emergency. The costs associated with defending, settling, or paying damages from such claims could negatively impact our tenants’ operating budgets and affect their ability to meet their obligations under our leases. Further, we may be subject to increased lawsuits arising out of our alleged actions or the alleged actions of our tenants for which they have agreed to indemnify, defend and hold us harmless. An unfavorable resolution of any such pending or future litigation could materially adversely affect us. The Company is not aware of any such lawsuits against our tenants.

If our tenants are unable to make rental payments to us pursuant to their lease obligations, whether due to the tenants’ decrease in revenues or otherwise, then, in some cases, we may be forced to either attempt to replace tenants or restructure tenants’ long-term rent obligations and may not be able to do so on terms that are as favorable to us as those currently in place.

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While the Company has received approximately 82% of its expected monthly rental receipts from tenants for the twelve months ended December 31, 2020, there are a number of uncertainties the Company faces as it considers the potential impact of COVID-19 on its business, including the length of census disruption, elevated COVID-19 operating costs related to personal protection equipment, cleaning supplies, virus testing and increased overtime due to staff illness and the extent to which federal and state funding support will offset these incremental costs for our tenants. To the extent government support is not sufficient or timely to offset these impacts, or to the extent these trends continue or accelerate and are not offset by additional government relief that is sufficient or timely, the operating results of our operators are likely to be adversely affected, some may be unwilling or unable to pay their contractual obligations to us in full or on a timely basis, as has occurred with one of our operators.

We also do not know the number of facilities that will ultimately experience widespread, high-cost outbreaks of COVID-19, and while we have requested reporting of case numbers from our operators and the U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services (“CMS”) has required additional reporting by operators, we may not receive accurate information on the number of cases, which could result in a delay in reporting. We expect to see continued increased clinical protocols for infection control within facilities and increased monitoring of employees, guests and other individuals entering facilities; however, we do not yet know if future reimbursement rates will be sufficient to cover the increased costs of enhanced infection control and monitoring. The extent of the COVID-19 pandemic’s effect on our and our operators’ operational and financial performance will depend on future developments, including the ultimate duration, spread and intensity of the outbreak, which may depend on factors such as the development and implementation of an effective vaccine and treatments for COVID-19, government funds and other support for the senior care sector and the efficacy of other policies and measures that may mitigate the impact of the pandemic, all of which are uncertain and difficult to predict. Due to these uncertainties, we are unable at this time to estimate the effect of these factors on our business, but the adverse impact on our business, results of operations, financial condition and cash flows could be material.

Notes Receivable:

In connection with a master sublease agreement as amended on March 30, 2018, originally dated June 18, 2016, that the Company entered into with affiliates of Peach Health Group, LLC (“Peach Health”), the Company extended a line of credit to Peach Health (the “Peach Line”), which was subordinated to a line of credit extended to Peach Health by a third-party lender (their “Peach Working Capital Facility”). On August 27, 2020, subsequent to Peach Health repaying their Peach Working Capital Facility, the Company and Peach Health modified the Peach Line to: (i) reduce the then $1.3 million outstanding balance under the Peach Line to approximately $0.5 million, in connection with which Peach Health paid to the Company $0.45 million in cash and the Company accepted $0.35 million non-cash payment in exchange for Peach Health assuming from the Company certain bed tax liabilities related to facilities their affiliates operate; (ii) extend the maturity date of the Peach Line to August 1, 2025; (iii) decrease the interest rate from 16.5% to 8% per annum; and (iv) Peach Health agreed not to pledge, hypothecate or grant any security interest in their collateral to any other party, other than their current arrangement with the U.S. Small Business Administration (the “SBA”), without the Company’s prior written consent. The remaining balance under the Peach Line shall be paid by Peach Health to the Company in 60 equal monthly installments.

Resolved Significant Events: Prior to August 1, 2019, the continuation of our business was dependent upon our ability: (i) to comply with the terms and conditions under the Pinecone Credit Facility and the second new amended and restated forbearance agreement, dated March 29, 2019, between the Company and certain of its subsidiaries and Pinecone (the “Second A&R Forbearance Agreement”) as amended on June 13, 2019; and (ii) to refinance or obtain further debt maturity extensions on the Quail Creek Credit Facility, neither of which was entirely within the Company’s control. These factors had created substantial doubt about the Company’s ability to continue as a going concern. The Company repaid the Pinecone Credit Facility and Quail Creek Credit Facility on August 1, 2019.

On September 30, 2019, the Company’s obligations were fully extinguished under the Pinecone Credit Facility upon the Company and Pinecone entering into a waiver and release agreement and the Company payment of approximately $0.4 million to Pinecone to fully extinguish the surviving obligations and provisions (the “Surviving Obligations”) of the Pinecone Credit Facility, which included (i) a right of first refusal to provide first mortgage financing for any acquisition of a healthcare facility by the Company for a period of three months following the above repayment, and (ii) an exclusive option to refinance the Company’s existing first mortgage loan (the “Pinecone Financing Option”), with a balance of $5.3 million at June 30, 2019, on the Company’s 124-licensed bed skilled nursing facility located in Alabama known as Coosa Valley Health Care, in each case subject to the terms and conditions of the Pinecone Credit Facility.

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Acquisitions and Dispositions

Pursuant to the PSA, between certain subsidiaries of the Company and MED, the Company completed the Asset Sale. Under the PSA, the Company sold: (i) on August 28, 2019, the Northwest Facility; and (ii) on August 1, 2019, the Attalla Facility, the College Park Facility, and the Quail Creek Facility.

In connection with the Asset Sale: (i) MED paid to the Company a cash purchase price for the PSA Facilities equal to $28.5 million in the aggregate; (ii) the Company incurred approximately $0.4 million in sales commission expenses and $0.1 million for a building improvement credit; and (iii) the Company transferred approximately $0.1 million in lease security deposits to MED.

On August 1, 2019, the Company used a portion of the proceeds from the Asset Sale to repay approximately $21.3 million to Pinecone to extinguish all indebtedness owed under the Pinecone Credit Facility, by the Company with an original aggregate principal amount of $16.25 million which refinanced existing mortgage debt, and to repay approximately $3.8 million to Congressional Bank to extinguish all indebtedness owed by the Company under the Quail Creek Credit Facility.

Effective January 15, 2019, the Company’s leases of the Omega Facilities, which leases were due to expire August 2025 and which Omega Facilities the Company subleased to third party subtenants, were terminated by mutual consent of the Company and the lessor(s) and sublessee(s) of the Omega Facilities. In connection with the Omega Lease Termination, the Company transferred approximately $0.4 million of its integral physical fixed assets at the Omega Facilities to the lessor and on January 28, 2019 received from the lessor gross proceeds of approximately $1.5 million, consisting of (i) a termination fee in the amount of $1.2 million and (ii) approximately $0.3 million to satisfy other net amounts due to the Company under the leases.

The Company made no acquisitions or dispositions during the year ended December 31, 2020.

For further information, see Note 1 – Summary of Significant Accounting Policies, Note 8 – Notes Payable and Other Debt and Note 9 – Acquisitions and Dispositions, to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Divestitures

For information regarding the Company’s divestitures, please refer to Note 10 - Discontinued Operations, to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

The following table summarizes the activity of discontinued operations for the years ended December 31, 2020 and 2019:

	For the year ended December 31,
(Amounts in 000’s)	2020	2019
Recoveries	$(63)	$(626)
other expense, net	$147	$—
Net (loss) income	$(84)	$626

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Critical Accounting Policies

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-K and Rule 8-03 of Article 8 of Regulation S-X. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses. On an ongoing basis, we review our judgments and estimates, including, but not limited to, those related to doubtful accounts, income taxes, stock compensation, intangible assets, extinguishment of debt, self-insurance reserve and loss contingencies. We base our estimates on historical experience, business knowledge and on various other assumptions that we believe to be reasonable under the circumstances at the time. Actual results may vary from our estimates. These estimates are evaluated by management and revised as circumstances change.

For a discussion of our critical accounting policies, see Note 1 – Organization and Significant Accounting Policies to the Company's Notes to our consolidated financial statements located in Part I, Item 1, “Financial Statements”, of this Annual Report.

Revenue Recognition and Allowances

Triple-Net Leased Properties. The Company’s triple-net leases provide for periodic and determinable increases in rent. The Company recognizes rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is probable. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in straight-line rent receivable on our consolidated balance sheets. In the event the Company cannot reasonably estimate the future collection of rent from one or more tenant(s) of the Company’s facilities, rental income for the affected facilities is recognized only upon cash collection, and any accumulated straight-line rent receivable is reversed in the period in which the Company deems rent collection to no longer be probable. Accordingly, rental revenues were recorded on a cash basis for two facilities in Georgia for the fourth quarter of 2020, one facility in North Carolina (until operator transition on March 1, 2019), four facilities held for sale since April 15, 2019 (until the sale of such facilities), which such sale of three facilities occurred on August 1, 2019 and August 28, 2019 with respect to the other facility. For additional information with respect to such facilities, see Note 6 - Leases to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report)

Management Fee Revenues and Other Revenues. On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers, as codified in ASC 606, which requires a company to recognize revenue when the company transfers control of promised goods and services to a customer. Revenue is recognized in an amount that reflects the consideration to which a company expects to receive in exchange for such goods and services. The new revenue standard does not apply to rental revenues, which are the Company’s primary source of revenue. The Company recognizes management fee revenues as services are provided. The Company has one Management Contract, with payment for each month of service generally received in full on a monthly basis. As of December 31, 2020, the balance outstanding on the Management Contract was approximately $0.1 million. The maximum penalty for service contract nonperformance under the Management Contract is $50,000 per year, payable after the end of the year. Further, the Company recognizes interest income from loans and investments, using the effective interest method when collectability is probable. The Company applies the effective interest method on a loan-by-loan basis.

Allowances. The Company assesses the collectability of its rent receivables, including straight-line rent receivables and working capital loans to tenants. The Company bases its assessment of the collectability of rent receivables and working capital loans to tenants on several factors, including payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, and current economic conditions. If the Company’s evaluation of these factors indicates it is probable that the Company will be unable to receive the rent payments or payments on a working capital loan, then the Company provides a reserve against the recognized straight-line rent receivable asset or working capital loan for the portion that we estimate may not be recovered. Payments received on impaired loans are applied against the allowance. If the Company changes its assumptions or estimates regarding the collectability of future rent payments required by a lease or required from a working capital loan to a tenant, then the Company may adjust its reserve to increase or reduce the rental revenue or interest revenue from working capital loans to tenants recognized in the period the Company makes such change in its assumptions or estimates.

As of December 31, 2020 and December 31, 2019, the Company reserved for approximately $1.4 million and $0.6 million, respectively, of uncollected receivables. Accounts receivable, net totaled $2.1 million at December 31, 2020 compared with $1.0 million at December 31, 2019.

Leasing. On January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) ASU 2016-02, Leases, as codified in ASC 842, using the non-comparative transition option pursuant to ASU 2018-11. The Company recognized both right of use assets and lease liabilities for leases in which we lease land, real property or other equipment, electing the practical expedient to maintain the prior operating lease classification. Effective January 1, 2019, the Company assesses any new contracts or

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modification of contracts in accordance with ASC 842 to determine the existence of a lease and its classification. We are reporting revenues and expenses for real estate taxes and insurance where the lessee has not made those payments directly to a third party in accordance with their respective leases with us. Additionally, we now expense certain leasing costs, other than leasing commissions, as they are incurred. Current GAAP provides for the deferral and amortization of such costs over the applicable lease term. Adoption of ASU 2016-02 has not had a material effect on the Company’s consolidated financial statements, other than the initial balance sheet impact of recognizing the right-of-use assets and the right-of-use lease liabilities. Upon adoption, we recognized operating lease assets of $39.8 million on our consolidated balance sheet for the period ended March 31, 2019, which represents the present value of minimum lease payments associated with such leases. Also upon adoption, we recognized operating lease liabilities of $41.5 million on our consolidated balance sheet for the period ended March 31, 2019. The present value of minimum lease payments was calculated on each lease using a discount rate that approximated our incremental borrowing rate and the current lease term and upon adoption we utilized a discount rate of 7.98% for the Company’s leases. See Note 1 – Summary of Significant Accounting Policies and Note 6 - Leases to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report)

Asset Impairment

We review the carrying value of long-lived assets that are held and used in our operations for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined based upon expected undiscounted future net cash flows from the operations to which the assets relate, utilizing management’s best estimate, assumptions, and projections at the time. If the carrying value is determined to be unrecoverable from future operating cash flows, the asset is deemed impaired and an impairment loss would be recognized to the extent the carrying value exceeded the estimated fair value of the asset. We estimate the fair value of assets based on the estimated future discounted cash flows of the asset. Management has evaluated its long-lived assets and identified no material asset impairment during the years ended December 31, 2020 and 2019.

We test indefinite-lived intangible assets for impairment on an annual basis or more frequently if events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable.

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. Goodwill is subject to annual testing for impairment. In addition, goodwill is tested for impairment if events occur or circumstances change that would reduce the fair value of a facility below its carrying amount.  We perform annual testing for impairment during the fourth quarter of each year (see Note 5 - Intangible Assets and Goodwill to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report).

Extinguishment of Debt

The Company recognizes extinguishment of debt when the criteria for a troubled debt restructure are not met and the change in the debt terms is considered substantial. The Company calculates the difference between the reacquisition price of the debt and the net carrying amount of the extinguished debt (including deferred finance fees) and recognizes a gain or loss on the consolidated statement of operations in the period of extinguishment.

Self-Insurance Reserve

The Company has self-insured against professional and general liability claims since it discontinued its healthcare operations in connection with the Transition. The Company evaluates quarterly the adequacy of its self-insurance reserve based on a number of factors, including: (i) the number of actions pending and the relief sought; (ii) analyses provided by defense counsel, medical experts or other information which comes to light during discovery; (iii) the legal fees and other expenses anticipated to be incurred in defending the actions; (iv) the status and likely success of any mediation or settlement discussions, including estimated settlement amounts and legal fees and other expenses anticipated to be incurred in such settlement, as applicable; and (v) the venues in which the actions have been filed or will be adjudicated. The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment unless settlement is more advantageous to the Company. Accordingly, the self-insurance reserve reflects the Company’s estimate of settlement amounts for the pending actions, if applicable, and legal costs of settling or litigating the pending actions, as applicable. Because the self-insurance reserve is based on estimates, the amount of the self-insurance reserve may not be sufficient to cover the settlement amounts actually incurred in settling the pending actions, or the legal costs actually incurred in settling or litigating the pending actions. (see Note 7 – Accrued Expenses and Note 14 - Commitments and Contingencies to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report).

Income Taxes

As required by ASC Topic 740, “Income Taxes”, we established deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at tax rates in effect when such temporary differences are expected to reverse. When necessary, we record a valuation allowance to reduce our net deferred tax assets to the amount that is more likely than not to be realized.  At December 31, 2020, the Company has a valuation allowance of

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approximately $18.3 million. In future periods, we will continue to assess the need for and adequacy of the remaining valuation allowance. ASC 740 provides information and procedures for financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns.

Among other changes, the Tax Reform Act reduced the US federal corporate tax rate from 35% to 21% beginning in 2018. As a result of the Tax Reform Act, net operating loss (“NOL”) carry forwards generated in tax years 2018 and forward have an indefinite life.  For this reason, the Company has taken the position that the deferred tax liability related to the indefinite lived intangibles can be used to support an equal amount of the deferred tax asset related to the 2018 NOL carry forward generated.

In determining the need for a valuation allowance, the annual income tax rate, or the need for and magnitude of liabilities for uncertain tax positions, we make certain estimates and assumptions. These estimates and assumptions are based on, among other things, knowledge of operations, markets, historical trends and likely future changes and, when appropriate, the opinions of advisors with knowledge and expertise in certain fields. Due to certain risks associated with our estimates and assumptions, actual results could differ. Judgment is required in evaluating uncertain tax positions. The Company determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the “more-likely-than-not recognition threshold” it is measured to determine the amount of benefit to recognize in the financial statements. The Company classifies unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as liabilities in the consolidated balance sheets. As of December 31, 2020 the Company has a full valuation allowance on all deferred tax balances.

The Company is subject to income taxes in the U.S. and numerous state and local jurisdictions. In general, the Company’s tax returns filed for the 2017 through 2020 tax years are still subject to potential examination by taxing authorities. To the Company’s knowledge, the Company is not currently under examination by any major income tax jurisdiction.

Further information required by this Item is provided in Note 1 - Summary of Significant Accounting Policies to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

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Results of Operations

Years Ended December 31, 2020 and 2019

The following table sets forth, for the periods indicated, statement of operations items and the amount and percentage of change of these items. The results of operations for any particular period are not necessarily indicative of results for any future period. The following data should be read in conjunction with our audited consolidated financial statements and the notes thereto, which are included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

	Year Ended December 31,		Increase (Decrease)
(Amounts in 000's)	2020	2019	Amount	Percent
Revenues:
Rental revenues	$16,325	$19,043	$(2,718)	(14.3)%
Management fees	1,001	995	6	0.6%
Other revenues	253	96	157	163.5%
Total revenues	17,579	20,134	(2,555)	(12.7)%
Expenses:
Facility rent expense	6,558	6,645	(87)	(1.3)%
Cost of management fees	675	661	14	2.1%
Depreciation and amortization	2,894	3,438	(544)	(15.8)%
General and administrative expenses	3,373	3,192	181	5.7%
Provision (recovery) for doubtful accounts	925	(281)	1,206	(429.2)%
Other operating expenses	860	1,017	(157)	(15.4)%
Total expenses	15,285	14,672	613	4.2%
Income from operations	2,294	5,462	(3,168)	(58.0)%
Other expense (income):
Interest expense, net	2,777	5,265	(2,488)	(47.3)%
Loss on extinguishment of debt	—	2,458	(2,458)	NM
Gain on disposal of assets	—	(7,141)	7,141	NM
Other expense	121	6	115	NM
Total other expense, net	2,898	588	2,310	392.9%
(Loss) income from continuing operations before income taxes	(604)	4,874	(5,478)	NM
(Loss) income from continuing operations	(604)	4,874	(5,478)	NM
(Loss) income from discontinued operations, net of tax	(84)	626	(710)	NM
Net (loss) income	$(688)	$5,500	$(6,188)	NM

Year Ended December 31, 2020 Compared with Year Ended December 31, 2019:

Rental revenues—Total rental revenue decreased by $2.7 million, or 14.3%, to $16.3 million for the year ended December 31, 2020, compared with $19.0 million for the year ended December 31, 2019. The decrease reflects approximately (i) $0.1 million related to the Omega Lease Termination in January 2019, (ii) $1.8 million related to the sale of four of the Company’s facilities during the third quarter of 2019 and (iii) $0.9 million related to the Wellington Transition during 2020, partially offset by approximately $0.1 million additional collection of prior year property tax. The Company recognizes all rental revenues on a straight line rent accrual basis, except with respect to the Mountain Trace Facility while operated by an affiliate of Symmetry for January and February 2019 and the four facilities from January 2019 until their sale during the prior year third quarter and the Wellington Transition facilities during the fourth quarter of 2020, for which rental revenue was recognized based on cash received. For further information see Note 6 - Leases, to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

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Other revenues—Other revenues increased by $0.2 million, or 163.5%, to $0.3 million for the twelve months ended December 31, 2020, compared with $0.1 million for the year ended December 31, 2019. The increase is due to the previously deferred interest earned on the Peach Line pursuant to the Peach Line modification in the current year. During the prior year comparative period the Company suspended revenue recognition on the Peach Line interest income due, pursuant to the subordination of the Peach Line to Peach Health’s third-party Peach Working Capital Facility.

Facility rent expense—Facility rent decreased by approximately $0.1 million, or 1.3%, to $6.6 million for the twelve months ended December 31, 2020, compared with approximately $6.7 million for the year ended December 31, 2019. The net small decrease is due to the Omega Lease Termination and an agreement with Covington Realty, LLC (“Covington”), whereby Covington among other items reduced our base rent for a period of time. See Note 6 - Leases, to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” of this Annual Report.

Depreciation and amortization—Depreciation and amortization decreased by approximately $0.5 million or 15.8%, to $2.9 million for the year ended December 31, 2020, compared with $3.4 million for the year ended December 31, 2019. The decrease is primarily due to the reduction in depreciation from fully depreciated equipment and computer related assets in the current year and the cessation of depreciation and amortization on assets sold in August 2019. See Note 9 – Acquisitions and Dispositions, to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” of this Annual Report

General and administrative—General and administrative costs increased by $0.2 million or 5.7%, to $3.4 million for the year ended December 31, 2020, compared with $3.2 million for the year ended December 31, 2019. The increase is due to approximately $0.1 million higher business consulting expenses and approximately $0.1 million increase in other business insurance.

Provision (recovery) for doubtful accounts—Provision for doubtful accounts expense increased by approximately $1.2 million, to $0.9 million, for the twelve months ended December 31, 2020, compared with a benefit of $0.3 million for the year ended December 31, 2019. The current period expense is related to approximately $1.4 million provision of outstanding rent arrears and other straight-line adjustments arising from one operator (Wellington) offset by approximately $0.5 million of rent collection from the prior year payment plans. The prior period expense is the net result of the Company releasing all of the remaining provision for the previous rent arrears related to the prior tenants of five of the Company’s facilities located in Ohio, currently leased by affiliates of Aspire, due to the prior tenants timely monthly payments in according to the agreed payment plan, which was offset by fully providing for the outstanding balances on the Symmetry Payment Plan due to non-payment.

Interest expense, net—Interest expense, net decreased by approximately $2.5 million or 47.3%, to $2.8 million for the year ended December 31, 2020, compared with $5.3 million for the year ended December 31, 2019. The decrease reflects the repayment of significant debt in the prior year resulting in approximately $2.3 million less interest expense, with the remaining $0.2 million predominantly due to the lower prime interest rate in the current period. See Note 8 – Notes Payable and Other Debt and Note 9 – Acquisitions and Dispositions, to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data.” of this Annual Report

Loss on extinguishment of debt—Loss on extinguishment was $2.5 million for the year ended December 31, 2019. The expense was due the repayment of all amounts due under the Pinecone Credit Facility and related forbearance expenses amounting to approximately $2.1 million and $0.4 million in settlement of other obligations under the Pinecone Credit Facility, see Note 9 - Acquisitions and Dispositions to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data.” of this Annual Report.

Gain on disposal of assets— Gain on disposal of assets of $7.1 million for the twelve months ended December 31, 2019, was comprised of $6.4 million due to the sale of four of the Company’s facilities in the third quarter of 2019 and $0.7 million from the Omega Lease Termination in the first quarter of 2019. See Note 9 - Acquisitions and Dispositions to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data.” of this Annual Report.

(Loss) income from discontinued operations— (Loss) income from discontinued operations increased by approximately $0.7 million to a loss of $0.1 million for the twelve months ended December 31, 2020, compared with a benefit of $0.6 million for the same period in 2019. The current period expense is primarily an adjustment to legacy accounts receivable. The prior period income is due to a $0.2 million credit from one of the Company’s former attorneys, and $0.4 million credit from legacy professional and general claims.

Liquidity and Capital Resources

The Company’s intends to pursue measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity including: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease

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revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.

Management anticipates access to several sources of liquidity, including cash on hand, cash flows from operations, and debt refinancing during the twelve months from the date of this filing. At December 31, 2020, the Company had $4.2 million in unrestricted cash. During the twelve months ended December 31, 2020, the Company generated positive cash flow from continuing operations of $2.5 million and anticipates continued positive cash flow from operations in the future, subject to the continued uncertainty of the COVID-19 pandemic and its impact on the Company’s business, financial condition and results of operations. As of December 31, 2020, one operator (Wellington) accounted for approximately $1.3 million of rent arrears recorded in “Accounts receivable, net of allowance” on our consolidated balance sheets. The Company has recorded an allowance of $1.4 million against a receivable of $2.7 million because the Company has determined that a full allowance is not presently warranted as the Company has terminated the lease effective December 31, 2020 and received ownership of certain of Wellington’s receivables and is receiving on-going collection of the receivables, see Note 18– Subsequent Events to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

The Company is current with all of its debt and other financial obligations. The Company has benefited from various, stimulus measures made available to it through the CARES Act enacted by Congress in response to the COVID-19 pandemic which allowed for, among other things: (i) a deferral of debt service payments on U.S. Department of Agriculture (“USDA”) loans to maturity, (ii) an allowance for debt service payments to be made out of replacement reserve accounts for U.S. Department of Housing and Urban Development (“HUD”) loans and (iii) debt service payments to be made by the SBA on all SBA loans. For further information see Note 8 – Notes Payable and Other Debt  to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

On June 8, 2018, the Board suspended quarterly dividend payments indefinitely with respect to the Series A Preferred Stock. As of December 31, 2020, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has $27.9 million of accumulated accrued and unpaid dividends. The dividend suspension has provided the Company with additional funds to meet its ongoing liquidity needs. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividends periods, the annual dividend rate on the Series A Preferred Stock for the fifth and future missed dividend periods has increased to 12.875%, which is equivalent to $3.20 per share each year, commencing on the first day after the missed fourth quarterly payment (October 1, 2018) and continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash. See Note 11 – Common and Preferred Stock to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Debt

As of December 31, 2020, the Company had $54.4 million in indebtedness, net of $1.4 million of deferred financing and unamortized discounts. The Company anticipates net principal repayments of approximately $2.3 million during the next twelve-month period, which include $1.4 million of routine debt service amortization, approximately $0.8 million payments on other non-routine debt and a $0.1 million payment of bond debt.

See Note – 8 Notes Payable and Other Debt to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Changes in Operational Liquidity

The Company entered into the Wellington Lease Termination, dated December 1, 2020, to terminate the subleases for the Powder Springs Facility and Tara Facility with tenants affiliated with Wellington for two of its previously subleased facilities located in Georgia, due to non-payment of approximately $2.7 million in rent.

Under the Wellington Lease Termination, possession, control and operation of the facilities transitioned from the then-current tenants at 12:01 a.m. on January 1, 2021 to the Company. Effective January 1, 2021, the Company leased the Powder Springs Facility, to a new tenant affiliated with the operator Empire, pursuant to a sublease between the Company and PS Operator LLC (“PS Operator”), executed December 31, 2020 (the “PS Sublease”). The Company is operating the Tara Facility as a portfolio stabilization measure and has entered into the Vero Management Agreement with Vero Health under which Vero Health will provide management consulting services for the facility.

For the first six months, the base rent under the PS Sublease will equal the adjusted earnings before interest, depreciation, amortization and rent (“Adjusted EBITDAR) of PS Operator to the extent derived from the subleased facility. For months seven through twenty-four, the base rent will equal 80% of the Adjusted EBITDAR.

For the first three months, if Adjusted EBITDAR (as defined in the PS Sublease) is less than $0, PS Operator will not pay any base rent and the Company would reimburse PS Operator an amount equal to the amount by which each period’s Adjusted EBITDAR is less than $0. Beginning with the fourth month and thereafter, the PS Sublease will be a “triple net” lease with PS Operator responsible for payment of all expenses in addition to rent.

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If the monthly average Adjusted EBITDAR of PS Operator is less than $100,000 for any consecutive three-month period after the sixth month of the PS Sublease, then the Company may terminate the PS Sublease subject to the conditions set forth in the PS Sublease.

Under the Vero Management Agreement, Regional will pay Vero Health a monthly management fee equal to 5% of the Adjusted Gross Revenues (as defined in the Vero Management Agreement) of the Tara Facility and the Company will absorb all net profits or losses from the operation of the Tara Facility.

The prior leases had a contracted cash rent of approximately $3.7 million for the twelve months ended December 31, 2021, which the above variable streams of income are replacing. Based on the prior tenants unaudited financials the Company expects to generate approximately $2.6 million in replacement net cash receipts, however there is no assurance that the operations will generate the cash net receipts we expect which could have a material adverse effect on us. For additional information with respect to the above changes in our business, see Note 18– Subsequent Events to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report).

During the year ended December 31, 2020, the Company received approximately $0.8 million of non-recurring cash receipts from prior year payment plans, related to rent arrears. The final $0.1 million related to prior year payment plans was received during the three months ended March 31, 2021. For additional information with respect to such payment plans, see Note 6 – Leases to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report).

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The following table presents selected data from our consolidated statement of cash flows for the periods presented:

	Year Ended December 31,
Amounts in (000's)	2020	2019
Net cash provided by operating activities—continuing operations	$2,451	$3,048
Net cash used in operating activities—discontinued operations	(1,156)	(652)
Net cash (used in) provided by investing activities—continuing operations	(450)	3,821
Net cash used in financing activities—continuing operations	(1,391)	(4,631)
Net cash used in financing activities—discontinued operations	—	(34)
Net Change in Cash and restricted cash	(546)	1,552
Cash and restricted cash at beginning of period	8,038	6,486
Cash and restricted cash at end of period	$7,492	$8,038

Year Ended December 31, 2020

Net cash provided by operating activities—continuing operations for the year ended December 31, 2020, was approximately $2.5 million, consisting primarily of our income from operations less changes in working capital, and noncash charges (primarily, depreciation and amortization, rent revenue in excess of cash received). The $0.6 million decrease compared to the same period in the prior year primarily reflects the decrease in interest payments of $2.4 million due to significant debt extinguishment during the third quarter of 2019 partially offset by approximately $1.7 million higher receivables and approximately $0.1 million other net expense increases.

Net cash used in operating activities—discontinued operations for the year months ended December 31, 2020 was approximately $1.2 million, excluding non-cash proceeds and payments. This amount was to fund legal and associated settlement costs related to our legacy professional and general liability claims.

Net cash used in investing activities—continuing operations for the year ended December 31, 2020, was approximately $0.5 million. This capital expenditure was for a new sprinkler system at one of our leased properties and other improvements to our owned building located in Ohio.

Net cash used in financing activities—continuing operations was for the year ended December 31, 2020, was approximately $1.4 million. Excluding non-cash proceeds and payments, this was the result of routine repayments of approximately $1.6 million of existing debt obligations, including $0.1 million repayment of bonds principal, partially offset by receipt of $0.2 million proceeds from a Paycheck Protection Program loan received by the Company during 2020.

Year Ended December 31, 2019

Net cash provided by operating activities—continuing operations for the year ended December 31, 2019, was approximately $3.0 million, consisting primarily of our income from operations less changes in working capital, and noncash charges (primarily gain on disposal of assets, depreciation and amortization, loss on debt extinguishment, and lease revenue in excess of cash received). The slight decrease primarily reflects lower rent receipts offset by a decrease in interest payments, legal and consulting expenses related to the Pinecone Credit Facility and increase in bad debt collections.

Net cash used in operating activities—discontinued operations for the year months ended December 31, 2019 was approximately $0.7 million, excluding non-cash proceeds and payments. This amount was to fund legal and associated settlement costs related to our legacy professional and general liability claims.

Net cash provided by investing activities —continuing operations for the year ended December 31, 2019, was approximately $3.8 million. This is the result of the receipt of $2.7 million net proceeds (excluding non-cash proceeds and payments) from the sale of the PSA Facilities in the current quarter and the $1.2 million Omega Lease Termination fee offset by $0.1 million capital expenditures on building improvements.

Net cash used in financing activities—continuing operations was for the year ended December 31, 2019, was approximately $4.6 million. Excluding non-cash proceeds and payments, this was the result of routine repayments of approximately $3.0 million of other existing debt obligations, $0.3 million repayment of bonds principal and approximately $1.3 million in relation to expenses and fees related to Pinecone forbearance agreements, repayment of the Pinecone Credit Facility and settlement of the Surviving Obligations.

Net cash used in financing activities—discontinued operations for the year ended December 31, 2019 was for Medicaid and vendor note payments.

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Notes Payable and Other Debt

Notes payable and other debt consists of the following:

	December 31,
Amounts in (000's)	2020	2019
Senior debt—guaranteed by HUD	$31,104	$31,996
Senior debt—guaranteed by USDA (a)	13,139	13,298
Senior debt—guaranteed by SBA (b)	628	650
Senior debt—bonds	6,500	6,616
Senior debt—other mortgage indebtedness	3,631	3,777
Other debt	822	539
Sub Total	55,824	56,876
Deferred financing costs	(1,250)	(1,364)
Unamortized discounts on bonds	(135)	(149)
Notes payable and other debt	$54,439	$55,363

(a)	USDA
(b)	SBA

For a detailed description of each of the Company’s debt financings, see Note 8 - Notes Payable and Other Debt to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Scheduled Maturities

The schedule below summarizes the scheduled gross maturities as of December 31, 2020 for each of the next five years and thereafter.

Amounts in (000's)
2021	$2,257
2022	5,222
2023	1,770
2024	1,854
2025	1,948
Thereafter	42,773
Subtotal	55,824
Less: unamortized discounts	(135)
Less: deferred financing costs	(1,250)
Total notes payable and other debt	$54,439

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Debt Covenant Compliance

As of December 31, 2020, the Company had approximately 18 credit related instruments outstanding that include various financial and administrative covenant requirements. Covenant requirements include, but are not limited to, fixed charge coverage ratios, debt service coverage ratios, minimum earnings before interest, taxes, depreciation, and amortization or earnings before interest, taxes, depreciation, amortization, and restructuring or rent costs, and current ratios. Certain financial covenant requirements are based on consolidated financial measurements whereas others are based on measurements at the subsidiary level (i.e., facility, multiple facilities or a combination of subsidiaries). The subsidiary level requirements are as follows: (i) financial covenants measured against subsidiaries of the Company; and (ii) financial covenants measured against third-party operator performance. Some covenants are based on annual financial metric measurements whereas others are based on monthly and quarterly financial metric measurements (the “Financial Covenants”). The Company routinely tracks and monitors its compliance with its covenant requirements.

Included in several of the Company’s loan agreements are administrative covenants requiring that a set of audited financial statements be provided to the guarantor within 90 days of the end of each fiscal year (the “Administrative Covenants”).

At December 31, 2020, the Company was in compliance with the various Financial Covenants and Administrative Covenants related to all of the Company’s credit facilities.

Evaluation of the Company’s Ability to Continue as a Going Concern

Under the accounting guidance related to the presentation of financial statements, the Company is required to evaluate, on a quarterly basis, whether or not the entity’s current financial condition, including its sources of liquidity at the date that the consolidated financial statements are issued, will enable the entity to meet its obligations as they come due within one year of the date of the issuance of the Company’s consolidated financial statements and to make a determination as to whether or not it is probable, under the application of this accounting guidance, that the entity will be able to continue as a going concern. The Company’s consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

In applying applicable accounting guidance, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows, the Company’s obligations due over the next twelve months as well as the Company’s recurring business operating expenses.

The Company is able to conclude that it is probable that the Company will be able to meet its obligations arising within one year of the date of issuance of these consolidated financial statements within the parameters set forth in the accounting guidance.

Receivables

Our operations could be adversely affected if we experience significant delays in receipt of rental income from our operators. Our future liquidity will continue to be dependent upon the relative amounts of current assets (principally cash and accounts receivable) and current liabilities (principally accounts payable and accrued expenses). In that regard, accounts receivable can have a significant impact on our liquidity.

Accounts receivable, net of allowance, totaled $2.1 million at December 31, 2020 compared with $1.0 million at December 31, 2019.

The allowance for bad debt was $1.4 million and $0.6 million at December 31, 2020 and 2019, respectively. We continually evaluate the adequacy of our bad debt reserves based on aging of older balances, payment terms and historical collection trends.

At December 31, 2020, our gross accounts receivable totaled approximately 3.4 million, of which $2.7 million relates to the Wellington affiliates rent arrears, for which the Company has recorded a $1.4 million allowance. As of the date of filing this Annual Report, the Company has collected $3.0 million pursuant to the Wellington Lease Termination which obligates the Company to satisfy bed tax arrears of approximately of $1.7 million. The Company can provide no assurance that we will be able to collect any of the estimated rent arrears in excess of the net $1.3 million already collected.

Off-Balance Sheet Arrangements

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Guarantee

On November 30, 2018, the Company subleased five of the Company’s facilities located in Ohio (the “Aspire Facilities”) to affiliates of Aspire, pursuant to those subleases (the “Aspire Subleases”), whereby the Aspire affiliates took possession of, and commenced operating, the Aspire Facilities as subtenant. The Aspire Subleases became effective on December 1, 2018 and are structured as triple net leases. The Aspire Facilities are comprised of: (i) a 94-bed skilled nursing facility located in Covington, Ohio (the “Covington Facility”); (ii) an 80-bed assisted living facility located in Springfield, Ohio (the “Eaglewood ALF Facility”); (iii) a 99-bed skilled nursing facility located in Springfield, Ohio (the “Eaglewood Care Center Facility”); (iv) a 50-bed skilled nursing facility located in Greenfield, Ohio (the “H&C of Greenfield Facility”); and (v) a 50-bed skilled nursing facility located in Sidney, Ohio (the “Pavilion Care Facility”). Pursuant to the Aspire Subleases, the Company agreed to indemnify Aspire against any and all liabilities imposed on them as arising from the former operator, capped at $8.0 million. The Company has assessed the fair value of the indemnity agreements as not material to the financial statements at December 31, 2020.

Operating Leases

As of December 31, 2020, the Company leased a total of nine skilled nursing facilities under non-cancelable leases, most of which have rent escalation clauses and provisions for payments of real estate taxes, insurance and maintenance costs; each of the skilled nursing facilities that are leased by the Company are subleased to and operated by third-party operators. Effective January 1, 2021, the Company commenced operating one of the previously subleased skilled nursing facilities as a portfolio stabilization measure. The Company also leases certain office space located in Suwanee, Georgia.

Future minimum lease payments for each of the next five years and thereafter ending December 31 are as follows:

(Amounts in 000's)	Future rental payments	Accretion of lease liability (1)	Operating lease obligation
2021	$6,551	$(275)	$6,276
2022	6,691	(771)	5,920
2023	6,823	(1,248)	5,575
2024	6,958	(1,708)	5,250
2025	7,095	(2,150)	4,945
Thereafter	12,736	(4,818)	7,918
Total	$46,854	$(10,970)	$35,884

(1)	Weighted average discount rate 7.98%

For a further description of the Company’s operating leases, see Note 6 - Leases to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Leased and Subleased Facilities to Third-Party Operators

As of December 31, 2020, 21 facilities (12 owned by us and nine leased to us) are leased or subleased on a triple net basis, meaning that the lessee (i.e., the third-party operator of the property) is obligated under the lease or sublease, as applicable, for all liabilities of the property in respect to insurance, taxes and facility maintenance, as well as the lease or sublease payments, as applicable.

Future minimum lease receivables for each of the next five years and thereafter ending December 31 are as follows:

(Amounts in 000's)
2021	$12,384
2022	13,519
2023	15,477
2024	15,299
2025	13,702
Thereafter	33,555
Total	$103,936

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The following is a summary of the Company’s leases to third-parties and which comprise the future minimum lease receivables of the Company. The terms of each lease are structured as “triple-net” leases. Other than the lease for Powder Springs, each lease contains specific rent escalation amounts ranging from 1.0% to 3.0% annually. Further, each lease has one or more renewal options. For those facilities subleased by the Company, the renewal option in the sublease agreement is dependent on the Company’s renewal of its lease agreement.

		Lease Term
		Commencement	Expiration	2021 Cash
Facility Name	Operator Affiliation (1)	Date	Date	Annual Rent
				(Thousands)
Owned
Eaglewood ALF	Aspire	12/1/2018	11/30/2028	630
Eaglewood Care Center	Aspire	12/1/2018	11/30/2028	441
H&C of Greenfield	Aspire	12/1/2018	11/30/2023	223
Southland Healthcare	Beacon Health Management	11/1/2014	10/31/2024	990
The Pavilion Care Center	Aspire	12/1/2018	11/30/2028	231
Autumn Breeze	C.R. Management	9/30/2015	9/30/2025	916
Coosa Valley Health Care	C.R. Management	12/1/2014	8/31/2030	1,021
Glenvue H&R	C.R. Management	7/1/2015	6/30/2025	1,341
Meadowood	C.R. Management	5/1/2017	8/31/2030	484
Georgetown Health	Symmetry Healthcare	4/1/2015	3/31/2030	347
Mountain Trace Rehab (2)	Vero Health Management	3/1/2019	2/28/2029	502
Sumter Valley Nursing	Symmetry Healthcare	4/1/2015	3/31/2030	643
Subtotal Owned Facilities (12)				$7,769
Leased
Covington Care	Aspire	12/1/2018	11/30/2028	$528
Lumber City	Beacon Health Management	11/1/2014	8/31/2027	959
LaGrange	C.R. Management	4/1/2015	8/31/2027	1,174
Thomasville N&R	C.R. Management	7/1/2014	8/31/2027	371
Jeffersonville	Peach Health	6/18/2016	8/31/2027	771
Oceanside	Peach Health	7/13/2016	8/31/2027	525
Savannah Beach	Peach Health	7/13/2016	8/31/2027	287
Powder Springs (3)	Empire	1/1/2021	8/1/2027	—
Tara (3)	Regional Health Properties			—
Subtotal Leased Facilities (9)				$4,615
Total (21) (4)				$12,384

(1)

Represents the number of facilities which are leased or subleased to separate tenants, which tenants are affiliates of the entity named in the table above. See “Portfolio of Healthcare Investments” in Part I, Item 1, “Business” in this Annual Report.

(2)

On February 28, 2019, the lease with an affiliate of Symmetry Healthcare with an expected lease term of May 31, 2030 was mutually terminated and operations transferred to a new operator, an affiliate of Vero Health, on March 1, 2019.

(3)

Indicates facilities that were leased to affiliates of Wellington until 12:01 a.m. on January 1, 2021, see Note – 18 Subsequent Events to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” of this Annual Report for details regarding the change in Operator.

(4)

All facilities are skilled nursing facilities except for Eaglewood ALF and Meadowood, which are assisted living facilities. All facilities, except for the Tara Facility, which has been under our operation since January 1, 2021, have renewal provisions of one term of five years except Mountain Trace, Sumter Valley, Covington Care, Pavilion Care Center, Eaglewood ALF, Eaglewood SNF, Powder Springs and Georgetown, which have two renewal terms with each being five years and H&C of Greenfield, which has three renewal terms with each being five years. Other than the lease for the Powder Springs Facility, the leases also contain standard rent escalations that range from 1.0% to 3.0% annually.

As of January 1, 2021, pursuant to the Wellington Lease Termination the Company as a portfolio stabilization measure commenced operating the Tara Facility and entered into a sublease agreement for the Powder Springs Facility with an affiliate of Empire.

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For a detailed description of each of the Company’s leases, see Note 6- Leases and Note 18- Subsequent Events to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Professional and General Liability

As of the date of filing this Annual Report, the Company is a defendant in one professional and general liability action commenced on behalf of one of our former patients who received care at one of our facilities prior to the Transition. The plaintiff in this action alleges negligence due to failure to provide adequate and competent staff resulting in injuries, pain and suffering, mental anguish and malnutrition and seeks unspecified actual and compensatory damages, and unspecified punitive damages. This action is covered by insurance, except that any punitive damages awarded would be excluded from coverage.

As of the date of filing this Annual Report, the Company is also a defendant in an aggregate of 12 additional professional and general liability actions (including the actions filed during the twelve months ended December 31, 2020. These 12 additional professional and general liability actions which set forth claims relating to time periods after the Transition, on behalf of former patients of our current or prior tenants. These actions generally seek unspecified compensatory and punitive damages for former patients who were allegedly injured or died due to professional negligence or understaffing at the applicable facility operated by our tenants. These actions on behalf of former patients of our current or prior tenants all relate to events which occurred after the Company transitioned the operations of the facilities in question to a third-party operator (and of which four such actions relate to events which occurred after the Company sold such facilities) and are subject to such operators’ indemnification obligations in favor of the Company.

The Company has self-insured against professional and general liability actions since it discontinued its healthcare operations in connection with the Transition. The Company established a self-insurance reserve for these professional and general liability claims, included within “Accrued expenses” in the Company’s audited consolidated balance sheets of $0.2 million and $0.5 million at December 31, 2020, and December 31, 2019, respectively. Additionally at December 31, 2020 and December 31, 2019, approximately $0.1 million and $0.3 million was reserved for settlement amounts in “Accounts payable” in the Company’s audited consolidated balance sheets. Accordingly, the self-insurance reserve accrual primarily reflects the Company’s estimate of settlement amounts for the pending actions, as appropriate and legal costs of settling or litigating the pending actions, as applicable. These amounts are expected to be paid over time as the legal proceedings progress. The duration of such legal proceedings could be greater than one year subsequent to the year ended December 31, 2020; however management cannot reliably estimate the exact timing of payments.

See Note 14 – Commitments and Contingencies to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Disclosure pursuant to Item 7A. of Form 10-K is not required to be reported by smaller reporting companies.

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Item 8.    Financial Statements and Supplementary Data

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	A1-56
CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets as of December 31, 2020 and 2019	A1-58
Consolidated Statements of Operations for the Years Ended December 31, 2020 and 2019	A1-59
Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2020 and 2019	A1-60
Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	A1-61
Notes to Consolidated Financial Statements	A1-63

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Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Regional Health Properties, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Regional Health Properties, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, the novel strain of coronavirus and the disease it causes (“COVID-19”) has had and continues to have an adverse effect on the Company’s operations. As a result of COVID-19, the Company’s properties have been operating subject to state and local regulatory restrictions. The Company has and will continue to take certain actions to mitigate the impact of COVID-19 at its properties.  Our opinion is not modified with respect to this matter.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Doubtful Accounts

Description of Matter

As disclosed in the Note 1 to the consolidated financial statements, the Company’s accounts receivable balance totaled $2.1 million, net of the allowance of doubtful accounts for $1.4 million, as of December 31, 2020. The Company evaluates the collectability of accounts receivable and determines the appropriate allowance for doubtful accounts based on a combination of factors including, among others, historical write-off experience and tenant financial stability. Auditing management’s estimates of allowance for doubtful accounts involved subjectivity because the estimates rely on industry and economic factors.

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How We Addressed the Matter in Our Audit

Our audit procedures included the following:

•	We obtained an understanding of management’s allowance for doubtful accounts review process and the internal controls in place.
•	We tested the Company’s write-off percentages and the data used by the Company in its assessment.
•	We evaluated events subsequent to the balance sheet date to assess the reasonableness of management’s estimate.

We have served as the Company’s auditor since 2018.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

March 29, 2021

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REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in 000’s)

	December 31,
	2020	2019
ASSETS
Property and equipment, net	$52,533	$54,672
Cash	4,186	4,383
Restricted cash	3,306	3,655
Accounts receivable, net of allowance of $1,381 and $615	2,100	963
Prepaid expenses and other	328	249
Notes receivable	444	840
Intangible assets—bed licenses	2,471	2,471
Intangible assets—lease rights, net	158	462
Right-of-use operating lease assets	33,740	37,287
Goodwill	1,585	1,585
Lease deposits and other deposits	514	517
Straight-line rent receivable	6,660	6,674
Total assets	$108,025	$113,758
LIABILITIES AND EQUITY (DEFICIT)
Senior debt, net	$47,275	$48,415
Bonds, net	6,342	6,409
Other debt, net	822	539
Accounts payable	3,008	3,699
Accrued expenses	2,225	2,613
Operating lease obligation	35,884	39,262
Other liabilities	1,365	1,078
Total liabilities	96,921	102,015
Commitments and contingencies (Note 14)
Stockholders' equity:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 1,688 shares issued and outstanding at December 31, 2020 and 2019	62,041	61,992
Preferred stock, no par value; 5,000 shares authorized; 2,812 shares issued and outstanding, redemption amount $70,288 at December 31, 2020 and 2019	62,423	62,423
Accumulated deficit	(113,360)	(112,672)
Total stockholders' equity	11,104	11,743
Total liabilities and stockholders' equity	$108,025	$113,758

See accompanying notes to consolidated financial statements

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REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in 000’s, except per share data)

	Year Ended December 31,
	2020	2019
Revenues:
Rental revenues	$16,325	$19,043
Management fees	1,001	995
Other revenues	253	96
Total revenues	17,579	20,134
Expenses:
Facility rent expense	6,558	6,645
Cost of management fees	675	661
Depreciation and amortization	2,894	3,438
General and administrative expenses	3,373	3,192
Provision (recovery) for doubtful accounts	925	(281)
Other operating expenses	860	1,017
Total expenses	15,285	14,672
Income from operations	2,294	5,462
Other expense (income):
Interest expense, net	2,777	5,265
Loss on extinguishment of debt	—	2,458
Gain on disposal of assets	—	(7,141)
Other expense	121	6
Total other expense (income), net	2,898	588
(Loss) income from continuing operations before income taxes	(604)	4,874
(Loss) income from continuing operations	(604)	4,874
(Loss) income from discontinued operations, net of tax	(84)	626
Net (loss) income	(688)	5,500
Net (Loss) income attributable to Regional Health Properties, Inc.	(688)	5,500
Preferred stock dividends - undeclared	(8,997)	(8,997)
Net loss attributable to Regional Health Properties, Inc. common stockholders	$(9,685)	$(3,497)
Net loss (income) per share of common stock attributable to Regional Health Properties, Inc.
Basic and diluted:
Continuing Operations, after current period undeclared dividend	$(5.69)	$(2.44)
Discontinued Operations	(0.05)	0.37
	$(5.74)	$(2.07)
Weighted average shares of common stock outstanding:
Basic and diluted	1,688	1,688

See accompanying notes to consolidated financial statements

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REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in 000’s)

	Shares of Common Stock (a)	Shares of Preferred Stock	Common Stock and Additional Paid-in Capital	Preferred Stock	Accumulated Deficit	Total
Balance, December 31, 2018	1,688	2,812	$61,900	$62,423	$(118,172)	$6,151
Stock-based compensation	—	—	92	—	—	92
Net Income	—	—	—	—	5,500	5,500
Balance, December 31, 2019	1,688	2,812	$61,992	$62,423	$(112,672)	$11,743
Stock-based compensation	—	—	49	—	—	49
Net loss	—	—	—	—	(688)	(688)
Balance, December 31, 2020	1,688	2,812	$62,041	$62,423	$(113,360)	$11,104

(a)	Reflects our one-for-twelve reverse stock split that became effective on December 31, 2018. Refer to Note 1 - Summary of Significant Accounting Policies for further information.

See accompanying notes to consolidated financial statements

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REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in 000’s)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net (Loss) income	$(688)	$5,500
Loss (income) from discontinued operations, net of tax	84	(626)
(Loss) income from continuing operations	(604)	4,874
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	2,894	3,438
Stock-based compensation expense	49	92
Rent expense in excess of cash paid	168	308
Rent revenue in excess of cash received	(979)	(1,424)
Amortization of deferred financing costs, debt discounts and premiums	128	198
Loss on debt extinguishment	—	2,458
Gain on disposal of assets	—	(7,141)
Bad debt expense (recovery)	925	(281)
Changes in operating assets and liabilities:
Accounts receivable	(1,084)	465
Prepaid expenses and other assets	660	400
Accounts payable and accrued expenses	13	(339)
Other liabilities	281	—
Net cash provided by operating activities—continuing operations	2,451	3,048
Net cash used in operating activities—discontinued operations	(1,156)	(652)
Net cash provided by operating activities	1,295	2,396
Cash flow from investing activities:
Proceeds from disposal of lease assets, net	—	1,192
Proceeds from the sale of property and equipment, net	—	2,687
Purchase of property and equipment	(450)	(58)
Net cash (used in) provided by investing activities—continuing operations	(450)	3,821
Net cash (used in) provided by investing activities	(450)	3,821
Cash flows from financing activities:
Proceeds from debt issuance	229	—
Repayment on notes payable	(1,504)	(3,036)
Repayment on bonds payable	(116)	(344)
Debt extinguishment, forbearance and issuance costs, net of refunds	—	(1,251)
Net cash used in financing activities—continuing operations	(1,391)	(4,631)
Net cash used in financing activities—discontinued operations	—	(34)
Net cash used in financing activities	(1,391)	(4,665)
Net change in cash and restricted cash	(546)	1,552
Cash and restricted cash at beginning of period	8,038	6,486
Cash and restricted cash at end of period	$7,492	$8,038

See accompanying notes to consolidated financial statements

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REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

(Amounts in 000’s)

	Year Ended December 31,
	2020	2019
Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$2,447	$4,809
Supplemental disclosure of non-cash Activities:
Non-cash payments of short-term debt	$—	$(24,637)
Non-cash debt extinguishment, issuance costs and prepayment penalties	—	(1,036)
Non-cash surrender of security deposit	—	(140)
Net payments through escrow	—	(25,813)
Non-cash proceeds from sale of property and equipment	—	25,813
Net proceeds through escrow	$—	$—

Non-cash settlement of Peach Line (notes receivable)	$350	$—
Capture of security deposit and other payables	$202	$—
Non-cash proceeds from vendor-financed insurance	$339	$250
Non-cash proceeds from finance lease to purchase fixed assets	$—	$26

See accompanying notes to consolidated financial statements

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Regional Health Properties, Inc., a Georgia corporation (“Regional Health” or “Regional” and, together with its subsidiaries, the “Company” or “we”), is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior living. The Company’s business primarily consists of leasing and subleasing healthcare facilities to third-party tenants, which in turn operate the facilities. The operators of the Company’s facilities provide a range of healthcare services to their patients and residents, including skilled nursing and assisted living services, social services, various therapy services, and other rehabilitative and healthcare services for both long-term and short-stay patients and residents.

As of December 31, 2020, the Company owned, leased, or managed for third parties 24 facilities, primarily in the Southeast United States. Of the 24 facilities, the Company: (i) leased 10 skilled nursing facilities (which the Company owns), and subleased nine skilled nursing facilities (which the Company leases), to third-party tenants; (ii) leased two assisted living facilities (which the Company owns) to third-party tenants; and (iii) managed, on behalf of third-party owners, two skilled nursing facilities and one independent living facility. See Note 6 – Leases for a more detailed description of the Company’s leases.

The Company leases its currently-owned healthcare properties, and subleases its currently-leased healthcare properties, on a triple-net basis, meaning that the lessee (i.e., the third-party operator of the property) is obligated under the lease or sublease, as applicable, for all costs of operating the property, including insurance, taxes and facility maintenance, as well as the lease or sublease payments, as applicable. These leases are generally long-term in nature with renewal options and annual rent escalation clauses.

Regional Health is successor to, and a former wholly owned subsidiary of, AdCare Health Systems, Inc. (“AdCare”). On September 29, 2017, AdCare merged (the “Merger”) with and into Regional Health, which was formed as a subsidiary of AdCare for the purpose of the Merger, with Regional Health continuing as the surviving corporation in the Merger.

Historically, AdCare’s business focused on owning and operating skilled nursing and assisted living facilities. The Company also managed facilities on behalf of unaffiliated owners pursuant to management contracts. In July 2014, AdCare’s board of directors (the “AdCare Board”) approved a strategic plan to transition (the “Transition”) the Company to a healthcare property holding and leasing company through a series of leasing and subleasing transactions. As of December 31, 2015, AdCare and its subsidiaries completed the Transition through: (i) leasing to third-party operators all the healthcare properties which they owned and previously operated; (ii) subleasing to third-party operators all the healthcare properties which they leased (but did not own) and previously operated; and (iii) continuing the one remaining management agreement to manage two skilled nursing facilities and one independent living facility for a third-party. As a result of the Transition, the Company acquired certain characteristics of a REIT and became focused on the ownership, acquisition and leasing of healthcare related properties.

When used in the notes to the consolidated financial statements, unless otherwise specifically stated or the context otherwise requires, the terms:

•	“Board” or “Board of Directors” refers to the AdCare Board with respect to the period prior to the Merger and to the RHE Board with respect to the period after the Merger;
•	“common stock” refers to the AdCare common stock with respect to the period prior to the Merger and to the RHE common stock with respect to the period after the Merger;
•

“Series A Preferred Stock” refers to AdCare’s 10.875% % Series A Cumulative Redeemable Preferred Stock with respect to the period prior to the Merger and to the Regional Health’s 10.875% Series A Cumulative Redeemable Preferred Stock with respect to the period after the Merger; and

•	“Charter” refers to the AdCare Charter with respect to the period prior to the Merger and to the RHE Charter with respect to the period after the Merger.

Overview

As of December 31, 2020, the Company owns, leases, or manages 24 facilities primarily in the Southeastern United States of America. Of the 24 facilities, the Company: (i) leased 10 owned and subleased nine leased skilled nursing facilities to third-party tenants; (ii) leased two owned assisted living facilities to third-party tenants; and (iii) managed on behalf of third-party owners two skilled nursing facilities and one independent living facility. See Note 6 - Leases for a full description of the Company’s leases).  As of January 1, 2021, the Company as a portfolio stabilization measure commenced operating one previously subleased facility, see Note 18 – Subsequent Events.

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The Company leases its currently-owned healthcare properties, and subleases its currently-leased healthcare properties, on a triple-net basis, meaning that the lessee (i.e., the third-party operator of the property) is obligated under the lease or sublease, as applicable, for all costs of operating the property, including insurance, taxes and facility maintenance, as well as the lease or sublease payments, as applicable. These leases are generally long-term in nature with renewal options and annual rent escalation clauses.

Risks and Uncertainties

On March 11, 2020, the World Health Organization declared the outbreak of the respiratory illness caused by a novel strain of coronavirus, SARS-CoV-2, also known as COVID-19, a global pandemic. The COVID-19 pandemic has led governments and other authorities in the United States to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. The COVID-19 pandemic and the measures to protect its spread have adversely affected our business during the year ended December 31, 2020, and we expect it will continue to adversely affect our business in the quarter ending March 31, 2021 and beyond, for a variety of reasons, including those discussed below and elsewhere in this Annual Report.

As of December 31, 2020, the Company is aware that each of our facilities has reported one or more positive cases of COVID-19 among the residents and/or operator employee populations. Many of our operators have reported incurring significant cost increases as a result of the COVID-19 pandemic, with dramatic increases for facilities with positive cases. We believe these increases primarily stem from elevated labor costs, including increased use of overtime and bonus pay, as well as a significant increase in both the cost and usage of personal protective equipment, testing equipment, processes and supplies. In terms of occupancy levels, many of our operators have reported experiencing declines, in part due to the elimination or suspension of elective hospital procedures, fewer discharges from hospitals to skilled nursing facilities (“SNFs”), and higher hospital readmittances from SNFs.

The COVID-19 pandemic may also lead to temporary closures of nursing facilities, operated by our tenants, which also may affect our tenants’ ability to make their rental payments to us pursuant to their respective lease agreements. In addition, our tenants’ operations could be further disrupted if any of their employees, or the employees of their vendors, have, or are suspected of having, COVID-19. This could cause, and in some cases has already caused, our tenants or their vendors to experience staffing shortages, and this could potentially require our tenants and their vendors to close parts of or entire facilities, distribution centers, or other buildings to disinfect any affected areas.

We could also be adversely affected if government authorities impose upon our tenants, or their vendors, certain restrictions due to the COVID-19 pandemic. These restrictions may be in the form of mandatory closures, requested voluntary closures, bans on new admissions, restricted operations, or restrictions on the importation of necessary equipment or supplies which may adversely affect our tenants’ operations and their ability to make rental payments to us moving forward. In addition, family members may elect to keep nursing facility residents at home during the COVID-19 pandemic, thus reducing our tenants’ revenue. Currently, a number of our tenants have stopped admitting new patients due to rising COVID-19 infections resulting in decreased revenues.

As a result of the COVID-19 pandemic, our tenants may face lawsuits for alleged negligence associated with their responses to the emergency. The costs associated with defending, settling, or paying damages from such claims could negatively impact our tenants’ operating budgets and affect their ability to meet their obligations under our leases. Further, we may be subject to increased lawsuits arising out of our alleged actions or the alleged actions of our tenants for which they have agreed to indemnify, defend and hold us harmless. An unfavorable resolution of any such pending or future litigation could materially adversely affect us. The Company is not aware of any such lawsuits against our tenants.

If our tenants are unable to make rental payments to us pursuant to their lease obligations, whether due to the tenants’ decrease in revenues or otherwise, then, in some cases, we may be forced to either attempt to replace tenants or restructure tenants’ long-term rent obligations and may not be able to do so on terms that are as favorable to us as those currently in place.

While the Company has received approximately 82% of its expected monthly rental receipts from tenants for the twelve months ended December 31, 2020, there are a number of uncertainties the Company faces as it considers the potential impact of COVID-19 on its business, including the length of census disruption, elevated COVID-19 operating costs related to personal protection equipment, cleaning supplies, virus testing and increased overtime due to staff illness and the extent to which federal and state funding support will offset these incremental costs for our tenants. To the extent government support is not sufficient or timely to offset these impacts, or to the extent these trends continue or accelerate and are not offset by additional government relief that is sufficient or timely, the operating results of our operators are likely to be adversely affected, some may be unwilling or unable to pay their contractual obligations to us in full or on a timely basis, as has occurred with one of our operators.

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We also do not know the number of facilities that will ultimately experience widespread, high-cost outbreaks of COVID-19, and while we have requested reporting case numbers from our operators and the U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services (“CMS”) has required additional reporting by operators, we may not receive accurate information on the number of cases, which could result in a delay in reporting. We expect to see continued increased clinical protocols for infection control within facilities and increased monitoring of employees, guests and other individuals entering facilities; however, we do not yet know if future reimbursement rates will be sufficient to cover the increased costs of enhanced infection control and monitoring. The extent of the COVID-19 pandemic’s effect on our and our operators’ operational and financial performance will depend on future developments, including the ultimate duration, spread and intensity of the outbreak, which may depend on factors such as the development and implementation of an effective vaccine and treatments for COVID-19, government funds and other support for the senior care sector and the efficacy of other policies and measures that may mitigate the impact of the pandemic, all of which are uncertain and difficult to predict. Due to these uncertainties, we are unable at this time to estimate the effect of these factors on our business, but the adverse impact on our business, results of operations, financial condition and cash flows could be material.

Basis of Presentation

The accompanying consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported results of operations during the reporting period. Significant estimates include the self-insurance reserve for professional and general liability, allowance for doubtful accounts, contractual allowances for Medicaid, Medicare, and managed care reimbursements, deferred tax valuation allowance, fair value of employee and nonemployee share-based awards, fair value estimation methods used to determine the assigned fair value of assets and liabilities acquired in acquisitions, valuation of goodwill and other long-lived assets, and cash flow projections. Actual results could differ materially from those estimates.

Principles of Consolidation

The consolidated financial statements include the Company’s majority owned and controlled subsidiaries. All intercompany transactions and balances have been eliminated through consolidation.

Arrangements with other business enterprises are evaluated, and those in which Regional is determined to have controlling financial interest are consolidated. Guidance is provided by FASB ASC Topic 810-10, “Consolidation—Overall”, which includes consolidation of business enterprises to which the usual condition of consolidation (ownership of a majority voting interest) does not apply. This guidance includes controlling financial interests that may be achieved through arrangements that do not involve voting interests. In absences of clear control through voting interests, a company’s exposure (variable interest) to the economic risks and potential rewards from the variable interest entity’s (“VIE”) assets and activities are the best evidence of control. If an enterprise holds the power to direct and right to receive benefits of an entity, it would be considered the primary beneficiary. The primary beneficiary is required to consolidate the assets, liabilities and results of operations of the VIE in its financial statements.

The Company has evaluated and concluded that as of December 31, 2020 and December 31, 2019, the Company has no relationship with a VIE in which it is the primary beneficiary required to consolidate the entity.

Reverse Stock Split

On December 27, 2018, the Board of Directors authorized a reverse stock split of the issued and outstanding shares of the common stock, at a ratio of one-for-twelve shares (the “Reverse Stock Split”). Shareholder approval for the Reverse Stock Split was obtained at the Company’s annual meeting of shareholders on December 27, 2018 and the Reverse Stock Split became effective on December 31, 2018. At the effective date, every 12 shares of the common stock that were issued and outstanding were automatically combined into one issued and outstanding share of the common stock. Shareholders did not receive fractional shares in connection with the Reverse Stock Split and instead, received an additional whole share of the common stock in lieu thereof. The authorized number of shares, and the par value per share, of the common stock was not affected by the Reverse Stock Split. The Reverse Stock Split also correspondingly affected all outstanding Regional equity awards. The Reverse Stock Split was implemented for the purpose of complying with the NYSE American LLC (the “NYSE American”) continued listing standards regarding low selling price.

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All authorized, issued and outstanding stock and per share amounts contained in the accompanying consolidated financial statements have been adjusted to reflect the Reverse Stock Split for all periods presented.

Cash, Restricted Cash and Investments

The Company considers all unrestricted short-term investments with original maturities less than three months, which are readily convertible into cash, to be cash equivalents. Certain cash and investment amounts are restricted for specific purposes such as (i) mortgage escrow requirements; (ii) reserves for capital expenditures on United States Housing and Urban Development (“HUD”) insured facilities; and (iii) collateral for other debt obligations.

Revenue Recognition and Allowances

Triple-Net Leased Properties. The Company’s triple-net leases provide for periodic and determinable increases in rent. The Company recognizes rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is probable. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in straight-line rent receivable on our consolidated balance sheets. In the event the Company cannot reasonably estimate the future collection of rent from one or more tenant(s) of the Company’s facilities, rental income for the affected facilities is recognized only upon cash collection, and any accumulated straight-line rent receivable is expensed in the period in which the Company deems rent collection to no longer be probable. Accordingly, rental revenues were recorded on a cash basis for two facilities in Georgia for the fourth quarter of 2020, one facility in North Carolina (until operator transition on March 1, 2019), four facilities held for sale since April 15, 2019 (until the sale of such facilities), which such sale of three facilities occurred on August 1, 2019 and August 28, 2019 with respect to the other one facility. For additional information with respect to such facilities, see Note 6 – Leases and Note 9 – Acquisitions and Dispositions.

Management Fee Revenues and Other Revenues. On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers, as codified in ASC 606, which requires a company to recognize revenue when the company transfers control of promised goods and services to a customer. Revenue is recognized in an amount that reflects the consideration to which a company expects to receive in exchange for such goods and services. The new revenue standard does not apply to rental revenues, which are the Company’s primary source of revenue. The Company recognizes management fee revenues as services are provided. The Company has one contract to manage three facilities (the “Management Contract”), with payment for each month of service generally received in full on a monthly basis. As of December 31, 2020, the balance outstanding on the Management Contract was approximately $0.1 million. The maximum penalty for service contract nonperformance under the Management Contract is $50,000 per year, payable after the end of the year. Further, the Company recognizes interest income from loans and investments, using the effective interest method when collectability is probable. The Company applies the effective interest method on a loan-by-loan basis.

Allowances. The Company assesses the collectability of its rent receivables, including straight-line rent receivables and working capital loans to tenants. The Company bases its assessment of the collectability of rent receivables and working capital loans to tenants on several factors, including payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, and current economic conditions. If the Company’s evaluation of these factors indicates it is probable that the Company will be unable to receive the rent payments or payments on a working capital loan, then the Company provides a reserve against the recognized straight-line rent receivable asset or working capital loan for the portion that we estimate may not be recovered. Payments received on impaired loans are applied against the allowance. If the Company changes its assumptions or estimates regarding the collectability of future rent payments required by a lease or required from a working capital loan to a tenant, then the Company may adjust its reserve to increase or reduce the rental revenue or interest revenue from working capital loans to tenants recognized in the period the Company makes such change in its assumptions or estimates. See Note 6 – Leases.

As of December 31, 2020 and December 31, 2019, the Company reserved for approximately $1.4 million and $0.6 million, respectively, of uncollected receivables. Accounts receivable, net totaled $2.1 million at December 31, 2020 compared with $1.0 million at December 31, 2019.

Concentrations of Credit Risk

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash, restricted cash, accounts receivable and straight-line rent receivables. Cash and restricted cash are held with various financial institutions. From time to time, these balances exceed the federally insured limits. These balances are maintained with high quality financial institutions which management believes limits the risk.

Accounts receivable are recorded at net realizable value. The Company performs ongoing evaluations of its tenants and significant third-party payors with which it contracts, and generally does not require collateral. The Company maintains an allowance for doubtful accounts which management believes is sufficient to cover potential losses. Delinquent accounts receivable are charged against the allowance for doubtful accounts once collection has been determined to be unlikely.

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Accounts receivable are considered past due and placed on delinquent status based upon contractual terms as well as how frequently payments are received, on an individual account basis.

Property and Equipment

Property and equipment are stated at cost. Expenditures for major improvements are capitalized. Depreciation commences when the assets are placed in service. Maintenance and repairs which do not improve or extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recorded. Depreciation is recorded on a straight-line basis over the estimated useful lives of the respective assets. Property and equipment also includes bed license intangibles for states other than Ohio (where the building and bed license are deemed complimentary assets) and are amortized over the life of the building. The Company reviews property and equipment for potential impairment whenever events or changes in circumstances indicate that the carrying amounts of assets may not be recoverable.

Leases and Leasehold Improvements

The Company leases certain facilities and equipment in the normal course of business. At the inception of each lease, the Company performs an evaluation to determine whether the lease should be classified as an operating lease or capital lease. As of December 31, 2020, all of the Company’s leased facilities are accounted for as operating leases. For operating leases that contain scheduled rent increases, the Company records rent expense on a straight-line basis over the term of the lease. Leasehold improvements are amortized over the shorter of the useful life of the asset or the lease term.

On January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) ASU 2016-02, Leases, as codified in ASC 842, using the non-comparative transition option pursuant to ASU 2018-11. The Company recognized both right of use assets and lease liabilities for leases in which we lease land, real property or other equipment, electing the practical expedient to maintain the prior operating lease classification. Effective January 1, 2019, the Company assesses any new contracts or modification of contracts in accordance with ASC 842 to determine the existence of a lease and its classification. We are reporting revenues and expenses for real estate taxes and insurance where the lessee has not made those payments directly to a third party in accordance with their respective leases with us.

The following table summarizes real estate tax recognized on our consolidated statements of operations for the twelve months ended December 31, 2020 and 2019:

	Year Ended December 31,
(Amounts in 000’s)	2020	2019
Rental revenues	$549	$480
Other operating expenses	549	480

Additionally, we now expense certain leasing costs, other than leasing commissions, as they are incurred. Current GAAP provides for the deferral and amortization of such costs over the applicable lease term. Adoption of ASU 2016-02 has not had a material effect on the Company’s consolidated financial statements, other than the initial balance sheet impact of recognizing the right-of-use assets and the right-of-use lease liabilities. Upon adoption, we recognized operating lease assets of $39.8 million on our consolidated balance sheet for the period ended March 31, 2019, which represents the present value of minimum lease payments associated with such leases. Also upon adoption, we recognized operating lease liabilities of $41.5 million on our consolidated balance sheet for the period ended March 31, 2019. The present value of minimum lease payments was calculated on each lease using a discount rate that approximated our incremental borrowing rate and the current lease term and upon adoption we utilized a discount rate of 7.98% for the Company’s leases. See Note 6– Leases for the Company’s operating leases.

Other Liabilities

As of December 31, 2020 and December 31, 2019, the Company had $1.4 million and $1.1 million, respectively, in Other liabilities; the $0.3 million increase compared to the prior period relates to restricted sublease improvements with lease security deposits comprising the remainder of the balances in both periods.

Intangible Assets and Goodwill

Intangible assets consist of finite lived and indefinite lived intangibles. The Company’s finite lived intangibles include lease rights and certain certificate of need (“CON”) and bed licenses that are not separable from the associated buildings. Finite lived intangibles are amortized over their estimated useful lives. For the Company’s lease related intangibles, the estimated remaining useful life is based on the terms of the underlying facility leases averaging approximately seven years. For the Company’s CON/bed licenses that are not separable from the buildings, the estimated useful life is based on the building life

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when acquired with a remaining average estimated useful life of approximately 25 years. The Company evaluates the recoverability of the finite lived intangibles whenever an impairment indicator is present.

The Company’s indefinite lived intangibles consist primarily of values assigned to CON/bed licenses that are separable from the buildings. The Company does not amortize goodwill or indefinite lived intangibles. The Company's goodwill is related to certain property acquisitions, but is evaluated for impairment on the operator level. On an annual basis, the Company evaluates the recoverability of the indefinite lived intangibles and goodwill by performing an impairment test. The Company performs its annual test for impairment during the fourth quarter of each year. For the years ended December 31, 2020 and 2019, the test results indicated no impairment necessary.

Prepaid Expenses and Other

As of December 31, 2020 and December 31, 2019, the Company had $0.3 million and $0.2 million, respectively, in Prepaid expenses and other; approximately $0.1 million relates to increased premiums for directors’ and officers’ insurance, and the remainder for both periods is primarily for NYSE American annual fees and mortgage insurance premiums.

Extinguishment of Debt

The Company recognizes extinguishment of debt when the criteria for a troubled debt restructure are not met and the change in the debt terms is considered substantial. The Company calculates the difference between the reacquisition price of the debt and the net carrying amount of the extinguished debt (including deferred finance fees) and recognizes a gain or loss on the consolidated statement of operations in the period of extinguishment.

Earnings Per Share

Basic earnings per share is computed by dividing net income or loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the respective period. Diluted earnings per share is similar to basic earnings per share except that the net income or loss is adjusted by the impact of the weighted-average number of shares of common stock outstanding including potentially dilutive securities (such as options, warrants and non-vested common stock) when such securities are not anti-dilutive. Potentially dilutive securities from options, warrants and unvested restricted shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all options and warrants with exercise prices exceeding the average market value are used to repurchase common stock at market value. The incremental shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the securities.

Securities outstanding that were excluded from the computation, because they would have been anti-dilutive were as follows:

	December 31,
(Amounts in 000’s)	2020	2019
Stock options	13	15
Common stock warrants - employee	49	49
Common stock warrants - nonemployee	9	9
Total shares	71	73

The weighted average contractual terms in years for these securities, with no intrinsic value, are 3.5 years for the stock options and 3.0 years for the warrants.

Other Operating Expenses

Other operating expenses includes real estate tax expenses recognized during the twelve months ended December 31, 2020 and December 31, 2019, where the lessee has not made those payments directly to a third party in accordance with their respective leases with us and professional services expenses incurred in 2019 to value the Company and its assets.

Deferred Financing Costs

The Company records deferred financing costs associated with debt obligations as direct reduction from the carrying amount of the debt liability. Costs are amortized over the term of the related debt using the straight-line method and are reflected as interest expense. The straight-line method yields results substantially similar to those that would be produced under the effective interest rate method.

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Income Taxes and Uncertain Tax Positions

Deferred tax assets or liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that included the enactment date.  Deferred tax assets are also recognized for the future tax benefits from net operating loss and other carry forwards. Valuation allowances are recorded for deferred tax assets when the recoverability of such assets is not deemed more likely than not.

On December 22, 2017, tax legislation commonly known as The Tax Cuts and Jobs Act (the “Tax Reform Act”) was enacted.  Among other changes the Tax Reform Act reduced the US federal corporate tax rate from 35% to 21% beginning in 2018.

As a result of the Tax Reform Act, net operating loss (“NOL”) carry forwards generated in tax years 2018 and forward have an indefinite life.  For this reason, the Company has taken the position that the deferred tax liability related to the indefinite lived intangibles can be used to support an equal amount of the deferred tax asset related to the 2018 NOL carry forward generated.

Judgment is required in evaluating uncertain tax positions. The Company determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more-likely-than-not recognition threshold it is measured to determine the amount of benefit to recognize in the financial statements.  The Company classifies unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as liabilities in the consolidated balance sheets. As of December 31, 2020 the Company has a full valuation allowance on all deferred tax balances.

On January 1, 2020, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The guidance removes certain exceptions for recognizing deferred taxes for equity method investments, performing intra period allocation, and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for goodwill and allocating taxes to members of a consolidated group, among others. The Company’s adoption of this new guidance had no impact on its Consolidated Financial Statements.

The Company is subject to income taxes in the U.S. and numerous state and local jurisdictions. In general, the Company’s tax returns filed for the 2017 through 2020 tax years are still subject to potential examination by taxing authorities. To the Company’s knowledge, the Company is not currently under examination by any major income tax jurisdiction.

Stock Based Compensation

The Company follows the provisions of ASC Topic 718 “Compensation - Stock Compensation”, which requires the use of the fair-value based method to determine compensation for all arrangements under which employees, non-employees, and others receive shares of stock or equity instruments (options, warrants or restricted shares).  All awards are amortized on a straight-line basis over their vesting terms.

Fair Value Measurements and Financial Instruments

Accounting guidance establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The categorization of a measurement within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

Level 1—     Quoted market prices in active markets for identical assets or liabilities

Level 2—     Other observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3—     Significant unobservable inputs

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The respective carrying value of certain financial instruments of the Company approximates their fair value. These instruments include cash, restricted cash and investments, accounts receivable, notes receivable, and accounts payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values, they are receivable or payable on demand, or the interest rates earned and/or paid approximate current market rates.

Self-Insurance

Prior to the Transition, the Company was self-insured for employee medical claims (in all states except for Oklahoma, where the Company participated in the Oklahoma state subsidy program) and had a large deductible workers’ compensation plan (in all states except for Ohio, where workers’ compensation is covered under a premium-only policy provided by the Ohio Bureau of Workers’ Compensation).

In 2015, the insurance programs described above changed in order to address the different needs of the Company as a result of the Transition. The Company’s workers compensation plan transitioned from a high deductible to a guaranteed cost program in February 2015. As of December 31, 2020, there are no outstanding claims or unsettled claims for the legacy self-insured employee medical plan and the large deductible workers’ compensation plan.

Professional liability insurance was provided to facilities operations up until the date of the Transition. Claims which were associated with operations of the Company prior to the Transition but not reported as of the transition date were self-insured.

The Company has self-insured against professional and general liability claims since it discontinued its healthcare operations in connection with the Transition. The Company evaluates quarterly the adequacy of its self-insurance reserve based on a number of factors, including: (i) the number of actions pending and the relief sought; (ii) analyses provided by defense counsel, medical experts or other information which comes to light during discovery; (iii) the legal fees and other expenses anticipated to be incurred in defending the actions; (iv) the status and likely success of any mediation or settlement discussions, including estimated settlement amounts and legal fees and other expenses anticipated to be incurred in such settlement, as applicable; and (v) the venues in which the actions have been filed or will be adjudicated. The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment unless settlement is more advantageous to the Company. Accordingly, the self-insurance reserve reflects the Company’s estimate of settlement amounts for the pending actions, if applicable, and legal costs of settling or litigating the pending actions, as applicable. Because the self-insurance reserve is based on estimates, the amount of the self-insurance reserve may not be sufficient to cover the settlement amounts actually incurred in settling the pending actions, or the legal costs actually incurred in settling or litigating the pending actions. See Note 7 – Accrued Expenses and Note 14 - Commitments and Contingencies.

In addition, the Company maintains certain other insurance programs, including commercial general liability, property, casualty, directors’ and officers’ liability, crime and employment practices liability.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. In November 2018, the FASB issued ASU 2018-19 Codification Improvements to Topic 326, Financial Instruments—Credit Losses. The amendment clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. ASU 2019-10 Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, extended the effective date of ASU 2016-13, which is now effective for annual and interim periods beginning after December 15, 2022 for smaller reporting companies and early adoption is permitted for annual and interim periods beginning after December 15, 2018. The Company is currently evaluating the impact of adopting ASU 2016-13 on its consolidated financial statements.

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NOTE 2. LIQUIDITY

Overview

The Company intends to pursue measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity, including: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.

Management anticipates access to several sources of liquidity, including cash on hand, cash flows from operations, and debt refinancing during the twelve months from the date of this filing. At December 31, 2020, the Company had $4.2 million in unrestricted cash. During the twelve months ended December 31, 2020, the Company generated positive cash flow from continuing operations of $2.5 million and anticipates continued positive cash flow from operations in the future, subject to the continued uncertainty of the COVID-19 pandemic and its impact on the Company’s business, financial condition and results of operations. As of December 31, 2020, one operator (Wellington) accounted for approximately $1.3 million of rent arrears recorded in “Accounts receivable, net of allowance” on our consolidated balance sheets. The Company has recorded an allowance of $1.4 million against a receivable of $2.7 million because the Company has determined that a full allowance is not presently warranted as the Company has terminated the lease effective December 31, 2020 and received ownership of certain of the prior operator’s receivables and is receiving on-going collection of the receivables, see Note 18– Subsequent Events.

The Company is current with all of its debt and other financial obligations. The Company has benefited from various, stimulus measures made available to it through the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted by Congress in response to the COVID-19 pandemic which allowed for, among other things: (i) a deferral of debt service payments on U.S. Department of Agriculture (“USDA”) loans to maturity, (ii) an allowance for debt service payments to be made out of replacement reserve accounts for U.S. Department of Housing and Urban Development (“HUD”) loans and (iii) debt service payments to be made by the U.S. Small Business Administration (the “SBA”) on all SBA loans. For further information see Note 8 – Notes Payable and Other Debt. .

Series A Preferred Dividend Suspension

On June 8, 2018, the Board suspended quarterly dividend payments indefinitely with respect to the Series A Preferred Stock. As of December 31, 2020, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has $27.9 million of undeclared preferred stock dividends in arrears. The dividend suspension has provided the Company with additional funds to meet its ongoing liquidity needs. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividends periods, the annual dividend rate on the Series A Preferred Stock for the fifth and future missed dividend periods has increased to 12.875%, which is equivalent to $3.20 per share each year, commencing on the first day after the missed fourth quarterly payment (October 1, 2018) and continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash.

Debt

As of December 31, 2020, the Company had $54.4 million in indebtedness, net of $1.4 million deferred financing and unamortized discounts. The Company anticipates net principal repayments of approximately $2.3 million during the next twelve-month period, which include $1.4 million of routine debt service amortization, approximately $0.8 million payments on other non-routine debt and a $0.1 million payment of bond debt.

Debt Covenant Compliance

At December 31, 2020, the Company was in compliance with the various financial and administrative covenants related to all of the Company’s credit facilities.

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Changes in Operational Liquidity

The Company entered into an Agreement Regarding Leases, dated December 1, 2020, to terminate the subleases for tenants affiliated with one operator, Wellington Healthcare Services II, L.P. (“Wellington”) for two of its previously subleased facilities located in Georgia (the “Wellington Lease Termination”), due to non-payment of approximately $2.7 million in rent.

Under the Wellington Lease Termination, possession, control and operation of the facilities transitioned from the then-current tenants at 12:01 a.m. on January 1, 2021 to the Company. Effective January 1, 2021, the Company leased one facility (the “Powder Springs Facility”) located in Powder Springs, Georgia, to a new tenant and operator, pursuant to a sublease between the Company and PS Operator LLC (“PS Operator”) an affiliate of Empire Care Centers, LLC (“Empire”), executed December 31, 2020 (the “PS Sublease”). The Company is operating the other facility (the “Tara Facility”) located in Thunderbolt, Georgia as a portfolio stabilization measure and has entered into a Management Consulting Services Agreement (the “Vero Management Agreement”) with Vero Health Management, LLC (“Vero Health”) under which Vero Health will provide management consulting services for the facility.

For the first six months, the base rent under the PS Sublease will equal the adjusted earnings before interest, depreciation, amortization and rent (“Adjusted EBITDAR) of PS Operator to the extent derived from the subleased facility. For months seven through twenty-four, the base rent will equal 80% of the Adjusted EBITDAR.

For the first three months, if Adjusted EBITDAR (as defined in the PS Sublease) is less than $0, PS Operator will not pay any base rent and the Company would reimburse PS Operator an amount equal to the amount by which each period’s Adjusted EBITDAR is less than $0. Beginning with the fourth month and thereafter, the PS Sublease will be a “triple net” lease with PS Operator responsible for payment of all expenses in addition to rent. Under the Vero Management Agreement, Regional will pay Vero Health a monthly management fee equal to 5% of the Adjusted Gross Revenues (as defined in the Vero Management Agreement) of the other facility and the Company will absorb all net profits or losses from the operation of the facility.

If the monthly average Adjusted EBITDAR of PS Operator is less than $100,000 for any consecutive three-month period after the sixth month of the PS Sublease, then the Company may terminate the PS Sublease subject to the conditions set forth in the PS Sublease.

The prior leases had a contracted cash rent of approximately $3.7 million for the twelve months ended December 31, 2021, which the above variable streams of income are replacing. Based on the prior tenants unaudited financials the Company expects to generate approximately $2.6 million replacement cash flow, however there is no assurance that the operations will generate the cash flow we expect which could have a material adverse effect on us. For additional information with respect to the above changes in our business, see Note 18– Subsequent Events.

During the year ended December 31, 2020 the Company received approximately $0.8 million of non-recurring cash receipts from prior year payment plans, related to rent arrears. The final $0.1 million related to prior year payment plans was received during the three months ended March 31, 2021. For additional information with respect to such payment plans, see Note 6 –Leases.

Evaluation of the Company’s Ability to Continue as a Going Concern

Under the accounting guidance related to the presentation of financial statements, the Company is required to evaluate, on a quarterly basis, whether or not the entity’s current financial condition, including its sources of liquidity at the date that the consolidated financial statements are issued, will enable the entity to meet its obligations as they come due within one year of the date of the issuance of the Company’s consolidated financial statements and to make a determination as to whether or not it is probable, under the application of this accounting guidance, that the entity will be able to continue as a going concern. The Company’s consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

In applying applicable accounting guidance, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows, the Company’s obligations due over the next twelve months as well as the Company’s recurring business operating expenses.

The Company is able to conclude that it is probable that the Company will be able to meet its obligations arising within one year of the date of issuance of these consolidated financial statements within the parameters set forth in the accounting guidance.

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NOTE 3. CASH, RESTRICTED CASH, AND INVESTMENTS

The following presents the Company’s cash and restricted cash:

	December 31,
Amounts in (000's)	2020	2019
Cash	$4,186	$4,383
Restricted cash:
Cash collateral	$124	$124
HUD and other replacement reserves	1,675	2,251
Escrow deposits	1,190	963
Restricted investments for debt obligations	317	317
Total restricted cash	3,306	3,655

Total cash and restricted cash	$7,492	$8,038

Cash collateral—In securing mortgage financing from certain lending institutions, the Company and certain of its wholly-owned subsidiaries are required to deposit cash to be held as collateral in accordance with the terms of such loan agreements.

HUD and other replacement reserves—The regulatory agreements entered into in connection with the financing secured through HUD require monthly escrow deposits for replacement and improvement of the HUD project assets.

Escrow deposits—In connection with financing secured through the Company’s lenders, several wholly-owned subsidiaries of the Company are required to make monthly escrow deposits for taxes and insurance.

Restricted cash for other debt obligations—In compliance with certain financing and insurance agreements, the Company and certain wholly-owned subsidiaries of the Company are required to deposit cash held as collateral by the lender or in escrow with certain designated financial institutions.

NOTE 4. PROPERTY AND EQUIPMENT

The following table sets forth the Company’s property and equipment:

	Estimated Useful	December 31,
(Amounts in 000's)	Lives (Years)	2020	2019
Buildings and improvements	5 - 40	$65,629	$65,533
Equipment and computer related	2 - 10	5,139	5,601
Land (1)	—	2,776	2,779
Construction in process	—	69	58
		73,613	73,971
Less: accumulated depreciation and amortization		(21,080)	(19,299)
Property and equipment, net		$52,533	$54,672

(1)	Includes $0.1 million of land improvements with an average estimated useful remaining life of approximately 8 years.

During the twelve months ended December 31, 2020, and the twelve months ended December 31, 2019, the Company recorded no impairments in property and equipment.

On August 28, 2019, the Company completed the sale of the MED Facilities. See Note 9 – Acquisitions and Dispositions.

The following table summarizes total depreciation and amortization for the twelve months ended December 31, 2020 and 2019:

	December 31,
Amounts in (000's)	2020	2019
Depreciation	$2,175	$2,458
Amortization	719	980
Total depreciation and amortization	$2,894	$3,438

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NOTE 5. INTANGIBLE ASSETS AND GOODWILL

Intangible assets consist of the following:

(Amounts in 000's)	Bed Licenses (1) (included in property and equipment)	Bed Licenses— Separable	Lease Rights	Total
Balances, January 1, 2019
Gross	$22,811	$2,471	$5,015	$30,297
Accumulated amortization	(4,849)	—	(4,109)	(8,958)
Net carrying amount	$17,962	$2,471	$906	$21,339
Acquisitions
Gross	—	—	43	43
Assets Sold
Gross	(8,535)	—	—	(8,535)
Accumulated amortization	2,003	—	—	2,003
Fully amortized asset adjustments
Gross	—	—	(300)	(300)
Accumulated amortization	—	—	300	300
Amortization expense	(493)	—	(487)	(980)
Balances, December 31, 2019
Gross	14,276	2,471	4,758	21,505
Accumulated amortization	(3,339)	—	(4,296)	(7,635)
Net carrying amount	10,937	2,471	462	13,870
Fully amortized asset adjustments
Gross	—	—	(4,552)	(4,552)
Accumulated amortization	—	—	4,552	4,552
Amortization expense	(415)	—	(304)	(719)
Balances, December 31, 2020
Gross	$14,276	$2,471	$206	$16,953
Accumulated amortization	(3,754)	—	(48)	(3,802)
Net carrying amount	$10,522	$2,471	$158	$13,151

(1)	Non-separable bed licenses are included in property and equipment as is the related accumulated amortization expense (see Note 4 – Property and Equipment).

Expected amortization expense for the year ended December 31, for all definite-lived intangibles, for each of the next five years and thereafter is as follows:

Amounts in (000's)	Bed Licenses	Lease Rights
2021	$414	24
2022	414	24
2023	414	23
2024	414	18
2025	414	18
Thereafter	8,452	51
Total	$10,522	$158

The following table summarizes the carrying amount of goodwill for the years ended December 31, 2020 and 2019.

(Amounts in 000’s)	December 31, 2020	December 31, 2019
Goodwill - balances, December 31, prior year	$1,585	$2,105
Assets sold	-	(520)
Net carrying amount	$1,585	$1,585

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NOTE 6. LEASES

Operating Leases

As of December 31, 2020, the Company leased a total of nine skilled nursing facilities from unaffiliated owners under non-cancelable leases, most of which have rent escalation clauses and provisions for payments of real estate taxes, insurance and maintenance costs; each of the skilled nursing facilities that are leased by the Company are subleased to and operated by third-party tenants.  Effective January 1, 2021 the Company began operating one of the previously subleased, leased skilled nursing facilities as a portfolio stabilization measure. The Company also leases certain office space located in Suwanee, Georgia.

As of December 31, 2020, the Company is in compliance with all operating lease financial covenants.

Facilities Leased to the Company

The weighted average remaining lease term for the nine facilities where we are the lessee is approximately 6.8 years.

Foster Prime Lease. Eight of the Company’s skilled nursing facilities (collectively, the “Georgia Foster Facilities”) are leased under a single master indivisible arrangement (as amended), by and between the Company and William M. Foster, with a lease termination date of August 31, 2027 (the “Foster Prime Lease”). Under the Foster Prime Lease, a default related to an individual facility may cause a default of the entire Foster Prime Lease. The Company is responsible for the cost of maintaining the Georgia Foster Facilities. On August 14, 2015, the lessor consented to the Company’s sublease of the Georgia Foster Facilities to a third-party tenant. Commencing on July 1, 2016, annual rent payable for the Foster Prime Lease increases at 2.0% annually for the remainder of the lease term. The Foster Prime Lease represents approximately 92% of our annual minimum lease payments during the year ended December 31, 2020.

Covington Prime Lease. One of the Company’s facilities is leased under an agreement dated August 26, 2002, as subsequently amended (the “Covington Prime Lease”), by and between the Company and Covington Realty, LLC (“Covington”). On August 1, 2015, the Covington Prime Lease was amended, whereby the parties agreed to: (i) provide consent to the sublease of the facility to a third-party operator; (ii) extend the term of the lease to expire on April 30, 2025; and (iii) set the annual base rent, effective May 1, 2015 and continuing throughout the lease term, equal to 102% of the immediately preceding lease year’s base rent. The Covington Prime Lease represents approximately 8% of our annual minimum lease payments during the year ended December 31, 2020.  On January 11, 2019, the Company and Covington entered into a forbearance agreement (the “Covington Forbearance Agreement”), whereby the Company and Covington agreed that: (i) the term of the lease be extended from April 30, 2025 until April 30, 2029 (the “Term”); (ii) the base rent be reduced by approximately $0.8 million until April 30, 2025, the remainder of the prior lease term; and (iii) the Company shall receive relief from approximately $0.5 million of outstanding lease amounts (the “Rent Due”) as of December 31, 2018. Without waiving any default by the Company or Covington’s rights and remedies, and subject to specified terms and conditions for so long as the Company or the Company’s subtenant are not in default under the lease and the proposed sublease, as the case may be, Covington (including its subsidiaries, affiliates, successors and assigns) will forbear from pursuing its rights against the Company for so long as neither the Company nor its subtenant is not in default under the existing lease, as amended on January 11, 2019, or the new sublease, on the final day of the third, fourth and fifth years following the execution of the new sublease. Covington will release and forever quit claim specified portions of the Rent Due as follows: one-third at the end of year three of the new sublease, one-third at the end of year four of the new sublease, and one-third at the end of year five of the new sublease. The forbearance period under the Covington Forbearance Agreement shall terminate as of the expiration of the Term. At Covington’s option in its sole and absolute business discretion, the Covington Forbearance Agreement and the forbearance period thereunder can be terminated upon the occurrence of certain specified events such as, the Company files a petition for bankruptcy or takes advantage of any other debtor relief law, or an involuntary petition for bankruptcy is filed against the Company, or any other judicial action is taken with respect to the Company by any creditor of the Company or the Company breaches or defaults in performance of any covenant or agreement contained in the Covington Forbearance Agreement. Upon termination of the forbearance period under the Covington Forbearance Agreement, for any reason, Covington may take all steps it deems necessary or desirable to enforce its lease rights as permitted by law or equity.

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Bonterra/Parkview Master Lease. The Company and certain of its subsidiaries terminated the Company’s lease and sublease of two skilled nursing facilities, an 115-bed skilled nursing facility located in East Point, Georgia and an 184-bed skilled nursing facility located in Atlanta, Georgia (the “Omega Facilities”), by mutual consent of the Company and the lessor (an affiliate of Omega Healthcare Investors, Inc. (“Omega Healthcare”)) and the sublessees (affiliates of Wellington) of each of the Omega Facilities (the “Omega Lease Termination”). Effective January 15, 2019, the Company’s leases for the Omega Facilities were terminated by mutual consent of the Company and the lessor of the Omega Facilities. Prior to the Omega Lease Termination, the Omega Facilities were leased under a single indivisible agreement (the “Bonterra/Parkview Master Lease”), which leases were due to expire August 2025 and which such facilities the Company subleased to third party subtenants. For further information, see Note 9 - Acquisitions and Dispositions.

Future Minimum Lease Payments

Future minimum lease payments for the year ended December 31, for each of the next five years and thereafter is as follows:

(Amounts in 000's)	Future rental payments	Accretion of lease liability (1)	Operating lease obligation
2021	$6,551	$(275)	$6,276
2022	6,691	(771)	5,920
2023	6,823	(1,248)	5,575
2024	6,958	(1,708)	5,250
2025	7,095	(2,150)	4,945
Thereafter	12,736	(4,818)	7,918
Total	$46,854	$(10,970)	$35,884

(1)	Weighted average discount rate 7.98%

Facilities Leased or Subleased by the Company

As of December 31, 2020, the Company leased or subleased 21 facilities (12 owned by the Company and nine leased to the Company), to third-party tenants on a triple net basis, meaning that the lessee (i.e., the third-party tenant of the property) is obligated under the lease or sublease, as applicable, for all costs of operating the property, including insurance, taxes and facility maintenance, as well as the lease or sublease payments to the Company, as applicable. The weighted average remaining lease term for our facilities is 6.5 years.

Wellington. Two of the Company’s eight Georgia facilities, leased under a prime lease, were subleased to affiliates of Wellington under agreements dated January 31, 2015, as subsequently amended (the “Wellington Subleases”). The Wellington Subleases, which were due to expire August 31, 2027, relate to the 134-bed skilled nursing facility located in Thunderbolt, the Tara Facility and a 208-bed skilled nursing facility located in Powder Springs, Georgia the Powder Springs Facility. Effective February 1, 2019, the Company agreed to a 10% reduction in base rent, or in aggregate approximately an average $31,000 per month cash rent reduction for the year ended December 31, 2019, and $48,000 per month decrease in straight-line revenue, respectively for the Tara Facility and the Powder Springs Facility combined. Additionally the Company modified the annual rent escalator to 1% per year from the prior scheduled increase from 1% to 2% previously due to commence of the 1st day of the sixth lease year. On December 1, 2020, the Company entered into the Wellington Lease Termination, to terminate the Wellington Subleases, due to non-payment of approximately $2.7 million in rent. Under the Wellington Lease Termination, possession, control and operation of the facilities transitioned from the then-current tenants at 12:01 a.m. on January 1, 2021. For further information on the Wellington Lease Termination and the new lease and management agreement the Company entered into on January 1, 2021 for the Tara Facility and Powder Springs Facility, see Note 18 – Subsequent Events.

Beacon. On August 1, 2015, the Company entered into a lease inducement fee agreement with certain affiliates (collectively, the "Beacon Affiliates") of Beacon Health Management, LLC (“Beacon”), pursuant to which the Company paid a fee of $0.6 million as a lease inducement for certain Beacon Affiliates to enter into sublease agreements and to commence such subleases and transfer operations thereunder (the “Beacon Lease Inducement”). As of December 31, 2017, the balance of the Beacon Lease Inducement was approximately $0.5 million. On April 24, 2018, the Ohio Beacon Affiliates informed the Company in writing that they would no longer be operating five (four owned and one leased by the Company) of the Company’s facilities located in Ohio (the “Ohio Beacon Facilities”), whose leases were set to expire in 2025, and that they would surrender operation of such facilities to the Company on June 30, 2018. On November 30, 2018, the Ohio Beacon Affiliates, who were ten months in arrears on rental payments, surrendered possession of the Ohio Beacon Facilities and the lease was terminated by mutual consent. Pursuant to such termination, on November 30, 2018, the Company and the Ohio Beacon Affiliates entered into a termination agreement (the “Ohio Beacon Termination Agreement”), whereby the  Ohio Beacon Affiliates agreed to pay a $0.675 million termination fee, payable in 18 monthly installments of $37,500 commencing January 3, 2019 in full satisfaction of the $0.5 million Beacon Lease Inducement and approximately $2.5 million in rent in arrears and approximately $0.6 million of other receivables, such as property taxes and capital expenditures, which discharges each tenant from any and

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all claims upon completion of the payment plan. During the twelve months ended December 31, 2019, the Company released approximately $0.3 million of the provision of doubtful accounts, as the Company had assessed the collectability of the remaining termination fee was more probable than not and as of December 31, 2020, all such installment payments were received in full satisfaction of the Ohio Beacon Termination Agreement payment plan.

Aspire. On November 30, 2018, the Company subleased five facilities located in Ohio to affiliates (collectively, “Aspire Sublessees”) of Aspire Regional Partners, Inc. (“Aspire”) management, formerly affiliated with MSTC Development Inc., pursuant to separate sublease agreements (the “Aspire Subleases”), whereby the Aspire Sublessees took possession of, and commenced operating, the facilities (the “Aspire Facilities”) as subtenant. The Aspire Subleases became effective on December 1, 2018 and are structured as triple net leases. The Company agreed to indemnify Aspire against any and all liabilities imposed on them as arising from the former operator, capped at $8.0 million. The Company has assessed the fair value of the indemnity agreements as not material to the consolidated financial statements at December 31, 2020.

The Aspire Facilities are comprised of: (i) a 94-bed skilled nursing facility located in Covington, Ohio (the “Covington Facility”); (ii) an 80-bed assisted living facility located in Springfield, Ohio (the “Eaglewood ALF Facility”); (iii) a 99-bed skilled nursing facility located in Springfield, Ohio (the “Eaglewood Care Center Facility”); (iv) a 50-bed skilled nursing facility located in Greenfield, Ohio (the “H&C of Greenfield Facility”); and (v) a 50-bed skilled nursing facility located in Sidney, Ohio (the “Pavilion Care Facility”). Under the Aspire Subleases, a default related to an individual facility may cause a default under all the Aspire Subleases. All Subleases are for an initial term of 10 years, with renewal options, except with respect to term for the H&C of Greenfield Facility, which has an initial five year term, and set annual rent increases generally commencing in the third lease year; from month seven of the Aspire Subleases monthly rent amounts may increase based on each facility’s prior month occupancy, with minimum annual rent escalations of at least 1% generally commencing in the third lease year. Minimum rent receivable for the Covington Facility, the Eaglewood ALF Facility, the Eaglewood Care Center Facility, the H&C of Greenfield Facility and the Pavilion Care Facility for the year ending December 31, 2019, the first lease year, was $0.4 million, $0.5 million, $0.4 million, $0.2 million and $0.2 million per annum, respectively. For the year ending December 31, 2020, minimum rent receivable increased for the Covington and the Eaglewood ALF Facility to $0.5 million and $0.6 million per annum, respectively.

Symmetry. Affiliates of Symmetry Healthcare Management, LLC (“Symmetry” or “Symmetry Healthcare”) (collectively the “Symmetry Tenants”) leased the following facilities from the Company, pursuant to separate lease agreements which expire in 2030 (the “Symmetry Leases”): (i) the Company’s 106-bed, skilled nursing facility located in Sylvia, North Carolina (the “Mountain Trace Facility”); (ii) the Company’s 96-bed, skilled nursing facility located in Sumter, South Carolina (the “Sumter Facility”); and (iii) the Company’s 84-bed, skilled nursing facility located in Georgetown, South Carolina (the “Georgetown Facility”). On June 27, 2018, the Company notified Blue Ridge of Sumter, LLC, the tenant with respect to the Sumter Facility (the “Sumter Tenant”), and Blue Ridge on the Mountain, LLC, the tenant with respect to the Mountain Trace Facility (the “Mountain Trace Tenant”), that continued breach of the payment terms of the applicable Symmetry Lease would constitute an event of default. The Symmetry Tenants had alleged that the Company was in material breach of each of the Symmetry Leases with regard to deferred maintenance and were withholding rental payments on the basis of such allegations.

On January 28, 2019, the Company reached an agreement, with the Symmetry Tenants with respect to the Symmetry Leases, pursuant to which the Symmetry Tenants agreed to a payment plan for the rent arrears (the “Symmetry Payment Plan”) and the Company agreed to a reduction in annualized rent of approximately $0.6 million, and waived approximately $0.2 million in rent arrears, upon which the Symmetry Tenants recommenced monthly rent payments of $0.1 million starting with the September 1, 2018 amounts due under the Symmetry Leases. During the year ended December 31, 2019, the Company recorded approximately $0.4 million allowance against the outstanding balance of payment plan receivables. On February 28, 2019, the Company and the Mountain Trace Tenant mutually terminated the lease with respect to the Mountain Trace Facility and operations at the facility were transferred to Vero Health X, LLC and affiliate of Vero Health Management, LLC (both “Vero Health”). During the twelve months ended December 31, 2020, the Company released the full approximate $0.4 million allowance against the outstanding balance of payment plan receivables, as the Symmetry Tenants paid the final monthly installment of the Symmetry Payment Plan during February 2021.

Vero Health. On February 28, 2019, the Company entered into a lease agreement (the “Vero Health Lease”) with Vero Health, providing that Vero Health would take possession of and operate the Mountain Trace Facility located in North Carolina. The Vero Health Lease became effective, upon the termination of the prior Mountain Trace Tenant mutual lease termination on March 1, 2019.  The Vero Health Lease is for an initial term of 10 years, with renewal options, is structured as a triple net lease and rent for the Mountain Trace Facility is approximately $0.5 million per year, with an annual 2.5 % rent escalation clause.

Peach Health. On June 18, 2016, the Company entered into a master sublease agreement, as amended on March 30, 2018, (the “Peach Health Sublease”) with affiliates  of Peach Health Group, LLC (“Peach Health”) (collectively, “Peach Health Sublessee”), providing that Peach Health Sublessee would take possession of and operate three facilities located in Georgia (the “Peach Facilities”) as subtenant. The Peach Facilities are comprised of: (i) an 85-bed skilled nursing facility located in Tybee Island, Georgia (the “Oceanside Facility”); (ii) a 50-bed skilled nursing facility located in Tybee Island, Georgia (the

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“Savannah Beach Facility”); and (iii) a 131-bed skilled nursing facility located in Jeffersonville, Georgia (the “Jeffersonville Facility”).

In connection with the Peach Health Sublease, the Company extended a line of credit to Peach Health Sublessee for up to $1.0 million for operations at the Peach Facilities (the “Peach Line”), with an initial interest rate of 13.5% per annum, which increased by 1% per annum. The Peach Line had a maturity date one year from the date of the first disbursement and is secured by a first priority security interest in Peach Health Sublessee’s assets and accounts receivable (the “Peach Collateral”). On April 6, 2017, the Company modified certain terms of the Peach Line in connection with Peach Health Sublessee securing a $2.5 million revolving working capital loan from a third party lender (the “Peach Working Capital Facility”), subsequently capped at $1.75 million, which matured on April 5, 2020. The Peach Working Capital Facility was secured by Peach Health Sublessee’s eligible accounts receivable, and all collections on the eligible accounts receivable were remitted to a lockbox controlled by the third-party lender and was guaranteed by the Company. Payment of principal and interest under the Peach Line was previously governed by certain financial covenants limiting distributions under the Peach Working Capital Facility.

The modifications of the Peach Line included: (i) reducing the loan balance to $0.8 million and restricting further borrowings; (ii) extending the maturity date to October 1, 2020 and adding a six month extension option by Peach Health Sublessee, subject to certain conditions; (iii) increasing the interest rate from 13.5% per annum by 1% per annum; and (iv) establishing a four-year amortization schedule. During May 2020, Peach Health Sublessee, having fully repaid their Peach Working Capital Facility according to its terms, recommenced monthly required payments toward the Peach Line outstanding balance.

On August 27, 2020, the Company and the Peach Health Sublessee modified the Peach Line, pursuant to that certain Amended Promissory Note and the accompanying Agreement Regarding Lease and Note, each by and between the Company and the Peach Health Sublessee to: (i) reduce the then $1.3 million outstanding balance under the Peach Line to approximately $0.5 million, in connection with which the Peach Health Sublessee paid to the Company $0.45 million in cash and the Company accepted $0.35 million non-cash payment for the Peach Health Sublessee assuming from the Company the Peach Facilities’ bed tax liability; (ii) extend the maturity date of the Peach Line to August 1, 2025; (iii) decrease the interest rate from 16.5% to 8% per annum; and (iv) Peach Health Sublessee  agrees not to pledge, hypothecate or grant a security interest in the Peach Collateral to any other party, other than their current arrangement with the SBA, without the Company’s prior written consent. The remaining balance under the Peach Line shall be paid by the Peach Health Sublessee to the Company in 60 equal monthly installments.

During the year ended December 2019, the Company suspended revenue recognition on the Peach line interest income due pursuant to the subordination of the Peach Line to the Peach Health Sublessees third-party Peach Working Capital Facility and upon the Peach Line modification on August 27, 2020 the Company recommenced interest income recognition.

As of December 31, 2020 and December 31, 2019, there was approximately $0.4 million and $1.2 million outstanding balance on the Peach Line, of which $0.4 million and $0.1 million was due greater than twelve months, respectively. The December 31, 2019, outstanding balance included approximately $0.4 million in outstanding deferred interest.

C.R. Management. On March 21, 2018, C. R. of Attalla, LLC (the “Attalla Tenant”), affiliated with C. Ross Management, LLC (“C.R. Management”), filed a voluntary chapter 11 bankruptcy petition in Alabama, due to unpaid back taxes owed to the Internal Revenue Services (the “IRS”) and a large professional and general liability judgement (the “Attalla PLGL Claim”) imposed against it, in order to be granted an automatic stay from any IRS recoupments and any collection attempts from the Attalla PLGL Claim. The Attalla Tenant continued to pay its monthly rent obligations under its lease agreement to the Company pursuant to the April 16, 2018, court approved motion for the Attalla Tenant to formally assume the Attalla lease. On January 8, 2019, the Attalla Tenant bankruptcy filing was dismissed per filing with the bankruptcy court. On August 1, 2019, the Company sold the facility leased to the Attalla Tenant and another facility leased to another tenant affiliated with C.R. Management and assigned the associated leases, which were set to expire in 2030, pursuant to an asset sale. See Note – 9 Acquisitions and Dispositions for further information.

Southwest LTC. In connection with an asset sale, the Company sold two facilities, one on each of August 1, 2019 and on August 28, 2019, assigning both associated leases which were set to expire in 2025. The tenants of such facilities were affiliated with Southwest LTC and were our only tenants associated with Southwest LTC. See Note – 9 Acquisitions and Dispositions for further information.

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Future Minimum Lease Receivables

Future minimum lease receivables for the year ended of December 31, for each of the next five years and thereafter is as follows:

(Amounts in 000's)
2021	$12,384
2022	13,519
2023	15,477
2024	15,299
2025	13,702
Thereafter	33,555
Total	$103,936

The following is a summary of the Company’s leases to third-parties and which comprise the future minimum lease receivables of the Company. The terms of each lease are structured as “triple-net” leases. Other than the lease for the Powder Springs Facility, each lease contains specific rent escalation amounts ranging from 1.0% to 3.0% annually. Further, each lease has one or more renewal options. For those facilities subleased by the Company, the renewal option in the sublease agreement is dependent on the Company’s renewal of its lease agreement.

		Initial Lease Term
		Commencement	Expiration	2021 Cash
Facility Name	Operator Affiliation (1)	Date	Date	Annual Rent
				(Thousands)
Owned
Eaglewood ALF	Aspire	12/1/2018	11/30/2028	$630
Eaglewood Care Center	Aspire	12/1/2018	11/30/2028	441
H&C of Greenfield	Aspire	12/1/2018	11/30/2023	223
Southland Healthcare	Beacon Health Management	11/1/2014	10/31/2024	990
The Pavilion Care Center	Aspire	12/1/2018	11/30/2028	231
Autumn Breeze	C.R. Management	9/30/2015	9/30/2025	916
Coosa Valley Health Care	C.R. Management	12/1/2014	8/31/2030	1,021
Glenvue H&R	C.R. Management	7/1/2015	6/30/2025	1,341
Meadowood	C.R. Management	5/1/2017	8/31/2030	484
Georgetown Health	Symmetry Healthcare	4/1/2015	3/31/2030	347
Mountain Trace Rehab (2)	Vero Health Management	3/1/2019	2/28/2029	502
Sumter Valley Nursing	Symmetry Healthcare	4/1/2015	3/31/2030	643
Subtotal Owned Facilities (12)				$7,769
Leased
Covington Care	Aspire	12/1/2018	11/30/2028	$528
Lumber City	Beacon Health Management	11/1/2014	8/31/2027	959
LaGrange	C.R. Management	4/1/2015	8/31/2027	1,174
Thomasville N&R	C.R. Management	7/1/2014	8/31/2027	371
Jeffersonville	Peach Health	6/18/2016	8/31/2027	771
Oceanside	Peach Health	7/13/2016	8/31/2027	525
Savannah Beach	Peach Health	7/13/2016	8/31/2027	287
Powder Springs (3)	Empire	1/1/2021	8/1/2027	—
Tara (3)	Regional Health Properties			—
Subtotal Leased Facilities (9)				$4,615
Total (21)				$12,384

(1)	Represents the number of facilities which are leased or subleased to separate tenants, which tenants are affiliates of the entity named in the table above.
(2)

On February 28, 2019, the lease with an affiliate of Symmetry Healthcare with an expected lease term of May 31, 2030 was mutually terminated and operations transferred to a new operator (Vero Health) on March 1, 2019.

(3)	Indicates facilities that were leased to Wellington until 12:01 a.m. on January 1, 2021, see Note – 18 Subsequent Events for details of the change in Operator affiliation.

Our leases and subleases are leased by facility with tenants that are separate legal entities affiliated with the above operators. All facilities are skilled nursing facilities except for Eaglewood ALF and Meadowood, which are assisted living facilities. All

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facilities, except for the Tara Facility under our operation since January 1, 2021, have renewal provisions of one term of five years except Mountain Trace Rehab, Sumter Valley Nursing, Covington Care, Pavilion Care Center, Eaglewood ALF, Eaglewood Care Center, Powder Springs and Georgetown Health, which have two renewal terms with each being five years and H&C of Greenfield, which has three renewal terms with each being five years. Other than the lease for the Powder Springs Facility, the leases also contain standard rent escalations that range from 1.0% to 3.0% annually.

NOTE 7. ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31,
Amounts in (000's)	2020	2019
Accrued employee benefits and payroll related	$218	$239
Real estate and other taxes	491	883
Self-insured reserve (1)	183	453
Accrued interest	424	208
Unearned rental revenue	41	46
Other accrued expenses	868	784
Total	$2,225	$2,613

(1)

The Company self-insures against professional and general liability cases incurred prior to the Transition and uses a third party administrator and outside counsel to manage and defend the claims (see Note 14 - Commitments and Contingencies).

NOTE 8. NOTES PAYABLE AND OTHER DEBT

Notes payable and other debt consists of the following:

	December 31,
Amounts in (000's)	2020	2019
Senior debt—guaranteed by HUD	$31,104	$31,996
Senior debt—guaranteed by USDA (a)	13,139	13,298
Senior debt—guaranteed by SBA (b)	628	650
Senior debt—bonds	6,500	6,616
Senior debt—other mortgage indebtedness	3,631	3,777
Other debt	822	539
Sub Total	55,824	56,876
Deferred financing costs	(1,250)	(1,364)
Unamortized discounts on bonds	(135)	(149)
Notes payable and other debt	$54,439	$55,363

(a)	U.S. Department of Agriculture (“USDA”)
(b)	U.S. Small Business Administration (“SBA”)

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The following is a detailed listing of the debt facilities that comprise each of the above categories:

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate (a)		December 31, 2020	December 31, 2019
Senior debt - guaranteed by HUD (b)
The Pavilion Care Center	Orix Real Estate Capital	12/01/2027	Fixed	4.16%	$986	$1,105
Hearth and Care of Greenfield	Orix Real Estate Capital	08/01/2038	Fixed	4.20%	1,920	1,992
Woodland Manor	Midland State Bank	10/01/2044	Fixed	3.75%	4,968	5,094
Glenvue	Midland State Bank	10/01/2044	Fixed	3.75%	7,712	7,909
Autumn Breeze	KeyBank	01/01/2045	Fixed	3.65%	6,705	6,876
Georgetown	Midland State Bank	10/01/2046	Fixed	2.98%	3,394	3,480
Sumter Valley	Key Bank	01/01/2047	Fixed	3.70%	5,419	5,540
Total					$31,104	$31,996
Senior debt - guaranteed by USDA (c)
Coosa (d)	Metro City	09/30/2035	Prime + 1.50%	5.50%	$5,149	$5,212
Mountain Trace (e)	Community B&T	02/24/2037	Prime + 1.75%	5.75%	3,972	4,009
Southland (f)	Cadence Bank, NA	07/27/2036	Prime + 1.50%	6.00%	4,018	4,077
Total					$13,139	$13,298
Senior debt - guaranteed by SBA (g)
Southland	Cadence Bank, NA	07/27/2036	Prime + 2.25%	5.50%	$628	$650
Total					$628	$650

(a)

Represents interest rates as of December 31, 2020 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs which range from 0.08% to 0.53% per annum.

(b)

For the seven skilled nursing facilities, the Company has term loans insured 100% by HUD with financial institutions. The loans are secured by, among other things, an assignment of all rents paid under any existing or future leases and rental agreements with respect to the underlying facility. The loans contain customary events of default, including fraud or material misrepresentations or material omission, the commencement of a forfeiture action or proceeding, failure to make required payments, and failure to perform or comply with certain agreements. Upon the occurrence of certain events of default, the lenders may, after receiving the prior written approval of HUD, terminate the loans and all amounts under the loans will become immediately due and payable. In connection with entering into loans, the facilities entered into a healthcare regulatory agreement and a promissory note, each containing customary terms and conditions.

(c)

For the three skilled nursing facilities, the Company has term loans with financial institutions, which are insured 70% to 80% by the USDA. The loans have an annual renewal fee for the USDA guarantee of 0.25% of the guaranteed portion. The loans have prepayment penalties of 1% through 2020, capped at 1% for the remainder of the first 10 years of the term and 0% thereafter.

(d)

Pursuant to the CARES Act, the monthly principal and interest payments due May 1, 2020 through September 1, 2020 for the loan for that certain 122-bed skilled nursing facility commonly known as Coosa, located in Glencoe, Alabama, were deferred (a part of the “USDA Payment Program”). Monthly payments commencing October 1, 2020 are being applied to current interest, then deferred interest until the deferred interest is paid in full. Upon expiration of the deferral period, the payments will be re-amortized over the remaining term of the loan.

(e)

Pursuant to the CARES Act, the monthly principal and interest payments due May 1, 2020 through August 1, 2020 for the Mountain Trace facility loan were deferred. Monthly payments commencing September 1, 2020 are being applied to current interest, then deferred interest until the deferred interest is paid in full, payments will be re-amortized over the extended term of the loan.

(f)

Pursuant to the CARES Act, the monthly principal and interest payments due May 1, 2020 through October 1, 2020 for the loan for that certain 126-bed skilled nursing facility commonly known as Southland, located in Dublin, Georgia, were deferred as a part of the USDA Payment Program. Monthly payments will recommence November 1, 2020 and the payments will be re-amortized over the remaining term of the loan

(g)	For one facility, the Company has a term loan with a financial institution, which is insured 75% by the SBA. The note matures in 2036.

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(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate (a)		December 31, 2020	December 31, 2019
Senior debt - bonds (b)
Eaglewood Bonds Series A (c)	City of Springfield, Ohio	05/01/2042	Fixed	7.65%	$6,379	$6,379
Eaglewood Bonds Series B (c)	City of Springfield, Ohio	05/01/2021	Fixed	8.50%	121	237
Total					$6,500	$6,616

(a)

Represents interest rates as of December 31, 2020 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs of approximately 0.15% per annum.

(b)

In April 2012, a wholly-owned subsidiary of the Company entered into a loan agreement with the City of Springfield, Ohio pursuant to which City of Springfield lent to such subsidiary the proceeds from the sale of City of Springfield’s Series 2012 Bonds. The Series 2012 Bonds consist of $6.6 million in Series 2012A First Mortgage Revenue Bonds and $0.6 million in Taxable Series 2012B First Mortgage Revenue Bonds. The bonds are secured by the Company’s assisted living facility located in Springfield, Ohio known as Eaglewood Village and guaranteed by Regional. There is an original issue discount of $0.3 million related to this loan.

(c)

On January 18, 2019, the principal on the bonds was reduced in aggregate by $0.2 million. On December 21, 2018, the Company received $243,467 in cash representing a refund of the original issuance fees of these bonds, into its restricted cash account managed by BOKF, NA, who on January 18, 2019, completed a principal distribution of such funds to notified bondholders on January 15, 2019. This pro-rata distribution was made pursuant to the Order Authorizing Distribution of Settlement Funds Collected in Related Actions Brought by the Securities and Exchange Commission Section 5 filed August 21, 2017 in the United States District Court District of New Jersey styled Securities and Exchange Commission, Plaintiff, v. Christopher Freeman Brogdon, Defendant, and Connie Brogdon, et al., Relief Defendants. Case 2:15-cv-08173-KM-JBC.

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate (a)		December 31, 2020	December 31, 2019
Senior debt - other mortgage indebtedness
Meadowood	Exchange Bank of Alabama	05/01/2022	Fixed	4.50%	$3,631	$3,777
Total					$3,631	$3,777

(a)	Represents interest rates as of December 31, 2020 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs of 0.30% per annum.

(Amounts in 000’s)
Lender	Maturity	Interest Rate		December 31, 2020	December 31, 2019
Other debt
First Insurance Funding	03/01/2021	Fixed	2.38%	$94	$27
KeyBank	08/25/2021	Fixed	0.00%	495	495
FountainHead Commercial Capital - PPP Loan	04/16/2022	Fixed	1.00%	229	—
Marlin Covington Finance	3/11/2021	Fixed	20.17%	4	17
Total				$822	$539

Debt Covenant Compliance

As of December 31, 2020, the Company had approximately 18 credit related instruments outstanding that include various financial and administrative covenant requirements. Covenant requirements include, but are not limited to, fixed charge coverage ratios, debt service coverage ratios, minimum earnings before interest, taxes, depreciation, and amortization or earnings before interest, taxes, depreciation, amortization, and restructuring or rent costs, and current ratios. Certain financial covenant requirements are based on consolidated financial measurements whereas others are based on measurements at the subsidiary level (i.e., facility, multiple facilities or a combination of subsidiaries). The subsidiary level requirements are as follows: (i) financial covenants measured against subsidiaries of the Company; and (ii) financial covenants measured against third-party operator performance. Some covenants are based on annual financial metric measurements whereas others are based on monthly and quarterly financial metric measurements. The Company routinely tracks and monitors its compliance with its covenant requirements.

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At December 31, 2020, the Company was in compliance with the various financial and administrative covenants related to all of the Company’s credit facilities

Scheduled Maturities

The schedule below summarizes the scheduled gross maturities as of December 31, 2020 for each of the next five years and thereafter.

Amounts in (000's)
2021	$2,257
2022	5,222
2023	1,770
2024	1,854
2025	1,948
Thereafter	42,773
Subtotal	55,824
Less: unamortized discounts	(135)
Less: deferred financing costs	(1,250)
Total notes and other debt	$54,439

NOTE 9. ACQUISITIONS AND DISPOSITIONS

Acquisitions

The Company made no acquisitions during the years ended December 31, 2020 and December 31, 2019, respectively.

Dispositions

The Company made no dispositions during the year ended December 31, 2020.

Facilities Sold to MED

Pursuant to the Purchase and Sale Agreement, dated April 15, 2019, as subsequently amended from time to time (the “PSA”), between certain subsidiaries of the Company and MED Healthcare Partners LLC (“MED”), the Company sold to affiliates of MED four skilled nursing facilities (collectively, the “PSA Facilities”), together with substantially all of the fixtures, equipment, furniture, leases and other assets relating to such PSA Facilities (the “Asset Sale”). Under the PSA, the Company sold: (i) on August 28, 2019, the 100-bed skilled nursing facility commonly known as Northwest Nursing Center located in Oklahoma City, Oklahoma (the “Northwest Facility”); and (ii) on August 1, 2019, the following three facilities, (a) the 182-bed skilled nursing facility commonly known as Attalla Health & Rehab located in Attalla, Alabama (the “Attalla Facility”), (b) the 100-bed skilled nursing facility commonly known as Healthcare at College Park located in College Park, Georgia (the “College Park Facility”), and (c) the 118-bed skilled nursing facility commonly known as Quail Creek Nursing Home located in Oklahoma City, Oklahoma (the “Quail Creek Facility”).

Subject to the terms of the PSA, the Company sold, and MED purchased, all of the Company’s right, title and interest in the PSA Facilities. MED’s obligation to complete such purchase and sale was subject to specified closing conditions, which included a 30 day due diligence period (the “Due Diligence Period”).  In consideration therefor, MED paid to the Company the sum of approximately $28.5 million in cash.

On June 11, 2019, the Company and MED entered into an amendment (the “PSA Amendment”) to the PSA, pursuant to which the Company and MED agreed, that the Due Diligence Period expired as of June 3, 2019 and that the scheduled closing date, subject to satisfaction or waiver of customary terms and conditions, would occur on August 1, 2019. In accordance with the PSA and PSA Amendment, MED deposited the first deposit of $0.15 million and the second deposit of $0.15 million into an escrow account.

On August 1, 2019, the Company and MED completed the sale of three of the PSA Facilities, together with substantially all of the fixtures, equipment, furniture, leases and other assets relating to such facilities, pursuant to the PSA as amended, and entered into an additional amendment to the PSA on July 31, 2019 (the “PSA NW Amendment”). The aggregate purchase price paid to the Company for the three facilities was $26.1 million, net of $0.175 million from the first and second deposits held in escrow. The remaining earned $0.125 million was applied to the remaining facility sale on August 28, 2019, and the Company paid a $0.4 million sale commission. The proceeds from the sale were used to repay to Pinecone Realty Partners II, LLC (“Pinecone”) all amounts owed under a loan agreement, dated February 15, 2018, as amended from time to time, with an

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original aggregate principal amount of $16.25 million which refinanced existing mortgage debt (the “Pinecone Credit Facility”) and all amounts owed under a term loan agreement, dated September 27, 2013, as amended from time to time, between the Company and Congressional Bank (the “Quail Creek Credit Facility”).

The PSA NW Amendment provided for: (i) the extension of the scheduled closing date of the fourth facility, the Northwest Facility, to August 30, 2019, subject to satisfaction or waiver of customary terms and conditions, which could have been extended to September 30, 2019, for an additional non-refundable fee of $0.075 million if MED notified the Company in writing by August 28, 2019 at 5:00 p.m. EST; and (ii) a reduction in the purchase price of approximately $0.1 million for building improvements.

On August 28, 2019, the Company sold to MED the Northwest Facility, together with substantially all of the fixtures, equipment, furniture, leases and other assets relating to the Northwest Facility, pursuant to the PSA as amended, between the Company and MED. In connection with the sale, MED paid to the Company a cash purchase price for the Northwest Facility equal to $2.4 million, and the Company incurred approximately $0.1 million for a building improvement credit and sales commission expenses.

The sale of the PSA Facilities contributed approximately $4.8 million income to the Company’s “Net loss attributable to Regional Health Properties, Inc. common stockholders” for the twelve months ended December 31, 2019, which was comprised of approximately $6.4 million gain on the sale of assets, approximately $0.1 million in operational net income offset by approximately $1.7 million of expenses related to the Pinecone Credit Facility forbearance agreements and debt extinguishment, in "Net loss attributable to Regional Health Properties, Inc. common stockholders" reported in the Consolidated Statement of operations for the twelve months ended December 31, 2019.

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The following table provides summary information regarding the leases associated with the PSA Facilities and related licensed beds/units by operator affiliation as of the disposition date:

					2019 Cash	2019 Cash
				Lease Term	Annual Rent	Annual Rent
Facility Name	Licensed Beds/Units	Location	Operator Affiliation	Expiration Date	(Amounts in 000’s)	% of Total Expected
Attalla (a)	182	AL	C.R. Management	8/31/2030	$1,175	6.4%
College Park (a)	100	GA	C.R. Management	3/31/2025	645	3.5%
Quail Creek (a)	118	OK	Southwest LTC	12/31/2025	783	4.3%
Northwest (b)	100	OK	Southwest LTC	12/31/2025	379	2.1%
Total	500				$2,982	16.3%

(a)

Disposition was completed on August 1, 2019. The Company received net proceeds of $0.4 million after repayment of the Pinecone Credit Facility, the Quail Creek Credit Facility and associated expenses related to the transactions.

(b)	Disposition was completed on August 28, 2019. The Company received net proceeds of $2.3 million.

The following table provides summary information regarding the credit facilities associated with the PSA Facilities and related purchase price, debt repaid and net gain on the sale for the period ended December 31, 2019:

				Principal indebtedness repaid	Purchase Price	Gain/(loss) on Sale
Facility Name	Lender	Interest Rate		(Amounts in 000’s)	(Amounts in 000’s)	(Amounts in 000’s)
Attalla	Pinecone	Fixed	13.50%	$9,696	$13,000	$3,739
College Park	Pinecone	Fixed	13.50%	3,043	7,000	3,050
Quail Creek	Congressional Bank	LIBOR + 4.75%	7.15%	3,878	6,100	524
Northwest	Pinecone	Fixed	13.50%	3,011	2,400	(862)
AdCare Property Holdings	Pinecone	Fixed	13.50%	5,009	—	—
Total				$24,637	$28,500	$6,451

Pinecone Credit Facility

On August 1, 2019, the Company paid $21.3 million to Pinecone to repay all amounts owed under the Pinecone Credit Facility and a forbearance agreement (the “A&R New Forbearance Agreement”). The repayment amount was comprised of the following amounts: (i) approximately $20.7 million in principal (net of $0.1 million loan forgiveness); (ii) $0.5 million in interest; and (iii) $0.1 million in legal expenses. On September 30, 2019, the Company paid $0.4 million to Pinecone to terminate the Surviving Obligations.

Quail Creek Credit Facility

On August 1, 2019, the Company paid approximately $3.8 million to Congressional Bank to extinguish all obligations and amounts owed under the Quail Creek Credit Facility. The repayment amount was comprised of $3.9 million in principal after application of approximately $0.1 million in restricted cash.

Omega Lease Termination

Effective January 15, 2019, and as contemplated by the A&R New Forbearance Agreement, the Company’s lease for of two skilled nursing facilities, an 115-bed skilled nursing facility located in East Point, Georgia and an 184-bed skilled nursing facility located in Atlanta, Georgia (the “Omega Facilities”), which leases were due to expire August 2025 and which Omega Facilities the Company subleased to third party subtenants, were terminated by mutual consent of the Company and the lessor (affiliate of Omega Healthcare) and the sublessees (affiliates of Wellington) of each of the Omega Facilities (the “Omega Lease Termination”).

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In connection with the Omega Lease Termination, the Company transferred approximately $0.4 million of all its integral physical fixed assets in the Omega Facilities to the lessor and on January 28, 2019 and received from the lessor gross proceeds of approximately $1.5 million, consisting of (i) a termination fee in the amount of $1.2 million and (ii) approximately $0.3 million to satisfy other net amounts due to the Company under the leases. The Company paid $1.2 million of such Omega Lease Termination proceeds to Pinecone on January 28, 2019, as required by the A&R New Forbearance Agreement, to reimburse Pinecone for approximately $0.3 million of certain unpaid expenses and partially prepay $0.9 million of the AdCare Property Holdings Loan.

The Omega Lease Termination contributed approximately $0.7 million income recorded in "Net loss attributable to Regional Health Properties, Inc. common stockholders" reported in the consolidated statement of operations for the year ended December 31, 2019.

The following table provides summary information for the Omega Lease Termination assets and liabilities held for sale at December 31, 2018 and the assets and liabilities associated with the PSA Facilities sold during the period ended December 31, 2019:

	Disposed		Comparative (b)	Actual (a)
	August 1,	August 28,	December 31,	December 31,
(Amounts in 000's)	2019	2019	2018	2018
Restricted cash, current	$126	$—	$145	$—
Accounts receivable	51	—	55	—
Lease deposits	—	—	—	375
Straight-line rent receivable	932	125	1,013	704
Buildings and improvements, net	15,551	2,320	18,081	352
Equipment and computer related, net	272	187	495	97
Land, net	1,160	181	1,341	—
Intangible assets—lease rights, net	—	—	—	676
Goodwill	230	290	520	—
Assets of disposal group	$18,322	$3,103	$21,650	$2,204

Accounts payable	$—	$—	$—	$100
Other liabilities -lease deposits	140	—	140	170
Notes payable and other debt	24,535	—	24,221	—
Deferred financing costs	(33)	—	(58)	—
Other liabilities -accrued straight-line rent	—	—	—	1,221
Liabilities of disposal group	$24,642	$—	$24,303	$1,491

(a)

Actual Omega Lease Termination assets and liabilities held for sale at December 31, 2018 sold during January 2019. On December 27, 2018, the Board unanimously approved to terminate the Bonterra/Parkview Master Lease for gross proceeds of approximately $1.5 million, consisting of (i) a termination fee in the amount of $1.2 million and (ii) approximately $0.3 million to satisfy other net amounts due to the Company under the leases.

(b)	Comparative balance of assets and liabilities sold pursuant to the PSA at December 31, 2018.

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NOTE 10. DISCONTINUED OPERATIONS

Disposition of Facility Operations

Historically, the Company’s business has focused primarily on owning and operating skilled nursing facilities and managing such facilities for unaffiliated owners with whom the Company has management contracts. In July 2014, the Board approved and commenced the Transition, pursuant to which the Company: (i) leased to third-party operators all of the healthcare properties which the Company owns and previously operated; (ii) subleased to third-party operators all of the healthcare properties which the Company leases (but does not own) and previously operated; and (iii) retained a management agreement to manage two skilled nursing facilities and one independent living facility for third parties. The Transition was completed in December 2015.

Discontinued operations activities reported in the table below consist of (i) recoveries, which is primarily releases of accruals for professional and general liability claims and bad debt expense recoveries, and (ii) other expense, net which is additional accruals for professional and general liability claims and expenses related to collections for amounts and activities originating prior to the Transition.

The following table summarizes the activity of discontinued operations for the years ended December 31, 2020 and 2019:

	Year Ending December 31,
(Amounts in 000’s)	2020	2019
Recoveries	(63)	(626)
Other expense, net	147	—
Net (loss) income	$(84)	$626

The Company’s major classes of discontinued operation’s assets and liabilities included within the Company’s consolidated balance sheets at December 31, 2020 and December 31, 2019, respectively are: (i) “Accounts payable” of $2.6 million and $3.4 million; and (ii) “Accrued expenses” of $0.7 million and $1.0 million.

NOTE 11. COMMON AND PREFERRED STOCK

Common Stock

As discussed in Note 1 - Summary of Significant Accounting Policies, the Reverse Stock Split became effective on December 31, 2018 for all issued and outstanding shares of the common stock. The number of shares authorized under the Company’s equity incentive plans, was proportionately adjusted in connection with the Reverse Stock Split. Accordingly, all share and per share amounts have been adjusted to reflect the Reverse Stock Split for all prior periods presented.

There were no dividends paid on the common stock during the twelve months ended December 31, 2020 and for the twelve months ended December 31, 2019.

Preferred Stock

As of December 31, 2020, the Company had 2,811,535 shares of the Series A Preferred Stock issued and outstanding. The Company may, at its option, redeem the Series A Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the redemption date.

No dividends were declared or paid on the Series A Preferred Stock for the twelve months ended December 31, 2020 and for the twelve months ended December 31, 2019.

Holders of the Series A Preferred Stock generally have no voting rights but have limited voting rights under certain circumstances, as described in the Charter. The Company is required to redeem the Series A Preferred Stock following a “Change of Control,” as defined in the Charter.

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Dividends

The following table summarizes the preferred stock dividends in arrears at December 31, 2020:

	Date paid / Arrears date	Dividends Per Share	Dividend Arrears (in 000's)
Preferred Stock Dividends:
	12/31/2017	0.68	1,912
For the year ended December 31, 2017			$1,912
	3/31/2018	$0.68	$1,912
	6/30/2018	0.68	1,912
	9/30/2018	0.68	1,912
	12/31/2018	0.80	2,249
For the year ended December 31, 2018		$2.84	$7,985
	3/31/2019	$0.80	$2,250
	6/30/2019	0.80	2,249
	9/30/2019	0.80	2,249
	12/31/2019	0.80	2,249
For the year ended December 31, 2019		$3.20	$8,997
	3/31/2020	$0.80	$2,250
	6/30/2020	0.80	2,249
	9/30/2020	0.80	2,249
	12/31/2020	0.80	2,249
For the year ended December 31, 2020		$3.20	$8,997
Cumulative Total Outstanding			$27,891

*

The Board has suspended payment of the quarterly dividend on the Series A Preferred Stock indefinitely. Such dividend suspension does not trigger a default under the Company’s outstanding indebtedness.

As of December 31, 2020, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has $27.9 million of undeclared preferred stock dividends in arrears.  Holders of the Series A Preferred Stock are entitled to receive, when and as declared by the Board out of funds of the Company legally available for the payment of distributions, cumulative preferential cash dividends at an annual rate equal to 10.875% of the $25.00 per share stated liquidation preference of the Series A Preferred Stock, which is equivalent to an annual rate of $2.72 per share. Dividends on the Series A Preferred Stock are payable quarterly in arrears, on March 31, June 30, September 30, and December 31, of each year, unless suspended by the Board. On June 8, 2018, the Board determined to continue suspension of the payment of the quarterly dividend on the Series A Preferred Stock indefinitely. Under the terms of the Series A Preferred Stock, dividends on the Series A Preferred Stock shall continue to accrue and accumulate regardless of whether such dividends are declared by the Board.  As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for four dividends periods: (i) the annual dividend rate on the Series A Preferred Stock has increased to 12.875% ,which is equivalent to an annual rate of $3.20, commencing on the first day after the missed fourth quarterly payment (October 1, 2018) continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash; and (ii) the holders of the Series A Preferred Stock are entitled to vote, as a single class, for the election of two additional directors to serve on the Board, as further described in , and  subject  to  the requirements of, the Charter.

NOTE 12. STOCK BASED COMPENSATION

As discussed in Note 1 - Summary of Significant Accounting Policies, the Reverse Stock Split became effective on December 31, 2018 for all issued and outstanding shares of the common stock. The number of shares authorized under the Company’s equity incentive plans was proportionately adjusted in connection with the Reverse Stock Split. The per share exercise price of all outstanding options and warrants was also increased proportionately and the number of shares of common stock issuable upon the exercise of such options and warrants was reduced proportionately. In addition, the conversion price of all other outstanding securities that are exercisable or exchangeable for, or convertible into, shares of common stock was increased proportionately and the number of shares of common stock issuable upon such exercise, exchange or conversion was reduced proportionally. Accordingly, all share and per share amounts have been adjusted to reflect the Reverse Stock Split for all periods presented.

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Stock Incentive Plans

On November 4, 2020, the Board adopted, subject to shareholder approval, the Regional Health Properties, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). The Company’s shareholders approved the 2020 Plan on December 16, 2020 at the 2020 Annual Meeting of Shareholders of the Company. The maximum number of shares of common stock authorized for issuance under the 2020 Plan is 250,000 shares, subject to certain adjustments. No awards may be made under the 2020 Plan after the 10th anniversary of the date of shareholder approval of the 2020 Plan, and no incentive stock options may be granted after the 10th anniversary of the date of Board approval of the 2020 Plan.

The 2020 Plan replaces the AdCare Health Systems, Inc. 2011 Stock Incentive Plan, as amended (the “2011 Plan”), which was assumed by Regional Health pursuant to the Merger. The 2011 Plan which was originally due to expire on March 28, 2021 and provided for a maximum of 168,950 shares of common stock to be issued. No additional awards may be granted under the 2011 Plan, effective upon shareholder approval of the 2020 Plan.

The shares of common stock underlying any awards granted under the 2020 Plan or the 2011 Plan that are forfeited, canceled, or otherwise terminated (other than by exercise) will be added back to the shares of common stock available for issuance under the 2020 Plan. However, shares: (i) tendered or held back upon exercise of a stock option or other award under the 2020 Plan to cover the exercise price or tax withholding; and (ii) subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the shares of common stock available for issuance under the 2020 Plan.  In addition, shares of common stock repurchased by the Company on the open market will not be added back to the shares of common stock available for issuance under the 2020 Plan.

The following table summarizes employee and nonemployee stock based compensation for the years ended December 31, 2020 and 2019:

	Year Ending December 31,
Amounts in (000's)	2020	2019
Non-employee compensation:
Restricted stock	$49	$92
Total non-employee stock-based compensation expense	$49	$92
Total stock-based compensation expense	$49	$92

Common Stock Options

The following summarizes the Company’s employee and non-employee stock option activity for the years ended December 31, 2020 and 2019:

	Number of Options (000's)	Weighted Average Exercise Price	Weighted Average Remaining Contract Life (in years)	Aggregate Intrinsic Value (000's) (a)
Outstanding and vested at December 31, 2018	15	$47.77	5.4	$—
Outstanding and vested at December 31, 2019	15	$47.77	4.4	$—
Expired	(2)	$49.73	—
Outstanding and vested at December 31, 2020	13	$47.53	3.5	$—

(a)	Represents the aggregate gain on exercise for vested in-the-money options.

No stock options were granted during the year ended December 31, 2020 or for the year ended December 31, 2019. At December 31, 2020, the Company has no unrecognized compensation expense related to options.

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The following summary information reflects stock options outstanding, vested and related details as of December 31, 2020:

	Stock Options Outstanding			Stock Options Exercisable
Exercise Price	Number Outstanding (000's)	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Vested and Exercisable (000's)	Weighted Average Exercise Price
$15.72 - $47.99	9	3.9	$46.81	9	$46.81
$48.00 - $51.60	4	2.8	$48.96	4	$48.96
Total	13	3.5	$47.53	13	$47.53

Common Stock Warrants

The Company grants stock warrants to officers, directors, employees and certain consultants to the Company from time to time as determined by the Board and, when appropriate, the Compensation Committee of the Board. The Board administers the granting of warrants, determines the persons to whom awards will be made, the amount of the awards, and the other terms and conditions of the awards.

The following summarizes the Company’s employee and non-employee common stock warrant activity for the years ended December 31, 2020 and 2019:

	Number of Warrants (000's)	Weighted Average Exercise Price	Weighted Average Remaining Contract Life (in years)	Aggregate Intrinsic Value (000's) (a)
Outstanding and vested at December 31, 2018	85	$45.53	3.7	$—
Expired	(27)	$31.72
Outstanding and vested at December 31, 2019	58	$52.09	4.0	$—
Outstanding and vested at December 31, 2020	58	$52.09	3.0	$—

(a)	Represents the aggregate gain on exercise for vested in-the-money warrants.

No warrants were granted during the years ended December 31, 2020 and December 31, 2019. The Company has no  unrecognized compensation expense related to common stock warrants as of December 31, 2020.

The following summary information reflects warrants outstanding, vested and related details as of December 31, 2020:

	Warrants Outstanding			Warrants Exercisable
Exercise Price	Number Outstanding (000's)	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Vested and Exercisable (000's)	Weighted Average Exercise Price
$36.00 - $47.99	14	1.4	$46.71	14	$46.71
$48.00 - $59.99	42	3.5	$52.99	42	$52.99
$60.00 - $70.80	2	2.4	$70.80	2	$70.80
Total	58	3.0	$52.09	58	$52.09

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Restricted Stock

The following summarizes the Company’s restricted stock activity for the years ended December 31, 2020 and 2019:

	Number of Shares (000's)	Weighted Average Grant Date Fair Value
Unvested at December 31, 2018	48	$6.20
Vested	(19)	$8.65
Unvested at December 31, 2019	29	$4.63
Vested	(15)	$5.53
Unvested at December 31, 2020	14	$3.60

The remaining unvested shares at December 31, 2020 vested on January 1, 2021, resulting in minimal unrecognized compensation expense related to unvested restricted stock awards as of December 31, 2020.

NOTE 13. VARIABLE INTEREST ENTITIES

The Company has a loan receivable with Peach Health Sublessee. Such agreement creates a variable interest in Peach Health Sublessee that may absorb some or all of the expected losses of the entity. The Company does not consolidate the operating activities of the Peach Health Sublessee as the Company does not have the power to direct the activities that most significantly impact the entities’ economic performance. For more information, see Note 6 – Leases.

NOTE 14. COMMITMENTS AND CONTINGENCIES

Regulatory Matters

Laws and regulations governing federal Medicare and state Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future governmental review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from certain governmental programs.

As of December 31, 2020, all of the Company’s facilities leased and subleased to third-party operators and managed for third-parties are certified by CMS and are operational (see Note 6 - Leases).

The Company believes that it is in compliance in all material respects with all applicable laws and regulations.

Legal Matters

The Company is party to various legal actions and administrative proceedings and is subject to various claims arising in the ordinary course of business, including claims that the services the Company provided during the time prior to the Transition, when it’s focus was operating skilled nursing facilities, resulted in injury or death to the residents of the Company’s facilities and claims related to employment, staffing requirements and commercial matters. Although the Company intends to vigorously defend itself in these matters, there is no assurance that the outcomes of these matters will not have a material adverse effect on the Company’s business, results of operations and financial condition.

As of December 31, 2020, the Company previously operated, and the Company’s tenants now operate, in an industry that is extremely regulated. As such, in the ordinary course of business, the Company’s tenants are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. In addition, the Company believes that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations against or involving the Company, for the Company’s prior operations, or the Company’s tenants, whether currently asserted or arising in the future, could have a material adverse effect on the Company’s business, results of operations and financial condition.

Professional and General Liability Claims

Claims on behalf of the Company’s Former Patients Prior to the Transition

As of December 31, 2020, the Company is a defendant in one professional and general liability action commenced on behalf of one of our former patients who received care at one of our facilities prior to the Transition. The plaintiff in this action alleges negligence due to failure to provide adequate and competent staff resulting in injuries, pain and suffering, mental anguish and

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malnutrition and seeks unspecified actual and compensatory damages, and unspecified punitive damages. This action is covered by insurance, except that any punitive damages awarded would be excluded from coverage.

During the twelve months ended December 31, 2020, no professional and general liability actions related to the Company’s former patients prior to the Transition were filed against the Company.

During the twelve months ended December 31, 2020, the Company settled one professional and general liability action, as outlined below.

•

On January 29, 2020, the Company executed a settlement, in compromise of a complaint filed in the Circuit Court of Pulaski County, in the State of Arkansas, by a former patient at one of our facilities, against the Company on May 16, 2017. The plaintiff alleged medical negligence and injury. The settlement was paid in 2020, in exchange for dismissal of the case with prejudice, in the total amount of $40,000.

Claims on behalf of the Company’s Prior or Current Tenant’s Former Patients after the Transition

As of December 31, 2020, the Company is a defendant in an aggregate of 12 additional professional and general liability actions (including the actions filed during the twelve months ended December 31, 2020 and described below). These 12 additional professional and general liability actions which set forth claims relating to time periods after the Transition, on behalf of former patients of our current or prior tenants. These actions generally seek unspecified compensatory and punitive damages for former patients who were allegedly injured or died due to professional negligence or understaffing at the applicable facility operated by our tenants. These actions on behalf of former patients of our current or prior tenants all relate to events which occurred after the Company transitioned the operations of the facilities in question to a third-party operator (and of which four such actions relate to events which occurred after the Company sold such facilities) and are subject to such operators’ indemnification obligations in favor of the Company.

During the twelve months ended December 31, 2020, the following professional and general liability actions related to our current or former tenant’s former patients were filed against the Company.

•

On July 27, 2020, a wrongful death action was filed in the State Court of Chatham County, Georgia, by Jerold Kaplan against affiliates of Peach Health and the Company, on behalf of, and alleging the wrongful death of a patient at the facility known as Oceanside Health and Rehab, which is operated by an affiliate of Peach Health. The plaintiff is seeking an amount in excess of $10,000 for pain and suffering and damages and an unspecified amount of punitive damages. The Company is indemnified by affiliates of Peach Health in this action. The Company believes that this action lacks merit and the Company intends to take action most favorable to the Company. There is no guarantee that the Company will prevail in this action.

•

On June 1, 2020, a wrongful death action was filed in the State Court of Chatham County, Georgia, by Sandi Postle against affiliates of Peach Health and the Company, on behalf of, and alleging the wrongful death of a patient at the facility known as Oceanside Health and Rehab operated by an affiliate of Peach Health. The plaintiff is requesting an amount in excess of $10,000 for pain and suffering and damages and an unspecified amount of punitive damages. The Company is indemnified by affiliates of Peach Health in this action. The Company believes that this action lacks merit and the Company intends to take action most favorable to the Company. There is no guarantee that the Company will prevail in this action.

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•

On May 21, 2020, a medical negligence action was filed in the State Court of Chatham County, Georgia, by Anthony Bowman against affiliates of Peach Health and the Company, on behalf of, and alleging wrongful death of a patient, at the facility known as Oceanside Health and Rehab operated by an affiliate of Peach Health. The plaintiff is seeking unspecified compensatory damages for the actual losses and unspecified punitive damages. The Company is indemnified by affiliates of Peach Health in this action. The Company believes that this action lacks merit and the Company intends to take action most favorable to the Company. There is no guarantee that the Company will prevail in this action.

During the twelve months ended December 31, 2020, one professional and general liability action was dismissed without prejudice as outlined below.

•

On May 26, 2020, the United States District Court Eastern District of Arkansas Central Division the court dismissed without prejudice a complaint filed on January 30, 2020 by Robert E. Rack in the Circuit Court of Pulaski County, State of Arkansas, against Joseph and Rosie Schwartz, who controlled Skyline Healthcare LLC (“Skyline”), a subsidiary of Regional, and CIBC Bancorp USA, Inc., on behalf of a deceased patient who received care at a facility known as the Woodland Hills facility located in Arkansas after the date of the Transition and after the sale of the facility to Skyline. The complaint alleged medical injury and improper care and treatment and that the Company is complicit in the medical injury and improper care because it sold the Woodland Hills facility to Skyline. The plaintiff was seeking unspecified compensatory damages for the actual losses and unspecified punitive damages.

As of December 31, 2019, the Company reported it was a defendant in an aggregate of ten professional and general liability actions, primarily commenced on behalf of two of our former patients and eight of our current or prior tenant’s former patients. However this did not include the following case commenced on behalf of our current tenant’s former patient.

•

On December 2, 2019, a medical negligence action was filed in the State Court of Gwinnett County, Georgia, by Edward Brown against affiliates of Beacon and the Company, on behalf of, and alleging wrongful death of a patient, at the facility known as Southland Health Care and Rehab Center operated by an affiliate of Beacon. The plaintiff is seeking compensatory damages in an amount to be decided by an impartial jury for the actual expenses, other losses, wrongful death and unnecessary suffering in excess of $10,000. The Company is indemnified by affiliates of Beacon in this action. The Company believes that this action lacks merit and the Company intends to take action most favorable to the Company. There is no guarantee that the Company will prevail in this action.

Self-Insurance Reserve

The Company has self-insured against professional and general liability actions since it discontinued its healthcare operations in connection with the Transition. The Company established a self-insurance reserve for these professional and general liability claims, included within “Accrued expenses” in the Company’s audited consolidated balance sheets of $0.2 million and $0.5 million at December 31, 2020, and December 31, 2019, respectively. Additionally at December 31, 2020 and December 31, 2019, approximately $0.1 million and $0.3 million was reserved for settlement amounts in “Accounts payable” in the Company’s audited consolidated balance sheets.

The Company evaluates quarterly the adequacy of its self-insurance reserve based on a number of factors, including: (i) the number of actions pending and the relief sought; (ii) analyses provided by defense counsel, medical experts or other information which comes to light during discovery; (iii) the legal fees and other expenses anticipated to be incurred in defending the  actions; (iv) the status and likely success of any mediation or settlement discussions, including estimated settlement amounts and legal fees and other expenses anticipated to be incurred in such settlement, as applicable; and (v) the venues in which the actions have been filed or will be adjudicated.

In evaluating the adequacy of the self-insurance reserve in connection with the preparation of the Company’s financial statements for the year ended December 31, 2020, the Company also considered: (i) the change in the number of pending actions since December 31, 2019; (ii) the outcome of initial mediation sessions and the status of settlement negotiations; and (iii) defense counsel’s evaluation of estimated legal costs and other expenses if the pending actions were to be litigated to final judgment.

The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgement unless settlement is more advantageous to the Company. The self-insurance reserve primarily reflects the Company’s estimate of settlement amounts for the pending actions, as appropriate, and legal costs of settling or litigating the pending actions, as applicable.

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Other Legal Matters

Aria Bankruptcy Proceeding. On July 17, 2015, the Company made a short-term loan to Highlands Arkansas Holdings, LLC (“HAH”), an affiliate of Aria Health Group, LLC (“Aria”) and nine affiliates of HAH (collectively with HAH, the “Debtors”) for working capital purposes, and, in connection therewith, HAH executed a promissory note (the “HAH Note”) in favor of the Company. Since July 17, 2015, the HAH Note has been amended from time to time and had an outstanding principal balance of approximately $1.0 million that matured on December 31, 2015. On May 31, 2016 HAH filed petitions in the United States Bankruptcy Court for the District of Delaware for relief under Chapter 7. Following venue transfer from the Delaware court, these cases have been settled in the United States Bankruptcy Court for the Eastern District of Arkansas.  On March 13, 2019, the Company and the Chapter 7 bankruptcy trustee entered into an agreement to settle all existing and potential claims with respect to the $1.0 million HAH Note in exchange for $0.1 million which was paid to the Company in 2019.

Ohio Attorney General Action. On January 15, 2020, Ohio Attorney General (the “OAG”) voluntarily dismissed with prejudice all claims pending against the Company, certain subsidiaries of the Company and certain other parties, in the action they filed on October 27, 2016, in the Court of Common Pleas, Franklin County, Ohio. The lawsuit had alleged that defendants, including the Company, submitted improper Medicaid claims for independent laboratory services for glucose blood tests and capillary blood draws.

Hardin & Jesson Action. On August 5, 2019, the Company executed a settlement agreement with Hardin & Jesson pursuant to an action filed in Sebastian County Circuit Court - Fort Smith Division, Arkansas in regards to outstanding amounts for legal services provided to the Company. The settlement agreement provides for an agreed net outstanding liability of $0.3 million and provides for monthly payments by the Company of $13,888 beginning July 1, 2019 and continuing on the first day of each month thereafter until the $0.3 million liability is paid in full. As of the date of filing this Annual Report, the Company has two payments remaining.

NOTE 15. INCOME TAXES

There was no provision for income taxes attributable to continuing or discontinued operations for the years ended December 31, 2020 and 2019.

At December 31, 2020 and 2019, the tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows:

	Year Ended December 31,
(Amounts in 000's)	2020	2019
Net deferred tax asset (liability):
Allowance for doubtful accounts	$301	$52
Accrued expenses	684	661
Net operating loss carry forwards	17,927	17,464
Property, equipment & intangibles	(2,712)	(2,403)
Stock based compensation	210	211
Self-Insurance Reserve	46	113
Interest Expense - Limited under 163(j)	1,868	2,391
Total deferred tax assets	18,324	18,489
Valuation allowance	(18,324)	(18,489)
Net deferred tax liability	$—	$—

The items accounting for the differences between income taxes computed at the federal statutory rate and the provision for income taxes are as follows:

	Year Ended December 31,
	2020	2019
Federal income tax at statutory rate	21.0%	21.0%
State and local taxes	(38.7)%	1.9%
Nondeductible expenses	0.1%	0.2%
Change in valuation allowance	23.9%	(24.2)%
Deferred Tax Adjustments - NOL Expirations	(6.3)%	—
Other	—	1.1%
Effective tax rate	0.0%	0.0%

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As of December 31, 2020, the Company had consolidated federal NOL carry forwards of $77.0 million. As a result of the Tax Reform Act, approximately $11.7 million of NOL’s generated in 2018 and after do not expire and are currently offset by a full valuation allowance. The NOLs generated before December 31, 2018, which amount to $65.3 million begin to expire in 2022 through 2037 and currently are offset by a full valuation allowance. As of December 31, 2020, the Company had consolidated state NOL carry forwards of $39.6 million. These NOLs begin to expire in 2021 through 2040 and currently are offset by a full valuation allowance.

Given the Company’s historical net operating losses, a full valuation allowance has been established on the Company’s net deferred tax assets. The Company has generated additional deferred tax liabilities related to its tax amortization of certain acquired indefinite lived intangible assets because these assets are not amortized for book purposes. The tax amortization in current and future years gives rise to a deferred tax liability which will only reverse at the time of ultimate sale or book impairment. As a result of the Tax Reform Act, NOL carry forwards generated in tax years 2018 and forward have an indefinite life.  For this reason, the Company has taken the position that the deferred tax liability related to the indefinite lived intangibles can be used to support an equal amount of the deferred tax asset related to the NOL carry forwards generated in tax years 2018 and forward.

The Company files federal, state and local income tax returns in the U.S. The Company is generally no longer subject to income tax examinations for years prior to fiscal 2017.

NOTE 16. BENEFIT PLANS

On March 29, 2019, the Company terminated it’s previously sponsored a 401(k) plan, which provided retirement benefits to eligible employees. All employees were eligible once they reached age 21 years and completed one year of eligible service. The Company’s plan allowed eligible employees to contribute up to 20% of their eligible compensation, subject to applicable annual Internal Revenue Code of 1986, as amended, limits. The Company provided 20% matching on employee contributions, up to 5% of the employee’s contribution. Total matching contributions during the year ended December 31, 2019 was approximately $1 thousand.

NOTE 17. RELATED PARTY TRANSACTIONS

McBride Matters

On September 26, 2017, the Company entered into a Settlement Agreement and Mutual Release (the “McBride Settlement Agreement”), with William McBride III, our former Chief Executive Officer and director, pursuant to which, among  other things, and in lieu of any other rights or obligations under Mr. McBride’s employment agreement: (i) the Company agreed to pay Mr. McBride $60,000 in cash for wage claims; (ii) the Company issued to Mr. McBride an Unsecured Negotiable Promissory Note with an original principal amount of $300,000 (the “McBride Note”); (iii) Mr. McBride released the Company from all claims and liabilities, including those arising out of his employment, and his employment agreement, with the Company and his separation therefrom (but excluding claims to enforce the provisions of the McBride Settlement Agreement, the McBride Note and the indemnification provisions under his employment agreement); (iv) the Company released Mr. McBride from all claims and liabilities arising out of his employment, and his employment agreement, with the Company and his separation therefrom (excluding (a) claims for intentional tortious conduct, fraud or arising out criminal misconduct other than in connection with such separation (provided such claims were not known to, or reasonably discoverable by the Company), and (b) claims to enforce the provisions of the McBride Settlement Agreement and the restrictive covenants under the employment agreement); and (v) from after the effective date of the Settlement Agreement, the termination of Mr. McBride’s employment shall be deemed a resignation by Mr. McBride.

The McBride Note accrued interest at an annual rate of 4.0% and principal and interest was payable in 24 equal monthly installments of $13,027, which payments commenced on October 31, 2017 and ended on September 30, 2019. During the year ended December 31, 2019, the Company paid $117,247, to Mr. McBride, in full satisfaction of the McBride Settlement Agreement.

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Rimland Matters

On May 13, 2019, the Company entered into a Settlement Agreement and Mutual Release (the “Rimland Settlement Agreement”), with Allan J. Rimland, our former Chief Executive Officer, Chief Financial Officer, President and director, who voluntarily resigned his employment effective October 17, 2017, pursuant to which, among other things, and in lieu of any other rights or obligations under Mr. Rimland’s employment agreement, the Company agreed to pay Mr. Rimland $85,000 in cash for claimed breach of employment agreement and for certain compensation alleged to be due and owing and Mr. Rimland released the Company from all claims and liabilities, including those arising out of his employment, and his employment agreement, with the Company (but excluding claims to enforce the provisions of the Rimland Settlement Agreement). The Rimland Settlement Agreement provided for two monthly payments of $25,000 paid by June 30, 2019, followed by three monthly payments of $11,667, paid during July 2019, August 2019 and September 2019.

NOTE 18. SUBSEQUENT EVENTS

The Company has evaluated all subsequent events through the date the consolidated financial statements were issued and filed with the SEC. The following is a summary of the material subsequent events.

Wellington – Lease Termination

On December 1, 2020, the Company entered into the Wellington Lease Termination with 3223 Falligant Avenue Associates, L.P. (“Tara Tenant”), 3460 Powder Springs Road Associates, L.P. (“Powder Springs Tenant”, together with Tara Tenant, the “Wellington Tenants”), Wellington (“Guarantor”) and Mansell Court Associates LLC (“Pledgor”). Tenants, Guarantor and Pledgor, together with each of their respective affiliates, shareholders, partners, members, managers, officers, directors and employees thereof, are the “Wellington Parties”.

Per the Wellington Lease Termination, possession, custody, control and operation of the Tara Facility and Powder Springs Facility transitioned from the Wellington Tenants to the Company (the “Wellington Transition”) at 12:01 a.m. on January 1, 2021 (the “Wellington Transition Date”), pursuant to the terms and provisions of the Operations Transfer Agreements (the “OTAs”) which the Company and the Wellington Tenants entered into in connection with the Wellington Lease Termination, which included customary termination events.

Such OTAs were subject to customary closing conditions and representations and warranties. The Wellington Transition was subject to the Georgia Department of Community Health’s (“DCH”) approval of the Change in Ownership Applications (the “Applications”), which such Applications were filed by Regional on December 2, 2020. On the Wellington Transition Date the Tenants: (i) paid all cash on hand at the Facilities to Regional; (ii) transferred and assigned all accounts receivable previously due to the Wellington Tenants as of the Transition Date; and (iii) entered into commercially reasonable Deposit Account Control Agreements with respect to all of the Wellington Tenants’ bank accounts that receive accounts receivable remittances. Additionally, on the Wellington Transition Date, the Company became liable for certain expenses including approximately $1.7 million in bed taxes in arrears. The Security Agreements survive the Wellington Transition and will remain in full force and effect in order to assist Regional in collecting the accounts receivable.

Scheduled rent payments under the Wellington Subleases constituted approximately 23% of the Company’s anticipated annual revenue in 2020. As of December 31, 2020, Regional recorded an estimated allowance of $1.4 million against a rent receivable of $2.7 million from the Wellington Tenants. As of the date of filing this Annual Report, the Company has collected $3.0 million pursuant to the Wellington Lease Termination which obligates the Company to satisfy bed tax arrears of approximately of $1.7 million. The Company can provide no assurance that we will be able to collect any of the estimated rent arrears in excess of the net $1.3 million already collected.

When the Transition occurred, the Wellington Subleases, Guarantees, Pledge Agreements and Subordination Agreements terminated automatically. Additionally, the Wellington Parties and Regional agreed to a mutual release whereby each party releases, acquits, and forever discharges one another from any and all charges, complaints, claims, liabilities, demands, costs, losses, debts, and expenses of any nature whatsoever (including attorneys’ fees and costs actually incurred), known or unknown, suspected or unsuspected, accrued or not accrued, whether in law in equity, that existed from the beginning of time to the Wellington Transition Date.

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Subject only to the OTAs and the Agreement, Regional will not in any way be liable for any contractual obligations or liabilities of the Wellington Parties owed to third parties arising prior to the Wellington Transition Date. Regional will pay and/or assume all vacation days, sick days and paid time off accruing on or before the Wellington Transition Date.

Regional has indemnified the Wellington Parties from liabilities arising from or relating to any unpaid nursing home provider fees relating in any way to the Tara Facility and Powder Springs Facility for the period prior to and/or after December 1, 2020.

Empire – Sublease – Powder Springs Facility

Effective January 1, 2021, Regional leased the Powder Springs Facility to PS Operator an affiliate of Empire, pursuant to the PS Sublease.

The PS Sublease will expire on August 1, 2027, subject to two five-year optional extensions. For the first six months, the base rent under the PS Sublease will equal the Adjusted EBITDAR (as defined in the PS Sublease) of PS Operator to the extent derived from the Powder Springs Facility. For months seven through twenty-four, the base rent will equal 80% of the Adjusted EBITDAR; however, beginning with month thirteen the base rent may not exceed $150,000 per month. Beginning with month twenty-five, the base rent will be $140,000 per month.

For the first three months, if Adjusted EBITDAR (as defined in the PS Sublease) is less than $0, PS Operator will not pay any base rent and the Company would reimburse PS Operator an amount equal to the amount by which each period’s Adjusted EBITDAR is less than $0. Beginning with the fourth month and thereafter, the PS Sublease will be a “triple net” lease with PS Operator responsible for payment of all expenses in addition to rent.

If the monthly average adjusted cash flows of PS Operator (as described in the PS Sublease) is less than $100,000 for any consecutive three-month period after the sixth month of the PS Sublease, then Regional may terminate the PS Sublease subject to the conditions set forth in the PS Sublease. The PS Sublease also includes customary covenants, events of default and indemnification obligations.

Portfolio Stabilization Measure- Operation of the Tara Facility

Effective January 1, 2021, Regional began operating the Tara Facility and entered into the Vero Management Agreement with Vero Health under which Vero is providing management consulting services for the Tara Facility. An affiliate of Vero operates Regional’s Mountain Trace Facility pursuant to a lease between Regional and the affiliate of Vero Health dated February 28, 2019.

Under the Management Agreement, Regional pays Vero Health a monthly management fee equal to 5% of the Adjusted Gross Revenues (as defined in the Vero Management Agreement) of the Tara Facility. The Vero Management Agreement also includes customary covenants, termination provisions and indemnification obligations.

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Item 9.    Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Item 9A.    Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period (the “Evaluation Date”) covered by this Annual Report on Form 10-K (the “Annual Report”). Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the Evaluation Date, our disclosure controls and procedures are effective.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Management evaluated the effectiveness of our internal control over financial reporting as of December 31, 2020. In making this evaluation, management used the framework and criteria set forth in the report entitled Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The COSO framework summarizes each of the components of a company’s internal control system, including: (i) the control environment, (ii) risk assessment, (iii) control activities, (iv) information and communication and (v) monitoring.  Based on this evaluation, management concluded that the Company maintained effective internal control over financial reporting as of December 31, 2020.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. A control system, no matter how well designed and operated, can provide only reasonable, but not absolute, assurance that the control system’s objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefit of controls must be considered relative to their costs.

This Annual Report does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our independent registered public accounting firm pursuant to the rules of the SEC that permit us to provide only management’s report in this Annual Report.

Changes in Internal Control over Financial Reporting

There have not been any changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fourth fiscal quarter of 2020 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.    Other Information

None.

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PART III

Our website address is www.regionalhealthproperties.com. You may obtain free electronic copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports from the investor relations section of our website. These reports are available on our website as soon as reasonably practicable after we electronically file them with the SEC. These reports are also available through the SEC’s website at www.sec.gov.

The charters for the Board’s Compensation Committee (the “Compensation Committee”), the Audit Committee and the Nominating and Corporate Governance Committee are available in the corporate governance subsection of the investor relations section of our website, www.regionalhealthproperties.com, and are also available in print upon written request to the Corporate Secretary, Regional Health Properties, Inc., 454 Satellite Boulevard NW, Suite 100, Suwanee, GA 30024.

Item 10.    Directors, Executive Officers and Corporate Governance

Information About our Executive Officers

The following table sets forth certain information with respect to our executive officers and directors.

Name	Age	Position
Brent Morrison	45	Chief Executive Officer, President and Director
Benjamin A. Waites	59	Chief Financial Officer and Vice President
Michael J. Fox	43	Director
Kenneth W. Taylor	60	Director
David A. Tenwick	83	Director

Directors are elected at each of the Company’s annual meeting of shareholders to serve until the Company’s next annual meeting of shareholders.  The terms of the Company’s current directors expire at the Company’s 2021 annual meeting of shareholders. Executive officers serve at the discretion of the Board. See Part III, Item 11, “Executive Compensation Arrangements” of this Annual Report for more information.

Biographical information with respect to each of our executive officers and directors is set forth below.

Brent Morrison.  Mr. Morrison has served as the Company’s Chief Executive Officer and President since March 25, 2019, as Interim Chief Executive Officer and Interim President from October 18, 2017 to March 24, 2019, and as a director since October 2014. Mr. Morrison is currently the Managing Director of Zuma Capital Management LLC, a position he has held since 2012. Prior thereto, Mr. Morrison was a Research Analyst for Wells Fargo Advisors from 2012 to 2013, the Senior Research Analyst at the Strome Group, a private investment firm, from 2009 to 2012, a Research Analyst at Clocktower Capital, LLC, a global long/short equity hedge fund based in Beverly Hills, California, from 2007 to 2009 and a Vice President of Wilshire Associates, a financial consulting firm, from 1999 to 2007. Mr. Morrison also served on the board of directors of iPass Inc., which provides global enterprises and telecommunications carriers with cloud-based mobility management and Wi-Fi connectivity services, from May 2015 to June 2016. Mr. Morrison’s expertise and background in the financial and equity markets provide experience that the Board considers valuable.

Benjamin A. Waites.  Mr. Waites, has served as the Company’s Chief Financial Officer and Vice President since September 8, 2020. From June 2010 to May 2020, Mr. Waites served as Vice President of Finance and Assistant Treasurer for Cajun Operating Company, Inc., the franchisor and operator of over 1,600 restaurant locations.  From April 2008 to June 2010, Mr. Waites previously served as Chief Accounting Officer of Lavie Healthcare, operator of 125 skilled nursing and rehabilitation centers, and RARE Hospitality, operator of LongHorn Steakhouse and The Capital Grille.  In these positions, Mr. Waites developed and led financial teams that supported domestic and international growth platforms and was instrumental in a variety of strategic and capital transactions.  He started his career in public accounting, with positions in both the Entrepreneurial Services Group and Audit department of Ernst & Young.  Mr. Waites graduated from Harding University and is a Georgia certified public accountant.

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Michael J. Fox.  Mr. Fox has served as a director since October 2013 and Lead Independent Director since April 2015. Mr. Fox is the Chief Executive Officer of Park City Capital, LLC (“Park City”), a value-oriented investment management firm he founded in June 2008. From 2000 to 2008, Mr. Fox worked at J.P. Morgan in New York, most recently as Vice President and Senior Business Services Analyst. As J.P. Morgan’s Senior Business Services Analyst, Mr. Fox headed the firm’s Business Services equity research group from 2005 to 2008.  From 2000 to 2005, Mr. Fox was a member of J.P. Morgan’s Leisure equity research group which was consistently recognized by Institutional Investor’s All America Research Team.  Mr. Fox also serves on the board of directors of Resonant Inc. Mr. Fox’s expertise and background in the financial and equity markets and his involvement in researching the commercial real estate industry provide experience that the Board considers valuable.

Kenneth W. Taylor. Mr. Taylor has served as a director since February 2018. Mr. Taylor is the Chief Financial Officer of H-E Parts International, a division of Hitachi Ltd and a leading supplier of parts, re-manufactured components and equipment to the global mining, heavy construction and energy industries, since March 2019. Previously, Mr. Taylor served as Chief Operations Officer and Chief Financial Officer for Cellairis, a leading supplier of mobile device accessories and repair services through 500 domestic and international franchisee operated company-leased stores since June 2012. Previously, Mr. Taylor served as Chief Operation Officer and Chief Financial Officer, for Anisa International, Inc., a leading manufacturer of cosmetic brushes, from 2009 to 2012, as Chief Financial Officer for InComm Holdings, Inc., a leading supplier of prepaid and gift cards products and networks, from 2004 to 2009, as Chief Financial Officer for The Edge Flooring, a private equity-backed flooring startup manufacturer, from 2003 to 2004, Chief Financial Officer for Numerex Corporation , a leading supplier of IoT products and gateways, from 2002 to 2003, as Chief Financial Officer for Rodenstock NA, Inc., a startup ophthalmic lens manufacturer, from 2001 to 2002, as Corporate Controller for Scientific Games Corporation, a leading supplier of products and services to the global lottery industry, from 1987 to 2000. Since 2010, Mr. Taylor has also served as a director for Thanks Again, LLC, a leading supplier of loyalty and consumer engagement services to global airports. Mr. Taylor’s business and principal financial officer experience provide experience that the Board considers valuable.

David A. Tenwick.  Mr. Tenwick is our founder and has served as a director since our organization was founded in August 1991. Mr. Tenwick also served as Chairman of the Board from our founding until March 2015 and as the Company’s Interim Chief Executive Officer and President from June 1, 2014 to November 1, 2014. Prior to our founding, Mr. Tenwick was an independent business consultant from 1982 to 1990. In this capacity, he has served as a director and an officer of several businesses, including Douglass Financial Corporation, a surety company, and AmeriCare Health & Retirement, Inc., a long-term care management company. From 1967 until 1982, Mr. Tenwick was a director and an officer of Nucorp Energy, Inc., a company which he co-founded. Nucorp Energy was a public company that invested in oil and gas properties and commercial and residential real estate. Prior to founding Nucorp Energy, Mr. Tenwick was an enforcement attorney for the SEC. Mr. Tenwick is a member of the Ohio State Bar Association and was a founding member of the Ohio Assisted Living Association, an association that promotes high quality assisted living throughout the State of Ohio. Mr. Tenwick’s tenure with the Company and legal and business background provide experience that the Board considers valuable.

Arrangements with Directors Regarding Election/Appointment

On October 1, 2013, we entered into a letter agreement (the “Fox Agreement”) with Park City and Mr. Fox pursuant to which the Board appointed Mr. Fox as a director of the Company effective October 23, 2013.

Pursuant to the Fox Agreement, for so long as Mr. Fox serves on the Board as a nominee of the Board, Park City shall take such action as may be required so that all of the capital stock of the Company which is entitled to vote generally in the election of directors (the “Voting Securities”) and is beneficially owned by Park City, or any person who, within the meaning of Rule 12b-2 under the Exchange Act, is “controlling,” “controlled by” or “under common control with” Park City (the “Park City Group”), is voted in favor of each of the Board’s nominees to the Board at any and all meetings of our shareholders or at any adjournment or postponement thereof or in any other circumstance in connection with which a vote, consent or other approval of holders of Voting Securities is sought with respect to the election of any nominee to the Board.

In addition, for so long as Mr. Fox serves on the Board as a nominee of the Board, Park City will not do or agree or commit to do (or encourage any other person to do or agree or commit to do) and will not permit any member of the Park City Group or any affiliate or associate thereof to do or agree or commit to do (or encourage any other person to do or agree or commit to do) any of the following:

(i)

solicit proxies or written consents of shareholders with respect to any Voting Securities, or make, or in any way participate in, any solicitation of any proxy to vote any Voting Securities (other than as conducted by us), or become a participant in any election contest with respect to us;

(ii)

seek to call, or request the call of, a special meeting of shareholders or seek to make, or make, any shareholder proposal at any meeting of shareholders that has not first been approved in writing by the Board;

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(iii)

make any request or seek to obtain, in any fashion that would require public disclosure by us, Park City or their respective affiliates, any waiver or amendment of any provision of the Fox Agreement or take any action restricted thereby; and

(iv)

except as permitted by the Fox Agreement, make or cause to be made any statement or announcement that constitutes an ad hominem attack on us or our officers or directors in any document or report filed with or furnished to the SEC or any other governmental agency or in any press release or other publicly available format.

Furthermore, pursuant to the Fox Agreement, for so long as Mr. Fox serves on the Board as a nominee of the Board, Mr. Fox agrees to comply with all applicable policies and guidelines of the Company and, consistent with his fiduciary duties and his obligations of confidentiality as a member of the Board, to refrain from communicating to anyone any nonpublic information about us that he learns in his capacity as a member of the Board (which agreement shall remain in effect after Mr. Fox leaves the Board). Notwithstanding the foregoing, Mr. Fox may communicate such information to any member of the Park City Group who agrees to be bound by the same confidentiality restrictions applicable to Mr. Fox, provided that Mr. Fox shall be liable for any breach of such confidentiality by any such member. In addition, Mr. Fox has confirmed that each of the other members of the Park City Group has agreed not to trade in any of our securities while in possession of any nonpublic material information about us if and to the extent doing so would be in violation of applicable law or, without the prior written approval of the Board, to trade in any of our securities during any blackout period imposed by us.

Audit Committee of the Board of Directors

The Company has a separately designated Audit Committee which was established in accordance with Section 3(e)(58)(A) of the Exchange Act. The Audit Committee has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The Audit Committee also approves the appointment of the independent registered public accounting firm for the next fiscal year, approves the services to be provided by such firm and the fees for such services, reviews and approves the audit plans, reviews and reports upon various matters affecting the independence of the independent registered public accounting firm and reviews with it the results of the audit and management’s responses.

The Audit Committee was established in 1995, and its charter was adopted in December 2005. The current members of the Audit Committee are Messrs. Fox, Taylor and Tenwick. Each of Messrs. Fox, Taylor and Tenwick is considered “independent,” as independence for Audit Committee members is defined in the applicable rules of the NYSE American listing standards and the rules of the SEC. The Board has designated Mr. Taylor as Chairman of the Audit Committee and has determined that Mr. Taylor is an “audit committee financial expert” as defined by Item 407 of Regulation S-K of the Exchange Act.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of our common stock (the “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Reporting Persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that the Reporting Persons complied with all Section 16(a) filing requirements since January 1, 2020, except that Mr. Waites filed a late report on Form 3 with respect to his appointment as Chief Financial Officer and Vice President.

Code of Ethics

We have adopted a written code of conduct, our Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company (including our principal executive officer, principal financial officer, and principal accounting officer or controller, and any person performing similar functions). Our Code of Business Conduct and Ethics is available in the corporate governance subsection of the investor relations page of our website, www.regionalhealthproperties.com, and is also available in print upon written request to our Corporate Secretary, Regional Health Properties, Inc., 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024.

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Item 11.    Executive Compensation.

Summary Compensation Table

The following table sets forth the compensation awarded to, paid to or earned by or accrued for our principal executive officer and our other most highly compensated executive officers whose total compensation exceeded $100,000 for the years ended December 31, 2020 and December 31, 2019 (collectively, our “named executive officers”):

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	All Other Compensation ($)		Total ($)
Brent Morrison*	2020	180,000		—	—	29,892	(1)	209,892
Chief Executive Officer, President and Director
(principal executive officer)	2019	135,000	(2)	45,000	—	83,415	(3)	263,415

E. Clinton Cain**	2020	93,750		—	—	67,513	(4)	161,263
Former Interim Chief Financial Officer, Former Senior Vice President
and Former Chief Accounting Officer	2019	150,000		37,500	—	—		187,500
(former principal accounting officer)
Benjamin A. Waites***	2020	54,665	(5)	—	—	—		54,665
Chief Financial Officer and Vice President
(principal financial officer)	2019	—		—	—	—		—

*Mr. Morrison, a director of the Company since October 2014, commenced serving as the Company’s Chief Executive Officer and President (and principal executive officer) on March 25, 2019 (when he became an employee of the Company). Mr. Morrison previously served as the Company’s Interim Chief Executive Officer and Interim President (and principal executive officer) from October 18, 2017 until March 24, 2019 (during which time he was a non-employee, independent contractor to the Company).

**Mr. Cain served as the Company’s Interim Chief Financial Officer (and principal financial and accounting officer) from October 18, 2017 until August 15, 2020.

***Mr. Waites commenced serving as the Company’s Chief Financial Officer and Vice President (and principal financial officer) on September 8, 2020.

(1)	Represents: $29,892 reimbursed for housing expenses in connection with his duties as Chief Executive Officer and President. See “Executive Compensation Arrangements” below.
(2)	Represents the amount of Mr. Morrison’s pro-rata annual salary of $180,000, paid to Mr. Morrison as an employee from March 25, 2019 through December 31, 2019.
(3)

Represents: (i) director compensation paid to Mr. Morrison as a non-employee director from January 1, 2019 through March 24, 2019 of $5,548; (ii) $32,867 reimbursed for housing expenses, commuting to and from work, and relocation expenses in connection with his duties as Interim Chief Executive Officer and Interim President from January 1, 2019 through March 24, 2019; and (iii) $45,000 paid for his services as Interim Chief Executive Officer and Interim President from January 1, 2019 through March 24, 2019.  See “Executive Compensation Arrangements” below.

(4)

Represents: (i) $10,475 accrued employee vacation payout; and (ii) $57,038 non-employee consulting fees, earned in accordance with a consulting agreement, by Mr. Cain subsequent to August 15, 2020. See “Compensation Arrangements With Former Executive Officers below” below.

(5)	Represents the amount of Mr. Waites’s pro-rata annual salary of $175,000, paid to Mr. Waites as an employee from September 8, 2020 through December 31, 2020.

Executive Compensation Arrangements

Mr. Morrison. Mr. Morrison, a director of the Company since October 2014, commenced serving as the Company’s Chief Executive Officer and President (and principal executive officer) on March 25, 2019 and served as Interim Chief Executive Officer and Interim President (and principal executive officer) from October 18, 2017 to March 24, 2019.

On November 17, 2017, the Board and the Compensation Committee of the Board determined that Mr. Morrison shall receive, as compensation for his service as a non-employee Interim Chief Executive Officer and Interim President, a cash payment in the amount of $15,000 per month, without withholdings, payable on a date to be determined by Mr. Morrison, as well as reimbursement for reasonable travel and other out-of-pocket expenses incurred by Mr. Morrison in connection with the performance of his duties as Interim Chief Executive Officer and Interim President.

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On March 25, 2019, upon the Board’s appointment of Mr. Morrison as the Company’s Chief Executive Officer and President, the Board and the Compensation Committee determined that that Mr. Morrison’s then-current compensation plan will remain place, with withholdings as an employee, until the Company negotiates and executes an Employment Agreement with Mr. Morrison.

On June 3, 2019, the Board approved a one-time bonus equal to three months of his current salary in the amount of $45,000 paid upon the closing of the four building sale to MED and upon repayment of the amounts owed to Pinecone.

Benjamin A. Waites.  Mr. Waites has served as the Company’s Chief Financial Officer since September 8, 2020. In connection with Mr. Waites’ appointment by the Board as Chief Financial Officer and Vice President on September 4, 2020, the Company and Mr. Waites executed an offer letter pursuant to which Mr. Waites will receive an annual salary of $175,000 and will be eligible for a bonus based upon a predetermined bonus structure. Mr. Waite’s employment with the Company is “at will” and he or the Company can terminate his employment with or without cause at any time.

Compensation Arrangements With Former Executive Officers

E. Clinton Cain.  Mr. Cain resigned from the Company effective August 15, 2020, after serving as the Company’s Interim Chief Financial Officer, Senior Vice President and Chief Accounting Officer since October 18, 2017 and its Senior Vice President, Chief Accounting Officer and Controller since February 4, 2016.  Pursuant to a Consulting Agreement executed September 2, 2020, and effective August 16, 2020, Mr. Cain agreed to provide to the Company certain consulting and transition services and to serve, on an interim basis, as the Company’s principal financial officer and principal accounting officer. Mr. Cain ceased serving as the principal financial officer and principal accounting officer upon Mr. Waites commencing his service as Chief Financial Officer and Vice President (and principal financial officer and principal accounting office), and Mr. Cain has continued to provide consulting services since such date. The Consulting Agreement provides compensation to Mr. Cain of up to $165 per hour depending on the nature of tasks required. The Company can terminate the Consulting Agreement at any time upon notice to Mr. Cain.

On June 3, 2019, the Board approved a one-time bonus equal to three months of Mr. Cain’s current salary in the amount of $37,500, which was paid in cash upon the closing of our sale of four healthcare properties to MED and upon repayment of the amounts owed to Pinecone.

Retirement Programs

Our retirement programs were designed to facilitate the retirement of employees, including our named executive officers, who have performed for us over the long term.  Until March 29, 2019, we maintained a 401(k) plan with a match of 20% of the first 5% of an employee’s contribution as well as non-qualified employee stock purchase program.  The terms of these plans are essentially the same for all employees.  Our named executive officers participated in the plans on the same basis as all other employees.  We do not provide our named executive officers any special retirement benefits.

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Outstanding Equity Awards at Fiscal Year-End Table

The Outstanding Equity Awards at Fiscal Year-End table below sets forth information regarding the outstanding equity awards held by our named executive officers as of December 31, 2020:

	OPTION AWARDS*				STOCK AWARDS*
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)— Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Award: Total Number of Unearned Shares, Units or Other Rights that have Not Vested		Equity Incentive Plan Award: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested
Brent Morrison, Chief Executive Officer, President and Director	4,323	—	$46.80	12/17/2024	3,476	(1)	$12,444
(principal executive officer)
Benjamin A. Waites 'Chief Financial Officer and Vice President	—	—	$—	—	—		$—
(principal financial officer)
E. Clinton Cain, Former Interim Chief Financial Officer, Former Senior Vice President and Former Chief Accounting Officer	—	—	$—	—	—		$—
(former principal financial officer and former principal accounting officer)

*

Reflects our one-for-twelve Reverse Stock Split that became effective on December 31, 2018. See Part II, Item 8, Financial Statements and Supplemental Data, Note 1 – Summary of Significant Accounting Policies in this Annual Report for further information.

(1)	Restricted shares vest on the following schedule: 3,476 shares on January 1, 2021.

Director Compensation

Director Compensation and Reimbursement Arrangements

On March 10, 2021, the Board and the Compensation Committee approved the Company’s director compensation plan for the year ending December 31, 2021. Pursuant to this plan, 2021 director fees for all directors (excluding Mr. Morrison), were set at $24,000 payable in cash in monthly payments of $2,000.

On March 13, 2020, the Board and the Compensation Committee approved the Company’s director compensation plan for the year ending December 31, 2020. Pursuant to this plan, 2020 director fees for all directors (excluding Mr. Morrison), were set at $24,000 payable in cash in monthly payments of $2,000.

In addition, each director also received, or will receive, a payment of $1,000 in cash for each in-person Board meeting and each in-person shareholder meeting attended during the year ended December 31, 2021 and ending December 31, 2020.  Directors are also reimbursed for travel and other out-of-pocket expenses in connection with their duties as directors.

Director Compensation Table

The following table sets forth information regarding compensation paid to our non-employee directors for the year ended December 31, 2020. Directors who are employed by us do not receive any compensation for their activities related to serving on the Board:

Name	Fees earned or paid in cash $	Stock awards $	All other compensation (1) $	Total $
Michael J. Fox	24,000	—	—	24,000
Kenneth W. Taylor	24,000	—	1,000	25,000
David A. Tenwick	24,000	—	607	24,607

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(1)	The amounts set forth reflect amounts reimbursed for in person attendance of Board meetings and the associated other out-of-pocket expenses in connection with their duties as directors.

The number of outstanding exercisable and unexercisable options and warrants, and the number of unvested shares of restricted stock held by each of our non-employee directors as of December 31, 2020 are shown below:

	As of December 31, 2020
	Number of Shares Subject to Outstanding Options or Warrants (1)		Number of Shares of Unvested (1)
Director	Exercisable	Unexercisable	Restricted Stock
Michael J. Fox (2)	6,129	—	3,476
Kenneth W. Taylor (3)	—	—	3,187
David A. Tenwick (4)	2,315	—	3,476

(1)

Reflects our one-for-twelve Reverse Stock Split that became effective on December 31, 2018. See Part II, Item 8, Financial Statements and Supplemental Data, Note 1 – Summary of Significant Accounting Policies in this Annual Report for further information.

(2)

Includes: (i) options to purchase 1,806 shares of common stock, with an expiration date of January 1, 2024, at an exercise price of $48.72 per share; (ii) options to purchase 4,323 shares of common stock, with an expiration date of December 17, 2024, at an exercise price of $46.80 per share; and (iii) 3,476 shares of restricted common stock which vested on January 1, 2021.

(3)	Represents shares of restricted common stock which vested on January 1, 2021.
(4)

Includes: (i) options to purchase 2,315 shares of common stock, with an expiration date of January 1, 2024, at an exercise price of $48.72 per share; and (ii) 3,476 shares of restricted common stock which vested on January 1, 2021.

Purpose of the Compensation Committee of the Board of Directors

The Compensation Committee advises the Board with respect to the compensation of each senior executive and each member of the Board. The Compensation Committee is also charged with the oversight of compensation plans and practices for all employees of the Company. The Compensation Committee relies upon data made available for the purpose of providing information on organizations of similar or larger scale engaged in similar activities. The purpose of the Compensation Committee’s activity is to assure that the Company’s resources are used appropriately to recruit and maintain competent and talented executives and employees able to operate and grow the Company successfully.

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Item 12.    Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Beneficial Ownership of Common Stock

The following table furnishes information, as of March 15, 2021, as to shares of the common stock beneficially owned by: (i) each person or entity known to us to be the beneficial owner of more than 5% of the common stock, (ii) each of our directors and our named executive officers identified in Part III, Item 11., “Executive Compensation - Summary Compensation Table” of this Annual Report; and (iii) our directors and executive officers as a group. As of March 15, 2021, there were 1,688,219 shares of common stock outstanding.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (a) (2)		Percent of Outstanding Common Stock (3)
5% Beneficial Owners (Excluding Directors and Named Executive Officers):
Christopher Brogdon (4)	85,390	(6)	5.1%
Connie B. Brogdon (5)	85,390	(7)	5.1%
Directors and Named Executive Officers:
Michael J. Fox	84,121	(8)	5.0%
David A. Tenwick	54,300	(9)	3.2%
Brent Morrison	19,816	(10)	1.2%
Kenneth W. Taylor	9,562	(11)	*
E. Clinton Cain**	650	(12)	*
Benjamin A. Waites	—		*
All Directors and Executive Officers as a Group:	168,449		9.9%

(a)

Reflects our one-for-twelve Reverse Stock Split that became effective on December 31, 2018. See Part II, Item 8, Financial Statements and Supplemental Data, Note 1 – Summary of Significant Accounting Policies in this Annual Report for further information.

*	Less than one percent.
**	Mr. Cain ceased serving as the Company’s Interim Chief Financial Officer (and principal financial officer) on August 15, 2020.
(1)	The address for each of our directors and executive officers is c/o Regional Health Properties, Inc., 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024.
(2)	Except as otherwise specified, each individual has sole and direct beneficial voting and dispositive power with respect to shares of the common stock indicated.
(3)	Percentage is calculated based on 1,688,219 shares of common stock outstanding as of March 15, 2021.
(4)	The address for Mr. Brogdon is 88 West Paces Ferry Road N.W., Atlanta, Georgia 30305.
(5)	The address for Ms. Brogdon is 88 West Paces Ferry Road N.W., Atlanta, Georgia 30305.
(6)

Includes: (i) 20,044 shares of common stock held directly by Mr. Brogdon; and (ii) 65,346 shares of common stock held by Connie B. Brogdon (his spouse). Share information is based on a Form 4 filed with the SEC on December 17, 2014 and other information known to the Company.

(7)

Includes: (i) 20,044 shares of common stock held directly by Mr. Brogdon (her spouse); and (ii) 65,346 shares of common stock held by Ms. Brogdon. Share information is based on a Form 4 filed with the SEC on December 2, 2014 and other information known to the Company.

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(8)

The information set forth in this table regarding Michael J. Fox is based on a Schedule 13 D/A filed with the SEC on April 4, 2017 and other information known to the Company. Includes: (i) 15,492 shares of common stock held directly by Mr. Fox; (ii) 62,500 shares of common stock held by affiliates of Mr. Fox; (iii) options to purchase 1,806 shares of common stock held directly by Mr. Fox at an exercise price of $48.72 per share; and (iv) options to purchase 4,323 of common stock held directly by Mr. Fox at an exercise price of $46.80 per share. See Part III, Item 10, “Directors, Executive Officers and Corporate Governance - Arrangements with Directors Regarding Election/Appointment” in this Annual Report”

(9)	Includes: (i) 51,985 shares of common stock held by Mr. Tenwick; and (ii) options to purchase 2,315 shares of common stock at an exercise price of $48.72 per share.
(10)	Includes: (i) 15,493 shares of common stock held by Mr. Morrison; and (ii) options to purchase 4,323 shares of common stock held by Mr. Morrison at an exercise price of $46.80 per share.
(11)	Includes 9,562 shares of common stock held by Mr. Taylor.
(12)	Includes 650 shares of common stock held by Mr. Cain.

Equity Compensation Plan Information

The following table sets forth additional information as of December 31, 2020, with respect to shares of the common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to the shareholders for approval. The information includes the number of shares covered by and the weighted average exercise price of outstanding options and warrants and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights. A one-for-twelve Reverse Stock Split became effective on December 31, 2018 for all issued and outstanding shares, including amounts authorized for issuance under the equity incentive plans. Accordingly, all share and per share amounts have been adjusted to reflect this Reverse Stock Split for all periods presented.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants		Weighted -Average Exercise Price of Outstanding Options, Warrants	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	13,406	(2)	$47.53	250,000	(1)
Equity compensation plans not approved by security holders (3)	57,552		$52.09	---
Total	70,958		$51.23	250,000
(1)	Represents shares available for future issuance under the 2020 Plan, which was approved by the Company’s shareholders on December 16, 2020 at the 2020 Annual Meeting of Shareholders of the Company.
(2)	Represents options issued pursuant to the Company’s 2011 Stock Incentive Plan, which was approved by our shareholders.
(3)

Represents warrants issued outside of our shareholder approved plan as described below. The warrants listed below contain certain anti-dilution adjustments and, therefore, were adjusted for stock dividends in October 2010, October 2011, and October 2012, if and as applicable. The share numbers and exercise prices below reflect all such applicable adjustments.

•

On December 19, 2011, we issued to David Rubenstein, as inducement to become our Chief Operating Officer, ten-year warrants, which as of December 31, 2020 represent the right to purchase an aggregate 14,583 shares of common stock at exercises prices per share ranging from $47.16 to $54.96, and may be exercised for cash or on a cashless exercise basis. All such warrants are fully vested.

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•

On December 28, 2012, we issued to Strome Alpha Offshore, Ltd., as partial consideration for providing certain financing to the Company, a ten-year warrant to purchase 4,167 shares of common stock at an exercise price per share of $45.60. Such warrant is fully vested.

•

On May 15, 2013, we issued to Ronald W. Fleming, as an inducement to become our then Chief Financial Officer, a ten-year warrant, which as of December 31, 2020, represents the right to purchase 1,945 shares of common stock at an exercise price of $70.80, and may be exercised for cash or on a cashless exercise basis. Such warrant is fully vested.

•

On November 26, 2013, we issued to an investor relations firm, as partial consideration for providing certain investor relations services to the Company, a ten-year warrant to purchase 834 shares of common stock at an exercise price per share of $47.52. Such warrant is fully vested.

•

On March 28, 2014, we issued to the placement agents in the Company’s offering of subordinated convertible promissory notes issued in 2014, as partial compensation for serving as placement agents in such offering, five-year warrants to purchase an aggregate of 4,078 shares of common stock at an exercise price per share of $54.00. Such warrants are fully vested.

•

On October 10, 2014, we issued to William McBride III, as an inducement to become our Chief Executive Officer, a ten-year warrant to purchase 25,000 shares of common stock, of which 8,333 shares were forfeited on April 17, 2017 upon his separation from the Company, at an exercise price per share of $53.88. The balance of such warrant is fully vested and may be exercised for cash or on a cashless basis.

•

On April 1, 2015, we issued to Allan J. Rimland, as an incentive to become our then President and Chief Financial Officer, a ten-year warrant to purchase 22,917 shares of common stock, of which 7,639 shares were forfeited on October 17, 2017 upon his resignation from the Company, at an exercise price per share equal to $51.00. The balance of such warrant is fully vested and may be exercised for cash or on a cashless exercise basis.

Item 13.    Certain Relationships and Related Transactions, and Director Independence

Related Party Transactions

Letter Agreement. On March 3, 2014, the Company entered into a letter agreement with Christopher F. Brogdon (a former officer and director of the Company) and entities controlled by him, pursuant to which, among other things: (i) the parties agreed to terminate the management agreements between subsidiaries of the Company and certain Brogdon entities; and (ii) Mr. Brogdon executed a promissory note in favor of the Company with an original principal amount of $523,663, which represented amounts owed by the Brogdon entities pursuant to the management agreements, among other items (the “Brogdon Note”). After March 3, 2014, the principal amounts under the Brogdon Note were modified based on affiliate current account balances relating to items such a property taxes, receipts from sales of underlying property and other charges owing.

On October 10, 2014, Riverchase Village ADK, LLC, an entity then controlled by Mr. Brogdon (“Riverchase”), issued a promissory note in favor of the Company in the principal amount of $177,323 (the “Riverchase Note”), which represented amounts paid by the Company for property taxes for, and revenue bond obligations with respect to, the Riverchase Village facility, an assisted living facility located in Hoover, Alabama and owned by Riverchase. Riverchase financed its purchase of the Riverchase Village facility using such revenue bonds, and the Company guaranteed Riverchase’s obligations thereunder.

During the twelve months ended December 31, 2019, the Company determined that it would be unprofitable for the Company to continue to pursue settlement of the fully provisioned outstanding balances under the Brogdon Note and the Riverchase Note following Mr. Brogdon and his wife’s Chapter 11 voluntary bankruptcy petition filed on September 15, 2017 in the United States Bankruptcy Court for the Northern District of Georgia. At the time of such determination, the amounts owed under the Brogdon Note and the Riverchase Note were $268,663 and $95,000, respectively.

Personal Guarantor on Loan Agreements. Mr. Brogdon serves as personal guarantor on one certain loan agreement entered into by the Company prior to 2015. At December 31, 2020 and December 31, 2019, the total outstanding principal owed under such loan agreements was approximately $5.1 million and $5.2 million, respectively.

For a description of arrangements with Mr. Fox (a director of the Company, see “Arrangements with Directors Regarding Election/Appointment” in Part III, Item 10.  - Directors, Executive Officers and Corporate Governance in this Annual Report.

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Approval of Related Party Transactions

Each of the foregoing transactions was approved by the independent members of the Board without the related party having input with respect to the discussion of such approval. In addition, the Board believes that each of the foregoing transactions was necessary for the Company’s business and is on terms no less favorable to the Company than could be obtained from independent third parties. The Company’s policy requiring that independent directors approve any related party transaction is not evidenced by writing but has been the Company’s consistent practice.

Director Independence

The NYSE American listing standards for smaller reporting companies require that at least 50% of the members of a listed company’s Board qualify as “independent,” as defined under NYSE American rules and as affirmatively determined by the company’s Board. After review of all the relevant transactions and relationships between each director (and his family members) and the Company, senior management and our independent registered public accounting firm, the Board affirmatively determined that at all times during the year ended December 31, 2020, and through the date of filing this Annual Report, the following directors (while serving as such) were independent within the meaning of applicable NYSE American rules: Messrs. Fox, Tenwick and Taylor.

For purposes of determining the independence of Mr. Fox, the Board considered the Fox Agreement. See “Arrangements with Directors Regarding Election/Appointment” in Part III, Item 10.  - Directors, Executive Officers and Corporate Governance of this Annual Report.

Item 14.    Principal Accountant Fees and Services

Pursuant to appointment by the Audit Committee, Cherry Bekaert, LLP (“Cherry Bekaert”) has audited the financial statements of the Company and its subsidiaries for the years ended December 31, 2020 and 2019, respectively.

The following table sets forth the aggregate fees that Cherry Bekaert billed or will bill to the Company for the years ended December 31, 2020 and 2019, respectively. All of the fees were approved by the Audit Committee in accordance with its policies and procedures.

	Year Ended December 31,
(Amounts in 000's)	2020	2019
Audit fees (total)(1)	$236	$231
Audit-related fees (total)(2)	—	—
Tax fees	—	—
All other fees	—	—
Cherry Bekaert Total fees	$236	$231

(1)

Audit fees include fees associated with professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q during the twelve months ended December 31, 2020 and 2019.

(2)	Audit related fees include fees for additional services related to acquisitions, registration statements and other regulatory filings.

Pre-Approval Policy

The Audit Committee is required to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to completion of the audit. The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm in 2020 and 2019.

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PART IV

Item 15.    Exhibits and Financial Statement Schedules

(a)(1) Financial Statements.    The following financial statements of Regional Health Properties, Inc. and its Subsidiaries are included in Part II, Item 8 of this Annual Report.

(i)	Consolidated Balance Sheets—December 31, 2020 and 2019;
(ii)	Consolidated Statements of Operations—Years ended December 31, 2020 and 2019;
(iii)	Consolidated Statements of Stockholders’ Equity—Years ended December 31, 2020 and 2019;
(iv)	Consolidated Statements of Cash Flows—Years ended December 31, 2020 and 2019; and
(v)	Notes to Consolidated Financial Statements.

(a)(2) Financial Statement Schedules.    Financial statement schedules are omitted because they are not required, are not material, are not applicable, or the required information is shown in the financial statements or notes thereto.

(a)(3) Exhibits.    A list of the Exhibits required by Item 601 of Regulation S-K to be filed as a part of this Annual Report is shown on the “Exhibit Index” filed herewith and incorporated herein by this reference.

In reviewing the agreements included as exhibits to this Annual Report, investors are reminded that they are included to provide information regarding their terms and are not intended to provide any other factual or disclosure information about Regional or the other parties to the agreements. Some of the agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	Should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•

Have been qualified by the disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	May apply standards of materiality in a way that is different from what may be viewed as material to you or other investors, and
•	Were made only as of the date of the applicable agreement or such other date or dates may be specified in the agreement and are subject to more recent developments.

Accordingly, the representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about us may be found elsewhere in this Annual Report and our other public filings with the SEC, which are available without charge on our website at www.regionalhealthproperties.com.

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EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
2.1	Asset Purchase Agreement, dated March 8, 2017, by and between Meadowood Retirement Village, LLC, and Meadowood Properties, LLC, and AdCare Health Systems, Inc.	Incorporated by reference to Exhibit 2.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017
2.2	Agreement and Plan of Merger by and between AdCare Health Systems, Inc., and Regional Health Properties, Inc., dated July 7, 2017	Incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on July 11, 2017
3.1	Amended and Restated Bylaws of Regional Health Properties, Inc., effective September 21, 2017	Incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017
3.2	Amended and Restated Articles of Incorporation of Regional Health Properties, Inc., effective September 21, 2017	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017
3.3	Certificate of Merger, effective September 29, 2017	Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017
3.4	Articles of Amendment to Amended and Restated Articles of Incorporation of Regional Health Properties, Inc., effective December 31, 2018	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12 filed on December 28, 2018
4.1	Form of Common Stock Certificate of Regional Health Properties, Inc.	Incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017
4.2	Description of Regional Health Properties, Inc. Capital Stock	Incorporated by reference to Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
4.3*	2005 Stock Option Plan of AdCare Health Systems, Inc.	Incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011
4.4*	AdCare Health Systems, Inc. 2011 Stock Incentive Plan	Incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011
4.5*	Regional Health Properties, Inc. 2020 Equity Incentive Plan	Incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed December 17, 2020
4.6*	Form of Non-Statutory Stock Option Agreement	Incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011
4.7*	Form of Incentive Stock Option Agreement	Incorporated by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011
4.8*	Warrant to Purchase Shares of Common Stock, dated March 31, 2011, issued by AdCare Health Systems, Inc. to Cantone Research, Inc.	Incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-3 (File No. 333-175541)
4.9	Registration Rights Agreement, dated April 29, 2011, by and among AdCare Health Systems, Inc. and the investors named therein	Incorporated by reference to Exhibit 4.5 to the Registrant’s Form S-3 (File No. 333-175541)
4.10	Registration Rights Agreement, dated March 31, 2011, by and among AdCare Health Systems, Inc. and the investors named therein	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-3 (File No. 333-175541)

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Exhibit No.	Description	Method of Filing
4.11	Form of Registration Rights Agreement, dated as of June 28, 2012, between AdCare Health Systems, Inc. and the Buyers signatory thereto	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed July 5, 2012
4.12	Form of Warrant to Purchase Common Stock of the Company	Incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-3 (File No. 333-175541)
4.13	Warrant to Purchase 312,500 Shares of Common Stock, dated April 1, 2012, issued by AdCare Health Systems, Inc. to Strome Alpha Offshore Ltd.	Incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012
4.14	Warrant to Purchase 300,000 Shares of Common Stock, dated March 30, 2012, issued by AdCare Health Systems, Inc. to Cantone Asset Management LLC	Incorporated by reference to Exhibit 4.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012
4.15	Warrant to Purchase 100,000 Shares of Common Stock, dated July 2, 2012, issued by AdCare Health Systems, Inc. to Cantone Research, Inc.	Incorporated by reference to Exhibit 4.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012
4.16	Warrant to Purchase 50,000 Shares of Common Stock, dated December 28, 2012, issued by AdCare Health Systems, Inc. to Strome Alpha Offshore Ltd.	Incorporated by reference to Exhibit 4.21 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
4.17	Warrant to Purchase 15,000 Shares of Common Stock, dated August 31, 2012, issued by AdCare Health Systems, Inc. to Hayden IR, LLC	Incorporated by reference to Exhibit 4.22 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
4.18*	Warrant to Purchase 70,000 Shares of Common Stock, dated May 15, 2013, issued by AdCare Health Systems, Inc. to Ronald W. Fleming	Incorporated by reference to Exhibit 4.23 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
4.19	Warrant to Purchase 75,000 shares of Common Stock, dated October 26, 2013, issued by AdCare Health Systems, Inc. to Cantone Research, Inc.	Incorporated by reference to Exhibit 4.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013
4.20	Form of Registration Rights Agreement, dated March 28, 2014, by and among AdCare Health Systems, Inc. and the investors named therein	Incorporated by reference to Exhibit 4.23 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013
4.21

Form of Warrant, dated March 28, 2014, issued by AdCare Health Systems, Inc. to the placement agent and its affiliates in connection with the offering of 10% Subordinated Convertible Notes Due April 30, 2015

Incorporated by reference to Exhibit 4.3 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014
4.22	Form of Warrant granted to management to Purchase Shares of AdCare Health Systems, Inc. dated November 20, 2007	Incorporated by reference to Exhibit 10.23 of the Registrant’s annual report on form 10-KSB as amended March 31, 2008
4.23*	Unsecured Promissory Note, pursuant to Settlement Agreement dated September 26, 2017, effective October 4, 2017 by and between Regional Health Properties Inc., and William McBride, III	Incorporated by reference to Exhibit 4.17 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 14, 2017
10.1*	Employment Agreement between AdCare Health Systems, Inc. and David A. Tenwick, dated September 1, 2008	Incorporated by reference to Exhibit 99.1 of the Registrant’s Form 8-K filed September 8, 2008
10.2	Regulatory Agreement and Mortgage Note between The Pavilion Care Center, LLC and Red Mortgage Capital, Inc., in the original amount of $2,108,800 dated November 27, 2007	Incorporated by reference to Exhibit 10.24 of the Registrant’s annual report on form 10-KSB as amended March 31, 2008
10.3	Regulatory Agreement and Mortgage Note between Hearth & Care of Greenfield and Red Mortgage Capital, Inc., in the original amount of $2,524,800 dated July 29, 2008	Incorporated by reference to Exhibit 10.31 of the Registrant’s annual report on form 10-K filed March 31, 2009
10.4	Loan Agreement and Secured Promissory Note between Coosa Nursing ADK, LLC, and Metro City Bank in the original amount of $7,500,000 dated September 30, 2010	Incorporated by reference to Exhibits 10.1 and 10.2 of the Registrant’s Form 8-K filed October 6, 2010

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Exhibit No.	Description	Method of Filing
10.5	Mt. Kenn Property Holdings, LLC Deed to Secure Debt, Assignment of Rents and Security Agreement dated April 29, 2011	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed May 5, 2011
10.6	CP Property Holdings, LLC Loan Agreement dated May 27, 2011	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed June 6, 2011
10.7	Form of Promissory Note, issued by Mount Trace Nursing ADK, LLC	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed June 16, 2011
10.8	Amendment, dated June 22, 2011, between Hearth & Home of Ohio, Inc. and Christopher F. Brogdon	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed June 28, 2011
10.9	Guaranty, dated May 26, 2011, made by Christopher F. Brogdon	Incorporated by reference to Exhibit 10.34 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011
10.10	Guaranty, dated May 26, 2011, made by Connie B. Brogdon	Incorporated by reference to Exhibit 10.35 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011
10.11	Commercial Guaranty, dated May 25, 2011,made by Christopher F. Brogdon	Incorporated by reference to Exhibit 10.39 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011
10.12	Commercial Guaranty, dated May 25, 2011, made by Connie B. Brogdon	Incorporated by reference to Exhibit 10.35 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011
10.13	Loan Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan #47671350-10	Incorporated by reference to Exhibit 10.42 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011
10.14	Term Note, dated July 27, 2011, made by Erin Property Holdings, LLC in favor of Bank of Atlanta, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011
10.15	Note, dated July 27, 2011, made by Erin Property Holdings, LLC, in favor of Bank of Atlanta, with respect to the SBA Loan	Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.16	Term Loan Agreement, dated July 27, 2011, among Erin Property Holdings, LLC, Erin Nursing, LLC, AdCare Health Systems, Inc. and Bank of Atlanta, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.17	Loan Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan	Incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.18	Deed to Secure Debt and Security Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.19	Deed to Secure Debt and Security Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan	Incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.20	Assignment of Leases and Rents, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

A-1-114

Exhibit No.	Description	Method of Filing
10.21	Assignment of Leases and Rents, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan	Incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.22	Indemnity Agreement, Regarding Hazardous Materials, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.23	Indemnity Agreement, Regarding Hazardous Materials, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.24	Security Agreement, dated July 27, 2011, between Erin Property Holdings, LLC, Erin Nursing, LLC and Bank of Atlanta, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.11 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.25	Security Agreement, dated July 27, 2011, between Erin Property Holdings, LLC, Erin Nursing, LLC and Bank of Atlanta, with respect to the SBA Loan	Incorporated by reference to Exhibit 10.12 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.26	Guaranty, dated July 27, 2011, made by Erin Nursing, LLC, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.13 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.27	Guaranty, dated July 27, 2011, made by AdCare Health Systems, Inc., with respect to the USDA Loan	Incorporated by reference to Exhibit 10.14 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.28	Unconditional Guaranty Business and Industry Guarantee Loan Program, dated July 27, 2011, made by Erin Nursing, LLC, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.15 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.29	Unconditional Guarantee Business and Industry Guarantee Loan Program, dated July 27, 2011, made by AdCare Health Systems, Inc., with respect to the USDA Loan	Incorporated by reference to Exhibit 10.16 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.30	Unconditional Guarantee, dated July 27, 2011, made by Erin Nursing, LLC, with respect to the SBA Loan	Incorporated by reference to Exhibit 10.17 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.31	Unconditional Guarantee, dated July 27, 2011, made by AdCare Health Systems, Inc., with respect to the SBA Loan	Incorporated by reference to Exhibit 10.18 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.32	Escrow Agreement, dated July 27, 2011, between Erin Property Holdings, LLC, Bank of Atlanta, and Bank of Atlanta as Escrow Agent, with respect to the USDA Loan and the SBA Loan	Incorporated by reference to Exhibit 10.19 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.33	Loan Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan #47671350-10	Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011
10.34	Loan Agreement, dated September 6, 2011, by and between CP Property Holdings, LLC; CP Nursing, LLC; and Economic Development Corporation of Fulton County	Incorporated by reference to Exhibit 10.43 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011
10.35	Promissory Note, dated September 6, 2011, issued by CP Property Holdings, LLC, in favor of Economic Development Corporation of Fulton County, in the amount of $2,034,000	Incorporated by reference to Exhibit 10.44 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011
10.36	Deed to Secure Debt and Security Agreement, made an entered into September 6, 2011, by and between CP Property Holdings, LLC and Economic Development Corporation of Fulton County	Incorporated by reference to Exhibit 10.45 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011

A-1-115

Exhibit No.	Description	Method of Filing
10.37

Security Agreement, made and entered into as of September 6, 2011, between CP Property Holdings, LLC and CP Nursing, LLC, as grantors, and Economic Development Corporation of Fulton County, as the secured party

Incorporated by reference to Exhibit 10.46 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011
10.38	Unconditional Guarantee, dated September 6, 2011, issued by AdCare Health Systems, Inc. in favor of Economic Development Corporation of Fulton County	Incorporated by reference to Exhibit 10.47 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011
10.39	Unconditional Guarantee, dated September 6, 2011, issued by CP Nursing, LLC in favor of Economic Development Corporation of Fulton County	Incorporated by reference to Exhibit 10.48 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011
10.40	Unconditional Guarantee, dated September 6, 2011, issued by Hearth and Home of Ohio, Inc. in favor of Economic Development Corporation of Fulton County	Incorporated by reference to Exhibit 10.49 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011
10.41	Cognovit Promissory Note, dated as of January 1, 2012, issued by Eaglewood Property Holdings, LLC and Eaglewood Village, LLC in favor of Eaglewood Villa, Ltd. in the amount of $500,000	Incorporated by reference to Exhibit 10.141 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.42	Cognovit Promissory Note, dated as of January 1, 2012, issued by Eaglewood Property Holdings, LLC and Eaglewood Village, LLC in favor of Eaglewood Villa, Ltd. in the amount of $4,500,000	Incorporated by reference to Exhibit 10.142 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.43	Guaranty Agreement, dated as of December 30, 2011, executed by AdCare Health Systems, Inc. and AdCare Property Holdings, LLC in favor of Eaglewood Villa, Ltd	Incorporated by reference to Exhibit 10.143 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.44	Third Amended And Restated Multiple Facilities Lease, dated October 29, 2010, between Georgia Lessor - Bonterra/Parkview, Inc. and ADK Bonterra/Parkview, LLC	Incorporated by reference to Exhibit 10.144 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.45	Guaranty, dated October 29, 2010, executed by AdCare Health Systems, Inc. in favor of Georgia Lessor - Bonterra/Parkview, Inc.	Incorporated by reference to Exhibit 10.145 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.46	Guaranty, dated October 29, 2010, executed by Hearth & Home of Ohio, Inc. in favor of Georgia Lessor - Bonterra/Parkview, Inc.	Incorporated by reference to Exhibit 10.146 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.47	Security Agreement, dated October 29, 2010, by and between AdCare Health Systems, Inc. and Georgia Lessor - Bonterra/Parkview, Inc.	Incorporated by reference to Exhibit 10.147 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.48	Security Agreement, dated October 29, 2010, by and between ADK Bonterra/Parkview, LLC and Georgia Lessor - Bonterra/Parkview, Inc.	Incorporated by reference to Exhibit 10.148 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.49	Security Agreement, dated October 29, 2010, by and between Hearth & Home of Ohio, Inc. and Georgia Lessor - Bonterra/Parkview, Inc.	Incorporated by reference to Exhibit 10.149 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.50	Pledge Agreement, dated October 29, 2010, between Hearth & Home of Ohio, Inc. and Georgia Lessor - Bonterra/Parkview, Inc.	Incorporated by reference to Exhibit 10.150 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.51	Subordination Agreement, dated October 29, 2010, between AdCare Health Systems, Inc., ADK Bonterra/Parkview, LLC and Georgia Lessor - Bonterra/Parkview, Inc.	Incorporated by reference to Exhibit 10.151 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.52	Letter of Credit Agreement, dated October 29, 2010, by and between ADK Bonterra/Parkview, LLC and Georgia Lessor - Bonterra/Parkview, Inc.	Incorporated by reference to Exhibit 10.152 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011

A-1-116

Exhibit No.	Description	Method of Filing
10.53	Subordination, Non-Disturbance and Attornment Agreement, dated October 29, 2010, by and among Omega Healthcare Investors, Inc., ADK Bonterra/Parkview, LLC and Georgia Lessor - Bonterra/Parkview, Inc.	Incorporated by reference to Exhibit 10.153 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.54

Assignment and Assumption of Second Amended and Restated Multiple Facilities Lease And Consent of Lessor, dated October 29, 2010, by and among Georgia Lessor - Bonterra/Parkview, Inc., Triad Health Management of Georgia II, LLC, AdCare Health Systems, Inc., Hearth & Home of Ohio, Inc., ADK Bonterra/Parkview, LLC and the other entities signatory thereto

Incorporated by reference to Exhibit 10.154 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.55	Lease Agreement, dated August 1, 2010, between William M. Foster and ADK Georgia, LLC	Incorporated by reference to Exhibit 10.155 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.56	First Amendment to Lease, dated August 31, 2010, between William M. Foster and ADK Georgia, LLC	Incorporated by reference to Exhibit 10.156 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.57	Guaranty Agreement, dated as of June 1, 2010, entered into by AdCare Health Systems, Inc. to and for the benefit of Bank of Oklahoma, N.A.	Incorporated by reference to Exhibit 10.159 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011
10.60	Loan Agreement, dated as of April 12, 2012, between the City of Springfield, Ohio and Eaglewood Property Holdings, LLC	Incorporated by reference to Exhibit 10.18 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012
10.61	Guaranty Agreement, dated as of April 12, 2012, made and entered into by AdCare Health Systems, Inc., to and for the benefit of BOKF, NA dba Bank of Oklahoma	Incorporated by reference to Exhibit 10.19 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012
10.62	Land Use Restriction Agreement, dated as of April 12, 2012, by and between BOKF, NA dba Bank of Oklahoma and Eaglewood Property Holdings, LLC	Incorporated by reference to Exhibit 10.20 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012
10.63	Open-End Mortgage, Assignment of Leases and Security Agreement, dated April 12, 2012, from Eaglewood Property Holdings, LLC to BOKF, NA dba Bank of Oklahoma	Incorporated by reference to Exhibit 10.21 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012
10.64	Form of Securities Purchase Agreement, dated as of June 28, 2012, between AdCare Health Systems, Inc. and the Buyers signatory thereto	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed July 5, 2012
10.65	Bond Purchase Agreement, dated April 10, 2012, among Lawson Financial Corporation, The City of Springfield, Ohio and Eaglewood Property Holdings, LLC	Incorporated by reference to Exhibit 10.40 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012
10.67	Amendment entered into as of July 26, 2012, by and between Christopher F. Brogdon and Hearth & Home of Ohio, Inc.	Incorporated by reference to Exhibit 10.47 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012
10.68	Sublease Agreement, dated December 1, 2012, between ADK Georgia, LLC and Jeff Co. Nursing, LLC	Incorporated by reference to Exhibit 10.245 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
10.69	Secured Loan Agreement, dated December 28, 2012, by and among Keybank National Association and the subsidiaries of AdCare Health Systems, Inc. named therein	Incorporated by reference to Exhibit 10.263 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012

A-1-117

Exhibit No.	Description	Method of Filing
10.70*	Consulting Agreement, dated December 31, 2012, between Christopher Brogdon and AdCare Health Systems, Inc.	Incorporated by reference to Exhibit 10.279 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
10.71	Guaranty Indemnification Agreement, dated December 31, 2012, between AdCare Health Systems, Inc. and Christopher Brogdon	Incorporated by reference to Exhibit 10.280 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
10.72	Guaranty Indemnification Agreement, dated December 31, 2012, between AdCare Health Systems, Inc. and Christopher Brogdon	Incorporated by reference to Exhibit 10.281 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
10.73	Assignment of Rents, dated December 31, 2012, made and executed between Northwest Property Holdings, LLC and First Commercial Bank	Incorporated by reference to Exhibit 10.282 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
10.74	Mortgage, dated December 31, 2012, made and executed between Northwest Property Holdings, LLC and First Commercial Bank	Incorporated by reference to Exhibit 10.283 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
10.75	Promissory Note, dated December 31, 2012, issued by Northwest Property Holdings, LLC in favor of First Commercial Bank in the amount of $1,501,500	Incorporated by reference to Exhibit 10.284 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
10.76	Commercial Security Agreement, dated December 31, 2012, made and executed between Northwest Property Holdings, LLC and First Commercial Bank	Incorporated by reference to Exhibit 10.285 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
10.77	Commercial Security Agreement, dated December 31, 2012, made and executed between NW 61st Nursing, LLC and First Commercial Bank	Incorporated by reference to Exhibit 10.286 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
10.78	Commercial Guaranty, dated December 31, 2012, between AdCare Health Systems, Inc. and First Commercial Bank	Incorporated by reference to Exhibit 10.287 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
10.79	Commercial Guaranty, dated December 31, 2012, between Northwest Property Holdings, LLC and First Commercial Bank	Incorporated by reference to Exhibit 10.288 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012
10.80	Sublease Agreement, effective June 30, 2013, by and between ADK Georgia, LLC and Tybee NH, LLC	Incorporated by reference to Exhibit 10.24 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013
10.81	Sublease Agreement, effective June 30, 2013, by and between ADK Georgia, LLC and Tybee NH, LLC	Incorporated by reference to Exhibit 10.25 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013
10.82	Loan and Security Agreement, dated September 27, 2013, by and between QC Property Holdings, LLC and Housing & Healthcare Funding, LLC	Incorporated by reference to Exhibit 10.30 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013
10.83	Promissory Note, dated September 27, 2013, issued by QC Property Holdings, LLC to Housing & Healthcare Funding, LLC in the amount of $5,000,000	Incorporated by reference to Exhibit 10.31 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013

A-1-118

Exhibit No.	Description	Method of Filing
10.84	Mortgage, Security Agreement Assignment of Leases and Rents and Fixture Filing, dated September 27, 2013, by QC Property Holdings, LLC to and for the benefit of Housing & Healthcare Funding, LLC	Incorporated by reference to Exhibit 10.32 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013
10.85	Guaranty, dated September 27, 2013, by AdCare Health Systems, Inc. to and for the benefit of Housing & Healthcare Funding, LLC	Incorporated by reference to Exhibit 10.33 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013
10.86	Assignment of Rents and Leases, dated September 27, 2013, by QC Property Holdings, LLC to and for the benefit of Housing & Healthcare Funding, LLC	Incorporated by reference to Exhibit 10.34 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013
10.87	Letter Agreement, dated October 1, 2013, among AdCare Health Systems, Inc., Park City Capital, LLC and Michael J. Fox	Incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on October 18, 2013
10.88	Note, dated February 28, 2014, by and among AdCare Health Systems, Inc. and Christopher F. Brogdon	Incorporated by reference to Exhibit 10.334 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013
10.89

Agreement Regarding Exit Fees, dated March 28, 2014, by and among Woodland Hills HC Property Holdings, LLC, Northridge HC&R Property Holdings, LLC, APH&R Property Holdings, LLC, Woodland Hills HC Nursing, LLC, Northridge HC&R Nursing, LLC, APH&R Nursing, LLC, AdCare Health Systems, Inc., AdCare Property Holdings, LLC, AdCare Operations, LLC and KeyBank National Association

Incorporated by reference to Exhibit 10.336 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013
10.90	Sublease Termination Agreement, entered into May 6, 2014 and effective as of May 31, 2014, by and between Winter Haven Homes, Inc. and ADK Administrative Property, LLC	Incorporated by reference to Exhibit 10.10 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014
10.91	Amendment to Consulting Agreement, dated May 6, 2014, by and between AdCare Health Systems, Inc. and Christopher F. Brogdon	Incorporated by reference to Exhibit 10.11 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014
10.92	Amended and Restated Note, dated May 15, 2014, by and among AdCare Health Systems, Inc. and Christopher F. Brogdon	Incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on May 21, 2014
10.93	Security Instrument, Mortgage & Deed of Trust, dated September 24, 2014, by and between Woodland Manor Property Holdings, LLC and Housing & Healthcare Finance, LLC.	Incorporated by reference to Exhibit 10.23 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014
10.94	Second Amended and Restated Note, dated October 10, 2014, by and among AdCare Health Systems, Inc. and Christopher F. Brogdon.	Incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on October 17, 2014
10.95*	Executive Employment Agreement, dated October 10, 2014, by and among AdCare Health Systems, Inc. and William McBride III.	Incorporated by reference to Exhibit 99.4 of the Registrant’s Current Report on Form 8-K filed on October 17, 2014
10.96	Healthcare Facility Note, dated December 1, 2014, by and among Mt. Kenn Property Holdings, LLC and KeyBank National Association	Incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on December 22, 2014
10.97	Healthcare Deed to Secure Debt, Security Agreement and Assignment of Rents, dated December 1, 2014, by and among Mt. Kenn Property Holdings, LLC and KeyBank National Association	Incorporated by reference to Exhibit 99.3 of the Registrant’s Current Report on Form 8-K filed on December 22, 2014

A-1-119

Exhibit No.	Description	Method of Filing
10.98

Healthcare Regulatory Agreement, dated December 1, 2014, by and  among Mt. Kenn Property Holdings, LLC, its successors, heirs, and assigns (jointly and severally) and the U.S. Department of Housing and Urban Development.

Incorporated by reference to Exhibit 99.4 of the Registrant’s Current Report on Form 8-K filed on December 22, 2014
10.99	Modification of Mortgage Note Agreement dated as of October 1, 2014, by and between Hearth & Care of Greenfield, LLC. and Red Mortgage Capital, Inc.	Incorporated by reference to Exhibit 10.359 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.100	Modification of Mortgage Note Agreement dated as of October 1, 2014, by and between The Pavilion Care Center, LLC. and Red Mortgage Capital, Inc.	Incorporated by reference to Exhibit 10.360 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.101	Modification Agreement, dated as of October 1, 2014, by and among Hearth & Care of Greenfield, LLC., Red Mortgage Capital, Inc., and the U.S. Department of Housing and Urban Development	Incorporated by reference to Exhibit 10.361 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.102	Modification Agreement, dated as of October 1, 2014, by and among The Pavilion Care Center, LLC., Red Mortgage Capital, Inc., and the U.S. Department of Housing and Urban Development	Incorporated by reference to Exhibit 10.362 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.103	Sublease Agreement, dated as of January 31, 2015, by and between ADK Georgia, LLC. and 3460 Powder Springs Road Associates, L.P.	Incorporated by reference to Exhibit 10.380 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.104	Sublease Agreement, dated as of January 31, 2015, by and between ADK Georgia, LLC. and 3223 Falligant Avenue Associates, L.P.	Incorporated by reference to Exhibit 10.381 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.105	Promissory Note for exit fees (Northridge), dated February 25, 2015, issued by AdCare Health Systems, Inc. to KeyBank National Association in the amount of $170,000	Incorporated by reference to Exhibit 10.382 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.106	Promissory Note for exit fees (Cumberland), dated February 25, 2015, issued by AdCare Health Systems, Inc. to KeyBank National Association in the amount of $170,000	Incorporated by reference to Exhibit 10.383 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.107	Promissory Note for exit fees (River Valley), dated February 25, 2015, issued by AdCare Health Systems, Inc. to KeyBank National Association in the amount of $170,000	Incorporated by reference to Exhibit 10.384 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.108	Promissory Note for exit fees (Sumter Valley), dated February 25, 2015, issued by AdCare Health Systems, Inc. to KeyBank National Association in the amount of $170,000	Incorporated by reference to Exhibit 10.385 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.109	Amendment to Second Amended and Restated Note, dated March 25, 2015, by and between Christopher F. Brogdon and Adcare Health Systems, Inc.	Incorporated by reference to Exhibit 10.394 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.110*	First Amendment to Executive Employment Agreement, dated March 25, 2015, by and among AdCare Health Systems, Inc. and William McBride, III	Incorporated by reference to Exhibit 10.396 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.111*	Employment Agreement between AdCare Health Systems, Inc. and Allan J. Rimland, dated March 25, 2015	Incorporated by reference to Exhibit 10.397 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.112	Security Instrument, Mortgage & Deed of Trust, dated September 24, 2014, by and between Glenvue H&R Property Holdings, LLC and Housing & Healthcare Finance, LLC	Incorporated by reference to Exhibit 10.24 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014

A-1-120

Exhibit No.	Description	Method of Filing
10.113	Healthcare Regulatory Agreement - Borrower, dated September 24, 2014, by and between Woodland Manor Property Holdings, LLC and The U.S. Department of Housing and Urban Development	Incorporated by reference to Exhibit 10.25 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014
10.114	Healthcare Regulatory Agreement - Borrower, dated September 24, 2014, by and between Glenvue H&R Property Holdings, LLC and U.S. Department of Housing and Urban Development	Incorporated by reference to Exhibit 10.26 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014
10.115	Healthcare Facility Note, dated September 24, 2014, by and between Woodland Manor Property Holdings, LLC and Housing & Healthcare Finance, LLC	Incorporated by reference to Exhibit 10.27 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014
10.116	Healthcare Facility Note, dated September 24, 2014, by and between Glenvue H&R Property Holdings, LLC and Housing & Healthcare Finance, LLC	Incorporated by reference to Exhibit 10.28 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014
10.117	Lease Agreement, dated February 27, 2015, by and between Georgetown HC&R Property Holdings, LLC and Blue Ridge in Georgetown LLC	Incorporated by reference to Exhibit 10.408 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.118	First Amendment to Lease Agreement, dated March 20, 2015, by and between Georgetown HC&R Property Holdings, LLC and Blue Ridge in Georgetown, LLC	Incorporated by reference to Exhibit 10.409 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.119	Lease Agreement, dated February 27, 2015 by and between Sumter Valley Property Holdings, LLC and Blue Ridge of Sumter LLC	Incorporated by reference to Exhibit 10.410 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.120	First Lease Amendment to Lease Agreement, dated March 20, 2015, by and between Sumter Valley Property Holdings, LLC and Blue Ridge of Sumter, LLC	Incorporated by reference to Exhibit 10.411 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.121	Lease Agreement dated February 27, 2015 by and between Mountain Trace Nursing ADK, LLC and Blue Ridge on the Mountain LLC	Incorporated by reference to Exhibit 10.412 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.122	First Amendment to Lease Agreement, dated March 20, 2015 by and between Mountain Trace Nursing ADK,LLC and Blue Ridge on the Mountain , LLC	Incorporated by reference to Exhibit 10.413 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.123	Sublease Agreement, dated July 1, 2014 by and between ADK Georgia, LLC, and C.R. of Thomasville, LLC	Incorporated by reference to Exhibit 10.414 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.124	Lease Agreement, dated September 22, 2014 by and between Coosa Nursing ADK, LLC, and C.R. of Coosa Valley, LLC	Incorporated by reference to Exhibit 10.415 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.125	Lease Agreement, dated September 22, 2014 by and between Attalla Nursing ADK, LLC and C.R. of Attalla, LLC	Incorporated by reference to Exhibit 10.416 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.126	Sublease Agreement, dated February 18, 2015 by and between CP Nursing, LLC and C.R. of College Park, LLC	Incorporated by reference to Exhibit 10.417 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014
10.127	Amended and Restated Promissory Note for exit fees (Cumberland), dated April 3, 2015, by and among AdCare Health Systems, Inc. and KeyBank National Association	Incorporated by reference to Exhibit 10.25 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015
10.128	Amended and Restated Promissory Note for exit fees (Northridge), dated April 3, 2015, by and among AdCare Health Systems, Inc. and KeyBank National Association	Incorporated by reference to Exhibit 10.26 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015

A-1-121

Exhibit No.	Description	Method of Filing
10.129	Amended and Restated Promissory Note for exit fees (River Valley), dated April 3, 2015, by and among AdCare Health Systems, Inc. and KeyBank National Association	Incorporated by reference to Exhibit 10.27 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015
10.130	Amended and Restated Promissory Note for exit fees (Sumter Valley), dated April 3, 2015, by and among AdCare Health Systems, Inc. and KeyBank National Association	Incorporated by reference to Exhibit 10.28 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015
10.131	Promissory Note for exit fees (Stone County), dated April 3, 2015, by and among AdCare Health Systems, Inc. and KeyBank National Association	Incorporated by reference to Exhibit 10.29 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015
10.132	Sublease Agreement, dated April 1, 2015, by and between ADK Georgia, LLC and C.R. of Lagrange, LLC	Incorporated by reference to Exhibit 99.10 of the Registrant’s Current Report on Form 8-K filed on April 7, 2015
10.133	Sublease Agreement, dated May 1, 2015 by and between NW 61st Nursing, LLC and Southwest LTC-NW OKC, LLC	Incorporated by reference to Exhibit 10.83 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015
10.134	Sublease Agreement, dated May 1, 2015 by and between QC Nursing, LLC and Southwest LTC-Quail Creek, LLC	Incorporated by reference to Exhibit 10.84 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015
10.136	Second Amendment to Lease Agreement, dated May 31, 2015 by and between Mountain Trace Nursing ADK,LLC and Blue Ridge on the Mountain, LLC	Incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K filed on June 5, 2015
10.137	Sublease Agreement, dated July 1, 2015 by and between 2014 HUD Master Tenant, LLC and C.R. of Glenvue, LLC	Incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on July 7, 2015
10.141	Sublease Agreement, dated August 1, 2015, by and between AdCare Health Systems, Inc. and CC SNF, LLC.	Incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on August 5, 2015
10.142	Sublease Agreement, dated August 1, 2015, by and between Eaglewood Village, LLC and EW ALF, LLC.	Incorporated by reference to Exhibit 99.3 of the Registrant’s Current Report on Form 8-K filed on August 5, 2015
10.143	Sublease Agreement, dated August 1, 2015, by and between RMC HUD Master Tenant, LLC and HC SNF, LLC.	Incorporated by reference to Exhibit 99.4 of the Registrant’s Current Report on Form 8-K filed on August 5, 2015
10.144	Sublease Agreement, dated August 1, 2015, by and between RMC HUD Master Tenant, LLC and PV SNF, LLC.	Incorporated by reference to Exhibit 99.5 of the Registrant’s Current Report on Form 8-K filed on August 5, 2015
10.145	Sublease Agreement, dated August 1, 2015, by and between 2014 HUD Master Tenant, LLC and EW SNF, LLC.	Incorporated by reference to Exhibit 99.6 of the Registrant’s Current Report on Form 8-K filed on August 5, 2015
10.146	Lease Inducement Fee Agreement, dated August 1, 2015, by and between the AdCare Health Systems, Inc. and PWW Healthcare, LLC, PV SNF, LLC, HC SNF, LLC, EW SNF, LLC, and EW ALF, LLC.	Incorporated by reference to Exhibit 99.7 of the Registrant’s Current Report on Form 8-K filed on August 5, 2015
10.147	Promissory Note, dated July 17, 2015, by and between Highlands Arkansas Holdings, LLC and AdCare Health Systems, Inc.	Incorporated by reference to Exhibit 10.101 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015
10.148	Letter Agreement to the Equitable Adjustments, dated July 17, 2015, by and between AdCare Health Systems, Inc. and Highlands Arkansas Holdings, LLC.	Incorporated by reference to Exhibit 10.102 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015
10.149	Promissory Note, dated August 1, 2015, by and between PWW Healthcare, LLC, PV SNF, LLC, HC SNF, LLC, CC SNF, LLC EW SNF, LLC, and EW ALF, LLC, and AdCare Health Systems, Inc.	Incorporated by reference to Exhibit 10.103 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015

A-1-122

Exhibit No.	Description	Method of Filing
10.150	Sublease Agreement, dated July 20, 2015, by and between ADK Bonterra/Parkview, LLC and 2801 Felton Avenue, L.P., and 460 Auburn Avenue, L.P.	Incorporated by reference to Exhibit 10.104 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015
10.152	Second Amendment to Lease, dated as of August 14, 2015, between William M. Foster and ADK Georgia, LLC	Incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on August 18, 2015
10.153	Lease Guaranty made by AdCare Health Systems, Inc. for the benefit of William M. Foster, effective August 14, 2015	Incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on August 18, 2015
10.154	Sublease Agreement, dated October 1, 2015, by and between KB HUD Master Tenant 2014, LLC, and C.R. of Autumn Breeze, LLC	Incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on October 6, 2015
10.155	Second Amendment to Lease Agreement, dated September 14, 2015, by and between Coosa Nursing ADK, LLC and C.R. of Coosa Valley, LLC	Incorporated by reference to Exhibit 10.124 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015
10.156	Second Amendment to Lease Agreement, dated September 14, 2015, by and between Attalla Nursing ADK, LLC and C.R. of Attalla, LLC	Incorporated by reference to Exhibit 10.125 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015
10.157	First Amendment to Lease Agreement, dated August 14, 2015, by and between 2014 HUD Master Tenant, LLC and C.R. of Glenvue, LLC	Incorporated by reference to Exhibit 10.126 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015
10.158	Second Amendment to Lease Agreement, dated September 24, 2015, by and between Georgetown HC&R Property Holdings, LLC and Blue Ridge in Georgetown, LLC	Incorporated by reference to Exhibit 10.127 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015
10.159	First Amendment to Sublease Agreement, dated September 10, 2015, by and between ADK Georgia, LLC and LC SNF, LLC	Incorporated by reference to Exhibit 10.128 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015
10.160	First Amendment to Sublease Agreement, dated September 14, 2015, by and between ADK Georgia, LLC and C.R. of LaGrange, LLC	Incorporated by reference to Exhibit 10.129 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015
10.161	First Amendment to Sublease Agreement, dated September 23, 2015, by and between ADK Georgia, LLC and 3460 Powder Springs Road Associates, L.P.	Incorporated by reference to Exhibit 10.130 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015
10.162	First Amendment to Sublease Agreement, dated September 23, 2015, by and between ADK Georgia, LLC and 3223 Falligant Avenue Associates, L.P.	Incorporated by reference to Exhibit 10.131 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015
10.163	Third Amendment to Sublease Agreement, dated September 9, 2015, by and between ADK Georgia, LLC and C.R. of Thomasville, LLC	Incorporated by reference to Exhibit 10.132 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015
10.164	First Amendment to Sublease Agreement, dated September 1, 2015, by and between ADK Bonterra/Parkview, LLC and 2801 Felton Avenue, L.P., and 460 Auburn Avenue, L.P.	Incorporated by reference to Exhibit 10.133 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015

A-1-123

Exhibit No.	Description	Method of Filing
10.165	Second Amendment to Third Amended and Restated Multiple Facilities Lease, dated September 1, 2015, by and between Georgia Lessor - Bonterra/Parkview, LLC and ADK Bonterra/Parkview, LLC.	Incorporated by reference to Exhibit 10.139 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015
10.166	Amendment Regarding Lease and Sublease, dated August 1, 2015, by and among Covington Realty, LLC, and Adcare Health Systems, Inc. and CC SNF, LLC	Incorporated by reference to Exhibit 10.140 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015
10.167

Master Sublease Agreement, dated November 3, 2015, by and among ADK Georgia, LLC, and Jeffersonville Healthcare & Rehab, LLC, Oceanside Healthcare & Rehab, LLC, and Savannah Beach Healthcare & Rehab, LLC.

Incorporated by reference to Exhibit 10.141 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015
10.168

Replacement Promissory Note, dated November 1, 2015, by and between New Beginnings Care, LLC, Jeffersonville Healthcare & Rehab, LLC, Oceanside Healthcare & Rehab, LLC, and Savannah Beach Healthcare & Rehab, LLC, and AdCare Health Systems, Inc.

Incorporated by reference to Exhibit 10.142 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015
10.169	Master Sublease Agreement, dated June 18, 2016, by and among ADK Georgia, LLC, OS Tybee, LLC, SB Tybee, LLC and JV Jeffersonville, LLC	Incorporated by reference to Exhibit 10.4 of the AdCare Health Systems, Inc. Quarterly Report on Form 10-Q for the three and six months ended June 30, 2016
10.170	Promissory Note, dated July 6, 2016, issued by OS Tybee, LLC, SB Tybee, LLC and JV Jeffersonville, LLC, in favor of AdCare Health Systems, Inc., in the amount of $1,000,000	Incorporated by reference to Exhibit 10.5 of the AdCare Health Systems, Inc. Quarterly Report on Form 10-Q for the three and six months ended June 30, 2016
10.171	Security Agreement, dated July 6, 2016, by and among ADK Georgia, LLC, OS Tybee, LLC, SB Tybee, LLC and JV Jeffersonville, LLC	Incorporated by reference to Exhibit 10.6 of the AdCare Health Systems, Inc. Quarterly Report on Form 10-Q for the three and six months ended June 30, 2016
10.172	Promissory Note, dated September 30, 2016, issued by JS Highland Holdings LLC in favor of AdCare Health Systems, Inc.	Incorporated by reference to Exhibit 99.1 of the AdCare Health Systems, Inc. Current Report on Form 8-K filed on October 11, 2016
10.173	Guaranty Agreement, dated September 30, 2016, executed by Joseph Schwartz and Roselyn Schwartz in favor of AdCare Health Systems, Inc.	Incorporated by reference to Exhibit 99.2 of the AdCare Health Systems, Inc. Current Report on Form 8-K filed on October 11, 2016
10.174	Second Amendment to Second Amended and Restated Note, dated November 10, 2016, by and between Christopher F. Brogdon and AdCare Health Systems, Inc.	Incorporated by reference to Exhibit 10.7 of the AdCare Health Systems, Inc. Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016
10.175	First Amendment to Promissory Note, dated September 19, 2016, by and between QC Property Holdings, LLC, and Congressional Bank.	Incorporated by reference to Exhibit 10.8 of the AdCare Health Systems, Inc. Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016
10.176	Mortgage Refinance Agreement, insured by HUD by and between AdCare Health Systems, Inc. in favor of KeyBank National Association	Incorporated by reference to item 1.01 of the AdCare Health Systems, Inc. Current Report on Form 8-K filed December 19, 2016.
10.177	Lease Agreement, dated March 22, 2017, by and between Meadowood Property Holdings, LLC and CRM of Meadowood, LLC	Incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017
10.178	Amendment to Promissory Note, dated April 7, 2017, issued by OS Tybee, LLC, SB Tybee, LLC and JV Jeffersonville, LLC, in favor of AdCare Health Systems, Inc.	Incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017

A-1-124

Exhibit No.	Description	Method of Filing
10.179	Loan Agreement, dated May 1, 2017, between Meadowood Property Holdings, LLC and the Exchange Bank of Alabama in the original amount of $4.1 million	Incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017
10.180	Guaranty Agreement, dated April 6, 2017, executed by AdCare Health Systems, Inc., in favor of Congressional Bank, a Maryland chartered commercial bank	Incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017
10.182	Amendment to Loan Agreement Issued September 27, 2013, dated August 10, 2017, by and between QC Property Holdings, LLC and the Congressional Bank, a Maryland chartered commercial bank	Incorporated by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017
10.183	Amendment to Loan Agreement Issued December 31, 2012, dated July 31, 2017, by and between Northwest Property Holdings, LLC and the First Commercial Bank	Incorporated by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017
10.184	Settlement Agreement, Mutual Release and Form of Unsecured Promissory Note, dated September 26, 2017 by and between AdCare Health Systems Inc., and William McBride, III	Incorporated by reference to Exhibit 10.8 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017
10.185	Joinder and First Amendment to Guarantee Issued May 30, 2018, dated May 30, 2018, by and among AdCare Health Systems Inc., Regional Health Properties Inc., and Congressional Bank.	Incorporated by reference to Exhibit 10.9 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017
10.186	Joinder and First Amendment to Guarantee Issued May 30, 2018, dated May 30, 2018, by and among AdCare Health Systems Inc., Regional Health Properties Inc., and Exchange Bank of Alabama	Incorporated by reference to Exhibit 10.10 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017
10.187	Affirmation and Assumption of Loan Documents, Limited Guarantees and Security Agreements Issued May 30, 2018, by and Between Regional Health Properties, Inc., and Red Mortgage.	Incorporated by reference to Exhibit 10.11 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017
10.188

Consent to Merger Issued May 30, 2018, pursuant to Third Amendment and Restated Multiple Facilities Lease dated May 30, 2018, as amended by the First Amendment and Restated Multiple Facilities Lease dated May 30, 2018, and a Second Amendment to Third Amended and Restated Facilities Lease dated May 30, 2018 (as amended, the :Mater Lease”); by and between Bonterra/Parkview, Inc., a Maryland corporation and ADK

Incorporated by reference to Exhibit 10.12 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017
10.189

GUARANTY AGREEMENT Dated February 15, 2018 by REGIONAL HEALTH PROPERTIES, INC., ADCARE PROPERTY HOLDINGS, LLC, and HEARTH & HOME OF OHIO, INC., to and for the benefit of PINECONE REALTY PARTNERS, II, LLC.

Incorporated by reference to Exhibit 10.424 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017
10.190

LOAN AGREEMENT Dated as of February 15, 2018 among CP PROPERTY HOLDINGS, LLC, NORTHWEST PROPERTY HOLDINGS, LLC and ATTALLA NURSING ADK, LLC as Borrowers, HEARTH & HOME OF OHIO, INC., as Guarantor, ADCARE PROPERTY HOLDINGS, LLC, as Guarantor and Borrower, REGIONAL HEALTH PROPERTIES, INC., as Guarantor, and PINECONE REALTY PARTNERS II, LLC, as Lender

Incorporated by reference to Exhibit 10.425 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017
10.191	Promissory Note for $3.5 million dated February 15, 2018 by and among Pinecone Realty Partners Il, LLC, and AdCare Property Holdings, LLC.	Incorporated by reference to Exhibit 10.426 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017

A-1-125

Exhibit No.	Description	Method of Filing
10.192	Promissory Note for $8.25 million dated February 15, 2018 by and among Pinecone Realty Partners Il, LLC, and Attalla Nursing ADK LLC.	Incorporated by reference to Exhibit 10.427 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017
10.193	Promissory Note for $2.5 million dated February 15, 2018 by and among Pinecone Realty Partners Il, LLC, and CP Property Holdings, LLC.	Incorporated by reference to Exhibit 10.428 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017
10.194	Promissory Note for $2.0 million dated February 15, 2018 by and among Pinecone Realty Partners Il, LLC, and Northwest Property Holdings, LLC.	Incorporated by reference to Exhibit 10.429 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017
10.195	2nd Amendment to Master Lease dated March, 30 2018 by and among ADK Georgia, LLC, OS Tybee, LLC, SB Tybee, LLC, and JV Jeffersonville, LLC.	Incorporated by reference to Exhibit 10.430 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017
10.196

Settlement Agreement dated March 9th, 2018 by and between Prior Insurer and AdCare Health Systems, Inc.; Regional Health Properties, Inc.; AdCare Administrative Services, LLC; Woodland Hills HC Nursing, LLC; Woodland Hills HC Property Holdings, LLC; AdCare Operations, LLC; APH&R Nursing LLC d/b/a Cumberland Health and Rehabilitation Center; APH&R Property Holdings, LLC; Little Rock HC&R Nursing LLC d/b/a West Markham Sub Acute and Rehabilitation Center; Little Rock HC&R Property Holdings, LLC; Northridge HC&R Nursing, LLC d/b/a Northridge Healthcare and Rehabilitation; Northridge HC&R Property Holdings, LLC; Coosa Nursing ADK, LLC

Incorporated by reference to Exhibit 10.8 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018
10.197	Third Amendment to Promissory Note dated April 30, 2018 by and between QC Property Holdings, LLC, a Georgia limited liability company and Congressional Bank.	Incorporated by reference to Exhibit 10.9 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018
10.198

Forbearance Agreement dated May 18, 2018 among CP Property Holdings, LLC, Northwest Property Holdings, LLC and Attalla Nursing ADK, LLC as Borrowers, Hearth & Home of Ohio, Inc., as Guarantor, AdCare Property Holdings, LLC, as Guarantor and Borrower, Regional Health Properties, Inc., as Guarantor, and Pinecone Reality Partners II, LLC as Lender

Incorporated by reference to Exhibit 10.10 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018
10.199	Guarantee Agreement dated May 18, 2018 by AdCare Operations, LLC, a Georgia limited liability company for the benefit of Pinecone Reality Partners, II, LLC	Incorporated by reference to Exhibit 10.11 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018
10.200

Forbearance Agreement dated September 6, 2018 among CP Property Holdings, LLC, Northwest Property Holdings, LLC and Attalla Nursing ADK, LLC as Borrowers, Hearth & Home of Ohio, Inc., as Guarantor, AdCare Property Holdings, LLC, as Guarantor and Borrower, Regional Health Properties, Inc., as Guarantor, and Pinecone Reality Partners II, LLC as Lender

Incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018
10.202

Amended and Restated Forbearance Agreement dated December 31, 2018 among CP Property Holdings, LLC, Northwest Property Holdings, LLC and Attalla Nursing ADK, LLC as Borrowers, Hearth & Home of Ohio, Inc., as Guarantor, AdCare Property Holdings, LLC, as Guarantor and Borrower, Regional Health Properties, Inc., as Guarantor, and Pinecone Reality Partners II, LLC as Lender

Incorporated by reference to Exhibit 10.202 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.203

Second Amended and Restated Forbearance Agreement dated March 29, 2019 among CP Property Holdings, LLC, Northwest Property Holdings, LLC and Attalla Nursing ADK, LLC as Borrowers, Hearth & Home of Ohio, Inc., as Guarantor, AdCare Property Holdings, LLC, as Guarantor and Borrower, Regional Health Properties, Inc., as Guarantor, and Pinecone Reality Partners II, LLC as Lender

Incorporated by reference to Exhibit 10.203 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018

A-1-126

Exhibit No.	Description	Method of Filing
10.205

Eighth Amendment to Loan and Security Agreement and Fourth Amendment to Promissory Note dated April 30, 2019 by and between QC Property Holdings, LLC, a Georgia limited liability company and Congressional Bank.

Incorporated by reference to Exhibit 10.205 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.206	Sublease Agreement, dated as of November 30, 2018, by and between Regional Health Properties, Inc. and Miami COV SNF, Inc.	Incorporated by reference to Exhibit 10.206 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.207	Sublease Agreement, dated as of November 30, 2018, by and between RMC HUD Master Tenant, LLC and Greenfield SNF, Inc.	Incorporated by reference to Exhibit 10.207 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.208	Sublease Agreement, dated as of November 30, 2018, by and between RMC HUD Master Tenant, LLC and Sidney SNF, Inc.	Incorporated by reference to Exhibit 10.208 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.209	Sublease Agreement, dated as of November 30, 2018, by and between Eaglewood Village, LLC and Springfield Clark ALF, Inc.	Incorporated by reference to Exhibit 10.209 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.210	Sublease Agreement, dated as of November 30, 2018, by and between 2014 HUD Master Tenant, LLC and Springfield SNF, Inc.	Incorporated by reference to Exhibit 10.210 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.211

Guaranty, dated as of December 1, 2018, by and between Regional Health Properties, Inc. and Miami COV SNF, Inc., Greenfield SNF, Inc., Sidney SNF, Inc., Springfield Clark ALF Inc. and Springfield SNF, Inc.

Incorporated by reference to Exhibit 10.211 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.212	Forbearance Agreement, dated as of January 11, 2019, by and between Covington Realty, LLC and Regional Health Properties, Inc.	Incorporated by reference to Exhibit 10.212 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.213	Lease Termination Agreement, dated as of January 15, 2019, by and between Bonterra/Parkview Inc. and ADK Bonterra/Parkview, LLC.	Incorporated by reference to Exhibit 10.213 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.214	Second Amendment to Sublease Agreement, dated as of February 15, 2019, by and between ADK Georgia, LLC. and 3460 Powder Springs Road Associates, L.P.	Incorporated by reference to Exhibit 10.214 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.215	Second Amendment to Sublease Agreement, dated as of February 15, 2019, by and between ADK Georgia, LLC. and 3223 Falligant Avenue Associates, L.P.	Incorporated by reference to Exhibit 10.215 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.216	Lease Agreement, dated as of February 28, 2019, by and between Mountain Trace Nursing ADK, LLC and Vero Health X, LLC.	Incorporated by reference to Exhibit 10.216 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.217	Third Amendment to Sublease Agreement, dated as of March 13, 2019, by and between ADK Georgia, LLC. and 3460 Powder Springs Road Associates, L.P.	Incorporated by reference to Exhibit 10.217 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.218	Third Amendment to Sublease Agreement, dated as of February 15, 2019, by and between ADK Georgia, LLC. and 3223 Falligant Avenue Associates, L.P.	Incorporated by reference to Exhibit 10.218 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.219	Settlement Agreement and Release, dated as of March 13, 2019, by and between Regional Health Properties, Inc. and Chapter 7 Trustee.	Incorporated by reference to Exhibit 10.219 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
10.220

Purchase and Sale Agreement dated as of April 15, 2019, by and between Northwest Property Holdings, LLC, QC Property Holdings, LLC, Attalla Nursing ADK, LLC, and CP Property Holdings, LLC, and Attalla Realty LLC, College Park Realty LLC, Quail Creek Realty LLC, and Northwest Realty LLC

Incorporated by reference to Exhibit 2.0 of the Registrant’s Current Report on Form 8-K filed August 7, 2019

A-1-127

Exhibit No.	Description	Method of Filing
10.221

First Amendment to Second Amended and Restated Forbearance Agreement dated June 12, 2019 among CP Property Holdings, LLC, Northwest Property Holdings, LLC and Attalla Nursing ADK, LLC as Borrowers, Hearth & Home of Ohio, Inc., as Guarantor, AdCare Property Holdings, LLC, as Guarantor and Borrower, Regional Health Properties, Inc., as Guarantor, and Pinecone Reality Partners II, LLC as Lender

Incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed August 7, 2019
10.222

Second Amendment to Purchase and Sale Agreement dated as of July 31, 2019, by and between Northwest Property Holdings, LLC, QC Property Holdings, LLC, Attalla Nursing ADK, LLC, and CP Property Holdings, LLC, and Attalla Realty LLC, College Park Realty LLC, Quail Creek Realty LLC, and Northwest Realty LLC

Incorporated by reference to Exhibit 2.2 of the Registrant’s Current Report on Form 8-K filed August 7, 2019
10.223

Third Amendment to Purchase and Sale Agreement dated as of July 31, 2019, by and between Northwest Property Holdings, LLC, QC Property Holdings, LLC, Attalla Nursing ADK, LLC, and CP Property Holdings, LLC, and Attalla Realty LLC, College Park Realty LLC, Quail Creek Realty LLC, and Northwest Realty LLC

Incorporated by reference to Exhibit 2.3 of the Registrant’s Current Report on Form 8-K filed August 7, 2019
10.224

Fourth Amendment to Purchase and Sale Agreement dated as of July 31, 2019, by and between Northwest Property Holdings, LLC, QC Property Holdings, LLC, Attalla Nursing ADK, LLC, and CP Property Holdings, LLC, and Attalla Realty LLC, College Park Realty LLC, Quail Creek Realty LLC, and Northwest Realty LLC

Incorporated by reference to Exhibit 2.4 of the Registrant’s Current Report on Form 8-K filed August 7, 2019
10.225

Fifth Amendment to Purchase and Sale Agreement dated as of July 31, 2019, by and between Northwest Property Holdings, LLC, QC Property Holdings, LLC, Attalla Nursing ADK, LLC, and CP Property Holdings, LLC, and Attalla Realty LLC, College Park Realty LLC, Quail Creek Realty LLC, and Northwest Realty LLC

Incorporated by reference to Exhibit 2.5 of the Registrant’s Current Report on Form 8-K filed August 7, 2019
10.226

Sixth Amendment to Purchase and Sale Agreement dated as of July 31, 2019, by and between Northwest Property Holdings, LLC, QC Property Holdings, LLC, Attalla Nursing ADK, LLC, and CP Property Holdings, LLC, and Attalla Realty LLC, College Park Realty LLC, Quail Creek Realty LLC, and Northwest Realty LLC

Incorporated by reference to Exhibit 2.6 of the Registrant’s Current Report on Form 8-K filed August 7, 2019
10.227

Waiver and Release Agreement dated September 30, 2019 among CP Property Holdings, LLC, Northwest Property Holdings, LLC and Attalla Nursing ADK, LLC as Borrowers, Hearth & Home of Ohio, Inc., as Guarantor, AdCare Property Holdings, LLC, as Guarantor and Borrower, Regional Health Properties, Inc., as Guarantor, and Pinecone Reality Partners II, LLC as Lender

Incorporated by reference to Exhibit 10.17 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2019
10.228	Promissory Note, dated April 16, 2020, by and between AdCare Administrative Service, LLC and Greater Nevada Credit Union (PPP Loan)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020
10.229	Note Modification Agreement, dated as of May 1, 2020, by and between Coosa Nursing ADK, LLC and Metro City Bank	Incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020
10.230	Extension Agreement, dated as of July 15, 2020, by and between Mountain Trace Nursing ADK, LLC and Community Bank & Trust – West Georgia	Incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020

A-1-128

Exhibit No.	Description	Method of Filing
10.231	Note and Loan Modification Agreement, dated as of September 3, 2020, by and between Erin Property Holdings, LLC and Regional Health Property, Inc. and Cadence Bank, NA	Incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020
10.232	Amended Promissory Note, dated as of August 27, 2020, by and between OS Tybee, LLC, SB Tybee, LLC, JV Jeffersonville, LLC and Regional Health Property, Inc.	Incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020
10.233	Agreement Regarding Lease and Note, dated as of August 27, 2020, by and between OS Tybee, LLC, SB Tybee, LLC, JV Jeffersonville, LLC and Regional Health Property, Inc.	Incorporated by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020
10.244	Consulting Agreement, dated as of August 16, 2020, by and between E. Clinton Cain and Regional Health Property, Inc.	Incorporated by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020
10.245	Lease, dated as of January 1, 2021, by and between ADK Georgia, LLC and PS Operator, LLC.	Incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed January 7, 2021
10.246	Management Consulting Services Agreement, dated as of January 1, 2021 by and between Vero Health Management, LLC, and Tara Operator, LLC.	Incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed January 7, 2021
10.247

Agreement Regarding Leases, dated as of On December 1, 2020, by and between Regional Health Properties, Inc., and 3223 Falligant Avenue Associates, L.P., 3460 Powder Springs Road Associates, L.P., Wellington Healthcare Services II, L.P. and Mansell Court Associates LLC

Filed herewith
10.248*	Offer Letter, dated as of September 4, 2020 by and between Benjamin A. Waites and Regional Health Property, Inc.	Filed herewith
21.1	Subsidiaries of the Registrant	Filed herewith
23.1	Consent of Cherry Bekaert LLP	Filed herewith
31.1	Certification of CEO pursuant to Section 302 of the Sarbanes-Oxley Act	Filed herewith
31.2	Certification of CFO pursuant to Section 302 of the Sarbanes-Oxley Act	Filed herewith
32.1	Certification of CEO pursuant to Section 906 of the Sarbanes-Oxley Act	Filed herewith
32.2	Certification of CFO pursuant to Section 906 of the Sarbanes-Oxley Act	Filed herewith
101.INS	XBRL Instance Document	Filed herewith
101.SCH	XBRL Taxonomy Extension Schema	Filed herewith
101.CAL	XBRL Taxonomy Extension Calculation Linkbase	Filed herewith
101.DEF	XBRL Taxonomy Extension Definition Linkbase	Filed herewith
101.LAB	XBRL Taxonomy Extension Label Linkbase	Filed herewith
101.PRE	XBRL Taxonomy Extension Presentation Linkbase	Filed herewith

*	Identifies a management contract or compensatory plan or arrangement.

A-1-129

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Regional Health Properties, Inc.

by:	/s/ BRENT MORRISON
Brent Morrison
Chief Executive Officer and President
March 29, 2021

Pursuant to the requirements of the Securities Exchange Act of 1934, this Form 10-K has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ BRENT MORRISON
Brent Morrison	Director, Chief Executive Officer, and President (Principal Executive Officer)	March 29, 2021

/s/ BENJAMIN A. WAITES
Benjamin A. Waites	Chief Financial Officer and Vice President (Principal Financial Officer and Principal Accounting Officer)	March 29, 2021

/s/ MICHAEL J. FOX
Michael J. Fox	Director	March 29, 2021

/s/ DAVID A. TENWICK
David A. Tenwick	Director	March 29, 2021

/s/ KENNETH W. TAYLOR
Kenneth W. Taylor	Director	March 29, 2021

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Annex A-2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2021

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                    to

Commission File Number 001-33135

Regional Health Properties, Inc.

(Exact name of registrant as specified in its charter)

Georgia	81-5166048
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

454 Satellite Boulevard NW, Suite 100, Suwanee, GA 30024

(Address of principal executive offices)

(678) 869-5116

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	RHE	NYSE American
10.875% Series A Cumulative Redeemable Preferred Stock, no par value	RHE-PA	NYSE American

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).  Yes ☒  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Yes ☐    No ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).Yes ☐  No ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

As of May 10, 2021:  1,688,219 shares of common stock, no par value, were outstanding.

A-2-1

Regional Health Properties, Inc.

Form 10-Q

A-2-2

Part I.  Financial Information

Item 1.	Financial Statements

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in 000’s)

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Property and equipment, net	$51,961	$52,533
Cash	6,196	4,186
Restricted cash	2,991	3,306
Accounts receivable, net of allowance of $72 and $1,381	1,851	2,100
Prepaid expenses and other	854	328
Notes receivable	424	444
Intangible assets - bed licenses	2,471	2,471
Intangible assets - lease rights, net	152	158
Right-of-use operating lease assets	32,811	33,740
Goodwill	1,585	1,585
Lease deposits and other deposits	514	514
Straight-line rent receivable	7,158	6,660
Total assets	$108,968	$108,025
LIABILITIES AND EQUITY
Senior debt, net	$46,974	$47,275
Bonds, net	6,354	6,342
Other debt, net	1,105	822
Accounts payable	3,815	3,008
Accrued expenses	3,178	2,225
Operating lease obligation	34,978	35,884
Other liabilities	1,439	1,365
Total liabilities	97,843	96,921
Commitments and contingencies (Note 12)
Stockholders’ equity:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 1,688 issued and outstanding at March 31, 2021 and December 31, 2020	62,041	62,041
Preferred stock, no par value; 5,000 shares authorized; 2,812 shares issued and outstanding, redemption amount $70,288 at March 31, 2021 and December 31, 2020	62,423	62,423
Accumulated deficit	(113,339)	(113,360)
Total stockholders’ equity	11,125	11,104
Total liabilities and stockholders’ equity	$108,968	$108,025

See accompanying notes to unaudited consolidated financial statements

A-2-3

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in 000’s, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Patient care revenues	$2,690	$—
Rental revenues	4,081	4,297
Management fees	248	244
Other revenues	62	7
Total revenues	7,081	4,548
Expenses:
Patient care expense	2,203	—
Facility rent expense	1,640	1,640
Cost of management fees	165	151
Depreciation and amortization	650	776
General and administrative expense	1,036	877
Doubtful accounts expense (recovery)	40	(2)
Other operating expenses	232	224
Total expenses	5,966	3,666
Income from operations	1,115	882
Other expense :
Interest expense, net	687	715
Other expense, net	394	144
Total other expense, net	1,081	859
Income from continuing operations before income taxes	34	23
Income from continuing operations	34	23
Loss from discontinued operations, net of tax	(13)	(37)
Net Income (loss)	21	(14)
Preferred stock dividends - undeclared	(2,249)	(2,249)
Net Loss attributable to Regional Health Properties, Inc. common stockholders	$(2,228)	$(2,263)
Net Loss per share of common stock attributable to Regional Health Properties, Inc.
Basic and diluted:
Continuing operations	$(1.31)	$(1.32)
Discontinued operations	(0.01)	(0.02)
	$(1.32)	$(1.34)
Weighted average shares of common stock outstanding:
Basic and diluted	1,688	1,688

See accompanying notes to unaudited consolidated financial statements

A-2-4

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in 000’s)

(Unaudited)

For the Three Months ended March 31, 2021	Shares of Common Stock	Shares of Preferred Stock	Common Stock and Additional Paid-in Capital	Preferred Stock	Accumulated Deficit	Total
Balances, December 31, 2020	1,688	2,812	$62,041	$62,423	$(113,360)	$11,104
Net income	—	—	—	—	21	21
Balances, March 31, 2021	1,688	2,812	$62,041	$62,423	$(113,339)	$11,125

For the Three Months ended March 31, 2020	Shares of Common Stock	Shares of Preferred Stock	Common Stock and Additional Paid-in Capital	Preferred Stock	Accumulated Deficit	Total
Balances, December 31, 2019	1,688	2,812	$61,992	$62,423	$(112,672)	$11,743
Stock-based compensation	—	—	12	—	—	12
Net loss	—	—	—	—	(14)	(14)
Balances, March 31, 2020	1,688	2,812	$62,004	$62,423	$(112,686)	$11,741

See accompanying notes to unaudited consolidated financial statements

A-2-5

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in 000’s)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net Income (loss)	$21	$(14)
Loss from discontinued operations, net of tax	13	37
Income from continuing operations	34	23
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	650	776
Stock-based compensation expense	—	12
Rent expense in excess of cash paid	24	55
Rent revenue in excess of cash received	(901)	(283)
Amortization of deferred financing costs, debt discounts and premiums	33	33
Bad debt expense (recovery)	40	(2)
Changes in operating assets and liabilities:
Accounts receivable	583	(443)
Prepaid expenses and other assets	128	(57)
Accounts payable and accrued expenses	1,740	(7)
Other liabilities	77	163
Net cash provided by operating activities - continuing operations	2,408	270
Net cash used in operating activities - discontinued operations	(58)	(405)
Net cash provided by (used in) operating activities	2,350	(135)
Cash flows from investing activities:
Purchase of property and equipment	(33)	(157)
Net cash used in investing activities - continuing operations	(33)	(157)
Net cash used in investing activities	(33)	(157)
Cash flows from financing activities:
Repayment on notes payable	(622)	(436)
Net cash used in financing activities - continuing operations	(622)	(436)
Net cash used in financing activities	(622)	(436)
Net change in cash and restricted cash	1,695	(728)
Cash and restricted cash, beginning	7,492	8,038
Cash and restricted cash, ending	$9,187	$7,310

A-2-6

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in 000’s)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Supplemental disclosure of cash flow information:
Cash interest paid	$741	$689
Supplemental disclosure of non-cash activities:
Vendor-financed insurance	$636	$27

See accompanying notes to unaudited consolidated financial statements

A-2-7

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2021

NOTE 1.	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Regional Health Properties, Inc., a Georgia corporation (“Regional Health” or “Regional” and, together with its subsidiaries, the “Company” or “we”), is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior living. The Company’s business primarily consists of leasing and subleasing healthcare facilities to third-party tenants, which in turn operate the facilities. The operators of the Company’s facilities provide a range of healthcare services to their patients and residents, including skilled nursing and assisted living services, social services, various therapy services, and other rehabilitative and healthcare services for both long-term and short-stay patients and residents.

As of March 31, 2021, the Company owned, leased or managed for third parties, or operated, 24 facilities, primarily in the Southeast United States. Of the 24 facilities, the Company: (i) leased 10 skilled nursing facilities (which the Company owns) to third-party tenants, subleased eight skilled nursing facilities (which the Company leases) to third-party tenants, and operated, as of January 1, 2021 as a portfolio stabilization measure, one previously subleased skilled nursing facility (which the Company leases); (ii) leased two assisted living facilities (which the Company owns) to third-party tenants; and (iii) managed, on behalf of third-party owners, two skilled nursing facilities and one independent living facility. Accordingly, as of January 1, 2021, the Company has two primary reporting segments: (i) real estate services, which consists of the leasing and subleasing of long-term care and senior living facilities to third-party tenants, including the Company’s management of three facilities on behalf of third-party owners (“Real Estate Services”); and (ii) healthcare services, which consists of the operation of a skilled nursing facility (“Healthcare Services”).

Effective January 1, 2021, the Company terminated the subleases for two skilled nursing facilities located in Georgia (the “Wellington Lease Termination”) with affiliates of Wellington Healthcare Services II, L.P. (“Wellington”), and as a portfolio stabilization measure, the Company commenced operating the previously subleased 134-bed facility located in Thunderbolt, Georgia (the “Tara Facility”) and entered into a new sublease agreement with an affiliate of Empire Care Centers, LLC (“Empire”) for the other 208-bed facility located in Powder Springs, Georgia (the “Powder Springs Facility”). The Company has entered into a Management Consulting Services Agreement (the “Vero Management Agreement”) with Vero Health Management, LLC (“Vero Health”) under which Vero Health will provide management consulting services for the Tara Facility which the Company now operates. See Note 6 – Leases, herein, and Note 6 – Leases in Part II, Item 8, “Financial Statements and Supplemental Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2021 (the “Annual Report”), for a more detailed description of the Company’s leases.

The Company leases its currently-owned healthcare properties, and subleases its currently-leased healthcare properties, on a triple-net basis, meaning that the lessee (i.e., the third-party operator of the property) is obligated under the lease or sublease, as applicable, for all costs of operating the property, including insurance, taxes and facility maintenance, as well as the lease or sublease payments, as applicable. These leases are generally long-term in nature with renewal options and annual rent escalation clauses.

A-2-8

Regional Health is successor to, and a former wholly owned subsidiary of, AdCare Health Systems, Inc. (“AdCare”). On September 29, 2017, AdCare merged (the “Merger”) with and into Regional Health, which was formed as a subsidiary of AdCare for the purpose of the Merger, with Regional Health continuing as the surviving corporation in the Merger. For a description of the Merger, see Part II, Item 8, “Financial Statements and Supplemental Data”, Note 1 – Summary of Significant Accounting Policies included in the Annual Report.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.  In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations for the periods presented have been included.  Operating results for the three months ended March 31, 2021 and 2020 are not necessarily indicative of the results that may be expected for the fiscal year. The consolidated balance sheet at December 31, 2020 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by GAAP for complete financial statements.

You should read the unaudited consolidated financial statements in this Quarterly Report together with the historical audited consolidated financial statements of the Company for the year ended December 31, 2020, included in the Annual Report. See Part II, Item 8, “Financial Statements and Supplementary Data”, Note 1 – Summary of Significant Accounting Policies included in the Annual Report, for a description of all significant accounting policies. During the three months ended March 31, 2021, there were no material changes to the Company’s policies.

Risks and Uncertainties

While the Company is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior living, the Company, when business conditions require, may undertake portfolio stabilization measures, such as operating a previously leased facility. On January 1, 2021, following the Wellington Lease Termination, the Company commenced operating the Tara Facility, which facility comprises approximately 5.0% of the total amount of the Company’s licensed patient beds. This portfolio stabilization measure exposes the Company directly to all the risks our tenants face as discussed in this “Risk and Uncertainties” section and “Risks Related to Our Business - Our portfolio stabilization measures expose the Company to the various risks facing our tenants” in Part I, Item 1.A, “Risk Factors.” in the Annual Report.

On March 11, 2020, the World Health Organization declared the outbreak of the respiratory illness caused by a novel strain of coronavirus, SARS-CoV-2, also known as COVID-19, a global pandemic. The COVID-19 pandemic has led governments and other authorities in the United States to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. The COVID-19 pandemic and the measures to protect its spread have adversely affected our business during the three months ended March 31, 2021, and we expect it will continue to adversely affect our business in the quarter ending June 30, 2021 and beyond, for a variety of reasons, including those discussed below and elsewhere in this Quarterly Report.

As of May 10, 2021, the Company is aware that each of our facilities has previously reported one or more positive cases of COVID-19 among the residents and/or operator employee populations. Many of our operators have reported incurring significant cost increases as a result of the COVID-19 pandemic, with dramatic increases for facilities with positive cases. We believe these increases primarily stem from elevated labor costs, including increased use of overtime and bonus pay, as well as a significant increase in both the cost and usage of personal protective equipment, testing equipment, processes and supplies. In terms of occupancy levels, many of our operators have reported experiencing declines, in part due to the elimination or suspension of elective hospital procedures, fewer discharges from hospitals to skilled nursing facilities (“SNFs”), and higher hospital re-admittances from SNFs.

A-2-9

The COVID-19 pandemic may also lead to temporary closures of nursing facilities, operated by our tenants, which also may affect our tenants’ ability to make their rental payments to us pursuant to their respective lease agreements. In addition, our tenants’ operations could be further disrupted if any of their employees, or the employees of their vendors, have, or are suspected of having, COVID-19. This could cause, and in some cases has already caused, our tenants or their vendors to experience staffing shortages, and this could potentially require our tenants and their vendors to close parts of or entire facilities, distribution centers, or other buildings to disinfect any affected areas.

We could also be adversely affected if government authorities impose upon our tenants, or their vendors, certain restrictions due to the COVID-19 pandemic. These restrictions may be in the form of mandatory closures, requested voluntary closures, bans on new admissions, restricted operations, or restrictions on the importation of necessary equipment or supplies which may adversely affect our tenants’ operations and their ability to make rental payments to us moving forward. In addition, family members may elect to keep nursing facility residents at home during the COVID-19 pandemic, thus reducing our tenants’ revenue. Currently, a number of our tenants have stopped admitting new patients due to rising COVID-19 infections resulting in decreased revenues.

As a result of the COVID-19 pandemic, our tenants may face lawsuits for alleged negligence associated with their responses to the emergency. The costs associated with defending, settling, or paying damages from such claims could negatively impact our tenants’ operating budgets and affect their ability to meet their obligations under our leases. Further, we may be subject to increased lawsuits arising out of our alleged actions or the alleged actions of our tenants for which they have agreed to indemnify, defend and hold us harmless. An unfavorable resolution of any such pending or future litigation could materially adversely affect us. The Company is not aware of any such lawsuits against our tenants.

If our tenants are unable to make rental payments to us pursuant to their lease obligations, whether due to the tenants’ decrease in revenues or otherwise, then, in some cases, we may be forced to either attempt to replace tenants or restructure tenants’ long-term rent obligations and may not be able to do so on terms that are as favorable to us as those currently in place.

While the Company has received approximately 97% of its expected fixed monthly rental receipts from tenants for the three months ended March 31, 2021, there are a number of uncertainties the Company faces as it considers the potential impact of COVID-19 on its business, including the length of census disruption, elevated COVID-19 operating costs related to personal protection equipment, cleaning supplies, virus testing and increased overtime due to staff illness and the extent to which federal and state funding support will offset these incremental costs for our tenants. To the extent government support is not sufficient or timely to offset these impacts, or to the extent these trends continue or accelerate and are not offset by additional government relief that is sufficient or timely, the operating results of our operators are likely to be adversely affected, some may be unwilling or unable to pay their contractual obligations to us in full or on a timely basis, as has occurred with one of our prior operators.

We also do not know the number of facilities that will ultimately experience widespread, high-cost outbreaks of COVID-19, and while we have requested reporting case numbers from our operators and the U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services (“CMS”) has required additional reporting by operators, we may not receive accurate information on the number of cases, which could result in a delay in reporting. We expect to see continued increased clinical protocols for infection control within facilities and increased monitoring of employees, guests and other individuals entering facilities; however, we do not yet know if future reimbursement rates will be sufficient to cover the increased costs of enhanced infection control and monitoring. The extent of the COVID-19 pandemic’s effect on our and our operators’ operational and financial performance will depend on future developments, including the ultimate duration, spread and intensity of the outbreak, which may depend on factors such as the development and implementation of an effective vaccine and treatments for COVID-19, government funds and other support for the senior care sector and the efficacy of other policies and measures that may mitigate the impact of the pandemic, all of which are uncertain and difficult to predict. Due to these uncertainties, we are unable at this time to estimate the effect of these factors on our business, but the adverse impact on our business, results of operations, financial condition and cash flows could be material.

A-2-10

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Revenue Recognition and Allowances

Patient Care Revenue. Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers requires a company to recognize revenue when the company transfers control of promised goods and services to a customer. Revenue is recognized in an amount that reflects the consideration to which a company expects to receive in exchange for such goods and services. Revenue from our new Healthcare Services business segment is derived from services rendered to patients in the Tara Facility. The Company receives payments from the following sources for services rendered in our facilities: (i) the federal government under the Medicare program administered by CMS; (ii) state governments under their respective Medicaid and similar programs; (iii) commercial insurers; and (iv) individual patients and clients. The vast majority of the revenue the Company has recognized is from Government sources. The Company determines the transaction price based on established billing rates reduced by contractual adjustments provided to third-party payors, discounts provided to uninsured patients and other price concessions. Contractual adjustments and discounts are based on contractual agreements, discount policies and historical experience. The Company recognizes revenue at the amount that reflects the consideration the Company expects to receive in exchange for the services provided. These amounts are due from residents or third-party payors and include variable consideration for retroactive adjustments from estimated reimbursements, if any, under reimbursement programs. Performance obligations are determined based on the nature of the services provided. Revenue is recognized as performance obligations are satisfied. Estimated uncollectable amounts due from patients are generally considered implicit price concessions that are a direct reduction to net operating revenues.

Triple-Net Leased Properties. The Company’s triple-net leases provide for periodic and determinable increases in rent. The Company recognizes rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is probable. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in straight-line rent receivable on our consolidated balance sheets. In the event the Company cannot reasonably estimate the future collection of rent from one or more tenant(s) of the Company’s facilities, rental income for the affected facilities is recognized only upon cash collection, and any accumulated straight-line rent receivable is expensed in the period in which the Company deems rent collection to no longer be probable.

A-2-11

Management Fees, Revenue from Contracts with Customers. The Company recognizes management fee revenues as services are provided. The Company has one contract to manage three facilities (the “Management Contract”), with payment for each month of service received in full on a monthly basis. The maximum penalty for service contract nonperformance under the Management Contract is $50,000 per year, payable after the end of the year.

Other revenues. The Company recognizes interest income from loans and investments, using the effective interest method when collectability is probable. The Company applies the effective interest method on a loan-by-loan basis.

Allowances. The Company assesses the collectability of its rent receivables, including straight-line rent receivables and working capital loans to tenants. The Company bases its assessment of the collectability of rent receivables and working capital loans to tenants on several factors, including payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, and current economic conditions. If the Company’s evaluation of these factors indicates it is probable that the Company will be unable to receive the rent payments or payments on a working capital loan, then the Company provides a reserve against the recognized straight-line rent receivable asset or working capital loan for the portion that we estimate may not be recovered. Payments received on impaired loans are applied against the allowance. If the Company changes its assumptions or estimates regarding the collectability of future rent payments required by a lease or required from a working capital loan to a tenant, then the Company may adjust its reserve to increase or reduce the rental revenue or interest revenue from working capital loans to tenants recognized in the period the Company makes such change in its assumptions or estimates. In an effort to ensure a conservative presentation of the results of the Healthcare Services segment due to lack of history, the Company has provided an additional allowance for patient care receivables of 1.5% of patient revenues.

As of March 31, 2021 and December 31, 2020, the Company reserved for approximately $0.1 million and $1.4 million, respectively, of uncollected receivables. Accounts receivable, net, totaled $1.9 million at March 31, 2021 and $2.1 million at December 31, 2020.

The following table presents the Company's Accounts receivable, net of allowance for the periods presented:

(Amounts in 000’s)	March 31, 2021	December 31, 2020
Gross receivables
Real Estate Services (a)	$1,146	$3,481
Healthcare Services	777	—
Sub Total	1,923	3,481
Allowance
Real Estate Services (a)	(32)	(1,381)
Healthcare Services	(40)
Sub Total	(72)	(1,381)
Accounts receivable, net of allowance	$1,851	$2,100
(a)	See Note 6– Leases for details on the impact of the Wellington Lease Termination.

Pre-Paid Expenses and Other

As of March 31, 2021 and December 31, 2020, the Company had $0.9 million and approximately $0.4 million, respectively, in pre-paid expenses and other, the $0.5 million increase is related to insurance for the Tara Facility operations, while the other amounts are predominantly for directors’ and officers’ insurance, NYSE American annual fees and mortgage insurance premiums.

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Accounts Payable

The following table presents the Company's Accounts payable for the periods presented:

(Amounts in 000’s)	March 31, 2021	December 31, 2020
Accounts payable
Real Estate Services	$3,399	$3,008
Healthcare Services	416	—
Total Accounts payable	$3,815	$3,008

Other liabilities

As of March 31, 2021 and December 31, 2020, the Company had $1.4 million, in Other liabilities, consisting of security lease deposits and sublease improvement funds.

Other expense, net

The Company has retained professional services to evaluate and assist with possible opportunities to improve the Company’s capital structure.

Leases and Leasehold Improvements

The Company leases certain facilities and equipment in the normal course of business. At the inception of each lease, the Company performs an evaluation to determine whether the lease should be classified as an operating lease or capital lease. As of March 31, 2021, all of the Company’s leased facilities are accounted for as operating leases. For operating leases that contain scheduled rent increases, the Company records rent expense on a straight-line basis over the term of the lease. Leasehold improvements are amortized over the shorter of the useful life of the asset or the lease term.

In accordance with Accounting Standards Update (“ASU”) ASU 2016-02, Leases, as codified in ASC 842, the Company recognizes both right of use assets and lease liabilities for leases in which we lease land, real property or other equipment, having elected the practical expedient to maintain the prior operating lease classification for leases entered into prior to  January 1, 2019. We assess any new contracts or modification of contracts in accordance with ASC 842 to determine the existence of a lease and its classification. We are reporting revenues and expenses for real estate taxes and insurance, where the lessee has not made those payments directly to a third party in accordance with their respective leases with us.

The following table summarizes real estate tax recognized on our consolidated statements of operations for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
(Amounts in 000’s)	2021	2020
Rental revenues	$133	$126
Other operating expenses	$133	$126

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Additionally, we expense certain leasing costs, other than leasing commissions, as they are incurred. Prior GAAP provided for the deferral and amortization of such costs over the applicable lease term. The present value of minimum lease payments was calculated on each lease, using a discount rate of 7.98% for the Company’s leases that approximated our incremental borrowing rate as of January 1, 2019, and the current lease term. See Note 6– Leases for more information on the Company’s operating leases.

Insurance

We maintain general liability, professional liability, and other insurance policies in amounts and with coverage and deductibles we believe are appropriate, based on the nature and risks of our business, historical experience, availability, and industry standards, including for the operations at the Tara Facility. Our current policies provide for deductibles for each claim and contain various exclusions from coverage. The Company has self-insured against professional and general liability claims related to its healthcare operations that were discontinued during 2014 and 2015 in connection with its transition from an owner and operator of healthcare properties to a healthcare property holding and leasing company (the “Transition”). See Part II, Item 8, “Financial Statements and Supplementary Data”, Note 14 – Commitments and Contingencies in the Annual Report for more information. The Company evaluates quarterly the adequacy of its self-insurance reserve based on a number of factors, including: (i) the number of actions pending and the relief sought; (ii) analyses provided by defense counsel, medical experts or other information which comes to light during discovery; (iii) the legal fees and other expenses anticipated to be incurred in defending the actions; (iv) the status and likely success of any mediation or settlement discussions, including estimated settlement amounts and legal fees and other expenses anticipated to be incurred in such settlement, as applicable; and (v) the venues in which the actions have been filed or will be adjudicated. The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment unless settlement is more advantageous to the Company. Accordingly, the self-insurance reserve reflects the Company’s estimate of settlement amounts for the pending actions, if applicable, and legal costs of settling or litigating the pending actions, as applicable. Because the self-insurance reserve is based on estimates, the amount of the self-insurance reserve may not be sufficient to cover the settlement amounts actually incurred in settling the pending actions, or the legal costs actually incurred in settling or litigating the pending actions. See Note 7 – Accrued Expenses. In addition, the Company maintains certain other insurance programs, including commercial general liability, property, casualty, directors’ and officers’ liability, crime and employment practices liability.

Earnings Per Share

Basic earnings per share is computed by dividing net income or loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the respective period. Diluted earnings per share is similar to basic earnings per share except that the net income or loss is adjusted by the impact of the weighted-average number of shares of common stock outstanding including potentially dilutive securities (such as options, warrants and non-vested common stock) when such securities are not anti-dilutive. Potentially dilutive securities from options, warrants and unvested restricted shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all options and warrants with exercise prices exceeding the average market value are used to repurchase common stock at market value. The incremental shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the securities.

Securities outstanding that were excluded from the computation, because they would have been anti-dilutive were as follows:

	March 31,
(Share amounts in 000’s)	2021	2020
Stock options	13	15
Warrants - employee	49	49
Warrants - non employee	9	9
Total anti-dilutive securities	71	73

The weighted average contractual terms in years for these securities as of March 31, 2021, with no intrinsic value, are 3.3 years for the stock options and 2.7 years for the warrants.

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See Part II, Item 8, “Financial Statements and Supplementary Data”, Note 1 – Summary of Significant Accounting Policies included in the Annual Report, for a description of the other accounting pronouncements the Company is currently evaluating.

NOTE 2.	LIQUIDITY

Overview

The Company intends to pursue measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity, including: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.

Management anticipates access to several sources of liquidity, including cash on hand, cash flows from operations, and debt refinancing during the twelve months following the date of this filing. At March 31, 2021, the Company had $6.2 million in unrestricted cash. During the three months ended March 31, 2021, the Company generated positive cash flow from continuing operations of $2.4 million, and anticipates continued positive cash flow from operations in the future, subject to the continued uncertainty of the COVID-19 pandemic and its impact on the Company’s business, financial condition and results of operations.

On December 1, 2020, the Company entered into the Wellington Lease Termination with the following affiliates of Wellington,  3223 Falligant Avenue Associates, L.P. (“Tara Tenant”) and 3460 Powder Springs Road Associates, L.P. (“Powder Springs Tenant”, together with Tara Tenant, the “Wellington Tenants”). Per the Wellington Lease Termination, possession, custody, control and operation of the Tara Facility and Powder Springs Facility (the “Wellington Facilities”) transitioned from the Wellington Tenants to the Company (the “Wellington Transition”) at 12:01 a.m. on January 1, 2021 (the “Wellington Transition Date”), pursuant to the terms and provisions of the Operations Transfer Agreements (the “OTAs”) which the Company and the Wellington Tenants entered into in connection with the Wellington Lease Termination, which included customary termination events.

The OTAs were subject to customary closing conditions and representations and warranties. The Wellington Transition was subject to the Georgia Department of Community Health’s (“DCH”) approval of the Change in Ownership Applications (the “Applications”), which were filed by Regional on December 2, 2020. On the Wellington Transition Date, the Wellington Tenants: (i) paid all cash on hand at the Wellington Facilities to Regional; (ii) transferred and assigned all accounts receivable previously due to the Wellington Tenants as of the Wellington Transition Date; and (iii) entered into commercially reasonable Deposit Account Control Agreements with respect to all of the Wellington Tenants’ bank accounts that receive accounts receivable remittances. Additionally, on the Wellington Transition Date, the Company became liable for certain expenses including approximately $1.7 million of bed taxes in arrears. On January 1, 2019, security agreements (the “Security Agreements”) executed between the Company and the Wellington Tenants, provided for certain of the Wellington Tenants assets as collateral to the Company in the event of any default under prior agreements with the Company. These Security Agreements survive the Wellington Transition and will remain in full force and effect in order to assist Regional in collecting the accounts receivable.

Scheduled rent payments under the Wellington Subleases constituted approximately 23% of the Company’s anticipated annual revenue in 2020. As of December 31, 2020, Regional recorded an estimated allowance of $1.4 million against a rent receivable of $2.7 million from the Wellington Tenants. During the three months ended March 31, 2021, the Company collected $3.1 million pursuant to the Wellington Lease Termination and paid $1.0 million to partially satisfy the Wellington Lease Termination obligation of approximately $1.7 million of bed taxes in arrears. The Company provides no assurance that we will be able to collect any of the additional rent arrears in excess of the net $1.3 million already collected.

During the three months ended March 31, 2021, the Company recognized $0.4 million of variable rent for the Powder Springs Facility and, as of the date of filing this Quarterly Report, has collected all of such variable rent replacing approximately $0.5 million of cash rent previously anticipated from the Wellington Tenant. The Tara Facility operations performance during the quarter is marginally profitable and performance has been sufficient to

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cover the rent the Company is obligated to pay under its lease. For further information on the Tara Facility performance see Note 13 – Segment Results.

The Company is current with all of its debt and other financial obligations. The Company has benefited from various, now expired, stimulus measures made available to it through the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted by Congress in response to the COVID-19 pandemic which allowed for, among other things: (i) a deferral of debt service payments on U.S. Department of Agriculture (“USDA”) loans to maturity, (ii) an allowance for debt service payments to be made out of replacement reserve accounts for U.S. Department of Housing and Urban Development (“HUD”) loans and (iii) debt service payments to be made by the U.S. Small Business Administration (the “SBA”) on all SBA loans. For further information see Note 8 – Notes Payable and Other Debt.

Series A Preferred Dividend Suspension

On June 8, 2018, the Board indefinitely suspended quarterly dividend payments with respect to the Series A Preferred Stock. As of March 31, 2021, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has $30.1 million of undeclared preferred stock dividends in arrears. The Board believes that the dividend suspension will provide the Company with additional funds to meet, in part, its ongoing liquidity needs. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividend periods, the annual dividend rate on the Series A Preferred Stock for the fifth and future missed dividend periods has increased to 12.875%, which is equivalent to $3.20 per share each year, commencing on the first day after the missed fourth quarterly payment (October 1, 2018) and continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash.

Debt

 As of March 31, 2021, the Company had $54.4 million in indebtedness, net of $1.2 million deferred financing, and unamortized discounts. The Company anticipates net principal repayments of approximately $2.7 million during the next twelve-month period, including approximately $1.5 million of routine debt service amortization, $1.1 million of current maturities of other debt (including $0.4 million related to insurance financing for the Tara Facility operations), and a $0.1 million payment of bond debt.

Debt Covenant Compliance

As of March 31, 2021, the Company was in compliance with the various financial and administrative covenants under the Company’s outstanding credit related instruments.

Evaluation of the Company’s Ability to Continue as a Going Concern

Under the accounting guidance related to the presentation of financial statements, the Company is required to evaluate, on a quarterly basis, whether or not the Company’s current financial condition, including its sources of liquidity at the date that the consolidated financial statements are issued, will enable the Company to meet its obligations as they come due arising within one year of the date of the issuance of the Company’s consolidated financial statements and to make a determination as to whether or not it is probable, under the application of this accounting guidance, that the Company will be able to continue as a going concern. The Company’s consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

In applying applicable accounting guidance, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows, the Company’s obligations due over the next twelve months, and the Company’s recurring business operating expenses.

The Company concludes that it is probable that the Company will be able to meet its obligations arising within one year of the date of issuance of these consolidated financial statements within the parameters set forth in the accounting guidance.

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NOTE 3.	CASH AND RESTRICTED CASH

The following presents the Company's cash and restricted cash:

(Amounts in 000’s)	March 31, 2021	December 31, 2020
Cash	$6,196	$4,186

Restricted cash:
Cash collateral	153	124
HUD and other replacement reserves	1,731	1,675
Escrow deposits	790	1,190
Restricted investments for debt obligations	317	317
Total restricted cash	2,991	3,306
Total cash and restricted cash	$9,187	$7,492

Cash collateral—In securing mortgage financing from certain lending institutions, the Company and certain of its wholly-owned subsidiaries are required to deposit cash to be held as collateral in accordance with the terms of such loan agreements.

HUD and other replacement reserves—The regulatory agreements entered into in connection with the financing secured through HUD require monthly escrow deposits for replacement and improvement of the HUD project assets.

Escrow deposits—In connection with financing secured through the Company’s lenders, several wholly-owned subsidiaries of the Company are required to make monthly escrow deposits for taxes and insurance.

Restricted cash for debt obligations—In compliance with certain financing and insurance agreements, the Company and certain wholly-owned subsidiaries of the Company are required to deposit cash held as collateral by the lender or in escrow with certain designated financial institutions.

NOTE 4.	PROPERTY AND EQUIPMENT

The following table sets forth the Company’s property and equipment:

(Amounts in 000’s)	Estimated Useful Lives (Years)	March 31, 2021	December 31, 2020
Buildings and improvements	5-40	$65,672	$65,629
Equipment and computer related	2-10	5,056	5,139
Land (1)	—	2,776	2,776
Construction in process	—	—	69
		73,504	73,613
Less: accumulated depreciation and amortization		(21,543)	(21,080)
Property and equipment, net		$51,961	$52,533

(1)	Includes $0.1 million of land improvements with an average estimated useful remaining life of approximately 8 years.

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The following table summarizes total depreciation and amortization expense for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
(Amounts in 000’s)	2021	2020
Depreciation	$540	$550
Amortization	110	226
Total depreciation and amortization expense	$650	$776

NOTE 5.	INTANGIBLE ASSETS AND GOODWILL

Intangible assets and Goodwill consist of the following:

(Amounts in 000’s)	Bed licenses (included in property and equipment)(a)	Bed Licenses - Separable (b)	Lease Rights	Total	Goodwill (b)
Balances, December 31, 2020
Gross	$14,276	$2,471	$206	$16,953	$1,585
Accumulated amortization	(3,754)	—	(48)	(3,802)	—
Net carrying amount	$10,522	$2,471	$158	$13,151	$1,585
Amortization expense	(104)	—	(6)	(110)	—
Balances, March 31, 2021
Gross	14,276	2,471	206	16,953	1,585
Accumulated amortization	(3,858)	—	(54)	(3,912)	—
Net carrying amount	$10,418	$2,471	$152	$13,041	$1,585

(a)	Non-separable bed licenses are included in property and equipment as is the related accumulated amortization expense (see Note 4 – Property and Equipment).

(b)	The Company does not amortize indefinite-lived intangibles, which consist of separable bed licenses and goodwill.

The following table summarizes amortization expense for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
(Amounts in 000’s)	2021	2020
Bed licenses	$104	$104
Lease rights	6	122
Total amortization expense	$110	$226

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Expected amortization expense for the year ended December 31, for all definite-lived intangibles, for each of the next five years and thereafter is as follows:

(Amounts in 000’s)	Bed Licenses	Lease Rights
2021 (a)	$310	$18
2022	414	24
2023	414	23
2024	414	18
2025	414	18
Thereafter	8,452	51
Total expected amortization expense	$10,418	$152

(a)	Estimated amortization expense for the year ending December 31, 2021, includes only amortization to be recorded after March 31, 2021.

NOTE 6.	LEASES

Operating Leases

Facilities Leased to the Company - The Company leases nine skilled nursing facilities from unaffiliated owners under non-cancelable leases, all of which have rent escalation clauses and provisions requiring payment of real estate taxes, insurance and maintenance costs by the lessee. Except for the Tara Facility, which the Company is operating, each of the skilled nursing facilities that are leased by the Company are subleased to and operated by third-party tenants. The Company also leases certain office space located in Suwanee, Georgia. The weighted average remaining lease term for our nine leased facilities is approximately 6.6 years. As of March 31, 2021, the Company is in compliance with all operating lease financial covenants.

Future Minimum Lease Payments

Future minimum lease payments for the year ended December 31, for each of the next five years and thereafter is as follows:

(Amounts in 000’s)	Future rental payments	Accretion of lease liability (1)	Operating lease obligation
2021 (2)	$4,981	$(205)	$4,776
2022	6,752	(713)	6,039
2023	6,851	(1,164)	5,687
2024	6,958	(1,602)	5,356
2025	7,095	(2,051)	5,044
Thereafter	12,736	(4,660)	8,076
Total	$45,373	$(10,395)	$34,978

(1)	Weighted average discount rate 7.98%.
(2)	Estimated minimum lease payments for the year ending December 31, 2021 include only payments to be paid after March 31, 2021.

For further details regarding the Company’s leases from unaffiliated owners under non-cancelable leases and which comprise the future minimum lease payments of the Company, see Part II, Item 8, “Financial Statements and Supplementary Data”, Note 6 - Leases included in the Annual Report.

Facilities Leased or Subleased by the Company -  As of March 31, 2021, the Company leased or subleased 20 facilities (12 owned by the Company and eight leased to the Company), to third-party tenants on a triple net basis,

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meaning that the lessee (i.e., the third-party tenant of the property) is obligated under the lease or sublease, as applicable, for all costs of operating the property, including insurance, taxes and facility maintenance, as well as the lease or sublease payments, as applicable. The weighted average remaining lease term for our facilities is approximately 6.3 years.

Empire. Following the Wellington Lease Termination, effective January 1, 2021, Regional leased the Powder Springs Facility to PS Operator LLC (“PS Operator”), an affiliate of Empire, pursuant to a sublease (the “PS Sublease”).

The PS Sublease will expire on August 1, 2027, subject to two five-year optional extensions. For the first six months, the base rent under the PS Sublease will equal the adjusted earnings before interest, tax, depreciation, amortization, and rent (“EBITDAR”) as defined in the PS Sublease, of PS Operator, to the extent derived from the Powder Springs Facility. For months seven through twenty-four, the base rent will equal 80% of the Adjusted EBITDAR; however, beginning with month thirteen, the base rent may not exceed $150,000 per month. Beginning with month twenty-five, the base rent will be $140,000 per month.

For the first three months, if Adjusted EBITDAR (as defined in the PS Sublease) is less than $0, PS Operator will not pay any base rent and the Company would reimburse PS Operator an amount equal to the amount by which each period’s Adjusted EBITDAR is less than $0. Beginning with the fourth month and thereafter, the PS Sublease will be a “triple net” lease with PS Operator responsible for payment of all expenses in addition to rent.

During the three months ended March 31, 2021, the Company recognized $0.4 million of variable rent for the Powder Springs Facility and $0.3 million straight-line rent.

If the monthly average adjusted cash flows of PS Operator (as described in the PS Sublease) is less than $100,000 for any consecutive three-month period after the sixth month of the PS Sublease, then Regional may terminate the PS Sublease subject to the conditions set forth in the PS Sublease. The PS Sublease also includes customary covenants, events of default and indemnification obligations.

Sublease Termination

Wellington. Two of the Company’s eight Georgia facilities, leased under a prime lease, were subleased to affiliates of Wellington under agreements dated January 31, 2015, as subsequently amended (the “Wellington Subleases”). The Wellington Subleases, which were due to expire August 31, 2027, related to the Tara Facility and the Powder Springs Facility.

On December 1, 2020, the Company entered into the Wellington Lease Termination with the Wellington Tenants, Wellington, as guarantor and Mansell Court Associates LLC (“Pledgor”). Tenants, Wellington and Pledgor, together with each of their respective affiliates, shareholders, partners, members, managers, officers, directors and employees thereof, are the “Wellington Parties”.

The Wellington Transition occurred at 12:01 a.m. on January 1, 2021, pursuant to the terms and provisions of the OTAs which the Company and the Wellington Tenants entered into in connection with the Wellington Lease Termination, which included customary termination events.

The OTAs were subject to customary closing conditions and representations and warranties. The Wellington Transition was subject to DCH approval of the Applications, which were filed by Regional on December 2, 2020. On the Wellington Transition Date, the Wellington Tenants: (i) paid all cash on hand at the Wellington Facilities to Regional; (ii) transferred and assigned all accounts receivable previously due to the Wellington Tenants as of the Wellington Transition Date; and (iii) entered into commercially reasonable Deposit Account Control Agreements with respect to all of the Wellington Tenants’ bank accounts that receive accounts receivable remittances. Additionally, on the Wellington Transition Date, the Company became liable for certain expenses including approximately $1.7 million of bed taxes in arrears. The Security Agreements survive the Wellington Transition and will remain in full force and effect in order to assist Regional in collecting the accounts receivable.

As of December 31, 2020, Regional recorded an estimated allowance of $1.4 million against a rent receivable of $2.7 million from the Wellington Tenants. During the three months ended March 31, 2021, the Company collected

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$3.1 million pursuant to the Wellington Lease Termination and paid $1.0 million to partially satisfy the Wellington Lease Termination obligation of approximately $1.7 million of bed taxes in arrears. The Company provides no assurance that we will be able to collect any of the additional rent arrears in excess of the net $1.3 million already collected. Scheduled rent payments under the Wellington Subleases constituted approximately 23% of the Company’s anticipated annual revenue in 2020.

During the three months ended March 31, 2021, the Company recognized $0.4 million of variable rent for the Powder Springs Facility and, as of the date of filing this Quarterly Report, has collected all of such variable rent replacing approximately $0.5 million of cash rent previously anticipated for the Wellington Tenant. The Tara Facility operations performance during the quarter is marginally profitable and performance has been sufficient to cover the rent the Company is obligated to pay under its lease. For further information on the Tara Facility performance see Note 13 – Segment Results.

When the Wellington Transition occurred, all agreements executed prior to the Wellington Lease Termination with the Wellington Parties, other than the Security Agreements, terminated automatically. Additionally, the Wellington Parties and Regional agreed to a mutual release whereby each party releases, acquits, and forever discharges one another from any and all charges, complaints, claims, liabilities, demands, costs, losses, debts, and expenses of any nature whatsoever (including attorneys’ fees and costs actually incurred), known or unknown, suspected or unsuspected, accrued or not accrued, whether in law in equity, that existed from the beginning of time to the Wellington Transition Date.

Subject to provisions in the OTAs and the Wellington Lease Termination, Regional is not liable for any contractual obligations or liabilities of the Wellington Parties owed to third parties arising prior to the Wellington Transition Date. Regional will pay and/or assume all vacation days, sick days and paid time off accruing on or before the Wellington Transition Date.

Regional has indemnified the Wellington Parties from liabilities arising from or relating to any unpaid nursing home provider fees relating in any way to the Tara Facility and Powder Springs Facility for the period prior to and/or after December 1, 2020.

Aspire. On November 30, 2018, the Company leased or subleased five facilities located in Ohio to affiliates (collectively, “Aspire Sublessees”) of Aspire Regional Partners, Inc. (“Aspire”) management, formerly affiliated with MSTC Development Inc., pursuant to separate sublease agreements (the “Aspire Subleases”), whereby the Aspire Sublessees took possession of, and commenced operating, the facilities (the “Aspire Facilities”) as tenant or subtenant. The Aspire Subleases became effective on December 1, 2018 and are structured as triple net leases. The Company agreed to indemnify Aspire against any and all liabilities imposed on them as arising from the former operator, capped at $8.0 million. The Company has assessed the fair value of the indemnity agreements as not material to the financial statements at March 31, 2021.

Symmetry. Affiliates (the “Symmetry Tenants”) of Healthcare Management, LLC (“Symmetry” or “Symmetry Healthcare”) leased the following facilities from the Company, pursuant to separate lease agreements which expire in 2030 (the “Symmetry Leases”): (i) the Company’s 106-bed, skilled nursing facility located in Sylvia, North Carolina (the “Mountain Trace Facility”); (ii) the Company’s 96-bed, skilled nursing facility located in Sumter, South Carolina (the “Sumter Facility”); and (iii) the Company’s 84-bed, skilled nursing facility located in Georgetown, South Carolina (the “Georgetown Facility”). On June 27, 2018, the Company notified Blue Ridge of Sumter, LLC, the tenant with respect to the Sumter Facility (the “Sumter Tenant”), and Blue Ridge on the Mountain, LLC, the tenant with respect to the Mountain Trace Facility (the “Mountain Trace Tenant”), that continued breach of the payment terms of the applicable Symmetry Lease would constitute an event of default. The Symmetry Tenants had alleged that the Company was in material breach of each of the Symmetry Leases with regard to deferred maintenance and were withholding rental payments on the basis of such allegations.

On January 28, 2019, the Company reached an agreement, with the Symmetry Tenants with respect to the Symmetry Leases, pursuant to which the Symmetry Tenants agreed to a $0.8 million (including approximately $0.06 million finance fees) payment plan for the rent arrears (the “Symmetry Payment Plan”). On February 28, 2019, the Company and the Mountain Trace Tenant mutually terminated the lease with respect to the Mountain Trace Facility and operations at the facility were transferred to Vero Health X, LLC, an affiliate of Vero Health, and hereafter also

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referred to as Vero Health. The Symmetry Tenants paid $0.1 million of the Symmetry Payment Plan during the three months ended March 31, 2021 and March 31, 2020, respectively. In February 2021, the Symmetry Tenants completed the Symmetry Payment Plan, upon completion of which the Company recognized $0.05 million in “Other revenues” having previously recognized $0.01 million prior to the year ended December, 31, 2019.

Vero Health. On February 28, 2019, the Company entered into a lease agreement (the “Vero Health Lease”) with Vero Health, providing that Vero Health would take possession of and operate the Mountain Trace Facility located in North Carolina. The Vero Health Lease became effective, upon the termination of the prior Mountain Trace Tenant mutual lease termination on March 1, 2019.

Peach Health. In connection with a master sublease agreement which the Company entered into with affiliates of Peach Health Group, LLC (“Peach Health”), as of June 18, 2016 and amended on March 30, 2018, the Company extended a line of credit to Peach Health (the “Peach Line”), which was subordinated to a line of credit extended to Peach Health by a third-party lender (the “Peach Working Capital Facility”). On August 27, 2020, subsequent to Peach Health repaying its Peach Working Capital Facility, the Company and Peach Health modified the Peach Line to: (i) reduce the then $1.3 million outstanding balance under the Peach Line to approximately $0.5 million, in connection with which Peach Health paid to the Company $0.45 million in cash and the Company accepted $0.35 million non-cash payment in exchange for Peach Health assuming from the Company certain bed tax liabilities related to facilities their affiliates operate; (ii) extend the maturity date of the Peach Line to August 1, 2025; (iii) decrease the interest rate from 16.5% to 8% per annum; and (iv) Peach Health agreed not to pledge, hypothecate or grant any security interest in their collateral to any other party, other than their current arrangement with the SBA, without the Company’s prior written consent. The remaining balance under the Peach Line shall be paid by Peach Health to the Company in 60 equal monthly installments. During the year ended December 31, 2019, the Company suspended revenue recognition on the Peach Line interest income due pursuant to the subordination of the Peach Line to the Peach Working Capital Facility. Upon the Peach Line modification on August 27, 2020, the Company recommenced interest income recognition.

Notes Receivable: At March 31, 2021 and December 31, 2020, approximately $0.4 million was outstanding on the Peach Line.

Future Minimum Lease Receivables

Future minimum lease receivables for the year ended of December 31, for each of the next five years and thereafter is as follows:

(Amounts in 000's)
2021 (a)	$9,337
2022	13,519
2023	15,477
2024	15,299
2025	13,702
Thereafter	33,555
Total	$100,889

(a)	Estimated minimum lease receivables for the year ending December 31, 2021 include only payments scheduled to be received after March 31, 2021.

For further details regarding the Company’s leased and subleased facilities to third-party operators, including a full summary of the Company’s leases to third-parties and which comprise the future minimum lease receivables of the Company, see Part II, Item 8, “Financial Statements and Supplementary Data”, Note 6 - Leases and Note 9 – Acquisitions and Dispositions included in the Annual Report.

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NOTE 7.	ACCRUED EXPENSES

Accrued expenses consist of the following:

(Amounts in 000’s)	March 31, 2021	December 31, 2020
Accrued employee benefits and payroll-related	$449	$218
Real estate and other taxes (1)	1,022	491
Self-insured reserve (2)	183	183
Accrued interest	334	424
Unearned rental revenue	42	41
Other accrued expenses	1,148	868
Total accrued expenses	$3,178	$2,225

(1)	Includes approximately $0.7 million of bed taxes in arrears related to the Wellington Transition.

(2)

The Company self-insures against professional and general liability cases incurred prior to the Transition and uses a third party administrator and outside counsel to manage and defend the claims (see Note 12 - Commitments and Contingencies).

NOTE 8.NOTES PAYABLE AND OTHER DEBT

See Part II, Item 8, “Financial Statements and Supplementary Data”, Note 8 – Notes Payable and Other Debt included in the Annual Report for a detailed description of all the Company’s debt facilities.

Notes payable and other debt consists of the following:

(Amounts in 000’s)	March 31, 2021	December 31, 2020
Senior debt—guaranteed by HUD	$30,875	$31,104
Senior debt—guaranteed by USDA	13,096	13,139
Senior debt—guaranteed by SBA	616	628
Senior debt—bonds	6,500	6,500
Senior debt—other mortgage indebtedness	3,593	3,631
Other debt	1,105	822
Subtotal	55,785	55,824
Deferred financing costs	(1,221)	(1,250)
Unamortized discount on bonds	(131)	(135)
Notes payable and other debt	$54,433	$54,439

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The following is a detailed listing of the debt facilities that comprise each of the above categories:

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate (a)		March 31, 2021	December 31, 2020
Senior debt - guaranteed by HUD (b)
The Pavilion Care Center	Orix Real Estate Capital	12/01/2027	Fixed	4.16%	$956	$986
Hearth and Care of Greenfield	Orix Real Estate Capital	08/01/2038	Fixed	4.20%	1,902	1,920
Woodland Manor	Midland State Bank	10/01/2044	Fixed	3.75%	4,935	4,968
Glenvue	Midland State Bank	10/01/2044	Fixed	3.75%	7,662	7,712
Autumn Breeze	KeyBank	01/01/2045	Fixed	3.65%	6,660	6,705
Georgetown	Midland State Bank	10/01/2046	Fixed	2.98%	3,372	3,394
Sumter Valley	KeyBank	01/01/2047	Fixed	3.70%	5,388	5,419
Total					$30,875	$31,104
Senior debt - guaranteed by USDA (c)
Coosa (d)	Metro City	09/30/2035	Prime + 1.50%	5.50%	5,149	5,149
Mountain Trace (e)	Community B&T	02/24/2037	Prime + 1.75%	5.75%	3,954	3,972
Southland (f)	Cadence Bank, NA	07/27/2036	Prime + 1.50%	6.00%	3,993	4,018
Total					$13,096	$13,139
Senior debt - guaranteed by SBA (g)
Southland	Cadence Bank, NA	07/27/2036	Prime + 2.25%	5.50%	616	628
Total					$616	$628

(a)

Represents cash interest rates as of March 31, 2021 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs, which range from 0.08% to 0.53% per annum.

(b)

For the seven skilled nursing facilities, the Company has term loans insured 100% by HUD with financial institutions. The loans are secured by, among other things, an assignment of all rents paid under any existing or future leases and rental agreements with respect to the underlying facility. The loans contain customary events of default, including fraud or material misrepresentations or material omission, the commencement of a forfeiture action or proceeding, failure to make required payments, and failure to perform or comply with certain agreements. Upon the occurrence of certain events of default, the lenders may, after receiving the prior written approval of HUD, terminate the loans and all amounts under the loans will become immediately due and payable. In connection with entering into each loan, the Company entered into a healthcare regulatory agreement and a promissory note, each containing customary terms and conditions. Pursuant to the CARES Act, up to three months of debt service payments for six of the credit facilities can be made from our restricted cash reserves.

(c)

For the three skilled nursing facilities, the Company has term loans insured 70% to 80% by the USDA with financial institutions. The loans have an annual renewal fee for the USDA guarantee of 0.25% of the guaranteed portion. The loans have prepayment penalties of 1% through 2021, capped at 1% for the remainder of the first 10 years of the term and 0% thereafter except Coosa (as defined below) which is 1% thereafter.

(d)

Pursuant to the CARES Act, the monthly principal and interest payments due May 1, 2020 through September 1, 2020 for the loan for that certain 122-bed skilled nursing facility commonly known as Coosa, located in Glencoe, Alabama, were deferred (a part of the “USDA Payment Program”). Monthly payments which commenced on October 1, 2020 are being applied to current interest, then deferred interest until the deferred interest is paid in full. Upon expiration of the deferral period, the payments will be re-amortized over the remaining term of the loan.

(e)

Pursuant to the CARES Act, the monthly principal and interest payments due May 1, 2020 through August 1, 2020 for the Mountain Trace Facility loan were deferred. Monthly payments which commenced on September 1, 2020 are being applied to current interest, then deferred interest until the deferred interest is paid in full, payments will be re-amortized over the extended term of the loan.

(f)

Pursuant to the CARES Act, the monthly principal and interest payments due May 1, 2020 through October 1, 2020 for the loan for that certain 126-bed skilled nursing facility commonly known as Southland, located in

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Dublin, Georgia, were deferred as a part of the USDA Payment Program. Monthly payments recommenced on November 1, 2020 with payments through February 2021 being applied to principal and interest. Monthly payments which commenced on March 1, 2021 are being applied to current interest, then deferred interest until the deferred interest is paid in full, payments will be re-amortized over the extended term of the loan.

(g)

For the one skilled nursing facility, commonly known as Southland, the Company has a term loan with a financial institution, which is 75% insured by the SBA. The SBA funded two monthly debt payments during the three months ended March 31, 2021 and six payments commencing on March 1, 2020 and ending on August 1, 2020.

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate (a)		March 31, 2021	December 31, 2020
Senior debt - bonds
Eaglewood Bonds Series A	City of Springfield, Ohio	05/01/2042	Fixed	7.65%	$6,379	$6,379
Eaglewood Bonds Series B	City of Springfield, Ohio	05/01/2021	Fixed	8.50%	121	121
Total					$6,500	$6,500

(a)	Represents cash interest rates as of March 31, 2021. The rates exclude amortization of deferred financing of approximately 0.15% per annum.

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(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate (a)		March 31, 2021	December 31, 2020
Senior debt - other mortgage indebtedness
Meadowood	Exchange Bank of Alabama	05/01/2022	Fixed	4.50%	3,593	3,631
Total					$3,593	$3,631

(a)Represents cash interest rates as of March 31, 2021 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs of 0.30% per annum.

(Amounts in 000’s)
Lender	Maturity	Interest Rate		March 31, 2021	December 31, 2020
Other debt
First Insurance Funding	03/01/2021	Fixed	2.38%	$—	$94
Servarus Financial Inc. (a)	11/1/2021	Fixed	5.18%	381	—
Key Bank	08/25/2021	Fixed	0.00%	495	495
FountainHead Commercial Capital - PPP Loan	04/16/2022	Fixed	1.00%	229	229
Marlin Covington Finance	03/11/2021	Fixed	20.17%	—	4
Total				$1,105	$822

(a)	Insurance financing for professional and general liability and property insurance for the Tara Facility in our Healthcare Services segment.

Debt Covenant Compliance

As of March 31, 2021, the Company had 17 credit related instruments outstanding that include various financial and administrative covenant requirements. Covenant requirements include, but are not limited to, fixed charge coverage ratios, debt service coverage ratios, minimum earnings before interest, taxes, depreciation, and amortization or earnings before interest, taxes, depreciation, amortization, and restructuring or rent costs, and current ratios. Certain financial covenant requirements are based on consolidated financial measurements whereas others are based on measurements at the subsidiary level (i.e., facility, multiple facilities or a combination of subsidiaries).  The subsidiary level requirements are as follows: (i) financial covenants measured against subsidiaries of the Company; and (ii) financial covenants measured against third-party operator performance. Some covenants are based on annual financial metric measurements whereas others are based on monthly and quarterly financial metric measurements. The Company routinely tracks and monitors its compliance with its covenant requirements.

As of March 31, 2021, the Company was in compliance with the various financial and administrative covenants under the Company’s outstanding credit related instruments.

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Scheduled Maturities

The schedule below summarizes the scheduled gross maturities as of March 31, 2021 for each of the next five years and thereafter.

For the twelve months ended March 31,	(Amounts in 000’s)
2022	$2,667
2023	5,211
2024	1,778
2025	1,867
2026	1,959
Thereafter	42,303
Subtotal	$55,785
Less: unamortized discounts	(131)
Less: deferred financing costs, net	(1,221)
Total notes and other debt	$54,433

NOTE 9.	DISCONTINUED OPERATIONS

Discontinued Operations

For discontinued operations, cost of services, primarily accruals or releases of over accruals for professional and general liability claims and bad debt expense are classified in the activities below. For a historical listing and description of the Company’s discontinued entities, see Part II, Item 8, “Financial Statements and Supplementary Data”, Note 10 – Discontinued Operations included in the Annual Report.

The following table summarizes the activity of discontinued operations for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
(Amounts in 000’s)	2021	2020
Cost of services	$13	$37
Net loss	$(13)	$(37)

The Company’s major classes of discontinued operation’s assets and liabilities included within the Company’s consolidated balance sheets as of March 31, 2021 and December 31, 2020, respectively are: (i) “Accounts receivable, net of allowance” of $0.1 million and $0.1 million; (ii) “Accounts payable” of $2.5 million and $2.6 million; and (iii) “Accrued Expenses” of $0.7 million and $0.7 million.

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NOTE 10.	COMMON AND PREFERRED STOCK

Common Stock

There were no dividends declared or paid on the common stock during the three months ended March 31, 2021 and 2020.

Preferred Stock

No dividends were declared or paid on the Series A Preferred Stock for the three months March 31, 2021 and 2020.

As of March 31, 2021, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has $30.1 million of undeclared preferred stock dividends in arrears.  Holders of the Series A Preferred Stock are entitled to receive, when and as declared by the Board out of funds of the Company legally available for the payment of distributions, cumulative preferential cash dividends at an annual rate equal to 10.875% of the $25.00 per share stated liquidation preference of the Series A Preferred Stock, which is equivalent to an annual rate of $2.72 per share or $1.9 million per quarter. Dividends on the Series A Preferred Stock, when and as declared by the Board, are payable quarterly in arrears, on March 31, June 30, September 30, and December 31 of each year. On June 8, 2018, the Board determined to continue suspension of the payment of the quarterly dividend on the Series A Preferred Stock indefinitely. Under the terms of the Series A Preferred Stock, dividends on the Series A Preferred Stock shall continue to accrue and accumulate regardless of whether such dividends are declared by the Board. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for four dividends periods: (i) the annual dividend rate on the Series A Preferred Stock has increased to 12.875% ,which is equivalent to an annual rate of $3.20 or $2.2 million per quarter, commencing on the first day after the missed fourth quarterly payment (October 1, 2018) continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash; and (ii) the holders of the Series A Preferred Stock will be entitled to vote, as a single class, for the election of two additional directors to serve on the Board, as further described in the Charter.

As of March 31, 2021, the Company had 2,811,535 shares of the Series A Preferred Stock issued and outstanding.

The Company may, at its option, redeem the Series A Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the redemption date.

For historical information regarding the Series A Preferred Stock, the Company’s former “at-the-market” offering program and prior share repurchase programs, see Part II, Item 8, “Financial Statements and Supplementary Data”, Note 11 – Common and Preferred Stock included in the Annual Report.

NOTE 11.	STOCK BASED COMPENSATION

Stock Incentive Plans

On November 4, 2020, the Board adopted, subject to shareholder approval, the Regional Health Properties, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). The Company’s shareholders approved the 2020 Plan on December 16, 2020 at the 2020 Annual Meeting of Shareholders of the Company. The maximum number of shares of common stock authorized for issuance under the 2020 Plan is 250,000 shares, subject to certain adjustments. No awards may be made under the 2020 Plan after the 10th anniversary of the date of shareholder approval of the 2020 Plan, and no incentive stock options may be granted after the 10th anniversary of the date of Board approval of the 2020 Plan.

The 2020 Plan replaces the AdCare Health Systems, Inc. 2011 Stock Incentive Plan, as amended (the “2011 Plan”), which was assumed by Regional Health pursuant to the Merger. The 2011 Plan was originally due to expire on March 28, 2021 and provided for a maximum of 168,950 shares of common stock to be issued. No additional awards may be granted under the 2011 Plan, effective upon shareholder approval of the 2020 Plan.

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The shares of common stock underlying any awards granted under the 2020 Plan or the 2011 Plan that are forfeited, canceled, or otherwise terminated (other than by exercise) will be added back to the shares of common stock available for issuance under the 2020 Plan. However, shares: (i) tendered or held back upon exercise of a stock option or other award under the 2020 Plan to cover the exercise price or tax withholding; and (ii) subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the shares of common stock available for issuance under the 2020 Plan.  In addition, shares of common stock repurchased by the Company on the open market will not be added back to the shares of common stock available for issuance under the 2020 Plan.

For the three months ended March 31, 2021 and 2020, the Company recognized stock-based compensation expense as follows:

	Three Months Ended March 31,
(Amounts in 000’s)	2021	2020
Non-employee compensation:
Board restricted stock	$—	$12
Total stock-based compensation expense	$—	$12

In addition to the 2020 Stock Incentive Plan, the Company grants stock warrants to officers, directors, employees and certain consultants to the Company from time to time as determined by the Board and, when appropriate, the Compensation Committee of the Board.

For the three months ended March 31, 2021 and March 31, 2020, there were no issuances of common stock options or warrants.

Restricted Stock

The following table summarizes the Company’s restricted stock activity for the three months ended March 31, 2021:

	Number of Shares (000's)	Weighted Avg. Grant Date Fair Value
Unvested, December 31, 2020	14	$3.60
Vested	(14)	$3.60
Unvested, March 31, 2021	-	$-

The remaining unvested shares at December 31, 2020 vested on January 1, 2021, resulting in minimal compensation expense related to the final vesting of the restricted stock awards during the three months ended March 31, 2021.

NOTE 12.	COMMITMENTS AND CONTINGENCIES

Regulatory Matters

Laws and regulations governing federal Medicare and state Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future governmental review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from certain governmental programs. As of March 31, 2021, all of the Company’s facilities operated by Regional or leased and subleased to third-party operators and managed for third-parties are certified by CMS and are operational. See Note 6 - Leases.

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Legal Matters

The Company is a party to various legal actions and administrative proceedings and is subject to various claims arising in the ordinary course of business, including claims that the services the Company provided during the time it operated skilled nursing facilities resulted in injury or death to the patients of the Company’s facilities and claims related to professional and general negligence, employment, staffing requirements and commercial matters. Although the Company intends to vigorously defend itself in these matters, there is no assurance that the outcomes of these matters will not have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company previously operated, and the Company and its tenants now operate, in an industry that is highly regulated. As such, in the ordinary course of business, the Company and its tenants are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. In addition, the Company believes that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations against or involving the Company, or its tenants, whether currently asserted or arising in the future, could have a material adverse effect on the Company’s business, results of operations and financial condition. During the three months ended March 31, 2021, the Company has not been named in any new legal actions.

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Professional and General Liability Claims

Claims on behalf of the Company’s Former Patients Prior to the Transition

As of March 31, 2021, the Company is a defendant in one professional and general liability action commenced on behalf of one of our former patients who received care at one of our facilities prior to the Transition. The plaintiff in this action alleges negligence due to failure to provide adequate and competent staff resulting in injuries, pain and suffering, mental anguish and malnutrition and seeks unspecified actual and compensatory damages, and unspecified punitive damages. This action is covered by insurance, except that any punitive damages awarded would be excluded from coverage.

During the three months ended March 31, 2021, no professional and general liability actions related to the Company’s former patients prior to the Transition were filed against the Company.

During the three months ended March 31, 2020, the Company settled one professional and general liability action, as outlined below.

•

On January 29, 2020, the Company executed a settlement, in compromise of a complaint filed in the Circuit Court of Pulaski County, in the State of Arkansas, by a former patient at one of our facilities, against the Company on May 16, 2017. The plaintiff alleged medical negligence and injury. The settlement was paid in 2020, in exchange for dismissal of the case with prejudice, in the total amount of $40,000.

Claims on behalf of the Company’s Prior or Current Tenant’s Former Patients after the Transition

As of March 31, 2021, the Company is a defendant in an aggregate of 12 additional professional and general liability actions. These 12 additional professional and general liability actions which set forth claims relating to time periods after the Transition, on behalf of former patients of our current or prior tenants. These actions generally seek unspecified compensatory and punitive damages for former patients who were allegedly injured or died due to professional negligence or understaffing at the applicable facility operated by our tenants. These actions on behalf of former patients of our current or prior tenants all relate to events which occurred after the Company transitioned the operations of the facilities in question to a third-party operator (and of which four such actions relate to events which occurred after the Company sold such facilities) and are subject to such operators’ indemnification obligations in favor of the Company.

During the three months ended March 31, 2021, no professional and general liability actions related to the Company’s current or former tenant’s former patients were filed against the Company.

During the three months ended March 31, 2020, one professional and general liability action related to the Company’s current or former tenant’s former patients was filed against the Company.

As of March 31, 2020, the Company was a defendant in an aggregate of 11 professional and general liability actions, primarily commenced on behalf of one of our former patients and ten of our current or prior tenant’s former patients.

The Company established a self-insurance reserve for its professional and general liability claims, included within “Accrued expenses” on the Company’s consolidated balance sheets of $0.2 million and $0.2 million as of March 31, 2021 and December 31, 2020, respectively. Additionally as of March 31, 2021 and December 31, 2020, $0.1 million and $0.2 million, respectively, was reserved for settlement amounts in “Accounts payable” in the Company’s consolidated balance sheets. For additional information regarding the Company’s self-insurance reserve, see Part II, Item 8, “Financial Statements and Supplementary Data”, Note 14 – Commitments and Contingencies included in the Annual Report.

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 Ohio Attorney General Action. On January 15, 2020, Ohio Attorney General (the “OAG”) voluntarily dismissed with prejudice all claims pending against the Company, certain subsidiaries of the Company and certain other parties, in the action they filed on October 27, 2016, in the Court of Common Pleas, Franklin County, Ohio. The dismissed lawsuit alleged that defendants, including the Company submitted improper Medicaid claims for independent laboratory services for glucose blood tests and capillary blood draws and further alleged that defendants (i) engaged in deception, (ii) willfully received Medicaid payments to which they were not entitled or in a greater amount than that to which they were entitled, and (iii) obtained payments under the Medicaid program to which they were not entitled pursuant to their provider agreements and applicable Medicaid rules and regulations. The OAG sought, among other things, triple the amount of damages proven at trial (plus interest) and not less than $5,000 and not more than $10,000 for each deceptive claim or falsification. As previously disclosed, the Company had received a letter from the OAG in February 2014 offering to settle its claims against the defendants for improper Medicaid claims related to glucose blood tests and capillary blood draws for a payment of approximately $1.0 million, which offer the Company declined. The January 15, 2020, dismissal of the case with prejudice renders all claims against the Company moot.

NOTE 13.	SEGMENT RESULTS

Effective January 1, 2021, pursuant to the Wellington Lease Termination, as a portfolio stabilization measure the Company commenced operating the previously subleased Tara Facility. Accordingly, the Company now has two primary reporting segments; (i) Real Estate Services, which consists of the leasing and subleasing of long-term care and senior living facilities to third-party tenants, including the Company’s management of three facilities on behalf of third-party owners; and (ii) Healthcare Services, which consists of the operation of the Tara Facility, a skilled nursing facility.

The Company reports segment information based on the “management approach” defined in ASC 280, Segment Reporting. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of our reportable segments.

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The table below presents the results of operations for our reporting segments for the periods presented.

	Three Months Ended March 31,
	2021	2021	2021	2020
(Amounts in 000’s)	Real Estate Services	Healthcare Services	Total	Real Estate Services
Revenues:
Patient care revenues	$—	$2,690	$2,690	$—
Rental revenues	4,081	—	4,081	4,297
Management fees	248	—	248	244
Other revenues	62	—	62	7
Total revenues	4,391	2,690	7,081	4,548
Expenses:
Patient care expense	—	2,203	2,203	—
Facility rent expense	1,342	298	1,640	1,640
Cost of management fees	165	—	165	151
Depreciation and amortization	648	2	650	776
General and administrative expense	899	137	1,036	877
Doubtful accounts expense (recovery)	—	40	40	(2)
Other operating expenses	232	—	232	224
Total expenses	3,286	2,680	5,966	3,666
Income from operations	1,105	10	1,115	882
Other expense :
Interest expense, net	681	6	687	715
Other expense, net	394	—	394	144
Total other expense, net	1,075	6	1,081	859
Income from continuing operations before income taxes	30	4	34	23
Income from continuing operations	30	4	34	23
Loss from discontinued operations, net of tax	(13)	—	(13)	(37)
Net Income (loss)	$17	$4	$21	$(14)

Total assets for the Real Estate Services segment and Healthcare Services segment were $107.5 million and $1.5 million, respectively, as of March 31, 2021.

NOTE 14.	SUBSEQUENT EVENTS

The Company has evaluated all subsequent events through the date the consolidated financial statements were issued and filed with the SEC.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements

This Quarterly Report and certain information incorporated herein by reference contain forward-looking statements and information within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information includes assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, and management’s plans and objectives. In addition, certain statements included in this Quarterly Report, in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward-looking statements. Words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “plan,” “project,” “continue,” “predict,” “will,” and other words or expressions of similar meaning are intended by us to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on the Company’s current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. The Company’s actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including the Company’s critical accounting policies and risks and uncertainties related to, but not limited to, the operating results of the Company’s tenants, the overall industry environment, the Company’s financial condition, and the impact of the COVID-19 pandemic on the Company’s business. These and other risks and uncertainties are described in more detail in the Annual Report and in Part II, Item 1A of this Quarterly Report, as well as other reports that the Company files with the SEC.

Forward-looking statements speak only as of the date they are made and should not be relied upon as representing the Company’s views as of any subsequent date. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that the Company makes in this Quarterly Report and other reports that the Company files with the SEC that discuss factors germane to the Company’s business.

Overview

Regional Health, through its subsidiaries, is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior living.  Our business primarily consists of leasing and subleasing healthcare facilities to third-party tenants. As of March 31, 2021, the Company owned, leased or managed for third parties, or operated, 24 facilities, primarily in the Southeast United States. Of the 24 facilities, the Company: (i) leased 10 skilled nursing facilities (which the Company owns) to third-party tenants, subleased eight skilled nursing facilities (which the Company leases) to third-party tenants, and operated, as of January 1, 2021 as a portfolio stabilization measure, one previously subleased skilled nursing facility (which the Company leases); (ii) leased two assisted living facilities (which the Company owns) to third-party tenants; and (iii) managed, on behalf of third-party owners, two skilled nursing facilities and one independent living facility. Accordingly, as of January 1, 2021, the Company has two primary reporting segments, Real Estate Services and Healthcare Services.

Effective January 1, 2021, pursuant to the Wellington Lease Termination for two skilled nursing facilities located in Georgia with affiliates of Wellington, the Company as a portfolio stabilization measure commenced operating the previously subleased Tara Facility and entered into a new sublease agreement with an affiliate of Empire for the Powder Springs Facility. The Company has entered into the Vero Management Agreement with Vero Health under which Vero Health will provide management consulting services for the Tara Facility which the Company now operates. See Note 6 – Leases, herein, and Note 6 – Leases in Part II, Item 8, “Financial Statements and Supplemental Data” in the Company’s Annual Report, for a more detailed description of the Company’s leases.

The operators of the Company’s facilities provide a range of health care and related services to patients and residents, including skilled nursing and assisted living services, social services, various therapy services, and other rehabilitative and healthcare services for both long-term and short-stay patients and residents.

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Risks and Uncertainties

While the Company is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior living, the Company, when business conditions require, may undertake portfolio stabilization measures, such as operating a previously leased facility. On January 1, 2021, following the Wellington Transition, the Company commenced operating the Tara Facility, which facility comprises approximately 5.0% of the total amount of the Company’s licensed patient beds. This portfolio stabilization measure exposes the Company directly to all the risks our tenants face as discussed in this “Risk and Uncertainties” section.

On March 11, 2020, the World Health Organization declared the outbreak of the respiratory illness caused by a novel strain of coronavirus, SARS-CoV-2, also known as COVID-19, a global pandemic. The COVID-19 pandemic has led governments and other authorities in the United States to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. The COVID-19 pandemic and the measures to protect its spread have adversely affected our business during the three months ended March 31, 2021, and we expect it will continue to adversely affect our business in the quarter ending June 30, 2021 and beyond, for a variety of reasons, including those discussed below and elsewhere in this Quarterly Report.

As of May 10, 2021, the Company is aware that each of our facilities has reported one or more positive cases of COVID-19 among the residents and/or operator employee populations. Many of our operators have reported incurring significant cost increases as a result of the COVID-19 pandemic, with dramatic increases for facilities with positive cases. We believe these increases primarily stem from elevated labor costs, including increased use of overtime and bonus pay, as well as a significant increase in both the cost and usage of personal protective equipment, testing equipment, processes and supplies. In terms of occupancy levels, many of our operators have reported experiencing declines, in part due to the elimination or suspension of elective hospital procedures, fewer discharges from hospitals to SNFs, and higher hospital re-admittances from SNFs.

The COVID-19 pandemic may also lead to temporary closures of nursing facilities, operated by our tenants, which also may affect our tenants’ ability to make their rental payments to us pursuant to their respective lease agreements. In addition, our tenants’ operations could be further disrupted if any of their employees, or the employees of their vendors, have, or are suspected of having, COVID-19. This could cause, and in some cases has already caused, our tenants or their vendors to experience staffing shortages, and this could potentially require our tenants and their vendors to close parts of or entire facilities, distribution centers, or other buildings to disinfect any affected areas.

We could also be adversely affected if government authorities impose upon our tenants, or their vendors, certain restrictions due to the COVID-19 pandemic. These restrictions may be in the form of mandatory closures, requested voluntary closures, bans on new admissions, restricted operations, or restrictions on the importation of necessary equipment or supplies which may adversely affect our tenants’ operations and their ability to make rental payments to us moving forward. In addition, family members may elect to keep nursing facility residents at home during the COVID-19 pandemic, thus reducing our tenants’ revenue. Currently, a number of our tenants have stopped admitting new patients due to rising COVID-19 infections resulting in decreased revenues.

As a result of the COVID-19 pandemic, our tenants may face lawsuits for alleged negligence associated with their responses to the emergency. The costs associated with defending, settling, or paying damages from such claims could negatively impact our tenants’ operating budgets and affect their ability to meet their obligations under our leases. Further, we may be subject to increased lawsuits arising out of our alleged actions or the alleged actions of our tenants for which they have agreed to indemnify, defend and hold us harmless. An unfavorable resolution of any such pending or future litigation could materially adversely affect us. The Company is not aware of any such lawsuits against our tenants.

If our tenants are unable to make rental payments to us pursuant to their lease obligations, whether due to the tenants’ decrease in revenues or otherwise, then, in some cases, we may be forced to either attempt to replace the tenants or restructure the tenants’ long-term rent obligations and may not be able to do so on terms that are as favorable to us as those currently in place.

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While the Company has received approximately 97% of its expected fixed monthly rental receipts from tenants for the three months ended March 31, 2021, there are a number of uncertainties the Company faces as it considers the potential impact of COVID-19 on its business, including the length of census disruption, elevated COVID-19 operating costs related to personal protection equipment, cleaning supplies, virus testing and increased overtime due to staff illness and the extent to which federal and state funding support will offset these incremental costs for our tenants. To the extent government support is not sufficient or timely to offset these impacts, or to the extent these trends continue or accelerate and are not offset by additional government relief that is sufficient or timely, the operating results of our operators are likely to be adversely affected, some may be unwilling or unable to pay their contractual obligations to us in full or on a timely basis, as has occurred with one of our prior operators.

We also do not know the number of facilities that will ultimately experience widespread, high-cost outbreaks of COVID-19, and while we have requested reporting case numbers from our operators and CMS has required additional reporting by operators, we may not receive accurate information on the number of cases, which could result in a delay in reporting. We expect to see continued increased clinical protocols for infection control within facilities and increased monitoring of employees, guests and other individuals entering facilities; however, we do not yet know if future reimbursement rates will be sufficient to cover the increased costs of enhanced infection control and monitoring. The extent of the COVID-19 pandemic’s effect on our and our operators’ operational and financial performance will depend on future developments, including the ultimate duration, spread and intensity of the outbreak, which may depend on factors such as the development and implementation of an effective vaccine and treatments for COVID-19, government funds and other support for the senior care sector and the efficacy of other policies and measures that may mitigate the impact of the pandemic, all of which are uncertain and difficult to predict. Due to these uncertainties, we are unable at this time to estimate the effect of these factors on our business, but the adverse impact on our business, results of operations, financial condition and cash flows could be material. The COVID-19 pandemic may also lead to temporary closures of nursing facilities, operated by our tenants, which also may affect our tenants’ ability to make their rental payments to us pursuant to their respective lease agreements. In addition, our tenants’ operations could be further disrupted if any of their employees, or the employees of their vendors, have, or are suspected of having, COVID-19. This could cause, and in some cases has already caused, our tenants or their vendors to experience staffing shortages, and this could potentially require our tenants and their vendors to close parts of or entire facilities, distribution centers, or other buildings to disinfect any affected areas.

Portfolio

The following table provides summary information regarding the number of facilities and related licensed beds/units as of March 31, 2021:

	Owned		Leased		Leased Operating		Managed for Third Parties		Total
	Facilities	Beds/Units	Facilities	Beds/Units	Facilities	Beds/Units	Facilities	Beds/Units	Facilities	Beds/Units
State
Alabama	2	230	—	—	—	—	—	—	2	230
Georgia	3	395	7	750	1	134	—	—	11	1,279
North Carolina	1	106	—	—	—	—	—	—	1	106
Ohio	4	291	1	99	—	—	3	332	8	722
South Carolina	2	180	—	—	—	—	—	—	2	180
Total	12	1,202	8	849	1	134	3	332	24	2,517
Facility Type
Skilled Nursing	10	1,016	8	849	1	134	2	249	21	2,248
Assisted Living	2	186	—	—	—	—	—	—	2	186
Independent Living	—	—	—	—	—	—	1	83	1	83
Total	12	1,202	8	849	1	134	3	332	24	2,517

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The following table provides summary information regarding the number of facilities and related licensed beds/units by operator affiliation as of March 31 2021:

Operator Affiliation	Number of Facilities (1)	Beds / Units
C.R. Management	6	689
Aspire	5	390
Peach Health Group	3	266
Symmetry Healthcare	2	180
Beacon Health Management	2	212
Vero Health Management	1	106
Empire (2)	1	208
Subtotal	20	2,051
Regional Health Managed	3	332
Regional Health Operated (3)	1	134
Total	24	2,517

(1)

Represents the number of facilities leased or subleased to separate tenants, of which each tenant is an affiliate of the entity named in the table above. For a more detailed discussion, see Note 6 – Leases located in Part I, Item 1, “Financial Statements”, of this Quarterly Report; Part II, Item 8, “Financial Statements and Supplementary Data”, Note 6 – Leases included in the Annual Report; and “Portfolio of Healthcare Investments” included in Part I, Item 1, “Business” included in the Annual Report.

(2)

Effective January 1, the Company entered into the PS Sublease with an affiliate of Empire for the Powder Springs Facility. See Note 6 – Leases to our consolidated financial statements in Part I, Item 1, “Financial Statements (unaudited)” in this Quarterly Report.

(3)

Effective January 1, 2021, Regional began operating the Tara Facility and entered into the Vero Management Agreement with Vero Health under which Vero Health provides management consulting services for the Tara Facility.

Portfolio Occupancy Rates

The following table provides summary information regarding our portfolio facility-level occupancy rates for the periods shown:

	For the Twelve Months Ended
Operating Metric (1)	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Occupancy (%)	75.1%	73.2%	67.3%	68.6%

(3)	Excludes three managed facilities in Ohio.

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Lease Expiration

The following table provides summary information regarding our lease expirations for the years shown as of March 31, 2021:

		Licensed Beds		Annual Lease Revenue (1)
	Number of Facilities	Amount	Percent (%)	Amount '000's	Percent (%)
2023	1	62	3.0%	$263	1.9%
2024	1	126	6.1%	965	6.8%
2025	2	269	13.1%	2,219	15.6%
2026	—	—	0.0%	—	0.0%
2027	7	750	36.6%	5,241	36.9%
2028	4	328	16.0%	2,352	16.6%
2029	1	106	5.2%	538	3.8%
Thereafter	4	410	20.0%	2,603	18.4%
Total	20	2,051	100.0%	$14,181	100.0%

(1)	Straight-line rent.

Acquisitions and Divestitures

There were no acquisitions or divestitures during the three months ended March 31, 2021 or March 31, 2020.

For historical information regarding the Company’s acquisitions and divestitures, see Part II, Item 8, “Financial Statements and Supplementary Data”, Note 9 – Acquisitions and Dispositions and Note 10 – Discontinued Operations included in the Annual Report.

Critical Accounting Policies

We prepare our financial statements in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Article 8 of Regulation S-X. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses. On an ongoing basis, we review our judgments and estimates, including, but not limited to, those related to doubtful accounts, income taxes, stock compensation, intangible assets and loss contingencies. We base our estimates on historical experience, business knowledge and on various other assumptions that we believe to be reasonable under the circumstances at the time. Actual results may vary from our estimates. These estimates are evaluated by management and revised as circumstances change.

For a discussion of our critical accounting policies, see Note 1 – Organization and Significant Accounting Policies to the Company's Notes to our consolidated financial statements located in Part I, Item 1, “Financial Statements (unaudited)”, of this Quarterly Report.

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Results of Operations

The following table sets forth, for the periods indicated, unaudited statement of operations items and the amounts and percentages of change of these items. The results of operations for any particular period are not necessarily indicative of results for any future period. The following data should be read in conjunction with our consolidated financial statements and the notes thereto, which are included herein.

	Three Months Ended March 31,
(Amounts in 000’s)	2021	2020	Percent Change (*)
Revenues:
Patient care revenues	$2,690	$—	NM
Rental revenues	4,081	4,297	(5.0)%
Management fees	248	244	1.6%
Other revenues	62	7	NM
Total revenues	7,081	4,548	55.7%
Expenses:
Patient care expense	2,203	—	NM
Facility rent expense	1,640	1,640	0.0%
Cost of management fees	165	151	9.3%
Depreciation and amortization	650	776	(16.2)%
General and administrative expenses	1,036	877	18.1%
Doubtful accounts expense (recovery)	40	(2)	NM
Other operating expenses	232	224	3.6%
Total expenses	5,966	3,666	62.7%
Income from operations	1,115	882	26.4%
Other expense :
Interest expense, net	687	715	(3.9)%
Other expense, net	394	144	173.6%
Total other expense, net	1,081	859	25.8%
Income from continuing operations before income taxes	34	23	47.8%
Income from continuing operations	34	23	47.8%
Loss from discontinued operations, net of tax	(13)	(37)	(64.9)%
Net Income (loss)	$21	$(14)	NM

*	Not meaningful (“NM”).

Three Months Ended March 31, 2021 and 2020

Patient care revenues—Patient care revenues for our new Healthcare Services segment, as a result of the Company operating the Tara Facility as a portfolio stabilization measure, were $2.7 million for the three months ended March 31, 2021, which is consistent with prior year financials we received from the prior Wellington affiliated operator.

Rental revenues—Rental revenue for our Real Estate Services segment, decreased by approximately $0.2 million, or 5.0%, to $4.1 million for the three months ended March 31, 2021, compared with $4.3 million for the same period in 2020. The decrease reflects approximately $0.9 million decrease in straight-line rent due to the Wellington Lease Termination, $0.5 million and $0.4 million recognized for the three months ended March 31, 2020 for the Powder Springs Facility and the Tara Facility respectively, partially off-set by $0.3 million straight-line rent and $0.4 million variable rent recognized from the Powder Springs Facility under a new sublease with an affiliate of Empire in the current period. For further information see Note 6 – Leases to our consolidated financial statements in Part I, Item 1, “Financial Statements (unaudited)” in this Quarterly Report.

Other revenues—Other revenue for our Real Estate Services segment increased by approximately $0.1 million, for the three months ended March 31, 2021, compared to the same period in 2020. This increase is due to recognition of the Symmetry Payment Plan fees and interest earned on the Peach Line, which had previously been deferred due to

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the Peach Line’s subordination to the Peach Health Sublessees third-party Peach Working Capital Facility until its repayment in the prior year.

Patient care expense—Patient care expense was $2.2 million for the three months ended March 31, 2021. The current year expense is due to the costs of operating the Tara Facility in our new Healthcare Services reporting segment.

Depreciation and amortization—Depreciation and amortization for our Real Estate Services segment decreased by approximately $0.1 million, or 16.2%, to $0.7 million for the three months ended March 31, 2021, compared with $0.8 million for the same period in 2020. This decrease is mainly due to the full depreciation of certain building improvements and equipment and computer related assets.

	Three Months Ended March 31,
(Amounts in 000’s)	2021	2020	Percent Change (*)
General and administrative expenses:
Real Estate Services (a)	$899	$877	2.5%
Healthcare Services	137	—	NM
Total	$1,036	$877	18.1%

*	Not meaningful (“NM”).

General and administrative expenses— General and administrative expenses increased by approximately $0.1 million to $1.0 million for the three months ended March 31, 2021, compared with $0.9 million for the same period in 2020. The increase is driven by the Vero Management Agreement, in our Healthcare Services segment, which provides remuneration to Vero of 5.0% of our Patient care revenues (net of contractual allowances) to provide management consulting services for the Tara Facility.

Other expense, net— Other expense, net increased by approximately $0.3 million, or 173.6%, to $0.4 million, for the three months ended March 31, 2021, compared with $0.1 million for the same period in 2020. Expenses in both years are related to professional and legal services to evaluate and assist with possible opportunities to improve the Company’s capital structure.

For further information on the Tara Facility performance, see Note 13 – Segment Results to the Company’s consolidated financial statements located in Part I, Item 1, Notes to Consolidated Financial Statements”, of this Quarterly Report.

Liquidity and Capital Resources

Overview

The Company intends to pursue measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity, including: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.

Management anticipates access to several sources of liquidity, including cash on hand, cash flows from operations, and debt refinancing during the twelve months following the date of this filing. At March 31, 2021, the Company had $6.2 million in unrestricted cash. During the three months ended March 31, 2021, the Company generated positive cash flow from continuing operations of $2.4 million, and anticipates continued positive cash flow from operations in the future, subject to the continued uncertainty of the COVID-19 pandemic and its impact on the Company’s business, financial condition and results of operations.

As of December 31, 2020, Regional recorded an estimated allowance of $1.4 million against a rent receivable of $2.7 million from the Wellington Tenants. During the three months ended March 31, 2021, the Company collected $3.1 million pursuant to the Wellington Lease Termination and paid $1.0 million to partially satisfy the Wellington

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Lease Termination obligation of approximately of $1.7 million of bed taxes in arrears. The Company provides no assurance that we will be able to collect any of the additional rent arrears in excess of the net $1.3 million already collected.

During the three months ended March 31, 2021, the Company recognized $0.4 million of variable rent for the Powder Springs Facility and, as of the date of filing of this Quarterly Report, has collected all of such variable rent replacing approximately $0.5 million of cash rent previously anticipated from the Wellington Tenant. The Tara Facility operations performance during the quarter is marginally profitable and performance has been sufficient to cover the rent the Company is obligated to pay under its lease. For further information on the Tara Facility performance see Note 13 – Segment Results to the Company’s consolidated financial statements located in Part I, Item 1, Notes to Consolidated Financial Statements”, of this Quarterly Report.

As of March 31, 2021, the Company had $54.4 million in indebtedness, net of $1.2 million deferred financing, and unamortized discounts. The Company anticipates net principal repayments of approximately $2.7 million during the next twelve-month period, including approximately $1.5 million of routine debt service amortization, $1.1 million of current maturities of other debt (including $0.4 million related to insurance financing for the Tara Facility operations), and a $0.1 million payment of bond debt.

The Company is current with all of its debt and other financial obligations. The Company has benefited from various, now expired, stimulus measures made available to it through the CARES Act enacted by Congress in response to the COVID-19 pandemic which allowed for, among other things: (i) a deferral of debt service payments on USDA loans to maturity, (ii) an allowance for debt service payments to be made out of replacement reserve accounts for HUD loans and (iii) debt service payments to be made by the SBA on all SBA loans.

In early 2020, the Company began on-going efforts to investigate alternatives to retire or refinance our outstanding debt of Series A Preferred Stock through privately negotiated transactions, open market repurchases, redemptions, exchange offers, tender offers, or otherwise.  Costs associated with these efforts have been expensed as incurred in “Other expense, net” and were $0.4 million and $0.1 million for the three month ended March 31, 2021 and March 31, 2020, respectively.

Debt Covenant Compliance

As of March 31, 2021, the Company was in compliance with the various financial and administrative covenants under the Company’s outstanding credit related instruments.

Series A Preferred Dividend Suspension

On June 8, 2018, the Board indefinitely suspended quarterly dividend payments with respect to the Series A Preferred Stock. As of March 31, 2021, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has $30.1 million of undeclared preferred stock dividends in arrears. The Board believes that the dividend suspension will provide the Company with additional funds to meet, in part, its ongoing liquidity needs. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividend periods, the annual dividend rate on the Series A Preferred Stock for the fifth and future missed dividend periods has increased to 12.875%, which is equivalent to $3.20 per share each year, commencing on the first day after the missed fourth quarterly payment (October 1, 2018) and continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash.

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Evaluation of the Company’s Ability to Continue as a Going Concern

Under the accounting guidance related to the presentation of financial statements, the Company is required to evaluate, on a quarterly basis, whether or not the Company’s current financial condition, including its sources of liquidity at the date that the consolidated financial statements are issued, will enable the Company to meet its obligations as they come due arising within one year of the date of the issuance of the Company’s consolidated financial statements and to make a determination as to whether or not it is probable, under the application of this accounting guidance, that the Company will be able to continue as a going concern. The Company’s consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In applying applicable accounting guidance, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows, the Company’s obligations due over the next twelve months, and the Company’s recurring business operating expenses.

The Company concludes that it is probable that the Company will be able to meet its obligations arising within one year of the date of issuance of these consolidated financial statements within the parameters set forth in the accounting guidance.

For additional information regarding the Company’s liquidity, see Note 2 – Liquidity and Note 8 – Notes Payable and other debt, to the Company’s consolidated financial statements located in Part I, Item 1, Notes to Consolidated Financial Statements”, of this Quarterly Report.

Cash Flows

The following table presents selected data from our consolidated statements of cash flows for the periods presented:

	Three Months Ended March 31,
(Amounts in 000’s)	2021	2020
Net cash provided by operating activities - continuing operations	$2,408	$270
Net cash used in operating activities - discontinued operations	(58)	(405)
Net cash used in investing activities - continuing operations	(33)	(157)
Net cash used in financing activities - continuing operations	(622)	(436)
Net change in cash and restricted cash	1,695	(728)
Cash and restricted cash at beginning of period	7,492	8,038
Cash and restricted cash, ending	$9,187	$7,310

Three Months Ended March 31, 2021

Net cash provided by operating activities—continuing operations for the three months ended March 31, 2021 was approximately $2.4 million, primarily due to changes in working capital, consisting of our collection of rent arrears from the Wellington Lease Termination and income from operations less noncash charges (primarily, depreciation and amortization and lease revenue in excess of cash rent received). The $2.1 million increase compared to the same period in the prior year primarily reflects the collection of $3.1 from the Wellington Lease Termination, off-set by payment of $1.0 bed tax arrears for the Powder Springs Facility.

Net cash used in operating activities—discontinued operations for the three months ended March 31, 2021 was approximately $0.1 million, excluding non-cash proceeds and payments. This amount was to fund legal and associated settlement costs related to our legacy professional and general liability claims and payment of legacy accounts payable.

Net cash used in investing activities—continuing operations for the three months ended March 31, 2021 was approximately $0.03 million. This capital expenditure was for computer hardware, software and furniture and fixtures for the Tara Facility.

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Net cash used in financing activities—continuing operations was approximately $0.6 million for the three months ended March 31, 2021. This is the result of routine repayments of approximately $0.3 million towards our senior debt obligations and $0.3 million toward our current insurance funding of other debt for the Tara Facility.

Three Months Ended March 31, 2020

Net cash provided by operating activities—continuing operations for the three months ended March 31, 2020 was approximately $0.3 million, consisting primarily of our income from operations less changes in working capital, and noncash charges (primarily, depreciation and amortization, and lease revenue in excess of cash received).

Net cash used in operating activities—discontinued operations for the three months ended March 31, 2020 was approximately $0.4 million, excluding non-cash proceeds and payments. This amount was to fund legal and associated settlement costs related to our legacy professional and general liability claims.

Net cash used in investing activities—continuing operations for the three months ended March 31, 2020 was approximately $0.2 million. This capital expenditure was for a new sprinkler system at the Powder Springs Facility.

Net cash used in financing activities—continuing operations was approximately $0.4 million for the three months ended March 31, 2020. This is the result of routine repayments of approximately $0.4 million of our debt obligations.

Notes Payable and Other Debt

For information regarding the Company’s debt financings, see Note 8 – Notes Payable and Other Debt, to the Company’s Notes to our consolidated financial statements located in Part I, Item 1, “Financial Statements (unaudited)”, of this Quarterly Report and Note 8 – Notes Payable and Other Debt to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in the Annual Report.

Receivables

Our operations could be adversely affected if we experience further significant delays in receipt of rental income from our tenants.

As of March 31, 2021 and December 31, 2020, the Company reserved for approximately $0.1 million and $1.4 million, respectively, of uncollected receivables. Accounts receivable, net, totaled $1.9 million at March 31, 2021 and $2.1 million at December 31, 2020.  For information regarding the Company’s Receivables, see Note 1 – Organization and Significant Accounting Policies, to the Company’s Notes to our consolidated financial statements located in Part I, Item 1, “Financial Statements (unaudited)”, of this Quarterly Report

Operating Leases

For information regarding the Company’s operating leases, see Note 6 – Leases, to the Company’s Notes to consolidated financial statements located in Part I, Item 1, “Financial Statements (unaudited)”, of this Quarterly Report, and Note 6 – Leases located in Part II, Item 8, “Financial Statements and Supplementary Data”, included in the Annual Report.

Off-Balance Sheet Arrangements

Guarantee

On November 30, 2018, the Company subleased five facilities located in Ohio to the Aspire Sublessees, formerly affiliated with MSTC Development Inc., pursuant to the Aspire Subleases, whereby the Aspire Sublessees took possession of, and commenced operating, the Aspire Facilities as subtenant. The Aspire Subleases became effective on December 1, 2018 and are structured as triple net leases. The Company agreed to indemnify Aspire against any

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and all liabilities imposed on them as arising from the former operator, capped at $8.0 million. The Company has assessed the fair value of the indemnity agreements as not material to the financial statements at March 31, 2021.

For further information see Note 6 – Leases, to the Company’s Notes to consolidated financial statements located in Part I, Item 1, “Financial Statements (unaudited)”, of this Quarterly Report, and Note 6 – Leases located in Part II, Item 8, “Financial Statements and Supplementary Data”, included in the Annual Report.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk.

Disclosure in response to Item 3. of Form 10-Q is not required to be provided by smaller reporting companies.

Item 4.	Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed pursuant to the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this Quarterly Report (the “Evaluation Date”). Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the Evaluation Date, our disclosure controls and procedures are effective.

Changes in Internal Control Over Financial Reporting

There has been no change in the Company’s internal controls over financial reporting that occurred during the period covered by this report that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

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Part II.  Other Information

Item 1.	Legal Proceedings.

The Company is a defendant in various legal actions and administrative proceedings arising in the ordinary course of business, including claims that the services the Company provided during the time it operated skilled nursing facilities resulted in injury or death to patients. Although the Company settles cases from time to time when settlement can be achieved on a reasonable basis, the Company vigorously defends any matter in which it believes the claims lack merit and the Company has a reasonable chance to prevail at trial or in arbitration. Litigation is inherently unpredictable. There is no assurance that the outcomes of these matters will not have a material adverse effect on the Company’s financial condition. Although arising in the ordinary course of the Company's business, certain of these matters are described in “Note 12 - Commitments and Contingencies – Professional and General Liability Claims” of the Notes to Consolidated Financial Statements included in Part I, Item 1 of this Quarterly Report.

The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment unless settlement is more advantageous to the Company. See “Risks Related to Our Business - If we are unable to resolve our professional and general liability claims on terms acceptable to us, then it could have a material adverse effect on our business, financial condition and results of operation” in Part I, Item 1A, “Risk Factors.” in the Annual Report.

As of the date of filing of this Quarterly Report, the Company is a defendant in one professional and general liability action commenced on behalf of one of our former patients who received care at one of our facilities prior to the Transition. The plaintiff in this action alleges negligence due to failure to provide adequate and competent staff resulting in injuries, pain and suffering, mental anguish and malnutrition and seeks unspecified actual and compensatory damages, and unspecified punitive damages. This action is covered by insurance, except that any punitive damages awarded would be excluded from coverage.

As of the date of filing of this Quarterly Report, the Company is a defendant in an aggregate of 12 additional professional and general liability actions. These 12 additional professional and general liability actions set forth claims relating to time periods after the Transition, on behalf of former patients of our current or prior tenants. These actions generally seek unspecified compensatory and punitive damages for former patients who were allegedly injured or died due to professional negligence or understaffing at the applicable facility operated by our tenants. These actions on behalf of former patients of our current or prior tenants all relate to events which occurred after the Company transitioned the operations of the facilities in question to a third-party operator (and of which four such actions relate to events which occurred after the Company sold such facilities) and are subject to such operators’ indemnification obligations in favor of the Company.

The Company established a self-insurance reserve for its professional and general liability claims, included within “Accrued expenses” on the Company’s consolidated balance sheets of $0.2 million and $0.2 million at March 31, 2021 and December 31, 2020, respectively. Additionally as of March 31, 2021 and December 31, 2020, $0.1 million and $0.2 million, respectively, was reserved for settlement amounts in “Accounts payable” in the Company’s consolidated balance sheets. For additional information regarding the Company’s self-insurance reserve, see Part II, Item 8, “Financial Statements and Supplementary Data”, Note 14 – Commitments and Contingencies included in the Annual Report.

Item 1A.	Risk Factors.

For a detailed description of certain risk factors that could affect our business, operations and financial condition, see Part I, Item 1A., Risk Factors, included in the Annual Report, as supplemented and modified by the risk factors set forth below in this Item 1A. The risk factors described in the Annual Report and this Quarterly Report (collectively, the “Risk Factors”) do not describe all risks applicable to our business, and we intend it only as a summary of certain material factors. The Risk Factors should be considered in connection with evaluating the forward-looking statements contained in this Quarterly Report because the Risk Factors could cause the actual results and conditions to differ materially from those projected in forward-looking statements. If any of the risks

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actually occur, our business, financial condition or results of operations could be negatively affected. In that case, the trading price of the common stock and Series A Preferred Stock could decline.

While the Company is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior living, the Company, when business conditions require, may undertake portfolio stabilization measures, such as operating a previously leased facility. On January 1, 2021, following the Wellington Transition, the Company commenced operating the Tara Facility, which facility comprises approximately 5.0% of the total amount of the Company’s licensed patient beds. This portfolio stabilization measure exposes the Company directly to all the risks our tenants face as discussed in this “Risk Factors” section.

COVID-19 Global Pandemic

The COVID-19 pandemic and measures intended to prevent its spread could have a material adverse effect on our business, results of operations, cash flows and financial condition.

On March 11, 2020, the World Health Organization declared the outbreak of the respiratory illness caused by a novel strain of coronavirus, SARS-CoV-2, also known as COVID-19, a global pandemic. The COVID-19 pandemic has led governments and other authorities in the United States to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. The COVID-19 pandemic and the measures to protect its spread have adversely affected our business in the quarter ended March 31, 2021, and we expect it will continue to adversely affect our business in the quarter ending June 30, 2021 and beyond, for a variety of reasons, including those discussed below and elsewhere in this Quarterly Report.

Our tenants’ operations have been, and we expect will continue to be, materially and adversely affected by the COVID-19 pandemic due to, among other things, decreased occupancy and increased operating costs (including costs due to the implementation of additional safety protocols and procedures, purchases of personal protective equipment, increased staffing to allow facilities to adhere to social distancing and infection control protocols, and premium pay and incentive pay for the staff), which may affect our tenants’ ability to make rental payments to us pursuant to their lease agreements.

The COVID-19 pandemic may also lead to temporary closures of nursing facilities, operated by our tenants, which also may affect our tenants’ ability to make their rental payments to us pursuant to their respective lease agreements. In addition, our tenants’ operations could be further disrupted if any of their employees, or the employees of their vendors, have, or are suspected of having, COVID-19. This could cause, and in some cases has already caused, our tenants or their vendors to experience staffing shortages, and this could potentially require our tenants and their vendors to close parts of or entire facilities, distribution centers, or other buildings to disinfect any affected areas.

We could also be adversely affected if government authorities impose upon our tenants, or their vendors, certain restrictions due to the COVID-19 pandemic. These restrictions may be in the form of mandatory closures, requested voluntary closures, bans on new admissions, restricted operations, or restrictions on the importation of necessary equipment or supplies which may adversely affect our tenants’ operations and their ability to make rental payments to us moving forward. In addition, family members may elect to keep nursing facility residents at home during the COVID-19 pandemic, thus reducing our tenants’ revenue. Currently, a number of our tenants have stopped admitting new patients due to rising COVID-19 infections resulting in decreased revenues.

As a result of the COVID-19 pandemic, our tenants may face lawsuits for alleged negligence associated with their responses to the emergency. The costs associated with defending, settling, or paying damages from such claims could negatively impact our tenants’ operating budgets and affect their ability to meet their obligations under our leases. Further, we may be subject to increased lawsuits arising out of our alleged actions or the alleged actions of our tenants for which they have agreed to indemnify, defend and hold us harmless. An unfavorable resolution of any such pending or future litigation could materially adversely affect us. The Company is not aware of any such lawsuits against our tenants.

If our tenants are unable to make rental payments to us pursuant to their lease obligations, whether due to the tenants’ decrease in revenues or otherwise, then, in some cases, we may be forced to either attempt to replace tenants or restructure tenants’ long-term rent obligations and may not be able to do so on terms that are as favorable to us as those currently in place.

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While the Company has received approximately 97% of its anticipated monthly rental receipts from tenants for the three months ended March 31, 2021, there are a number of uncertainties the Company faces as it considers the potential impact of COVID-19 on its business, including the length of census disruption, elevated COVID-19 operating costs related to personal protection equipment, cleaning supplies, virus testing and increased overtime due to staff illness and the extent to which federal and state funding support will offset these incremental costs for our tenants. To the extent government support is not sufficient or timely to offset these impacts, or to the extent these trends continue or accelerate and are not offset by additional government relief that is sufficient or timely, the operating results of our operators are likely to be adversely affected, some may be unwilling or unable to pay their contractual obligations to us in full or on a timely basis, as has occurred with one of our prior operators.

We also do not know the number of facilities that will ultimately experience widespread, high-cost outbreaks of COVID-19, and while we have requested reporting from operators of their numbers of cases and the U.S. Department of Health and CMS has required additional reporting by operators, we may not receive accurate information on the number of cases, which could result in a delay in reporting. We expect to see continued increased clinical protocols for infection control within facilities and increased monitoring of employees, guests and other individuals entering facilities; however, we do not yet know if future reimbursement rates will be sufficient to cover the increased costs of enhanced infection control and monitoring. The extent of the COVID-19 pandemic’s effect on our and our operators’ operational and financial performance will depend on future developments, including the ultimate duration, spread and intensity of the outbreak, which may depend on factors such as the development and implementation of an effective vaccine and treatments for COVID-19, government funds and other support for the senior care sector and the efficacy of other policies and measures that may mitigate the impact of the pandemic, all of which are uncertain and difficult to predict. Due to these uncertainties, we are not able at this time to estimate the effect of these factors on our business, but the adverse impact on our business, results of operations, financial condition and cash flows could be material.

Risks Related to Our Capital Structure

We have substantial indebtedness, which may have a material adverse effect on our business and financial condition.

As of March 31, 2021, we had approximately $54.4 million, net of $1.2 million deferred financing and unamortized discounts, in indebtedness. We may also obtain additional short-term and long-term debt to meet future capital needs, subject to certain restrictions under our existing indebtedness, which would increase our total debt. Our substantial amount of debt could have negative consequences to our business. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;
•

require us to dedicate a substantial portion of cash flows from operations to interest and principal payments on outstanding debt, thereby limiting the availability of cash flow for dividends and other general corporate purposes;

•	require us to maintain certain debt coverage and other financial ratios at specified levels, thereby reducing our financial flexibility;
•	make it more difficult for us to satisfy our financial obligations;
•	expose us to increases in interest rates for our variable rate debt;
•	limit our ability to borrow additional funds on favorable terms, or at all, for working capital, debt service requirements, expansion of our business or other general corporate purposes;
•	limit our ability to refinance all or a portion of our indebtedness on or before maturity on the same or more favorable terms, or at all;
•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;
•	limit our ability to make acquisitions or take advantage of business opportunities as they arise;

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•	place us at a competitive disadvantage compared with our competitors that have less debt; and
•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

In addition, our ability to borrow funds in the future will depend in part on the satisfaction of the covenants in our debt agreements. If we are unable to satisfy the financial covenants contained in those agreements, or are unable to generate cash sufficient to make required debt payments, the lenders and other parties to those arrangements could accelerate the maturity of some or all of our outstanding indebtedness.

We depend on affiliates of C.R Management and Aspire for a significant portion of our revenues and any inability or unwillingness by such entities to satisfy their obligations to us could have a material adverse effect on us.

As of the date of filing this Quarterly Report, our 20 properties (excluding the one facility operated by us and three facilities that are managed by us) are operated by a total of 20 separate tenants, with each of our tenants being affiliated with one of seven local or regionally-focused operators. We refer to our tenants who are affiliated with the same operator as a group of affiliated tenants. Each of our operators operate (through a group of affiliated tenants) between one and six of our facilities, with our most material operators, C.R Management and Aspire, each operating (through a group of affiliated tenants) six and five facilities, respectively. We, therefore depend, on tenants who are affiliated with C.R Management and Aspire for a significant portion of our revenues. We give no assurance that the tenants affiliated with C.R Management and Aspire will have sufficient assets, income and access to financing to enable them to make rental payments to us or to otherwise satisfy their obligations under the applicable leases and subleases, and any inability or unwillingness by such tenants to do so could have a material adverse effect on us.

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Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 3.	Defaults upon Senior Securities.

The Board suspended dividend payments with respect to the Series A Preferred Stock, commencing with the fourth quarter of 2017, and determined to continue such suspension indefinitely in June 2018. No dividends were declared or paid with respect to the Series A Preferred Stock for such dividend periods. As a result of such suspension, the Company has $30.1 million of undeclared preferred stock dividends in arrears, whose annual dividend rate has increased to 12.875% commencing with the fourth quarter of 2018, with respect to the Series A Preferred Stock as of the date of filing of this Quarterly Report. See Note 10 – Common and Preferred Stock, “Preferred Stock Offerings and Dividends”, to the Company’s Notes to our consolidated financial statements located in Part I, Item 1, “Financial Statements (unaudited)”, of this Quarterly Report.

Item 4.	Mine Safety Disclosures.

Not applicable.

Item 5.	Other Information.

None.

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Item 6.	Exhibits.

The agreements included as exhibits to this Quarterly Report are included to provide information regarding the terms of these agreements and are not intended to provide any other factual or disclosure information about the Company, its business or the other parties to these agreements. These agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;
•	may apply standards of materiality in a way that is different from what may be viewed as material to investors; and
•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time, and should not be relied upon by investors.

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EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

3.1	Amended and Restated Articles of Incorporation of Regional Health Properties, Inc., effective September 21, 2017	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017

3.2	Certificate of Merger, effective September 29, 2017	Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017
3.3	Articles of Amendment to Amended and Restated Articles of Incorporation of Regional Health Properties, Inc., effective December 31, 2018	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12 filed on December 28, 2018

3.4	Amended and Restated Bylaws of Regional Health Properties, Inc., effective September 21, 2017	Incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017

4.1	Form of Common Stock Certificate of Regional Health Properties, Inc.	Incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017

4.2	Description of Regional Health Properties, Inc. Capital Stock	Incorporated by reference to Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018

4.3*	AdCare Health Systems, Inc. 2011 Stock Incentive Plan	Incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011
4.4*	AdCare Health Systems, Inc. 2020 Stock Incentive Plan	Incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed December 17, 2020

4.5*	Form of Non-Statutory Stock Option Agreement (2011 Equity Plan)	Incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011

4.6*	Form of Incentive Stock Option Agreement (2011 Equity Plan)	Incorporated by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011
4.7*	Form of Restricted Common Stock Agreement –Non Employee Director (2020 Equity Plan)	Filed herewith
4.8*	Form of Restricted Common Stock Agreement –Employee (2020 Equity Plan)	Filed herewith

4.9	Form of Warrant to Purchase Common Stock of the Company (2011 Equity Plan)	Incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 (File No. 333-175541)

4.10	Warrant to Purchase 50,000 Shares of Common Stock, dated December 28, 2012, issued by AdCare Health Systems, Inc. to Strome Alpha Offshore Ltd.	Incorporated by reference to Exhibit 4.21 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012

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Exhibit No.	Description	Method of Filing

4.11	Form of Warrant granted to management to Purchase Shares of AdCare Health Systems, Inc. dated November 20, 2007	Incorporated by reference to Exhibit 10.23.2 of the Registrant’s Annual Report on Form 10-KSB as amended March 31, 2008
4.12	Lease, dated as of January 1, 2021, by and between ADK Georgia, LLC and PS Operator, LLC.	Incorporated by reference to Exhibit 10.245 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020
4.13	Management Consulting Services Agreement, dated as of January 1, 2021 by and between Vero Health Management, LLC, and Tara Operator, LLC.	Incorporated by reference to Exhibit 10.246 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020
4.14

Agreement Regarding Leases, dated as of On December 1, 2020, by and between Regional Health Properties, Inc., and 3223 Falligant Avenue Associates, L.P., 3460 Powder Springs Road Associates, L.P., Wellington Healthcare Services II, L.P. and Mansell Court Associates LLC.

Incorporated by reference to Exhibit 10.247 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020

31.1	Certification of CEO pursuant to Section 302 of the Sarbanes-Oxley Act	Filed herewith

31.2	Certification of CFO pursuant to Section 302 of the Sarbanes-Oxley Act	Filed herewith

32.1	Certification of CEO pursuant to Section 906 of the Sarbanes-Oxley Act	Filed herewith

32.2	Certification of CFO pursuant to Section 906 of the Sarbanes-Oxley Act	Filed herewith

101

The following financial information from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, formatted in XBRL (eXtensible Business Reporting Language): (i)  Consolidated Balance Sheets as of March 31, 2021 (unaudited) and December 31, 2020; (ii) Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020 (unaudited); (iii) Consolidated Statements of Stockholders’ Equity (Deficit) for the three months ended March 31, 2021 and 2020 (unaudited); (iv) Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and 2020 (unaudited); and (v) the Notes to Consolidated Financial Statements (unaudited).

Filed herewith

*	Identifies a management contract or compensatory plan or arrangement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned, thereunto duly authorized.

REGIONAL HEALTH PROPERTIES, INC.
(Registrant)

Date:	May 14, 2021	/s/ Brent Morrison
Brent Morrison
Chief Executive Officer and Director (Principal Executive Officer)

Date:	May 14, 2021	/s/ Benjamin A. Waites
Benjamin A. Waites
Chief Financial Officer and Vice President (Principal Financial and Accounting Officer)

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Annex B – Form of Charter Amendment

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Annex B-1

ARTICLE III

SERIES A REDEEMABLE PREFERRED SHARES

3.1Number of Shares and Designations.  Prior to the Amendment Date (as defined in Section 3.2), the Corporation was authorized to issue a series of Preferred Stock designated as 10.875% Series A Cumulative Redeemable Preferred Shares, no par value per share, and had designated 3,000,000 shares of Preferred Stock as constituting such series. Effective on the Amendment Date, the rights and preferences of such series are amended and restated as set forth in this Article III and henceforth such series shall be designated as Series A Redeemable Preferred Shares (the “Series A Preferred Shares”).  The Board of Directors is expressly authorized, at any time and from time to time, to increase or decrease the number of shares constituting the Series A Preferred Shares, but not below the number of shares then issued, by filing with the Secretary of State of the State of Georgia articles of amendment to these Amended and Restated Articles of Incorporation, which are effective without shareholder action, in the manner provided in Section 14-2-602(d) of the Official Code of Georgia Annotated. In the case the number of shares constituting the Series A Preferred Shares is decreased, the shares that are the subject of the decrease shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Stock.

The Series A Preferred Shares shall have the following rights and preferences:

3.2Definitions.  For purposes of this Article III, the following terms shall have the meanings indicated:

“Agent Members” shall have the meaning set forth in Section 3.12.

“Amendment Date” shall mean                    , which is the date on which this Article III is amended and restated by the filing with the Secretary of State of the State of Georgia of articles of amendment to these Amended and Restated Articles of Incorporation.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Shares.

“Call Date” shall mean the date fixed for redemption of the Series A Preferred Shares and specified in the notice to holders required under paragraph (d) of Section 3.5 as the Call Date.

A “Change of Control” is deemed to occur when, after the Issue Date, the following have occurred and are continuing:

(a)the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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(b)following the closing of any acquisition described in subparagraph (a) above, neither the Corporation nor the acquiring entity has a class of common securities (or American depositary receipts representing such securities) subject to a National Market Listing.

“Common Shares” shall mean the shares of Common Stock, no par value per share, of the Corporation.

“Depositary” shall have the meaning set forth in Section 3.12.

“Event” shall have the meaning set forth in paragraph (b) of Section 3.7.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Global Preferred Shares” shall have the meaning set forth in Section 3.12.

“Issue Date” shall mean the date of issuance of the Series A Redeemable Preferred Shares issued by the Corporation in connection with the merger of AdCare Health Systems, Inc., a Georgia corporation, with and into the Corporation pursuant to the Agreement and Plan of Merger, dated as of July 7, 2017, as may be amended, between AdCare Health Systems, Inc. and the Corporation.

“Junior Shares” shall have the meaning set forth in paragraph (c) of Section 3.6.

“National Market Listing” shall mean the listing or quotation, as applicable, of securities on or in the New York Stock Exchange LLC, the NYSE American LLC, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market or any comparable national securities exchange or national securities market.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 3.6.

“Preferred Shares” shall mean the shares of Preferred Stock, no par value, of the Corporation.

“SEC” shall have the meaning set forth in Section 3.8.

“Senior Shares” shall have the meaning set forth in paragraph (a) of Section 3.6.

“Series A Preferred Shares” shall have the meaning set forth in Section 3.1.

“Transfer Agent” shall mean Continental Stock Transfer & Trust Company, or such other agent or agents of the Corporation as may be designated by the Board of Directors or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares.

3.3Dividends.  Effective as of the Amendment Date, all accumulated accrued and unpaid dividends on the Series A Preferred Shares as of such date are cancelled and eliminated in full, the holders of the issued and outstanding Series A Preferred Shares shall not be entitled to receive any such dividends or interest thereon and the Corporation shall have no obligation whatsoever therefor. From and after the Amendment Date, and except as otherwise provided in Section 3.4 and Section 3.5, the holders of the issued and outstanding Series A Preferred Shares shall not be entitled to receive any dividends or other distributions on the Series A Preferred Shares, and no dividends or other distributions on the Series A Preferred Shares shall be declared or paid or shall otherwise accumulate or accrue. Nothing in this Article III shall prohibit or in any manner restrict or limit the Corporation’s

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ability to declare or pay dividends or other distributions out of any assets or funds of the Corporation legally available therefor on Senior Shares, Parity Shares or Junior Shares, except as otherwise provided in Section 3.4.

3.4Liquidation Preference.

(a)Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Series A Preferred Shares shall be entitled to receive an amount of cash equal to $5.00 per Series A Preferred Share. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of Section 3.4, none of: (i) a consolidation or merger of the Corporation with one or more corporations or other entities; (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets; or (iii) a statutory share exchange, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b)Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution, or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in Section 3.4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

3.5Redemption.

(a)The Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (d) of Section 3.5, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $5.00 per Series A Preferred Share, without interest. If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by the Corporation.

(b)If a Change of Control occurs, then the Corporation or the acquiring entity in such Change of Control shall redeem the Series A Preferred Shares, in whole but not in part, within 120 days after the date on which the Change of Control occurs, for cash at a redemption price of $5.00 per Series A Preferred Share, without interest.

(c)From and after the Call Date (unless the Corporation (or, if applicable, the acquiring entity) defaults in payment of the redemption price as contemplated by Section 3.5), such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of such shares will terminate with respect to such shares, except the right to receive the redemption price of $5.00 per Series A Preferred Share, without interest (upon surrender and endorsement of their certificates, if so required in accordance with paragraph (f) of Section 3.5).

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(d) Notice of the redemption of any Series A Preferred Shares pursuant to Section 3.5 shall be mailed by first class mail to each holder of record of Series A Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s share transfer books: (i) for a redemption pursuant to paragraph (a) of Section 3.5, at least 30 but not more than 60 days prior to the Call Date; and (ii) for a redemption pursuant to paragraph (b) of Section 3.5, not later than 20 days following the date on which a Change of Control occurs. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) for a redemption pursuant to paragraph (a) of Section 3.5, the number of Series A Preferred Shares to be redeemed; (3) the redemption price of $5.00 per Series A Preferred Share; (4) the place or places where any certificates for such shares, other than certificates issued as contemplated by Section 3.12, are to be surrendered for payment of the redemption price; and (5) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series A Preferred Shares may be listed or admitted for trading. In the case of a redemption pursuant to paragraph (a) of Section 3.5 in which fewer than all of the outstanding Series A Preferred Shares are to be redeemed, then the notice mailed pursuant to this paragraph (d) of Section 3.5 shall also specify the number of Series A Preferred Shares to be redeemed from each holder thereof.

(e)The Corporation’s (or, if applicable, the acquiring entity’s) obligation to provide cash in accordance with Section 3.5 shall be deemed fulfilled if, on or before the Call Date, the Corporation (or such acquiring entity) shall irrevocably deposit funds necessary for redemption pursuant to Section 3.5), in trust for the holders of the Series A Preferred Shares so called for redemption pursuant to Section 3.5, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Shares so called for redemption, in which case the notice to holders of the Series A Preferred Shares will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates representing such shares, other than certificates issued as contemplated by Section 3.12, at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price. No interest shall accrue for the benefit of the holders of Series A Preferred Shares to be redeemed on any cash so set aside by the Corporation (or such acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation (or such acquiring entity), after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or such acquiring entity) for the payment of such cash.

(f)On or after the Call Date, each holder of Series A Preferred Shares that holds a certificate, other than certificates issued as contemplated by Section 3.12, must present and surrender (and properly endorse or assign for transfer, if the Corporation shall require and if the notice shall so state) each such certificate representing such holder’s Series A Preferred Shares to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A Preferred Shares as the owner thereof, and each surrendered certificate will be canceled. All Series A Preferred Shares redeemed by the Corporation pursuant to Section 3.5, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.

3.6Ranking.  Any class or series of stock of the Corporation shall be deemed to rank:

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(a)prior to the Series A Preferred Shares, as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares (“Senior Shares”);

(b)on a parity with the Series A Preferred Shares, as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the redemption or liquidation prices per share thereof be different from those of the Series A Preferred Shares, if the holders of such class or series and the Series A Preferred Shares shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(c)junior to the Series A Preferred Shares, as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (“Junior Shares”).

3.7Voting Rights.

(a)Holders of the Series A Preferred Shares will not have any voting rights, except as set forth in Section 3.7 or as otherwise required by the Official Code of Georgia Annotated or other applicable law. On each matter on which holders of Series A Preferred Shares are entitled to vote, each Series A Preferred Share shall be entitled to one vote, except that when shares of any other class or series of stock the Corporation may issue have the right to vote with the Series A Preferred Shares as a single class on any matter, the Series A Preferred Shares and the shares of each such other class or series shall have one vote for each $5.00 of liquidation preference.

(b)So long as any Series A Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares): (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Shares or reclassify any of the authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Corporation’s Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity (whether or not such Event would constitute a Change of Control), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Shares (although, in accordance with paragraph (b) of Section 3.5, the Corporation would be required to redeem the Series A Preferred Shares if such Event constitutes a Change of Control) and, provided, further, that any increase in the amount of the authorized Common Shares or other stock the Corporation may issue (including the Series A Preferred Shares), or the creation or issuance of any additional Common Shares or Series A Preferred Shares or other class or series of stock that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case which are Parity Shares or Junior Shares, shall not be deemed to materially and

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adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote of the holders of the Series A Preferred Shares.

(c)The voting rights provided for in Section 3.7 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series A Preferred Shares would otherwise be required pursuant to Section 3.7 shall be effected, all outstanding shares of Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to paragraph (f) of Section 3.5.

(d)Except as expressly stated in Section 3.7 or as may be required by the Official Code of Georgia Annotated or other applicable law, the Series A Preferred Shares will not have any relative, participating, optional or other special voting rights or powers and the affirmative vote or consent of the holders thereof shall not be required for the taking of any corporate action.

3.8Information Rights.  During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Shares are outstanding, the Corporation will use its best efforts to: (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Shares, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Shares. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

3.9Record Holders.  The Corporation and the Transfer Agent shall deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

3.10Sinking Fund.  The Series A Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

3.11Conversion.  The Series A Preferred Shares shall not be, pursuant to the terms hereof, convertible into or exchangeable for any stock or other securities or property of the Corporation.

3.12Book Entry.  The Series A Preferred Shares shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for a securities depositary (the “Depositary”) that is a clearing agency under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of Series A Preferred Shares represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the Series A Preferred Shares with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global

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Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

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Annex B-2

ARTICLE III

~~10.875%~~ SERIES A ~~CUMULATIVE~~ REDEEMABLE PREFERRED SHARES

3.1Number of Shares and Designations. ~~The~~ Prior to the Amendment Date (as defined in Section 3.2), the Corporation ~~is~~was authorized to issue a series of Preferred Stock ~~which shall be~~ designated as 10.875% Series A Cumulative Redeemable Preferred Shares, no par value per share, and had designated 3,000,000 shares of Preferred Stock as constituting such series. Effective on the Amendment Date, the rights and preferences of such series are amended and restated as set forth in this Article III and henceforth such series shall be designated as Series A Redeemable Preferred Shares (the “Series A Preferred Shares”)~~, no par value per share, and the number of shares that shall constitute such series shall be 3,000,000~~.  The Board of Directors is expressly authorized, at any time and from time to time, to increase or decrease the number of shares constituting the Series A Preferred Shares, but not below the number of shares then issued, ~~or eliminate such series of shares if no shares are issued,~~ by filing with the Secretary of State of the State of Georgia articles of amendment to these Amended and Restated Articles of Incorporation, which are effective without shareholder action, in the manner provided in Section 14-2-602(d) of the Official Code of Georgia Annotated. In the case the number of shares constituting the Series A Preferred Shares is decreased ~~or such series of shares is eliminated~~, the shares that are the subject of the decrease ~~or compose the series being eliminated~~ shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Stock.

The Series A Preferred Shares shall have the following rights and preferences:

3.2Definitions.  For purposes of this Article III, the following terms shall have the meanings indicated:

“Agent Members” shall have the meaning set forth in Section 3.12.

“Amendment Date” shall mean            , which is the date on which this Article III is amended and restated by the filing with the Secretary of State of the State of Georgia of articles of amendment to these Amended and Restated Articles of Incorporation.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Shares.

~~“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.~~

“Call Date” shall mean the date fixed for redemption of the Series A Preferred Shares and specified in the notice to holders required under paragraph (~~e~~d) of Section 3.5 as the Call Date.

A “Change of Control” is deemed to occur when, after the Issue Date, the following have occurred and are continuing:

(a) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the

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Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(b) following the closing of any acquisition described in subparagraph (a) above, neither the Corporation nor the acquiring entity has a class of common securities (or American depositary receipts representing such securities) subject to a National Market Listing.

“Common Shares” shall mean the shares of Common Stock, no par value per share, of the Corporation.

~~“Correction Event” shall mean: (a) with respect to any Delisting Event, that the Series A Preferred Shares are once again listed or quoted pursuant to a National Market Listing; and (b) with respect to any Dividend Default, the second consecutive Dividend Payment Date following such time as the Corporation has paid all accumulated and unpaid dividends on the Series A Preferred Shares in full in cash (or declared such dividends and set apart for payment).~~

~~“Delisting Event” shall have the meaning set forth in paragraph (b) of Section 3.3.~~

“Depositary” shall have the meaning set forth in Section 3.12.

~~“Dividend Default” shall have the meaning set forth in paragraph (a) of Section 3.3.~~

~~“Dividend Payment Date” shall have the meaning set forth in Section 3.3.~~

~~“Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall be deemed to have commenced on and include October 1, 2017 and shall end on and include the day preceding the first day of the next succeeding Dividend Period); provided, however, that any Dividend Period during which any Series A Preferred Shares shall be redeemed pursuant to Section 3.5 shall end on and exclude the Call Date only with respect to the Series A Preferred Shares being redeemed).~~

~~“Dividend Rate” shall mean the dividend rate accruing on the Series A Preferred Shares, as applicable from time to time pursuant to the terms hereof.~~

~~“Dividend Record Date” shall have the meaning set forth in Section 3.3.~~

“Event” shall have the meaning set forth in paragraph (~~e~~b) of Section 3.7.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Global Preferred Shares” shall have the meaning set forth in Section 3.12.

“Issue Date” shall mean the date of issuance of the ~~10.875%~~ Series A ~~Cumulative~~ Redeemable Preferred Shares issued by the Corporation in connection with the merger of AdCare Health Systems, Inc., a Georgia corporation, with and into the Corporation pursuant to the Agreement and Plan of Merger, dated as of July 7, 2017, as may be amended, between AdCare Health Systems, Inc. and the Corporation.

“Junior Shares” shall have the meaning set forth in paragraph (c) of Section 3.6.

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“National Market Listing” shall mean the listing or quotation, as applicable, of securities on or in the New York Stock Exchange LLC, the NYSE American LLC ~~(formerly known as the NYSE MKT LLC)~~, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market or any comparable national securities exchange or national securities market.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 3.6.

~~“Penalty Event” shall mean each of a Dividend Default and a Delisting Event.~~

~~“Penalty Rate” shall mean 12.875% per annum (equivalent to $3.2187 per annum per share).~~

“Preferred Shares” shall mean the shares of Preferred Stock, no par value, of the Corporation.

“SEC” shall have the meaning set forth in Section 3.8.

“Senior Shares” shall have the meaning set forth in paragraph (a) of Section 3.6.

“Series A Preferred Shares” shall have the meaning set forth in Section 3.1.

~~“set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Shares shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.~~

~~“Stated Rate” shall mean 10.875% per annum (equivalent to $2.7187 per annum per share).~~

“Transfer Agent” ~~means~~shall mean Continental Stock Transfer & Trust Company, or such other agent or agents of the Corporation as may be designated by the Board of Directors or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares.

3.3Dividends.  Effective as of the Amendment Date, all accumulated accrued and unpaid dividends on the Series A Preferred Shares as of such date are cancelled and eliminated in full, the holders of the issued and outstanding Series A Preferred Shares shall not be entitled to receive any such dividends or interest thereon and the Corporation shall have no obligation whatsoever therefor. From and after the Amendment Date, and except as otherwise provided in Section 3.4 and Section 3.5, the holders of the issued and outstanding Series A Preferred Shares shall not be entitled to receive any dividends or other distributions on the Series A Preferred Shares, and no dividends or other distributions on the Series A Preferred Shares shall be declared or paid or shall otherwise accumulate or accrue. Nothing in this Article III shall prohibit or in any manner restrict or limit the Corporation’s ability to declare or pay dividends or other distributions out of any assets or funds of the Corporation legally available therefor on Senior Shares, Parity Shares or Junior Shares, except as otherwise provided in Section 3.4.

~~3.3    Dividends. Holders of issued and outstanding Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of funds of the Corporation legally available for the payment of distributions, cumulative preferential cash dividends at a rate per annum equal to the Dividend Rate of the $25.00 per share stated liquidation preference of the Series A Preferred Shares. Except as otherwise provided in paragraphs (a) and (b) of Section 3.3, the Dividend Rate shall be equal to the Stated Rate. Such dividends shall accrue and~~

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~~accumulate on each issued and outstanding share of the Series A Preferred Shares on a daily basis from the original date of issuance of such share (or, with respect to the initial Dividend Period, from the first day thereof), and shall be payable quarterly in equal amounts in arrears on the last calendar day of each Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series A Preferred Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).~~

~~(a)    If the Corporation fails to pay cash dividends on the Series A Preferred Shares in full for any four consecutive or non-consecutive Dividend Periods (such a failure, a “Dividend Default”), then:~~

~~(i)    the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and continuing until a Correction Event occurs, and on the date such Correction Event occurs, the Dividend Rate shall revert to the Stated Rate;~~

 ~~(ii)    until such time as the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (a), the holders of Series A Preferred Shares will have the voting rights described below in Section 3.7; and~~

 ~~(iii)    following any Dividend Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (a), if the Corporation subsequently fails to pay cash dividends on the Series A Preferred Shares in full for any Dividend Period, such subsequent failure shall constitute a separate Dividend Default, and the foregoing provisions of subparagraphs (i) and (ii) of this paragraph (a) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Dividend Default.~~

~~(b)    If the Corporation fails to maintain a National Market Listing for the Series A Preferred Shares for 180 consecutive days or longer (such event, a “Delisting Event”), then;~~

~~(i)    the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Delisting Event and continuing until a Correction Event occurs, and on the date such Correction Event occurs, the Dividend Rate shall revert to the Stated Rate;~~

~~(ii)    until such time as the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (b), the holders of Series A Preferred Shares will have the voting rights described below in Section 3.7; and~~

~~(iii)    following any Delisting Event that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (b), if the Series A Preferred Shares subsequently cease to be subject to a National Market listing, such event shall constitute a separate Delisting Event, and the foregoing provisions of subparagraphs (i) and (ii) of this paragraph (b) shall immediately apply until such time as a Correction Event occurs with respect to such Delisting Event.~~

~~(c)    No dividend on the Series A Preferred Shares will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement of the Corporation (whether now existing or arising hereafter), including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or~~

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~~setting aside of funds is restricted or prohibited under the Official Code of Georgia Annotated or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Shares shall continue to accrue and accumulate regardless of whether (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors. Accrued and unpaid dividends on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Series A Preferred Shares, as the case may be.~~

~~(d)    Except as provided in the next sentence, if any Series A Preferred Shares are outstanding, no dividends (other than in Common Shares or Junior Shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation, dissolution or winding up) will be declared or paid or set apart for payment on any Parity Shares or Junior Shares, unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all past Dividend Periods with respect to which full dividends were not paid on the Series A Preferred Shares. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series A Preferred Shares and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Series A Preferred Shares and all such Parity Shares shall be declared and paid pro rata or declared and set apart for payment pro rata, so that the amount of dividends declared per share of Series A Preferred Shares and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Series A Preferred Shares and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred Shares which may be in arrears, whether at the Stated Rate or at the Penalty Rate.~~

~~(e)    Except as provided in paragraph (e) of Section 3.3, unless all accumulated accrued and unpaid dividends on the Series A Preferred Shares are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past Dividend Periods with respect to which full dividends were not paid on the Series A Preferred Shares, no dividends (other than in Common Shares or Junior Shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation, dissolution or winding up) may be declared or paid or set apart for payment upon the Common Shares or any Junior Shares or Parity Shares, nor shall any Common Shares or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation).~~

~~(f)    Holders of Series A Preferred Shares shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series A Preferred Shares as described in Section 3.3. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.~~

3.4Liquidation Preference.

(a) Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Series A Preferred Shares shall be entitled to receive an amount of cash equal to $~~25.00~~5.00 per Series A Preferred Share ~~plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date of final distribution to such holders~~. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof,

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distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of Section 3.4, none of: (i) a consolidation or merger of the Corporation with one or more corporations or other entities; (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets; or (iii) a statutory share exchange, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b) Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution, or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in Section 3.4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

3.5Redemption.

(a)The ~~Corporation shall not redeem the Series A Preferred Shares prior to December 1, 2017, except that the Corporation is required to redeem the Series A Preferred Shares in accordance with paragraph (b) of Section 3.5. On and after December1, 2017, the~~ Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (~~e~~d) of Section 3.5, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $~~25.00~~ 5.00 per Series A Preferred Share~~, plus all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the Call Date (subject to paragraph (h) of Section 3.5)~~, without interest. If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by the Corporation.

(b) If a Change of Control occurs, then the Corporation or the acquiring entity in such Change of Control shall redeem the Series A Preferred Shares, in whole but not in part, within 120 days after the date on which the Change of Control occurs, for cash at a redemption price of $~~25.00~~ 5.00 per Series A Preferred Share, ~~plus all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the Call Date (subject to paragraph (h) of Section 3.5),~~ without interest.

~~(c)    With respect to a redemption pursuant to paragraph (a) of Section 3.5, unless all accumulated accrued and unpaid dividends on all Series A Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are declared and paid in cash (or in the form of consideration for payment of dividends on any such Parity Shares) or declared and set apart for payment in cash for all past Dividend Periods and the then current Dividend Period, no Series A Preferred Shares or such Parity Shares shall be redeemed unless all of the outstanding Series A Preferred Shares and such Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series A Preferred Shares or such Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all of the outstanding Series A Preferred Shares and such Parity Shares. Also with respect to a redemption pursuant to paragraph (a) of Section 3.5, unless all accumulated accrued and unpaid dividends on all Series A Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are declared and paid in cash (or in the form of consideration for payment of dividends on any such Parity Shares) or declared and set apart for payment in cash for~~

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~~all past Dividend Periods and the then current Dividend Period, the Corporation shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares or such Parity Shares (except by conversion into or exchange for Junior Shares and Parity Shares).~~

(~~d~~c)From and after the Call Date (unless the Corporation (or, if applicable, the acquiring entity) defaults in payment of the redemption price as contemplated by Section 3.5), ~~all dividends will cease to accumulate on the Series A Preferred Shares called for redemption pursuant to Section 3.5,~~ such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of such shares will terminate with respect to such shares, except the right to receive the redemption price ~~and all accumulated accrued and unpaid dividends up to, but excluding, the Call Date~~of $5.00 per Series A Preferred Share, without interest (upon surrender and endorsement of their certificates, if so required in accordance with paragraph (~~g~~f) of Section 3.5).

(~~e~~d) Notice of the redemption of any Series A Preferred Shares pursuant to Section 3.5 shall be mailed by first class mail to each holder of record of Series A Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s share transfer books: (i) for a redemption pursuant to paragraph (a) of Section 3.5, at least 30 but not more than 60 days prior to the Call Date; and (ii) for a redemption pursuant to paragraph (b) of Section 3.5, not later than 20 days following the date on which a Change of Control occurs. Neither the failure to mail any notice required by this paragraph (~~e~~d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) for a redemption pursuant to paragraph (a) of Section 3.5, the number of Series A Preferred Shares to be redeemed; (3) the redemption price of $~~25.00~~ 5.00 per Series A Preferred Share ~~plus accumulated accrued and unpaid dividends through, but excluding, the Call Date~~; (4) the place or places where any certificates for such shares, other than certificates issued as contemplated by Section 3.12, are to be surrendered for payment of the redemption price; and (5~~) that dividends on the shares to be redeemed shall cease to accrue on such Call Date; and (6~~) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series A Preferred Shares may be listed or admitted for trading. In the case of a redemption pursuant to paragraph (a) of Section 3.5 in which fewer than all of the outstanding Series A Preferred Shares are to be redeemed, then the notice mailed pursuant to this paragraph (~~e~~d) of Section 3.5 shall also specify the number of Series A Preferred Shares to be redeemed from each holder thereof.

(~~f~~e)The Corporation’s (or, if applicable, the acquiring entity’s) obligation to provide cash in accordance with Section 3.5 shall be deemed fulfilled if, on or before the Call Date, the Corporation (or such acquiring entity) shall irrevocably deposit funds necessary for redemption pursuant to Section 3.5), in trust for the holders of the Series A Preferred Shares so called for redemption pursuant to Section 3.5, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Shares so called for redemption, in which case the notice to holders of the Series A Preferred Shares will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates representing such shares, other than certificates issued as contemplated by Section 3.12, at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price ~~(including all accumulated accrued and unpaid dividends to the Call Date)~~. No interest shall accrue for the benefit of the holders of Series A Preferred Shares to be redeemed on any cash so set aside by the Corporation (or such acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the

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Corporation (or such acquiring entity), after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or such acquiring entity) for the payment of such cash.

(~~g~~f)On or after the Call Date, each holder of Series A Preferred Shares that holds a certificate, other than certificates issued as contemplated by Section 3.12, must present and surrender (and properly endorse or assign for transfer, if the Corporation shall require and if the notice shall so state) each such certificate representing such holder’s Series A Preferred Shares to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A Preferred Shares as the owner thereof, and each surrendered certificate will be canceled. All Series A Preferred Shares redeemed by the Corporation pursuant to Section 3.5, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.

 ~~(h)    If the Corporation redeems any of the Series A Preferred Shares pursuant to Section 3.5 and, if the Call Date for such redemption occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, then the dividend payable on such Dividend Payment Date with respect to such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.~~

3.6Ranking.  Any class or series of stock of the Corporation shall be deemed to rank:

(a)prior to the Series A Preferred Shares, as to the ~~payment of dividends and as to~~ distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of ~~dividends or of~~ amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares (“Senior Shares”);

(b)on a parity with the Series A Preferred Shares, as to the ~~payment of dividends and as to~~ distribution of assets upon liquidation, dissolution or winding up, whether or not the ~~dividend rates, dividend payment dates or~~ redemption or liquidation prices per share thereof be different from those of the Series A Preferred Shares, if the holders of such class or series and the Series A Preferred Shares shall be entitled to the receipt of ~~dividends and of~~ amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of ~~accrued and unpaid dividends per share or~~ liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(c)junior to the Series A Preferred Shares, ~~as to the payment of dividends and~~ as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in the ~~payment of dividends and in the~~ distribution of assets upon any liquidation, dissolution or winding up of the Corporation (“Junior Shares”).

3.7Voting Rights.

(a) Holders of the Series A Preferred Shares will not have any voting rights, except as set forth in Section 3.7 or as otherwise required by the Official Code of Georgia Annotated or other applicable law. On each matter on which holders of Series A Preferred Shares are entitled to vote, each Series A Preferred Share shall be entitled to one vote, except that when shares of any other class or series of stock the Corporation may issue have the right to vote with the Series A Preferred Shares as a single class on any matter, the Series A Preferred Shares

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and the shares of each such other class or series shall have one vote for each $~~25.00~~5.00 of liquidation preference ~~(excluding accumulated and unpaid dividends)~~.

~~(b)    Upon the occurrence of a Penalty Event, the number of directors constituting the Board of Directors shall be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and with which the Series A Preferred Shares are entitled to vote as a class with respect to the election of those two directors), and the holders of the Series A Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding Series A Preferred Shares or by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation), and at each subsequent annual meeting until a Correction Event has occurred with respect to each Penalty Event then continuing. On the date a Correction Event occurs, the rights of holders of the Series A Preferred Shares to elect any directors will cease and, unless there are other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series A Preferred Shares shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. In no event shall the holders of the Series A Preferred Shares be entitled pursuant to the voting rights under this paragraph (b) of Section 3.7 to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any National Market Listing pursuant to which any class or series of the stock of the Corporation is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of such directors) pursuant to the voting rights under this paragraph (b) of Section 3.7 exceed two.~~

~~(c)    If a special meeting is not called by the Corporation within 75 days after request from the requisite holders of Series A Preferred Shares (or holders of other series or classes of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable) as described in paragraph (b) of Section 3.7, then the holders of record of at least 25% of the outstanding Series A Preferred Shares may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of shareholders and shall be held at the place designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to paragraphs (b) and (c) of Section 3.7, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.~~

~~(d)    If, at any time when the voting rights conferred upon the Series A Preferred Shares pursuant to paragraph (b) of Section 3.7 are exercisable, any vacancy in the office of a director elected pursuant to paragraph (b) of Section 3.7 or this paragraph (d) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series A Preferred Shares and any other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of directors pursuant to paragraph (b) of Section 3.7. Any director elected or appointed pursuant to paragraph (b) of Section 3.7 or this paragraph (d) may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Shares and any other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which classes or series of equity securities the Corporation may issue are entitled to vote as a class with the Series A Preferred Shares in the election of directors pursuant to paragraph (b) of Section~~

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~~3.7, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Shares and any such other classes or series of stock the Corporation may issue, and may not be removed by the holders of the Common Shares.~~

(~~e~~b) So long as any Series A Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares): (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Shares or reclassify any of the authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Corporation’s Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity (whether or not such Event would constitute a Change of Control), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Shares (although, in accordance with paragraph (b) of Section 3.5, the Corporation would be required to redeem the Series A Preferred Shares if such Event constitutes a Change of Control) and, provided, further, that any increase in the amount of the authorized Common Shares or other stock the Corporation may issue (including the Series A Preferred Shares), or the creation or issuance of any additional Common Shares or Series A Preferred Shares or other class or series of stock that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case which are Parity Shares or Junior Shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote of the holders of the Series A Preferred Shares.

(~~f~~c) The voting rights provided for in Section 3.7 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series A Preferred Shares would otherwise be required pursuant to Section 3.7 shall be effected, all outstanding shares of Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to paragraph (f) of Section 3.5.

(~~g~~d) Except as expressly stated in Section 3.7 or as may be required by the Official Code of Georgia Annotated or other applicable law, the Series A Preferred Shares will not have any relative, participating, optional or other special voting rights or powers and the affirmative vote or consent of the holders thereof shall not be required for the taking of any corporate action.

3.8Information Rights.  During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Shares are outstanding, the Corporation will use its best efforts to: (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Shares, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Shares. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the

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Series A Preferred Shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

3.9Record Holders.  The Corporation and the Transfer Agent shall deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

3.10Sinking Fund.  The Series A Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

3.11Conversion.  The Series A Preferred Shares shall not be, pursuant to the terms hereof, convertible into or exchangeable for any stock or other securities or property of the Corporation.

3.12Book Entry.  The Series A Preferred Shares shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for a securities depositary (the “Depositary”) that is a clearing agency under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of Series A Preferred Shares represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the Series A Preferred Shares with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

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REGIONAL HEALTH PROPERTIES, INC.

OFFER TO EXCHANGE

10.875% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES FOR COMMON STOCK

Information Agent and Proxy Solicitor

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: RHE@investor.morrowsodali.com

   , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and the Amended and Restated Bylaws (the “Bylaws”), of the Registrant and the General Business Corporation Code of the State of Georgia (“GBCC”), as such provisions relate to indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the Articles of Incorporation, the Bylaws and the GBCC.

Our Articles of Incorporation and Bylaws limit the liability of our officers and directors to the extent currently permitted by the GBCC.

Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify an individual who is party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (i) such individual conducted himself or herself in good faith; and (ii) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe that such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director if such court determines: (i) that the director is entitled to indemnification or advance for expenses; or (ii) in view of all the relevant circumstances, that it is fair and reasonable to indemnify or advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), the corporation may also indemnify and advance expenses to such officer to such further extent as may be provided by the articles of incorporation or the bylaws of the corporation, by a resolution of the board of directors of the corporation, or by contract, except for liability arising out of conduct that constitutes: (1) the appropriation, in violation of their duties, of any business opportunity of the corporation; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the GBCC; or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation or bylaws, by general or specific action by its board of directors or by contract.

Our Articles of Incorporation provide that, in addition to providing indemnification to the fullest extent permitted under the GBCC, the Board may decide to provide additional indemnification and to maintain insurance providing indemnification for officers and directors that exceeds our power of indemnification under the GBCC.

Our Bylaws provide that, to the fullest extent permitted by the GBCC, we shall indemnify an individual who is a party to a proceeding because he or she is or was a director or officer of ours, provided that this limitation of liability does not apply to any liability: (i) for any transaction in which the individual appropriated a business opportunity of ours; (ii) for any acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) under Section 14-2-832 of the GBCC (governing unlawful distributions to shareholders); or (iv) for any transaction from which the individual derived an improper personal benefit. Furthermore, our Bylaws provide for mandatory advancement of expenses provided that a director or officer provides: (A) a written affirmation of his good faith belief that his conduct does not constitute the kind of behavior with respect to which the Bylaws do not provide indemnification; and (B) his written undertaking to repay any funds advanced if it is ultimately determined that he is not entitled to indemnification under our Bylaws or the GBCC. We may also indemnify and advance expenses to an employee or agent of ours who is not a director or officer to the same extent and subject to the same conditions that a Georgia corporation could, without shareholder approval under the GBCC, indemnify and advance expenses to a director, or to any lesser extent (or greater extent if permitted by law) determined by the Board, in each case consistent with public policy.

Item 21. Exhibits and Financial Statement Schedules.

(a)Exhibit List

Exhibit No.	Description
2.1

Asset Purchase Agreement, dated March 8, 2017, by and between Meadowood Retirement Village, LLC, and Meadowood Properties, LLC, and AdCare Health Systems, Inc. (incorporated by reference to Exhibit 2.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017)

2.2

Agreement and Plan of Merger by and between AdCare Health Systems, Inc., and Regional Health Properties, Inc., dated July 7, 2017 (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on July 11, 2017)

3.1

Amended and Restated Bylaws of Regional Health Properties, Inc., effective September 21, 2017 (incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017)

3.2

Amended and Restated Articles of Incorporation of Regional Health Properties, Inc., effective September 21, 2017 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017)

3.3	Certificate of Merger, effective September 29, 2017 (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017)
3.4

Articles of Amendment to Amended and Restated Articles of Incorporation of Regional Health Properties, Inc., effective December 31, 2018 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12 filed on December 28, 2018)

4.1	Form of Common Stock Certificate of Regional Health Properties, Inc. (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017)
4.2	Description of Regional Health Properties, Inc. Capital Stock (incorporated by reference to Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)
4.3*

2005 Stock Option Plan of AdCare Health Systems, Inc.(incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011)

4.4*

AdCare Health Systems, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011)

4.5*	Regional Health Properties, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed December 17, 2020)
4.6*	Form of Non-Statutory Stock Option Agreement (incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011)
4.7*	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011)
4.8*

Warrant to Purchase Shares of Common Stock, dated March 31, 2011, issued by AdCare Health Systems, Inc. to Cantone Research, Inc. (incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-3 (File No. 333-175541))

4.9

Registration Rights Agreement, dated April 29, 2011, by and among AdCare Health Systems, Inc. and the investors named therein (incorporated by reference to Exhibit 4.5 to the Registrant’s Form S-3 (File No. 333-175541))

4.10

Registration Rights Agreement, dated March 31, 2011, by and among AdCare Health Systems, Inc. and the investors named therein (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-3 (File No. 333-175541))

4.11

Form of Registration Rights Agreement, dated as of June 28, 2012, between AdCare Health Systems, Inc. and the Buyers signatory thereto (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed July 5, 2012)

4.12	Form of Warrant to Purchase Common Stock of the Company (incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-3 (File No. 333-175541))
4.13

Warrant to Purchase 312,500 Shares of Common Stock, dated April 1, 2012, issued by AdCare Health Systems, Inc. to Strome Alpha Offshore Ltd. (incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012)

4.14

Warrant to Purchase 300,000 Shares of Common Stock, dated March 30, 2012, issued by AdCare Health Systems, Inc. to Cantone Asset Management LLC (incorporated by reference to Exhibit 4.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012)

4.15

Warrant to Purchase 100,000 Shares of Common Stock, dated July 2, 2012, issued by AdCare Health Systems, Inc. to Cantone Research, Inc. (incorporated by reference to Exhibit 4.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012)

4.16

Warrant to Purchase 50,000 Shares of Common Stock, dated December 28, 2012, issued by AdCare Health Systems, Inc. to Strome Alpha Offshore Ltd. (incorporated by reference to Exhibit 4.21 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

4.17

Warrant to Purchase 15,000 Shares of Common Stock, dated August 31, 2012, issued by AdCare Health Systems, Inc. to Hayden IR, LLC (incorporated by reference to Exhibit 4.22 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

4.18*

Warrant to Purchase 70,000 Shares of Common Stock, dated May 15, 2013, issued by AdCare Health Systems, Inc. to Ronald W. Fleming (incorporated by reference to Exhibit 4.23 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

4.19

Warrant to Purchase 75,000 shares of Common Stock, dated October 26, 2013, issued by AdCare Health Systems, Inc. to Cantone Research, Inc. (incorporated by reference to Exhibit 4.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013)

4.20

Form of Registration Rights Agreement, dated March 28, 2014, by and among AdCare Health Systems, Inc. and the investors named therein (incorporated by reference to Exhibit 4.23 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013)

4.21

Form of Warrant, dated March 28, 2014, issued by AdCare Health Systems, Inc. to the placement agent and its affiliates in connection with the offering of 10% Subordinated Convertible Notes Due April 30, 2015 (incorporated by reference to Exhibit 4.3 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014)

4.22

Form of Warrant granted to management to Purchase Shares of AdCare Health Systems, Inc. dated November 20, 2007 (incorporated by reference to Exhibit 10.23 of the Registrant’s Annual Report on Form 10-KSB as amended March 31, 2008)

4.23*

Unsecured Promissory Note, pursuant to Settlement Agreement dated September 26, 2017, effective October 4, 2017 by and between Regional Health Properties Inc., and William McBride, III (incorporated by reference to Exhibit 4.17 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 14, 2017)

4.24*

Form of Restricted Common Stock Agreement –Non Employee Director (2020 Equity Plan) (incorporated by reference to Exhibit 4.7 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021).

4.25*

Form of Restricted Common Stock Agreement –Employee (2020 Equity Plan) (incorporated by reference to Exhibit 4.8 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021).

5.1***	Legal Opinion of Rogers & Hardin LLP.
10.1*	Employment Agreement between AdCare Health Systems, Inc. and David A. Tenwick, dated September 1, 2008 (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 8-K filed September 8, 2008)
10.2

Regulatory Agreement and Mortgage Note between The Pavilion Care Center, LLC and Red Mortgage Capital, Inc., in the original amount of $2,108,800 dated November 27, 2007 (incorporated by reference to Exhibit 10.24 of the Registrant’s Annual Report on Form 10-KSB as amended March 31, 2008)

10.3

Regulatory Agreement and Mortgage Note between Hearth & Care of Greenfield and Red Mortgage Capital, Inc., in the original amount of $2,524,800 dated July 29, 2008 (incorporated by reference to Exhibit 10.31 of the Registrant’s Annual Report on Form 10-K filed March 31, 2009)

10.4

Loan Agreement and Secured Promissory Note between Coosa Nursing ADK, LLC, and Metro City Bank in the original amount of $7,500,000 dated September 30, 2010 (incorporated by reference to Exhibits 10.1 and 10.2 of the Registrant’s Form 8-K filed October 6, 2010)

10.5

Mt. Kenn Property Holdings, LLC Deed to Secure Debt, Assignment of Rents and Security Agreement dated April 29, 2011 (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed May 5, 2011)

10.6	CP Property Holdings, LLC Loan Agreement dated May 27, 2011 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed June 6, 2011)
10.7	Form of Promissory Note, issued by Mount Trace Nursing ADK, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed June 16, 2011)
10.8

Amendment, dated June 22, 2011, between Hearth & Home of Ohio, Inc. and Christopher F. Brogdon (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed June 28, 2011)

10.9	Guaranty, dated May 26, 2011, made by Christopher F. Brogdon (incorporated by reference to Exhibit 10.34 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011)
10.10	Guaranty, dated May 26, 2011, made by Connie B. Brogdon (incorporated by reference to Exhibit 10.35 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011)
10.11

Commercial Guaranty, dated May 25, 2011, made by Christopher F. Brogdon (incorporated by reference to Exhibit 10.39 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011)

10.12	Commercial Guaranty, dated May 25, 2011, made by Connie B. Brogdon (incorporated by reference to Exhibit 10.40 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011)
10.13

Loan Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan #47671350-10 (incorporated by reference to Exhibit 10.42 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011)

10.14

Term Note, dated July 27, 2011, made by Erin Property Holdings, LLC in favor of Bank of Atlanta, with respect to the USDA Loan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011)

10.15

Note, dated July 27, 2011, made by Erin Property Holdings, LLC, in favor of Bank of Atlanta, with respect to the SBA Loan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.16

Term Loan Agreement, dated July 27, 2011, among Erin Property Holdings, LLC, Erin Nursing, LLC, AdCare Health Systems, Inc. and Bank of Atlanta, with respect to the USDA Loan (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.17

Loan Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.18

Deed to Secure Debt and Security Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the USDA Loan (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.19

Deed to Secure Debt and Security Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.20

Assignment of Leases and Rents, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the USDA Loan (incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.21

Assignment of Leases and Rents, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan (incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.22

Indemnity Agreement, Regarding Hazardous Materials, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the USDA Loan (incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.23

Indemnity Agreement, Regarding Hazardous Materials, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the USDA Loan (incorporated by reference to Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.24

Security Agreement, dated July 27, 2011, between Erin Property Holdings, LLC, Erin Nursing, LLC and Bank of Atlanta, with respect to the USDA Loan (incorporated by reference to Exhibit 10.11 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.25

Security Agreement, dated July 27, 2011, between Erin Property Holdings, LLC, Erin Nursing, LLC and Bank of Atlanta, with respect to the SBA Loan (incorporated by reference to Exhibit 10.12 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.26

Guaranty, dated July 27, 2011, made by Erin Nursing, LLC, with respect to the USDA Loan (incorporated by reference to Exhibit 10.13 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.27

Guaranty, dated July 27, 2011, made by AdCare Health Systems, Inc., with respect to the USDA Loan (incorporated by reference to Exhibit 10.14 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.28

Unconditional Guaranty Business and Industry Guarantee Loan Program, dated July 27, 2011, made by Erin Nursing, LLC, with respect to the USDA Loan (incorporated by reference to Exhibit 10.15 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.29

Unconditional Guarantee Business and Industry Guarantee Loan Program, dated July 27, 2011, made by AdCare Health Systems, Inc., with respect to the USDA Loan (incorporated by reference to Exhibit 10.16 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.30

Unconditional Guarantee, dated July 27, 2011, made by Erin Nursing, LLC, with respect to the SBA Loan (incorporated by reference to Exhibit 10.17 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.31

Unconditional Guarantee, dated July 27, 2011, made by AdCare Health Systems, Inc., with respect to the SBA Loan (incorporated by reference to Exhibit 10.18 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.32

Escrow Agreement, dated July 27, 2011, between Erin Property Holdings, LLC, Bank of Atlanta, and Bank of Atlanta as Escrow Agent, with respect to the USDA Loan and the SBA Loan (incorporated by reference to Exhibit 10.19 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.33

Loan Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan #47671350-10 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.34

Loan Agreement, dated September 6, 2011, by and between CP Property Holdings, LLC; CP Nursing, LLC; and Economic Development Corporation of Fulton County (incorporated by reference to Exhibit 10.43 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011)

10.35

Promissory Note, dated September 6, 2011, issued by CP Property Holdings, LLC, in favor of Economic Development Corporation of Fulton County, in the amount of $2,034,000 (incorporated by reference to Exhibit 10.44 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011)

10.36

Deed to Secure Debt and Security Agreement, made an entered into September 6, 2011, by and between CP Property Holdings, LLC and Economic Development Corporation of Fulton County (incorporated by reference to Exhibit 10.45 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011)

10.37

Security Agreement, made and entered into as of September 6, 2011, between CP Property Holdings, LLC and CP Nursing, LLC, as grantors, and Economic Development Corporation of Fulton County, as the secured party (incorporated by reference to Exhibit 10.46 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011)

10.38

Unconditional Guarantee, dated September 6, 2011, issued by AdCare Health Systems, Inc. in favor of Economic Development Corporation of Fulton County (incorporated by reference to Exhibit 10.47 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011)

10.39

Unconditional Guarantee, dated September 6, 2011, issued by CP Nursing, LLC in favor of Economic Development Corporation of Fulton County (incorporated by reference to Exhibit 10.48 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011)

10.40

Unconditional Guarantee, dated September 6, 2011, issued by Hearth and Home of Ohio, Inc. in favor of Economic Development Corporation of Fulton County (incorporated by reference to Exhibit 10.49 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011)

10.41

Cognovit Promissory Note, dated as of January 1, 2012, issued by Eaglewood Property Holdings, LLC and Eaglewood Village, LLC in favor of Eaglewood Villa, Ltd. in the amount of $500,000 (incorporated by reference to Exhibit 10.141 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.42

Cognovit Promissory Note, dated as of January 1, 2012, issued by Eaglewood Property Holdings, LLC and Eaglewood Village, LLC in favor of Eaglewood Villa, Ltd. in the amount of $4,500,000 (incorporated by reference to Exhibit 10.142 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.43

Guaranty Agreement, dated as of December 30, 2011, executed by AdCare Health Systems, Inc. and AdCare Property Holdings, LLC in favor of Eaglewood Villa, Ltd (incorporated by reference to Exhibit 10.143 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.44

Third Amended And Restated Multiple Facilities Lease, dated October 29, 2010, between Georgia Lessor - Bonterra/Parkview, Inc. and ADK Bonterra/Parkview, LLC (incorporated by reference to Exhibit 10.144 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.45

Guaranty, dated October 29, 2010, executed by AdCare Health Systems, Inc. in favor of Georgia Lessor - Bonterra/Parkview, Inc. (incorporated by reference to Exhibit 10.145 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.46

Guaranty, dated October 29, 2010, executed by Hearth & Home of Ohio, Inc. in favor of Georgia Lessor - Bonterra/Parkview, Inc. (incorporated by reference to Exhibit 10.146 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.47

Security Agreement, dated October 29, 2010, by and between AdCare Health Systems, Inc. and Georgia Lessor - Bonterra/Parkview, Inc. (incorporated by reference to Exhibit 10.147 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.48

Security Agreement, dated October 29, 2010, by and between ADK Bonterra/Parkview, LLC and Georgia Lessor - Bonterra/Parkview, Inc. (incorporated by reference to Exhibit 10.148 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.49

Security Agreement, dated October 29, 2010, by and between Hearth & Home of Ohio, Inc. and Georgia Lessor - Bonterra/Parkview, Inc. (incorporated by reference to Exhibit 10.149 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.50

Pledge Agreement, dated October 29, 2010, between Hearth & Home of Ohio, Inc. and Georgia Lessor - Bonterra/Parkview, Inc. (incorporated by reference to Exhibit 10.150 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.51

Subordination Agreement, dated October 29, 2010, between AdCare Health Systems, Inc., ADK Bonterra/Parkview, LLC and Georgia Lessor - Bonterra/Parkview, Inc. (incorporated by reference to Exhibit 10.151 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.52

Letter of Credit Agreement, dated October 29, 2010, by and between ADK Bonterra/Parkview, LLC and Georgia Lessor - Bonterra/Parkview, Inc.(incorporated by reference to Exhibit 10.152 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.53

Subordination, Non-Disturbance and Attornment Agreement, dated October 29, 2010, by and among Omega Healthcare Investors, Inc., ADK Bonterra/Parkview, LLC and Georgia Lessor - Bonterra/Parkview, Inc. (incorporated by reference to Exhibit 10.153 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.54

Assignment and Assumption of Second Amended and Restated Multiple Facilities Lease And Consent of Lessor, dated October 29, 2010, by and among Georgia Lessor - Bonterra/Parkview, Inc., Triad Health Management of Georgia II, LLC, AdCare Health Systems, Inc., Hearth & Home of Ohio, Inc., ADK Bonterra/Parkview, LLC and the other entities signatory thereto (incorporated by reference to Exhibit 10.154 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.55

Lease Agreement, dated August 1, 2010, between William M. Foster and ADK Georgia, LLC (incorporated by reference to Exhibit 10.155 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.56

First Amendment to Lease, dated August 31, 2010, between William M. Foster and ADK Georgia, LLC (incorporated by reference to Exhibit 10.156 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.57

Guaranty Agreement, dated as of June 1, 2010, entered into by AdCare Health Systems, Inc. to and for the benefit of Bank of Oklahoma, N.A. (incorporated by reference to Exhibit 10.159 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

10.58

Loan Agreement, dated as of April 12, 2012, between the City of Springfield, Ohio and Eaglewood Property Holdings, LLC (incorporated by reference to Exhibit 10.18 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012)

10.59

Guaranty Agreement, dated as of April 12, 2012, made and entered into by AdCare Health Systems, Inc., to and for the benefit of BOKF, NA dba Bank of Oklahoma (incorporated by reference to Exhibit 10.19 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012)

10.60

Land Use Restriction Agreement, dated as of April 12, 2012, by and between BOKF, NA dba Bank of Oklahoma and Eaglewood Property Holdings, LLC (incorporated by reference to Exhibit 10.20 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012)

10.61

Open-End Mortgage, Assignment of Leases and Security Agreement, dated April 12, 2012, from Eaglewood Property Holdings, LLC to BOKF, NA dba Bank of Oklahoma (incorporated by reference to Exhibit 10.21 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012)

10.62

Form of Securities Purchase Agreement, dated as of June 28, 2012, between AdCare Health Systems, Inc. and the Buyers signatory thereto (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed July 5, 2012)

10.63

Bond Purchase Agreement, dated April 10, 2012, among Lawson Financial Corporation, The City of Springfield, Ohio and Eaglewood Property Holdings, LLC (incorporated by reference to Exhibit 10.40 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012)

10.64

Amendment entered into as of July 26, 2012, by and between Christopher F. Brogdon and Hearth & Home of Ohio, Inc.(incorporated by reference to Exhibit 10.47 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012)

10.65

Sublease Agreement, dated December 1, 2012, between ADK Georgia, LLC and Jeff Co. Nursing, LLC (incorporated by reference to Exhibit 10.245 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.66

Secured Loan Agreement, dated December 28, 2012, by and among Keybank National Association and the subsidiaries of AdCare Health Systems, Inc. named therein (incorporated by reference to Exhibit 10.263 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.67*

Consulting Agreement, dated December 31, 2012, between Christopher Brogdon and AdCare Health Systems, Inc. (incorporated by reference to Exhibit 10.279 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.68

Guaranty Indemnification Agreement, dated December 31, 2012, between AdCare Health Systems, Inc. and Christopher Brogdon (Incorporated by reference to Exhibit 10.280 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.69

Guaranty Indemnification Agreement, dated December 31, 2012, between AdCare Health Systems, Inc. and Christopher Brogdon (incorporated by reference to Exhibit 10.281 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.70

Assignment of Rents, dated December 31, 2012, made and executed  between  Northwest Property Holdings, LLC and First Commercial Bank (incorporated by reference to Exhibit 10.282 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.71

Mortgage, dated December 31, 2012, made and executed between Northwest Property Holdings, LLC and First Commercial Bank (incorporated by reference to Exhibit 10.283 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.72

Promissory Note, dated December 31, 2012, issued by Northwest Property Holdings, LLC in favor of First Commercial Bank in the amount of $1,501,500 (incorporated by reference to Exhibit 10.284 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.73

Commercial Security Agreement, dated December 31, 2012, made and executed between Northwest Property Holdings, LLC and First Commercial Bank (incorporated by reference to Exhibit 10.285 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.74

Commercial Security Agreement, dated December 31, 2012, made and executed between NW 61st Nursing, LLC and First Commercial Bank (incorporated by reference to Exhibit 10.286 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.75

Commercial Guaranty, dated December 31, 2012, between AdCare Health Systems, Inc. and First Commercial Bank (incorporated by reference to Exhibit 10.287 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.76

Commercial Guaranty, dated December 31, 2012, between Northwest Property Holdings, LLC and First Commercial Bank (incorporated by reference to Exhibit 10.288 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.77

Sublease Agreement, effective June 30, 2013, by and between ADK Georgia, LLC and Tybee NH, LLC (incorporated by reference to Exhibit 10.24 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013)

10.78

Sublease Agreement, effective June 30, 2013, by and between ADK Georgia, LLC and Tybee NH, LLC (incorporated by reference to Exhibit 10.25 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013)

10.79

Loan and Security Agreement, dated September 27, 2013, by and between QC Property Holdings, LLC and Housing & Healthcare Funding, LLC (incorporated by reference to Exhibit 10.30 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013)

10.80

Promissory Note, dated September 27, 2013, issued by QC Property Holdings, LLC to Housing & Healthcare Funding, LLC in the amount of $5,000,000 (incorporated by reference to Exhibit 10.31 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013)

10.81

Mortgage, Security Agreement Assignment of Leases and Rents and Fixture Filing, dated September 27, 2013, by QC Property Holdings, LLC to and for the benefit of Housing & Healthcare Funding, LLC (incorporated by reference to Exhibit 10.32 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013)

10.82

Guaranty, dated September 27, 2013, by AdCare Health Systems, Inc. to and for the benefit of Housing & Healthcare Funding, LLC (incorporated by reference to Exhibit 10.33 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013)

10.83

Assignment of Rents and Leases, dated September 27, 2013, by QC Property Holdings, LLC to and for the benefit of Housing & Healthcare Funding, LLC (incorporated by reference to Exhibit 10.34 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013)

10.84

Letter Agreement, dated October 1, 2013, among AdCare Health Systems, Inc., Park City Capital, LLC and Michael J. Fox (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on October 18, 2013)

10.85

Note, dated February 28, 2014, by and among AdCare Health Systems, Inc. and Christopher F. Brogdon (incorporated by reference to Exhibit 10.334 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013)

10.86

Agreement Regarding Exit Fees, dated March 28, 2014, by and among Woodland Hills HC Property Holdings, LLC, Northridge HC&R Property Holdings, LLC, APH&R Property Holdings, LLC, Woodland Hills HC Nursing, LLC, Northridge HC&R Nursing, LLC, APH&R Nursing, LLC, AdCare Health Systems, Inc., AdCare Property Holdings, LLC, AdCare Operations, LLC and KeyBank National Association (incorporated by reference to Exhibit 10.336 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013)

10.87

Sublease Termination Agreement, entered into May 6, 2014 and effective as of May 31, 2014, by and between Winter Haven Homes, Inc. and ADK Administrative Property, LLC (Incorporated by reference to Exhibit 10.10 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014)

10.88

Amendment to Consulting Agreement, dated May 6, 2014, by and between AdCare Health Systems, Inc. and Christopher F. Brogdon (incorporated by reference to Exhibit 10.11 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014)

10.89

Amended and Restated Note, dated May 15, 2014, by and among AdCare Health Systems, Inc. and Christopher F. Brogdon (incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on May 21, 2014)

10.90

Security Instrument, Mortgage & Deed of Trust, dated September 24, 2014, by and between Woodland Manor Property Holdings, LLC and Housing & Healthcare Finance, LLC (incorporated by reference to Exhibit 10.23 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014)

10.91

Second Amended and Restated Note, dated October 10, 2014, by and among AdCare Health Systems, Inc. and Christopher F. Brogdon (incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on October 17, 2014)

10.92*

Executive Employment Agreement, dated October 10, 2014, by and among AdCare Health Systems, Inc. and William McBride III (incorporated by reference to Exhibit 99.4 of the Registrant’s Current Report on Form 8-K filed on October 17, 2014)

10.93

Healthcare Facility Note, dated December 1, 2014, by and among Mt. Kenn Property Holdings, LLC and KeyBank National Association (incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on December 22, 2014)

10.94

Healthcare Deed to Secure Debt, Security Agreement and Assignment of Rents, dated December 1, 2014, by and among Mt. Kenn Property Holdings, LLC and KeyBank National Association (incorporated by reference to Exhibit 99.3 of the Registrant’s Current Report on Form 8-K filed on December 22, 2014)

10.95

Healthcare Regulatory Agreement, dated December 1, 2014, by and  among Mt. Kenn Property Holdings, LLC, its successors, heirs, and assigns (jointly and severally) and the U.S. Department of Housing and Urban Development (incorporated by reference to Exhibit 99.4 of the Registrant’s Current Report on Form 8-K filed on December 22, 2014)

10.96

Modification of Mortgage Note Agreement dated as of October 1, 2014, by and between Hearth & Care of Greenfield, LLC. and Red Mortgage Capital, Inc (incorporated by reference to Exhibit 10.359 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.97

Modification of Mortgage Note Agreement dated as of October 1, 2014, by and between The Pavilion Care Center, LLC. and Red Mortgage Capital, Inc. (incorporated by reference to Exhibit 10.360 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.98

Modification Agreement, dated as of October 1, 2014, by and among Hearth & Care of Greenfield, LLC., Red Mortgage Capital, Inc., and the U.S. Department of Housing and Urban Development (incorporated by reference to Exhibit 10.361 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.99

Modification Agreement, dated as of October 1, 2014, by and among The Pavilion Care Center, LLC., Red Mortgage Capital, Inc., and the U.S. Department of Housing and Urban Development (incorporated by reference to Exhibit 10.362 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.100

Sublease Agreement, dated as of January 31, 2015, by and between ADK Georgia, LLC. and 3460 Powder Springs Road Associates, L.P. (incorporated by reference to Exhibit 10.380 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.101

Sublease Agreement, dated as of January 31, 2015, by and between ADK Georgia, LLC. and 3223 Falligant Avenue Associates, L.P. (incorporated by reference to Exhibit 10.381 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.102

Promissory Note for exit fees (Northridge), dated February 25, 2015, issued by AdCare Health Systems, Inc. to KeyBank National Association in the amount of $170,000 (incorporated by reference to Exhibit 10.382 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.103

Promissory Note for exit fees (Cumberland), dated February 25, 2015, issued by AdCare Health Systems, Inc. to KeyBank National Association in the amount of $170,000 (incorporated by reference to Exhibit 10.383 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.104

Promissory Note for exit fees (River Valley), dated February 25, 2015, issued by AdCare Health Systems, Inc. to KeyBank National Association in the amount of $170,000 (incorporated by reference to Exhibit 10.384 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.105

Promissory Note for exit fees (Sumter Valley), dated February 25, 2015, issued by AdCare Health Systems, Inc. to KeyBank National Association in the amount of $170,000 (incorporated by reference to Exhibit 10.385 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.106

Amendment to Second Amended and Restated Note, dated March 25, 2015, by and between Christopher F. Brogdon and Adcare Health Systems, Inc. (incorporated by reference to Exhibit 10.394 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.107*

First Amendment to Executive Employment Agreement, dated March 25, 2015, by and among AdCare Health Systems, Inc. and William McBride, III (incorporated by reference to Exhibit 10.396 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.108*

Employment Agreement between AdCare Health Systems, Inc. and Allan J. Rimland, dated March 25, 2015 (incorporated by reference to Exhibit 10.397 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.109

Security Instrument, Mortgage & Deed of Trust, dated September 24, 2014, by and between Glenvue H&R Property Holdings, LLC and Housing & Healthcare Finance, LLC (incorporated by reference to Exhibit 10.24 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014)

10.110

Healthcare Regulatory Agreement - Borrower, dated September 24, 2014, by and between Woodland Manor Property Holdings, LLC and The U.S. Department of Housing and Urban Development (incorporated by reference to Exhibit 10.25 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014)

10.111

Healthcare Regulatory Agreement - Borrower, dated September 24, 2014, by and between Glenvue H&R Property Holdings, LLC and U.S. Department of Housing and Urban Development (incorporated by reference to Exhibit 10.26 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014)

10.112

Healthcare Facility Note, dated September 24, 2014, by and between Woodland Manor Property Holdings, LLC and Housing & Healthcare Finance, LLC (incorporated by reference to Exhibit 10.27 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014)

10.113

Healthcare Facility Note, dated September 24, 2014, by and between Glenvue H&R Property Holdings, LLC and Housing & Healthcare Finance, LLC (incorporated by reference to Exhibit 10.28 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014)

10.114

Lease Agreement, dated February 27, 2015, by and between Georgetown HC&R Property Holdings, LLC and Blue Ridge in Georgetown LLC (incorporated by reference to Exhibit 10.408 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.115

First Amendment to Lease Agreement, dated March 20, 2015, by and between Georgetown HC&R Property Holdings, LLC and Blue Ridge in Georgetown, LLC (incorporated by reference to Exhibit 10.409 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.116

Lease Agreement, dated February 27, 2015 by and between Sumter Valley Property Holdings, LLC and Blue Ridge of Sumter LLC (incorporated by reference to Exhibit 10.410 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.117

First Lease Amendment to Lease Agreement, dated March 20, 2015, by and between Sumter Valley Property Holdings, LLC and Blue Ridge of Sumter, LLC (incorporated by reference to Exhibit 10.411 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.118

Lease Agreement dated February 27, 2015 by and between Mountain Trace Nursing ADK, LLC and Blue Ridge on the Mountain LLC (incorporated by reference to Exhibit 10.412 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.119

First Amendment to Lease Agreement, dated March 20, 2015 by and between Mountain Trace Nursing ADK,LLC and Blue Ridge on the Mountain , LLC (incorporated by reference to Exhibit 10.413 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.120

Sublease Agreement, dated July 1, 2014 by and between ADK Georgia, LLC, and C.R. of Thomasville, LLC (incorporated by reference to Exhibit 10.414 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.121

Lease Agreement, dated September 22, 2014 by and between Coosa Nursing ADK, LLC, and C.R. of Coosa Valley, LLC (incorporated by reference to Exhibit 10.415 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.122

Lease Agreement, dated September 22, 2014 by and between Attalla Nursing ADK, LLC and C.R. of Attalla, LLC (incorporated by reference to Exhibit 10.416 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.123

Sublease Agreement, dated February 18, 2015 by and between CP Nursing, LLC and C.R. of College Park, LLC (incorporated by reference to Exhibit 10.417 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.124

Amended and Restated Promissory Note for exit fees (Cumberland), dated April 3, 2015, by and among AdCare Health Systems, Inc. and KeyBank National Association (incorporated by reference to Exhibit 10.25 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

10.125

Amended and Restated Promissory Note for exit fees (Northridge), dated April 3, 2015, by and among AdCare Health Systems, Inc. and KeyBank National Association (incorporated by reference to Exhibit 10.26 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

10.126

Amended and Restated Promissory Note for exit fees (River Valley), dated April 3, 2015, by and among AdCare Health Systems, Inc. and KeyBank National Association (incorporated by reference to Exhibit 10.27 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

10.127

Amended and Restated Promissory Note for exit fees (Sumter Valley), dated April 3, 2015, by and among AdCare Health Systems, Inc. and KeyBank National Association (incorporated by reference to Exhibit 10.28 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

10.128

Promissory Note for exit fees (Stone County), dated April 3, 2015, by and among AdCare Health Systems, Inc. and KeyBank National Association (incorporated by reference to Exhibit 10.29 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

10.129

Sublease Agreement, dated April 1, 2015, by and between ADK Georgia, LLC and C.R. of Lagrange, LLC (incorporated by reference to Exhibit 99.10 of the Registrant’s Current Report on Form 8-K filed on April 7, 2015)

10.130

Sublease Agreement, dated May 1, 2015 by and between NW 61st Nursing, LLC and Southwest LTC-NW OKC, LLC (incorporated by reference to Exhibit 10.83 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

10.131

Sublease Agreement, dated May 1, 2015 by and between QC Nursing, LLC and Southwest LTC-Quail Creek, LLC (incorporated by reference to Exhibit 10.84 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

10.132

Second Amendment to Lease Agreement, dated May 31, 2015 by and between Mountain Trace Nursing ADK,LLC and Blue Ridge on the Mountain, LLC (incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K filed on June 5, 2015)

10.133

Sublease Agreement, dated July 1, 2015 by and between 2014 HUD Master Tenant, LLC and C.R. of Glenvue, LLC (incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on July 7, 2015)

10.134

Sublease Agreement, dated August 1, 2015, by and between AdCare Health Systems, Inc. and CC SNF, LLC (incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on August 5, 2015)

10.135

Sublease Agreement, dated August 1, 2015, by and between Eaglewood Village, LLC and EW ALF, LLC (incorporated by reference to Exhibit 99.3 of the Registrant’s Current Report on Form 8-K filed on August 5, 2015)

10.136

Sublease Agreement, dated August 1, 2015, by and between RMC HUD Master Tenant, LLC and HC SNF, LLC (incorporated by reference to Exhibit 99.4 of the Registrant’s Current Report on Form 8-K filed on August 5, 2015)

10.137

Sublease Agreement, dated August 1, 2015, by and between RMC HUD Master Tenant, LLC and PV SNF, LLC (incorporated by reference to Exhibit 99.5 of the Registrant’s Current Report on Form 8-K filed on August 5, 2015)

10.138

Sublease Agreement, dated August 1, 2015, by and between 2014 HUD Master Tenant, LLC and EW SNF, LLC (incorporated by reference to Exhibit 99.6 of the Registrant’s Current Report on Form 8-K filed on August 5, 2015)

10.139

Lease Inducement Fee Agreement, dated August 1, 2015, by and between the AdCare Health Systems, Inc. and PWW Healthcare, LLC, PV SNF, LLC, HC SNF, LLC, EW SNF, LLC, and EW ALF, LLC (incorporated by reference to Exhibit 99.7 of the Registrant’s Current Report on Form 8-K filed on August 5, 2015)

10.140

Promissory Note, dated July 17, 2015, by and between Highlands Arkansas Holdings, LLC and AdCare Health Systems, Inc. (incorporated by reference to Exhibit 10.101 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015)

10.141

Letter Agreement to the Equitable Adjustments, dated July 17, 2015, by and between AdCare Health Systems, Inc. and Highlands Arkansas Holdings, LLC (incorporated by reference to Exhibit 10.102 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015)

10.142

Promissory Note, dated August 1, 2015, by and between PWW Healthcare, LLC, PV SNF, LLC, HC SNF, LLC, CC SNF, LLC EW SNF, LLC, and EW ALF, LLC, and AdCare Health Systems, Inc. (incorporated by reference to Exhibit 10.103 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015)

10.143

Sublease Agreement, dated July 20, 2015, by and between ADK Bonterra/Parkview, LLC and 2801 Felton Avenue, L.P., and 460 Auburn Avenue, L.P. (incorporated by reference to Exhibit 10.104 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015)

10.144

Second Amendment to Lease, dated as of August 14, 2015, between William M. Foster and ADK Georgia, LLC (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on August 18, 2015)

10.145

Lease Guaranty made by AdCare Health Systems, Inc. for the benefit of William M. Foster, effective August 14, 2015 (incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on August 18, 2015)

10.146

Sublease Agreement, dated October 1, 2015, by and between KB HUD Master Tenant 2014, LLC, and C.R. of Autumn Breeze, LLC (incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on October 6, 2015)

10.147

Second Amendment to Lease Agreement, dated September 14, 2015, by and between Coosa Nursing ADK, LLC and C.R. of Coosa Valley, LLC (incorporated by reference to Exhibit 10.124 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.148

Second Amendment to Lease Agreement, dated September 14, 2015, by and between Attalla Nursing ADK, LLC and C.R. of Attalla, LLC (incorporated by reference to Exhibit 10.125 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.149

First Amendment to Lease Agreement, dated August 14, 2015, by and between 2014 HUD Master Tenant, LLC and C.R. of Glenvue, LLC (incorporated by reference to Exhibit 10.126 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.150

Second Amendment to Lease Agreement, dated September 24, 2015, by and between Georgetown HC&R Property Holdings, LLC and Blue Ridge in Georgetown, LLC (incorporated by reference to Exhibit 10.127 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.151

First Amendment to Sublease Agreement, dated September 10, 2015, by and between ADK Georgia, LLC and LC SNF, LLC (incorporated by reference to Exhibit 10.128 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.152

First Amendment to Sublease Agreement, dated September 14, 2015, by and between ADK Georgia, LLC and C.R. of LaGrange, LLC (incorporated by reference to Exhibit 10.129 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.153

First Amendment to Sublease Agreement, dated September 23, 2015, by and between ADK Georgia, LLC and 3460 Powder Springs Road Associates, L.P. (incorporated by reference to Exhibit 10.130 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.154

First Amendment to Sublease Agreement, dated September 23, 2015, by and between ADK Georgia, LLC and 3223 Falligant Avenue Associates, L.P. (incorporated by reference to Exhibit 10.131 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.155

Third Amendment to Sublease Agreement, dated September 9, 2015, by and between ADK Georgia, LLC and C.R. of Thomasville, LLC (incorporated by reference to Exhibit 10.132 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.156

First Amendment to Sublease Agreement, dated September 1, 2015, by and between ADK Bonterra/Parkview, LLC and 2801 Felton Avenue, L.P., and 460 Auburn Avenue, L.P. (incorporated by reference to Exhibit 10.133 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.157

Second Amendment to Third Amended and Restated Multiple Facilities Lease, dated September 1, 2015, by and between Georgia Lessor - Bonterra/Parkview, LLC and ADK Bonterra/Parkview, LLC (incorporated by reference to Exhibit 10.139 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.158

Amendment Regarding Lease and Sublease, dated August 1, 2015, by and among Covington Realty, LLC, and Adcare Health Systems, Inc. and CC SNF, LLC (incorporated by reference to Exhibit 10.140 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.159

Master Sublease Agreement, dated November 3, 2015, by and among ADK Georgia, LLC, and Jeffersonville Healthcare & Rehab, LLC, Oceanside Healthcare & Rehab, LLC, and Savannah Beach Healthcare & Rehab, LLC (incorporated by reference to Exhibit 10.141 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.160

Replacement Promissory Note, dated November 1, 2015, by and between New Beginnings Care, LLC, Jeffersonville Healthcare & Rehab, LLC, Oceanside Healthcare & Rehab, LLC, and Savannah Beach Healthcare & Rehab, LLC, and AdCare Health Systems, Inc. (incorporated by reference to Exhibit 10.142 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.161

Master Sublease Agreement, dated June 18, 2016, by and among ADK Georgia, LLC, OS Tybee, LLC, SB Tybee, LLC and JV Jeffersonville, LLC (incorporated by reference to Exhibit 10.4 of the AdCare Health Systems, Inc. Quarterly Report on Form 10-Q for the three and six months ended June 30, 2016)

10.162

Promissory Note, dated July 6, 2016, issued by OS Tybee, LLC, SB Tybee, LLC and JV Jeffersonville, LLC, in favor of AdCare Health Systems, Inc., in the amount of $1,000,000 (incorporated by reference to Exhibit 10.5 of the AdCare Health Systems, Inc. Quarterly Report on Form 10-Q for the three and six months ended June 30, 2016)

10.163

Security Agreement, dated July 6, 2016, by and among ADK Georgia, LLC, OS Tybee, LLC, SB Tybee, LLC and JV Jeffersonville, LLC (incorporated by reference to Exhibit 10.6 of the AdCare Health Systems, Inc. Quarterly Report on Form 10-Q for the three and six months ended June 30, 2016)

10.164

Promissory Note, dated September 30, 2016, issued by JS Highland Holdings LLC in favor of AdCare Health Systems, Inc. (incorporated by reference to Exhibit 99.1 of the AdCare Health Systems, Inc. Current Report on Form 8-K filed on October 11, 2016)

10.165

Guaranty Agreement, dated September 30, 2016, executed by Joseph Schwartz and Roselyn Schwartz in favor of AdCare Health Systems, Inc. (incorporated by reference to Exhibit 99.2 of the AdCare Health Systems, Inc. Current Report on Form 8-K filed on October 11, 2016)

10.166

Second Amendment to Second Amended and Restated Note, dated November 10, 2016, by and between Christopher F. Brogdon and AdCare Health Systems, Inc. (incorporated by reference to Exhibit 10.7 of the AdCare Health Systems, Inc. Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016)

10.167

First Amendment to Promissory Note, dated September 19, 2016, by and between QC Property Holdings, LLC, and Congressional Bank (incorporated by reference to Exhibit 10.8 of the AdCare Health Systems, Inc. Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016)

10.168

Mortgage Refinance Agreement, insured by HUD by and between AdCare Health Systems, Inc. in favor of KeyBank National Association (incorporated by reference to item 1.01 of the AdCare Health Systems, Inc. Current Report on Form 8-K filed December 19, 2016)

10.169

Lease Agreement, dated March 22, 2017, by and between Meadowood Property Holdings, LLC and CRM of Meadowood, LLC (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017)

10.170

Amendment to Promissory Note, dated April 7, 2017, issued by OS Tybee, LLC, SB Tybee, LLC and JV Jeffersonville, LLC, in favor of AdCare Health Systems, Inc. (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017)

10.171

Loan Agreement, dated May 1, 2017, between Meadowood Property Holdings, LLC and the Exchange Bank of Alabama in the original amount of $4.1 million (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017)

10.172

Guaranty Agreement, dated April 6, 2017, executed by AdCare Health Systems, Inc., in favor of Congressional Bank, a Maryland chartered commercial bank (incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017)

10.173

Amendment to Loan Agreement Issued September 27, 2013, dated August 10, 2017, by and between QC Property Holdings, LLC and the Congressional Bank, a Maryland chartered commercial bank (incorporated by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017)

10.174

Amendment to Loan Agreement Issued December 31, 2012, dated July 31, 2017, by and between Northwest Property Holdings, LLC and the First Commercial Bank (incorporated by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017)

10.175

Settlement Agreement, Mutual Release and Form of Unsecured Promissory Note, dated September 26, 2017 by and between AdCare Health Systems Inc., and William McBride, III (incorporated by reference to Exhibit 10.8 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017)

10.176

Joinder and First Amendment to Guarantee Issued September 28, 2017, dated September 28, 2017, by and among AdCare Health Systems Inc., Regional Health Properties Inc., and Congressional Bank (incorporated by reference to Exhibit 10.9 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017)

10.177

Joinder and First Amendment to Guarantee Issued September 28, 2017, dated September 28, 2017, by and among AdCare Health Systems Inc., Regional Health Properties Inc., and Exchange Bank of Alabama (incorporated by reference to Exhibit 10.10 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017)

10.178

Affirmation and Assumption of Loan Documents, Limited Guarantees and Security Agreements Issued September 29, 2017, by and Between Regional Health Properties, Inc., and Red Mortgage (incorporated by reference to Exhibit 10.11 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017)

10.179

Consent to Merger Issued October 2, 2017 pursuant to Third Amendment and Restated Multiple Facilities Lease dated October 29, 2010, as amended by the First Amendment and Restated Multiple Facilities Lease dated June 14, 2013, and a Second Amendment to Third Amended and Restated Facilities Lease dated September 1, 2015 (as amended, the “Master Lease”); by and between Bonterra/Parkview, Inc., a Maryland corporation and ADK (incorporated by reference to Exhibit 10.12 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017)

10.180

GUARANTY AGREEMENT dated February 15, 2018 by REGIONAL HEALTH PROPERTIES, INC., ADCARE PROPERTY HOLDINGS, LLC, and HEARTH & HOME OF OHIO, INC., to and for the benefit of PINECONE REALTY PARTNERS, II, LLC (incorporated by reference to Exhibit 10.424 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017)

10.181

LOAN AGREEMENT dated as of February 15, 2018 among CP PROPERTY HOLDINGS, LLC, NORTHWEST PROPERTY HOLDINGS, LLC and ATTALLA NURSING ADK, LLC as Borrowers, HEARTH & HOME OF OHIO, INC., as Guarantor, ADCARE PROPERTY HOLDINGS, LLC, as Guarantor and Borrower, REGIONAL HEALTH PROPERTIES, INC., as Guarantor, and PINECONE REALTY PARTNERS II, LLC, as Lender (incorporated by reference to Exhibit 10.425 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017)

10.182

Promissory Note for $3.5 million dated February 15, 2018 by and among Pinecone Realty Partners Il, LLC, and AdCare Property Holdings, LLC (incorporated by reference to Exhibit 10.426 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017)

10.183

Promissory Note for $8.25 million dated February 15, 2018 by and among Pinecone Realty Partners Il, LLC, and Attalla Nursing ADK LLC (incorporated by reference to Exhibit 10.427 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017)

10.184

Promissory Note for $2.5 million dated February 15, 2018 by and among Pinecone Realty Partners Il, LLC, and CP Property Holdings, LLC (incorporated by reference to Exhibit 10.428 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017)

10.185

Promissory Note for $2.0 million dated February 15, 2018 by and among Pinecone Realty Partners Il, LLC, and Northwest Property Holdings, LLC (incorporated by reference to Exhibit 10.429 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017)

10.186

2nd Amendment to Master Lease dated March, 30 2018 by and among ADK Georgia, LLC, OS Tybee, LLC, SB Tybee, LLC, and JV Jeffersonville, LLC (incorporated by reference to Exhibit 10.430 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017)

10.187

Settlement Agreement dated March 9th, 2018 by and between Prior Insurer and AdCare Health Systems, Inc.; Regional Health Properties, Inc.; AdCare Administrative Services, LLC; Woodland Hills HC Nursing, LLC; Woodland Hills HC Property Holdings, LLC; AdCare Operations, LLC; APH&R Nursing LLC d/b/a Cumberland Health and Rehabilitation Center; APH&R Property Holdings, LLC; Little Rock HC&R Nursing LLC d/b/a West Markham Sub Acute and Rehabilitation Center; Little Rock HC&R Property Holdings, LLC; Northridge HC&R Nursing, LLC d/b/a Northridge Healthcare and Rehabilitation; Northridge HC&R Property Holdings, LLC; Coosa Nursing ADK, LLC (incorporated by reference to Exhibit 10.8 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018)

10.188

Third Amendment to Promissory Note dated April 30, 2018 by and between QC Property Holdings, LLC, a Georgia limited liability company and Congressional Bank (incorporated by reference to Exhibit 10.9 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018)

10.189

Forbearance Agreement dated May 18, 2018 among CP Property Holdings, LLC, Northwest Property Holdings, LLC and Attalla Nursing ADK, LLC as Borrowers, Hearth & Home of Ohio, Inc., as Guarantor, AdCare Property Holdings, LLC, as Guarantor and Borrower, Regional Health Properties, Inc., as Guarantor, and Pinecone Reality Partners II, LLC as Lender (incorporated by reference to Exhibit 10.10 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018)

10.190

Guarantee Agreement dated May 18, 2018 by AdCare Operations, LLC, a Georgia limited liability company for the benefit of Pinecone Reality Partners, II, LLC (incorporated by reference to Exhibit 10.11 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018)

10.191

Forbearance Agreement dated September 6, 2018 among CP Property Holdings, LLC, Northwest Property Holdings, LLC and Attalla Nursing ADK, LLC as Borrowers, Hearth & Home of Ohio, Inc., as Guarantor, AdCare Property Holdings, LLC, as Guarantor and Borrower, Regional Health Properties, Inc., as Guarantor, and Pinecone Reality Partners II, LLC as Lender (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018)

10.192

Amended and Restated Forbearance Agreement dated December 31, 2018 among CP Property Holdings, LLC, Northwest Property Holdings, LLC and Attalla Nursing ADK, LLC as Borrowers, Hearth & Home of Ohio, Inc., as Guarantor, AdCare Property Holdings, LLC, as Guarantor and Borrower, Regional Health Properties, Inc., as Guarantor, and Pinecone Reality Partners II, LLC as Lender (incorporated by reference to Exhibit 10.202 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.193

Second Amended and Restated Forbearance Agreement dated March 29, 2019 among CP Property Holdings, LLC, Northwest Property Holdings, LLC and Attalla Nursing ADK, LLC as Borrowers, Hearth & Home of Ohio, Inc., as Guarantor, AdCare Property Holdings, LLC, as Guarantor and Borrower, Regional Health Properties, Inc., as Guarantor, and Pinecone Reality Partners II, LLC as Lender (incorporated by reference to Exhibit 10.203 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.194

Eighth Amendment to Loan and Security Agreement and Fourth Amendment to Promissory Note dated April 30, 2019 by and between QC Property Holdings, LLC, a Georgia limited liability company and Congressional Bank (incorporated by reference to Exhibit 10.205 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.195

Sublease Agreement, dated as of November 30, 2018, by and between Regional Health Properties, Inc. and Miami COV SNF, Inc. (incorporated by reference to Exhibit 10.206 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.196

Sublease Agreement, dated as of November 30, 2018, by and between RMC HUD Master Tenant, LLC and Greenfield SNF, Inc. (incorporated by reference to Exhibit 10.207 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.197

Sublease Agreement, dated as of November 30, 2018, by and between RMC HUD Master Tenant, LLC and Sidney SNF, Inc. (incorporated by reference to Exhibit 10.208 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.198

Sublease Agreement, dated as of November 30, 2018, by and between Eaglewood Village, LLC and Springfield Clark ALF, Inc. (incorporated by reference to Exhibit 10.209 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.199

Sublease Agreement, dated as of November 30, 2018, by and between 2014 HUD Master Tenant, LLC and Springfield SNF, Inc. (incorporated by reference to Exhibit 10.210 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.200

Guaranty, dated as of December 1, 2018, by and between Regional Health Properties, Inc. and Miami COV SNF, Inc., Greenfield SNF, Inc., Sidney SNF, Inc., Springfield Clark ALF Inc. and Springfield SNF, Inc. (incorporated by reference to Exhibit 10.211 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.201

Forbearance Agreement, dated as of January 11, 2019, by and between Covington Realty, LLC and Regional Health Properties, Inc. (incorporated by reference to Exhibit 10.212 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.202

Lease Termination Agreement, dated as of January 15, 2019, by and between Bonterra/Parkview Inc. and ADK Bonterra/Parkview, LLC (incorporated by reference to Exhibit 10.213 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.203

Second Amendment to Sublease Agreement, dated as of February 15, 2019, by and between ADK Georgia, LLC. and 3460 Powder Springs Road Associates, L.P. (incorporated by reference to Exhibit 10.214 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.204

Second Amendment to Sublease Agreement, dated as of February 15, 2019, by and between ADK Georgia, LLC. and 3223 Falligant Avenue Associates, L.P. (incorporated by reference to Exhibit 10.215 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.205

Lease Agreement, dated as of February 28, 2019, by and between Mountain Trace Nursing ADK, LLC and Vero Health X, LLC (incorporated by reference to Exhibit 10.216 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.206

Third Amendment to Sublease Agreement, dated as of March 13, 2019, by and between ADK Georgia, LLC. and 3460 Powder Springs Road Associates, L.P. (incorporated by reference to Exhibit 10.217 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.207

Third Amendment to Sublease Agreement, dated as of February 15, 2019, by and between ADK Georgia, LLC. and 3223 Falligant Avenue Associates, L.P. (incorporated by reference to Exhibit 10.218 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.208

Settlement Agreement and Release, dated as of March 13, 2019, by and between Regional Health Properties, Inc. and Chapter 7 Trustee (incorporated by reference to Exhibit 10.219 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.209

Purchase and Sale Agreement dated as of April 15, 2019, by and between Northwest Property Holdings, LLC, QC Property Holdings, LLC, Attalla Nursing ADK, LLC, and CP Property Holdings, LLC, and Attalla Realty LLC, College Park Realty LLC, Quail Creek Realty LLC, and Northwest Realty LLC (incorporated by reference to Exhibit 2.0 of the Registrant’s Current Report on Form 8-K filed August 7, 2019)

10.210

First Amendment to Second Amended and Restated Forbearance Agreement dated June 12, 2019 among CP Property Holdings, LLC, Northwest Property Holdings, LLC and Attalla Nursing ADK, LLC as Borrowers, Hearth & Home of Ohio, Inc., as Guarantor, AdCare Property Holdings, LLC, as Guarantor and Borrower, Regional Health Properties, Inc., as Guarantor, and Pinecone Reality Partners II, LLC as Lender (incorporated by reference to Exhibit 10.11 of the Registrant’s Quarterly Report on Form 10-Q filed June 18, 2019)

10.211

First Amendment to Purchase and Sale Agreement dated as of May 15, 2019, by and between Northwest Property Holdings, LLC, QC Property Holdings, LLC, Attalla Nursing ADK, LLC, and CP Property Holdings, LLC, and Attalla Realty LLC, College Park Realty LLC, Quail Creek Realty LLC, and Northwest Realty LLC (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed August 7, 2019)

10.212

Second Amendment to Purchase and Sale Agreement dated as of May 20, 2019, by and between Northwest Property Holdings, LLC, QC Property Holdings, LLC, Attalla Nursing ADK, LLC, and CP Property Holdings, LLC, and Attalla Realty LLC, College Park Realty LLC, Quail Creek Realty LLC, and Northwest Realty LLC (incorporated by reference to Exhibit 2.2 of the Registrant’s Current Report on Form 8-K filed August 7, 2019)

10.213

Third Amendment to Purchase and Sale Agreement dated as of May 23, 2019, by and between Northwest Property Holdings, LLC, QC Property Holdings, LLC, Attalla Nursing ADK, LLC, and CP Property Holdings, LLC, and Attalla Realty LLC, College Park Realty LLC, Quail Creek Realty LLC, and Northwest Realty LLC (incorporated by reference to Exhibit 2.3 of the Registrant’s Current Report on Form 8-K filed August 7, 2019)

10.214

Fourth Amendment to Purchase and Sale Agreement dated as of May 31, 2019, by and between Northwest Property Holdings, LLC, QC Property Holdings, LLC, Attalla Nursing ADK, LLC, and CP Property Holdings, LLC, and Attalla Realty LLC, College Park Realty LLC, Quail Creek Realty LLC, and Northwest Realty LLC (incorporated by reference to Exhibit 2.4 of the Registrant’s Current Report on Form 8-K filed August 7, 2019)

10.215

Fifth Amendment to Purchase and Sale Agreement dated as of June 11, 2019, by and between Northwest Property Holdings, LLC, QC Property Holdings, LLC, Attalla Nursing ADK, LLC, and CP Property Holdings, LLC, and Attalla Realty LLC, College Park Realty LLC, Quail Creek Realty LLC, and Northwest Realty LLC (incorporated by reference to Exhibit 2.5 of the Registrant’s Current Report on Form 8-K filed August 7, 2019)

10.216

Sixth Amendment to Purchase and Sale Agreement dated as of July 31, 2019, by and between Northwest Property Holdings, LLC, QC Property Holdings, LLC, Attalla Nursing ADK, LLC, and CP Property Holdings, LLC, and Attalla Realty LLC, College Park Realty LLC, Quail Creek Realty LLC, and Northwest Realty LLC (incorporated by reference to Exhibit 2.6 of the Registrant’s Current Report on Form 8-K filed August 7, 2019)

10.217

Waiver and Release Agreement dated September 24, 2019 among CP Property Holdings, LLC, Northwest Property Holdings, LLC and Attalla Nursing ADK, LLC as Borrowers, Hearth & Home of Ohio, Inc., as Guarantor, AdCare Property Holdings, LLC, as Guarantor and Borrower, Regional Health Properties, Inc., as Guarantor, and Pinecone Reality Partners II, LLC as Lender (incorporated by reference to Exhibit 10.17 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2019)

10.218

Promissory Note, dated April 16, 2020, by and between AdCare Administrative Service, LLC and Greater Nevada Credit Union (PPP Loan) (incorporated by reference to Exhibit 4.11 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020)

10.219

Note Modification Agreement, dated as of May 1, 2020, by and between Coosa Nursing ADK, LLC and Metro City Bank (incorporated by reference to Exhibit 4.12 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020)

10.220

Extension Agreement, dated as of July 15, 2020, by and between Mountain Trace Nursing ADK, LLC and Community Bank & Trust – West Georgia (incorporated by reference to Exhibit 4.13 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020)

10.221

Note and Loan Modification Agreement, dated as of May 1, 2020, by and between Erin Property Holdings, LLC and Regional Health Property, Inc. and Cadence Bank, NA (incorporated by reference to Exhibit 4.14 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020)

10.222

Amended Promissory Note, dated as of August 27, 2020, by and between OS Tybee, LLC, SB Tybee, LLC, JV Jeffersonville, LLC and Regional Health Property, Inc. (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020)

10.223

Agreement Regarding Lease and Note, dated as of August 27, 2020, by and between OS Tybee, LLC, SB Tybee, LLC, JV Jeffersonville, LLC and Regional Health Property, Inc. (incorporated by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020)

10.224

Consulting Agreement, dated as of August 16, 2020, by and between E. Clinton Cain and Regional Health Property, Inc. (incorporated by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020)

10.225

Lease, dated as of January 1, 2021, by and between ADK Georgia, LLC and PS Operator, LLC (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed January 7, 2021)

10.226

Management Consulting Services Agreement, dated as of January 1, 2021 by and between Vero Health Management, LLC, and Tara Operator, LLC (incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed January 7, 2021)

10.227

Agreement Regarding Leases, dated as of December 1, 2020, by and between Regional Health Properties, Inc., and 3223 Falligant Avenue Associates, L.P., 3460 Powder Springs Road Associates, L.P., Wellington Healthcare Services II, L.P. and Mansell Court Associates LLC (incorporated by reference to Exhibit 10.247 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020)

10.228*

Offer Letter, dated as of September 4, 2020 by and between Benjamin A. Waites and Regional Health Property, Inc. (incorporated by reference to Exhibit 10.248 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020).
23.1**	Consent of Cherry Bekaert LLP.
23.2***	Consent of Rogers & Hardin LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on the signature page to this registration statement).
99.1***	Form of Letter of Transmittal with respect to the Exchange Offer.
99.2***	Form of Notice of Guaranteed Delivery with respect to the Exchange Offer.
99.3**	Form of Proxy Card for Special Meeting for Holders of Series A Preferred Stock.
99.4**	Form of Proxy Card for Special Meeting for Holders of Common Stock.
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase
101.DEF**	XBRL Taxonomy Extension Definition Linkbase
101.LAB**	XBRL Taxonomy Extension Label Linkbase
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase

__________

*	Identifies a management contract or compensatory plan or arrangement.
**	Filed herewith.
***	To be filed by amendment.

Item 22. Undertakings.

(a) The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)

That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)

That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Company undertakes that in a primary offering of securities of the undersigned Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.
(b)

(1) The undersigned Company hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)

The Company undertakes that every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such an amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)

The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia, on June 1, 2021.

REGIONAL HEALTH PROPERTIES, INC.

By:	/s/ Brent Morrison
Brent Morrison
Chief Executive Officer and President

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Brent Morrison and Benjamin A. Waites as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Brent Morrison Brent Morrison	Director, Chief Executive Officer and President (Principal Executive Officer)	June 1, 2021
/s/ Benjamin A. Waites Benjamin A. Waites	Chief Financial Officer and Vice President (Principal Financial Officer and Principal Accounting Officer)	June 1, 2021
/s/ Michael J. Fox Michael J. Fox	Director	June 1, 2021
/s/ Kenneth W. Taylor Kenneth W. Taylor	Director	June 1, 2021
/s/ David A. Tenwick David A. Tenwick	Director	June 1, 2021